Filed Pursuant to Rule 424(b)(3)
Registration No. 333-189456

PROSPECTUS

Nielsen Finance LLC

Nielsen Finance Co.

Offer to Exchange

$800,000,000 aggregate principal amount of our 4.50% senior notes due 2020 and the guarantees thereof, which have been registered under the Securities Act of 1933, as amended, for $800,000,000 of our outstanding 4.50% senior notes due 2020 and the guarantees thereof.

We hereby offer, upon the terms and subject to the conditions set forth in this prospectus (which constitute the “exchange offer”), to exchange up to $800,000,000 aggregate principal amount of our 4.50% senior notes due 2020 and the guarantees thereof, which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), which we refer to as the “exchange notes,” for a like principal amount of our outstanding 4.50% senior notes due 2020 and the guarantees thereof, which we issued on October 2, 2012, which we refer to as the “old notes.” We refer to the old notes and the exchange notes collectively as the “notes.” The terms of the exchange notes are identical to the terms of the old notes in all material respects, except for the elimination of some transfer restrictions, registration rights and additional interest provisions relating to the old notes. Each of the notes is irrevocably and unconditionally guaranteed by The Nielsen Company B.V. and certain of its subsidiaries which guarantee its obligations under the senior secured credit facility.

We will exchange any and all old notes that are validly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on August 27, 2013, unless extended.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it shall deliver a prospectus in connection with any such resale of such exchange notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer shall not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We and the guarantors of the notes have agreed that, for a period of 180 days after the consummation of the exchange offer, we shall make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

See “Risk Factors” beginning on page 11 of this prospectus for a discussion of certain risks that you should consider before participating in this exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 29, 2013

We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. Subject to our obligation to amend or supplement this prospectus as required by law and the rules of the Securities and Exchange Commission, or the SEC, the information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each Initial Purchaser has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Issuers for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

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provided that no such offer of notes shall require the Issuers or any Initial Purchaser to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

This document and the offering are only addressed to and directed at persons in member states of the European Economic Area who are “qualified investors” within the meaning of Article 2(1)(e) of the Prospectus Directive (Directive 2003/71/EC) (“Qualified Investors”). In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, Qualified Investors (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) and Qualified Investors falling within Article 49(2)(a) to (d) of the Order, and (ii) to whom it may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on (i) in the United Kingdom, by persons who are not relevant persons, and (ii) in any member state of the European Economic Area other than the United Kingdom, by persons who are not Qualified Investors. Any investment or investment activity to which this document relates is available only to (i) in the United Kingdom, relevant persons, and (ii) in any Member State of the European Economic Area other than the United Kingdom, Qualified Investors, and will be engaged in only with such persons. This document and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person.

In France, the notes may not be directly or indirectly offered or sold to the public, and offers and sales of the notes will only be made in France to providers of investment services relating to portfolio management for the account of third parties and/or to qualified investors acting for their own account, in accordance with Articles L.411-1, L.411-2 and D.411-1 of the Code Monétaire et Financier. Accordingly, this prospectus has not been submitted to the Autorité des Marchés Financiers. Neither this prospectus nor any other offering material may be distributed to the public or used in connection with any offer for subscription or sale of the notes to the public in France or offered to any investors other than those (if any) to whom offers and sales of the notes in France may be made as described above and no prospectus shall be prepared and submitted for approval (visa) to the Autorité des Marchés Financiers.

Les titres ne peuvent être offerts ni vendus directement ou indirectement au public en France et ni l’offre ni la vente des titres ne pourra être proposée qu’ à des personnes fournissant le service d’investissement de gestion de portefeuille pour compte de tiers et/ou à des investisseurs qualifiés agissant pour compte propre conformément aux Articles L.411-1, L.411-2 et D411 1 du Code Monétaire et Financier. Par conséquent, ce prospectus n’a pas été soumis au visa de l’Autorité des Marchés Financiers et aucun prospectus ne sera preparé ou soumis au visa de l’Autorité des Marchés Financiers. Ni ce prospectus ni aucun autre document promotionnel ne pourra être communiqué en France au public ou utilisé en relation avec l’offre de souscription ou la vente ou l’offre de titres au public ou à toute personne autre que les investisseurs (le cas échéant) décrits ci-dessus auxquels les titres peuvent être offerts et vendus en France.

The notes may be offered and sold in Germany only in compliance with the German Securities Prospectus Act (Wertpapierprospektgesetz) as amended, the Commission Regulation (EC) No 809/2004 of April 29, 2004 as amended, or any other laws applicable in Germany governing the issue, offering and sale of securities. The prospectus has not been approved under the German Securities Prospectus Act (Wertpapierprospektgesetz) or the Directive 2003/71/EC.

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The notes have not been and will not be qualified under the securities laws of any province or territory of Canada. The notes are not being offered or sold, directly or indirectly, in Canada or to or for the account of any resident of Canada in contravention of the securities laws of any province or territory thereof.

Until October 27, 2013 (90 days after the date of this prospectus), all dealers effecting transactions in the exchange notes, whether or not participating in the exchange offer, may be required to deliver a prospectus.

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PROSPECTUS SUMMARY

This summary highlights information about Nielsen Finance LLC, a Delaware limited liability company (“Nielsen Finance LLC”) and an indirect wholly owned subsidiary of The Nielsen Company B.V., formerly known as VNU Group B.V. and prior to that as VNU N.V. (“Nielsen” or “Parent”) and Nielsen Finance Co., a Delaware corporation (“Nielsen Finance Co.”) and a wholly owned subsidiary of Nielsen Finance LLC, and the notes contained elsewhere in this prospectus. It is not complete and may not contain all the information that may be important to you. You should carefully read the entire prospectus before making an investment decision, especially the information presented under the heading “Risk Factors.” In this prospectus, except as otherwise indicated herein, or as the context may otherwise require, references to the “Issuers” refer to Nielsen Finance LLC and Nielsen Finance Co., and references to “we,” “our,” “us,” and “the Company” refer to Parent and each of its consolidated subsidiaries, including the Issuers.

Overview

We are a leading global information and measurement company that provides clients with a comprehensive understanding of consumers and consumer behavior. We deliver critical media and marketing information, analytics and industry expertise about what consumers buy and what consumers watch (consumer interaction with television, online and mobile) on a global and local basis. Our information, insights and solutions help our clients maintain and strengthen their market positions and identify opportunities for profitable growth. We have a presence in approximately 100 countries, including many developing and emerging markets, and hold leading market positions in many of our services and geographies. Based on the strength of the Nielsen brand, our scale and the breadth and depth of our solutions, we believe we are the global leader in measuring and analyzing consumer behavior in the segments in which we operate.

We help our clients enhance their interactions with consumers and make critical business decisions that we believe positively affect our clients’ sales. Our data and analytics solutions, which have been developed through substantial investment over many decades, are deeply embedded into our clients’ workflow as demonstrated by our long-term client relationships, multi-year contracts and high contract renewal rates. The average length of relationship with our top ten clients, which include The Coca-Cola Company, NBC Universal, Nestle S.A., News Corp., The Procter & Gamble Company and the Unilever Group, is more than 30 years. Typically, before the start of each year, nearly 70% of our annual revenue has been committed under contracts in our combined Buy and Watch segments.

We align our business into three reporting segments, the principal two of which are what consumers buy (consumer purchasing measurement and analytics herein referred to as “Buy”) and what consumers watch (media audience measurement and analytics herein referred to as “Watch”). Our Buy and Watch segments, which together generated approximately 97% of our revenues in 2012, are built on an extensive foundation of proprietary data assets designed to yield essential insights for our clients to successfully measure, analyze and grow their businesses. The information from our Buy and Watch segments, when brought together, can deliver powerful insights into the effectiveness of advertising by linking media consumption trends with consumer purchasing data to better understand how media exposure drives purchase behavior. We believe these integrated insights will better enable our clients to enhance the return on investment of their advertising and marketing spending.

In January 2011, our indirect parent company, Nielsen Holdings N.V. (“Holdings”), consummated an initial public offering of its common stock and its shares began trading on the New York Stock Exchange under the symbol “NLSN.”

Parent is a Netherlands besloten vennootschap met beperkte aansprakelijkheid, or private company with limited liability. Parent’s registered office is located at Diemerhof 2, 1112 XL Diemen, the Netherlands and it is registered at the Commercial Register for Amsterdam under file number 3403 6267. The phone number of

Parent in the Netherlands is +31 20 39 88777, and in the United States is +1 (646) 654-5000. We maintain a website at www.nielsen.com where general information about our business is available. The information contained on our website is not a part of this prospectus.

Corporate structure

The following chart summarizes our corporate structure as of March 31, 2013 (with debt amounts as of March 31, 2013):

(1)	Each of Parent, VNU Intermediate Holding B.V., Nielsen Holding and Finance B.V., VNU International B.V., TNC (US) Holdings, Inc., VNU Marketing Information, Inc., ACN Holdings, Inc., The Nielsen Company (Luxembourg) S.ar.l., The Nielsen Company Finance (Ireland) Limited and the wholly owned subsidiaries thereof, including the wholly owned U.S. subsidiaries of ACN Holdings, Inc., in each case that guarantee our senior secured credit facilities, guarantee the notes. Neither Parent nor VNU Intermediate Holding B.V. is subject to any of the covenants contained in the indenture that are not payment covenants.
(2)	The non-U.S. subsidiary of Nielsen Business Media Holding Company and the non-U.S. subsidiaries of ACN Holdings, Inc. do not guarantee the notes. In addition, subsidiaries that are not directly or indirectly wholly owned by Parent or that are not otherwise required to guarantee our senior secured credit facilities do not guarantee the notes. Certain of our less than wholly owned subsidiaries are also not subject to the restrictive covenants in the indenture. Our non-guarantor subsidiaries accounted for $2,767 million, or 49%, of our total revenue and total operating income of $434 million as compared to our total operating income of $964 million for 2012, $662 million, or 48%, of our total revenue and total operating income of $64 million as compared to our total operating income of $171 million for the three months ended March 31, 2013, and approximately $5,463 million, or 38%, of our total assets, and approximately $1,802 million, or 20%, of our total liabilities, in each case as of March 31, 2013.
(3)	Comprised of a five-year amortizing term loan facility in an aggregate principal amount of $1,161 million maturing in 2017, and two tranches of $2,526 million and €289 million maturing in 2016. Also includes our revolving credit facility, which provides for availability of $635 million. As of March 31, 2013, we had $55 million outstanding under our revolving credit facility, not including $13 million of outstanding letters of credit.
(4)	$215 million face amount.
(5)	$1,080 million face amount.
(6)	Excludes $15 million of other miscellaneous debt.

Recent Developments

On May 4, 2013, we signed a definitive agreement to sell Nielsen Business Media Holding Company, our indirect subsidiary, to Expo Event Transco Inc., an affiliate of Onex Corporation, for cash consideration. The transaction closed on June 17, 2013, for a purchase price of $950 million in cash consideration.

Summary of the Terms of the Exchange Offer

In connection with the issuance of the old notes, we entered into a registration rights agreement with the initial purchasers of the old notes. Under this agreement, we agreed to deliver to you this prospectus and to consummate the exchange offer for the old notes by September 27, 2013. If we do not consummate the exchange offer for the old notes by September 27, 2013, we will incur additional interest expense pursuant to the registration rights agreement. You are entitled to exchange in the exchange offer your old notes for exchange notes which are identical in all material respects to the old notes except that:

•	the exchange notes have been registered under the Securities Act and will be freely tradable by persons who are not affiliated with us;

•	the exchange notes are not entitled to registration rights which are applicable to the old notes under the registration rights agreement; and

•	our obligation to pay additional interest on the old notes due to the failure to consummate the exchange offer by a prior date does not apply to the exchange notes.

The exchange offer	We are offering to exchange up to $800,000,000 aggregate principal amount of our registered notes and the guarantees thereof for a like principal amount of our 4.50% senior notes due 2020 and the guarantees thereof, which were issued on October 2, 2012; and

Old notes may be exchanged only in denominations of $2,000 and integral multiples of $1,000.

Resales	Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for the old notes may be offered for resale, resold and otherwise transferred by you (unless you are an “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you:

•	are acquiring the exchange notes in the ordinary course of business; and

•

have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person or entity, including any of our affiliates, to participate in a distribution of the exchange notes.

In addition, each participating broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it shall deliver a prospectus in connection with any resale of such exchange notes. For more information, see “Plan of Distribution.”

Any holder of old notes, including any broker-dealer, who

•	is our affiliate,

•	does not acquire the exchange notes in the ordinary course of its business, or

•	tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes,

cannot rely on the position of the staff of the Commission expressed in Exxon Capital Holdings Corporation, Morgan Stanley & Co., Incorporated or similar no-action letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes.

Expiration date; Withdrawal of tenders	The exchange offer will expire at 5:00 p.m., New York City time, on August 27, 2013, or such later date and time to which we extend it. We do not currently intend to extend the expiration date. A tender of old notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

Conditions to the exchange offer	The exchange offer is subject to customary conditions, some of which we may waive. For more information, see “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for tendering old note	If you hold old notes through The Depository Trust Company (“DTC”) and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC.

By accepting the exchange offer, you will represent to us that, among other things:

•	any exchange notes that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity, including any of our affiliates, to participate in the distribution of the exchange notes;

•

if you are a broker-dealer that will receive exchange notes for your own account in exchange for old notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of the exchange notes; and

•

you are not our “affiliate” as defined in Rule 405 under the Securities Act, or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Effect on holders of old notes

As a result of the making of, and upon acceptance for exchange of all validly tendered old notes pursuant to the terms of, the exchange offer, we will have fulfilled covenants contained in the registration rights agreement and, accordingly, we will not be obligated to pay additional interest as described in the registration rights agreement. If you are a holder of old notes and do not tender your old notes in the exchange offer, you will continue to hold such old notes and you will be entitled to all the rights and limitations applicable to the old notes in the indenture, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

Consequences of failure to exchange	All untendered old notes will continue to be subject to the restrictions on transfer provided for in the old notes and in the indenture. In general, the old notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the old notes under the Securities Act.

U.S. federal income tax consequences	The exchange of old notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. For more information, see “U.S. Federal Income Tax Consequences of the Exchange Offer.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer.

Registration rights agreement	We entered into a registration rights agreement with the initial purchasers of the old notes on October 2, 2012. The registration rights agreement requires us to file this exchange offer registration statement and contain customary provisions with respect to registration procedures, indemnity and contribution rights. In addition, the registration rights agreement provides that if we do not consummate the exchange offer for the old notes by September 27, 2013, we are required to pay additional interest at an initial rate of 0.25% per annum. The additional interest will increase by an additional 0.25% per annum with respect to each 90-day period until the exchange offer is consummated, up to a maximum of 1.00% per annum.

Exchange agent	Deutsche Bank Trust Company Americas is the exchange agent with regard to the exchange offer. The address and telephone number of the exchange agent is set forth in the section captioned “The Exchange Offer—Exchange Agent.”

Summary of the Terms of the Exchange Notes

The following summary highlights all material information contained elsewhere in this prospectus but does not contain all the information that you should consider before participating in the exchange offer. We urge you to read this entire prospectus, including the “Risk Factors” section and the consolidated financial statements and related notes.

The offering

The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus contains more detailed descriptions of the terms and conditions of the exchange notes.

Issuers	Nielsen Finance LLC and Nielsen Finance Co.

Exchange notes offered	$800,000,000 in aggregate principal amount of 4.50% Senior Notes due 2020.

Maturity date	The exchange notes will mature on October 1, 2020.

Interest	The exchange notes will bear interest at a rate of 4.50% per annum. Interest on the notes is payable semiannually on April 1 and October 1 of each year commencing on April 1, 2013. Interest on the exchange notes will accrue from October 2, 2012.

Ranking	The exchange notes will be the Issuers’ senior unsecured obligations and will:

•	rank senior in right of payment to our existing and future debt and other obligations that are, by their terms, expressly subordinated in right of payment to the notes;

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rank equally in right of payment to all of our existing and future senior debt and other obligations that are not, by their terms, expressly subordinated in right of payment to the notes, including including any old notes not exchanged, our senior secured credit facilities and our currently outstanding 11.625% Senior Notes due 2014 and our 7.75% Senior Notes due 2018 (collectively, the “Existing Senior Notes”); and

•

be effectively subordinated in right of payment to all of our existing and future secured debt (including obligations under our senior secured credit facilities), to the extent of the value of the assets securing such debt, and are structurally subordinated to all obligations of each of our subsidiaries that is not a guarantor of the notes.

Similarly, the exchange note guarantees will be the senior unsecured obligations of the guarantors and will:

•	rank senior in right of payment to all of the applicable guarantor’s existing and future debt and other obligations that are, by their terms, expressly subordinated in right of payment to the notes;

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rank equally in right of payment to all of the applicable guarantor’s existing and future senior debt and other obligations that are not, by their terms, expressly subordinated in right of payment to the notes, including the guarantees of any old notes exchanged, the senior secured credit facilities and the Existing Senior Notes; and

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be effectively subordinated in right of payment to all of the applicable guarantor’s existing and future secured debt (including such guarantor’s guarantee under our senior secured credit facilities), to the extent of the value of the assets securing such debt, and be structurally subordinated to all obligations of any subsidiary of a guarantor if that subsidiary is not also a guarantor of the Notes.

As of March 31, 2013, (i) the notes and related guarantees would have ranked effectively junior to approximately $4,113 million of senior secured indebtedness under our senior secured credit facilities (we would have had $580 million of unutilized capacity under our revolving credit facility, not including $13 million of outstanding letters of credit) and $106 million of capital lease obligations, and (ii) Parent had guarantees of each guarantor that would have been structurally subordinated for the Notes except Parent and would have been pari passu to Parent’s guarantee of the notes. Our non-guarantor subsidiaries accounted for $2,767 million, or 49%, of our total revenue and had total operating income of $434 million as compared to our total operating income of $964 million for 2012, $662 million, or 48%, of our total revenue and had total operating income of $64 million as compared to our total operating income of $171 million for the three months ended March 31, 2013, and approximately $5,463 million, or 38%, of our total assets, and approximately $1,802 million, or 20%, of our total liabilities, in each case as of March 31, 2013.

Guarantees	The exchange notes will be jointly and severally guaranteed by each of Parent, VNU Intermediate Holding B.V., Nielsen Holding and Finance B.V. (f/k/a VNU Holding and Finance B.V.) and, subject to certain exceptions, each of their direct and indirect wholly owned subsidiaries other than the Issuers, in each case to the extent that such entity provides a guarantee under our senior secured credit facilities. All of the guarantors except Parent and VNU Intermediate Holding B.V. are subject to the restrictive covenants contained in the indenture and are thus Restricted Guarantors. Parent and VNU Intermediate Holding B.V. are not subject to any of the restrictive covenants contained in the indenture that are not payment covenants.

Optional redemption

Prior to October 1, 2016, we will have the option to redeem some or all of the notes for cash at a redemption price equal to 100% of their principal amount plus an applicable make-whole premium (as described in “Description of Notes—Optional Redemption”) plus accrued and unpaid interest to the redemption date. Beginning on October 1, 2016, we may redeem some or all of the notes at the redemption prices listed under “Description of Notes—Optional Redemption” plus accrued and unpaid interest to the date of redemption.

Optional redemption after certain equity offerings and certain asset sales	At any time (which may be more than once) before October 1, 2015, we may choose to redeem up to 35% of the notes at a redemption price equal to 104.50% of the face amount thereof plus accrued and unpaid interest thereon and additional interest, if any, to the applicable redemption date, with the net proceeds of one or more equity offerings and/or one or more sales of a business unit of Nielsen Holding and Finance B.V., in each case to the extent such net cash proceeds are received by or contributed to Nielsen Holding and Finance B.V. or a restricted subsidiary of Nielsen Holding and Finance B.V. and so long as at least 65% of the aggregate principal amount of the notes remains outstanding afterwards. See “Description of Notes—Optional Redemption.”

Change of control	If we experience a change of control (as defined in the indenture governing the notes), we will be required to make an offer to repurchase the notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. See “Description of Notes—Repurchase at the Option of Holders—Change of Control.”

Certain covenants	The indenture governing the notes will contain covenants limiting our ability and the ability of our restricted subsidiaries to:

•	incur additional debt or issue certain preferred shares;

•	pay dividends on or make distributions in respect of our capital stock or make other restricted payments;

•	make certain investments;

•	sell certain assets;

•	create liens on certain assets to secure debt;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	designate our subsidiaries as unrestricted subsidiaries.

Parent and certain of its less than wholly owned subsidiaries will not be subject to any of the foregoing covenants.

The covenants are subject to a number of important limitations and exceptions. See “Description of Notes.” Certain covenants will not apply to a series of notes for so long as the applicable series of notes have investment grade ratings from both Moody’s Investors Service, Inc. and Standard & Poor’s.

No Prior Market	The exchange notes will be new securities for which there is currently no market. Although the initial purchasers of the old notes have informed us that they intend to make a market in the exchange notes, they are not obligated to do so and they may discontinue market making activities at any time without notice. Accordingly, we cannot assure you that a liquid market for the exchange notes will develop or be maintained.

Risk Factors	Investing in the exchange notes involves substantial risks. See “Risk Factors” for a description of some of the risks you should consider before investing in the exchange notes.

RISK FACTORS

You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus before participating in the exchange offer. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition or results of operations. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or a part of your original investment.

Risks Related to an Investment in the Notes

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the notes.

We have now and, after the offering, will continue to have a significant amount of indebtedness. As of March 31, 2013, we had total indebtedness and other financing arrangements of $6,314 million (excluding bank overdrafts and other short-term debt of $14 million), of which $800 million consisted of the old notes, and the balance consisted of $1,294 million of Existing Senior Notes, $4,113 million under our senior secured credit facilities, $107 million of existing capital lease obligations and other loans and financing arrangements and $580 million of unutilized capacity under our revolving credit facility, not including $13 million of outstanding letters of credit and bank guarantees.

Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•

require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, product development efforts and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	expose us to the risk of increased interest rates as certain of our borrowings are at variable rates of interest;

•	restrict us from making strategic acquisitions or causing us to make non-strategic divestitures;

•	limit our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes;

•	limit our ability to adjust to changing market conditions; and

•	place us at a competitive disadvantage compared to our competitors that have less debt.

In addition, our indentures and our senior secured credit facilities contain financial and other restrictive covenants that will limit our ability to engage in activities that may be in our best interests long-term. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debts.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of our indentures do not fully prohibit us or our subsidiaries from doing so. The revolving credit facility under our senior secured credit facilities permitted additional borrowing of up to $580 million as of March 31, 2013, not including $13 million of outstanding letters of credit, and all of those borrowings would rank effectively senior to the notes and the subsidiary guarantees. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures and product development efforts will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or that future borrowings will be available to us under our senior secured credit facilities in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. Our cash interest expense for 2012 was $366 million. At March 31, 2013, we had $4,113 million of debt under the senior secured credit facilities (which bear interest at floating rates), of which $2,285 million was subject to effective floating-fixed interest rate swaps. A one percent increase in our floating rate indebtedness would increase annual interest expense by approximately $18 million ($41 million without giving effect to any of our interest rate swaps). We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our senior secured credit facilities and the notes, on commercially reasonable terms or at all.

Your right to receive payments on the notes will be effectively subordinated to those lenders who have a security interest in our assets.

Our obligations under the notes and our guarantors’ obligations under their guarantees of the notes are unsecured, but our obligations under our senior secured credit facilities and each guarantor’s obligations under their guarantees of the senior secured credit facilities are secured by a security interest in substantially all of our domestic tangible and intangible assets, including the stock of most of our wholly-owned U.S. subsidiaries, and the assets and a portion of the stock of certain of our non-U.S. subsidiaries. If we are declared bankrupt or insolvent, or if we default under our senior secured credit facilities, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the notes, even if an event of default exists under the indenture governing the notes at such time.

Furthermore, if the lenders foreclose and sell the pledged equity interests in any subsidiary guarantor under the notes, then that guarantor will be released from its guarantee of the notes automatically and immediately upon such sale. In any such event, because the notes are not secured by any of our assets or the equity interests in subsidiary guarantors, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims fully.

As of March 31, 2013, the aggregate amount of our secured indebtedness and the secured indebtedness of our subsidiaries was approximately $4,113 million, and approximately $580 million was available for additional borrowing under the senior secured credit facilities, not including $13 million of outstanding letters of credit. The indenture governing the notes permits us and our restricted subsidiaries to incur substantial additional indebtedness in the future, including senior secured indebtedness.

The Issuers of the notes are entities with no independent operations. The Issuers’ ability to repay their debt, including the notes, depends upon the performance of Parent and its other subsidiaries.

The Issuers of the notes are entities with no independent operations. All of our operations are conducted by Parent and its other subsidiaries, and the Issuers have no significant assets other than Nielsen Finance LLC, which will own all the shares of Nielsen Finance Co. As a result, the Issuers’ cash flow and their ability to service their indebtedness, including their ability to pay the interest and principal amount of the notes when due, will depend on the performance of Parent and its other subsidiaries and the ability of those entities to distribute funds to the Issuers.

Your right to receive payments on the notes could be adversely affected if any of our non-guarantor subsidiaries or less than wholly owned subsidiaries declare bankruptcy, liquidate, or reorganize.

Some but not all of our wholly owned subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries or less than wholly owned subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

On March 31, 2013, the notes were structurally junior to $1,802 million of indebtedness and other liabilities (including trade payables) of our non-guarantor subsidiaries and our less than wholly owned subsidiaries. Our non-guarantor subsidiaries accounted for $2,767 million, or 49%, of our total revenue and had total operating income of $434 million as compared to our total operating income of $964 million for 2012, $662 million, or 48%, of our total revenue and had total operating income of $64 million as compared to our total operating income of $171 million for the three months ended March 31, 2013, and approximately $5,463 million, or 38%, of our total assets as of March 31, 2013.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus, without duplication, accrued and unpaid interest and additional interest, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our senior secured credit facility will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the indentures. See “Description of Notes—Repurchase at the Option of Holders.”

Federal and state statutes allow courts, under specific circumstances, to void notes and guarantees and require note holders to return payments received.

If we or any guarantor becomes a debtor in a case under the U.S. Bankruptcy Code or encounters other financial difficulty, under federal or state fraudulent transfer law a court may void or otherwise decline to enforce the notes or the guarantees. A court might do so if it found that when we issued the notes or the guarantor entered into its guarantee, or in some states when payments became due under the notes or the guarantees, we could be subordinated to all other debts of that guarantor if, among other things, the guarantor or we received less than reasonably equivalent value or fair consideration and either:

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was left with inadequate capital to conduct its business; or

•	believed or reasonably should have believed that it would incur debts beyond its ability to pay.

The court might also void an issuance of notes or a guarantee, without regard to the above factors, if the court found that we issued the notes or the applicable guarantor entered into its guarantee with actual intent to hinder, delay or defraud its creditors.

A court would likely find that we or a guarantor did not receive reasonably equivalent value or fair consideration for the notes or its guarantee, if an Issuer or a guarantor did not substantially benefit directly or indirectly from the issuance of the notes. If a court were to void the issuance of the notes or any guarantee you would no longer have any claim against an Issuer or the applicable guarantor. Sufficient funds to repay the notes may not be available from other sources, including the remaining obligors, if any. In addition, the court might direct you to repay any amounts that you already received from an Issuer or a guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

•

if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of the notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

Although each guarantee entered into by a subsidiary will contain a provision intended to limit that guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer, this provision may not be effective to protect those guarantees from being voided under fraudulent transfer law, or may reduce that guarantor’s obligation to an amount that effectively makes its guarantee worthless. In a recent Florida bankruptcy case, this kind of provision was found to be ineffective to prohibit the guarantees.

Dutch insolvency laws to which we are subject may not be as favorable to you as U.S. or other insolvency laws.

The Dutch guarantors are incorporated under the laws of the Netherlands and have their registered offices in the Netherlands. Therefore and subject to applicable EU insolvency regulations, any insolvency proceedings in relation to Dutch guarantors would likely be based on Dutch insolvency law. Dutch insolvency proceedings differ significantly from insolvency proceedings in the U.S. and may make it more difficult for holders of notes to recover the amount they would normally expect to recover in a liquidation or bankruptcy proceeding in the U.S.

In addition, a guarantee granted by a Dutch legal entity may, under certain circumstances, be nullified by any of its creditors, if (i) the creditor concerned was prejudiced as a consequence of the guarantee and (ii) at the time the guarantee was granted both the legal entity and, unless the guarantee was granted for no consideration, the beneficiary of the guarantee knew or should have known that one or more of the entities’ creditors (existing or future) would be prejudiced. Also to the extent that Dutch insolvency law applies, a guarantee or security may be nullified by the receiver on behalf of and for the benefit of all creditors of the insolvent entity. The foregoing requirements apply mutatis mutandis for such actions.

Enforcement of guarantees by Dutch guarantors under the notes may be subject to certain limitations and will require satisfaction of certain conditions.

Under Dutch law, enforcement of guarantees may, in whole or in part, be limited to the extent that the undertakings of each Dutch guarantor under its guarantee are deemed to be in conflict with its objects (ultra vires). The issuing of such guarantee may conflict with such Dutch guarantor’s objects if (i) the text of the objects clause in it articles of association (statuten) does not include a reference to the issuance of guarantees to secure the obligations of affiliated companies, and (ii) such Dutch guarantor does not, irrespective of the wording of the objects clause, derive certain direct or indirect commercial benefit from the offering in respect of which such guarantee is issued.

Judgments obtained in the U.S. may not be enforceable in the Netherlands against Dutch guarantors under the notes.

The U.S. and the Netherlands do not currently have a treaty providing for the recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. Therefore, any final judgment for the payment of money rendered by any federal or state court in the U.S. based on civil liability, whether or not predicated solely upon U.S. federal securities laws, would not be automatically enforceable in the Netherlands and new proceedings on the merits would have to be initiated before a Dutch court. However, if the party in whose favor such final judgment is rendered brings a new suit in a competent court in the Netherlands such a party may submit to a Dutch court the final judgment that has been rendered in the U.S. and such court will have the discretion to attach such weight to that judgment as it deems appropriate. To the extent that a Dutch court finds that the judgment rendered by a federal or state court in the U.S. (a) results from proceedings compatible with Dutch concepts of due process, and (b) does not contravene public policy (openbare orde) of the Netherlands, the Dutch court will, under current practice, in principle, give binding effect to such judgment.

If you do not properly tender your old notes, you will continue to hold unregistered old notes and be subject to the same limitations on your ability to transfer old notes.

We will only issue exchange notes in exchange for old notes that are timely received by the exchange agent together with all required documents. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the old notes. If you are eligible to participate in the exchange offer and do not tender your old notes or if we do not accept your old notes because you did not tender your old notes properly, then, after we consummate the exchange offer, you will continue to hold old notes that are subject to the existing transfer restrictions and will no longer have any registration rights or be entitled to any additional interest with respect to the old notes. In addition:

•

if you tender your old notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes; and

•

if you are a broker-dealer that receives exchange notes for your own account in exchange for old notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of those exchange notes.

We have agreed that, for a period of 180 days after the exchange offer is consummated, we will make this prospectus available to any broker-dealer for use in connection with any resales of the exchange notes.

After the exchange offer is consummated, if you continue to hold any old notes, you may have difficulty selling them because there will be fewer old notes outstanding.

An active trading market may not develop for the exchange notes, in which case the trading market liquidity and the market price quoted for the exchange notes could be adversely affected.

The exchange notes are a new issue of securities with no established trading market. The liquidity of the trading market in the exchange notes, and the market price quoted for the exchange notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you cannot be sure that an active trading market will develop for the exchange notes. In addition, if a large amount of old notes are not tendered or are tendered improperly, the limited amount of exchange notes that would be issued and outstanding after we consummate the exchange offer would reduce liquidity and could lower the market price of those exchange notes.

Risks Related to Our Business

We may be unable to adapt to significant technological change which could adversely affect our business.

We operate in businesses that require sophisticated data collection, processing systems, software and other technology. Some of the technologies supporting the industries we serve are changing rapidly. We will be required to adapt to changing technologies, either by developing and marketing new services or by enhancing our existing services, to meet client demand.

Moreover, the introduction of new services embodying new technologies and the emergence of new industry standards could render existing services obsolete. Our continued success will depend on our ability to adapt to changing technologies, manage and process ever-increasing amounts of data and information and improve the performance, features and reliability of our existing services in response to changing client and industry demands. We may experience difficulties that could delay or prevent the successful design, development, testing, introduction or marketing of our services. New services, or enhancements to existing services, may not adequately meet the requirements of current and prospective clients or achieve any degree of significant market acceptance.

Traditional methods of television viewing are changing as a result of fragmentation of channels and digital and other new television technologies and devices such as video-on-demand, digital video recorders, game consoles, tablets, other mobile devices and internet viewing. If we are unable to continue to successfully adapt our media measurement systems to new viewing habits, our business, financial position and results of operations could be adversely affected.

Consolidation in the consumer packaged goods, media, entertainment, telecommunications and technology industries could put pressure on the pricing of our services, thereby leading to decreased earnings.

Consolidation in the consumer packaged goods, media, entertainment, telecommunications and technology industries could reduce aggregate demand for our services in the future and could limit the amounts we earn for our services. When companies merge, the services they previously purchased separately are often purchased by the combined entity in the aggregate in a lesser quantity than before, leading to volume compression and loss of revenue. While we attempt to mitigate the revenue impact of any consolidation by expanding our range of services, there can be no assurance as to the degree to which we will be able to do so as industry consolidation continues, which could adversely affect our business, financial position and results of operations.

Client procurement strategies could put additional pressure on the pricing of our information services, thereby leading to decreased earnings.

Certain of our clients may continue to seek further price concessions from us. This puts pressure on the pricing of our information services, which could limit the amounts we earn. While we attempt to mitigate the revenue impact of any pricing pressure through effective negotiations and by providing services to individual businesses within particular groups, there can be no assurance as to the degree to which we will be able to do so, which could adversely affect our business, financial position and results of operations.

Continued adverse market conditions, particularly in the consumer packaged goods, media, entertainment, telecommunications or technology industries could adversely impact our revenue.

A number of adverse financial developments continue to impact the U.S. and global financial markets. These developments include a significant economic deterioration both in the United States and globally, volatility and deterioration in the equity markets, and deterioration and tightening of liquidity in the credit markets. In addition, issues related to sovereign debt in Europe recently have negatively affected the global financial markets. The current economic environment has witnessed a significant reduction in consumer confidence and demand, impacting the demand for our customers’ products and services. Those reductions could adversely affect the ability of some of our customers to meet their current obligations to us and hinder their ability to incur new obligations until the economy and their businesses strengthen. The inability of our customers to pay us for our services and/or decisions by current or future customers to forego or defer purchases may adversely impact our business, financial condition, results of operations, profitability and cash flows and may continue to present risks for an extended period of time. We cannot predict the impact of economic slowdowns on our future financial performance.

We expect that revenues generated from our information and insights services will continue to represent a substantial portion of our overall revenue for the foreseeable future. To the extent the businesses we service, especially our clients in the consumer packaged goods, media, entertainment, telecommunications and technology industries, are subject to the financial pressures of, for example, increased costs or reduced demand for their products, the demand for our services, or the prices our clients are willing to pay for those services, may decline.

During challenging economic times, clients, typically advertisers, within our Buy segment may reduce their discretionary advertising expenditures and may be less likely to purchase our analytical services, which would have an adverse effect on our revenue.

Clients within our Watch segment derive a significant amount of their revenue from the sale or purchase of advertising. During challenging economic times, advertisers may reduce advertising expenditures and advertising agencies and other media may be less likely to purchase our media information services, which would have an adverse effect on our revenue.

Revenues within our Expositions segment are primarily derived from business-to-business trade shows and events. During challenging economic times exhibitors may cut back on attending our events, which would have an adverse effect on our revenue.

We have suffered losses due to goodwill impairment charges in the past and could do so again in the future.

Goodwill and indefinite-lived intangible assets are subject to annual review for impairment (or more frequently should indications of impairment arise). In addition, other intangible assets are also reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. As of December 31, 2012, we had goodwill and intangible assets of $11,907 million. Any downward revisions in the fair value of our reporting units or our intangible assets could result in impairment charges for goodwill and intangible assets that could materially affect our financial performance.

The success of our business depends on our ability to recruit sample participants to participate in our research samples.

Our business uses scanners and diaries to gather consumer data from sample households as well as Set Meters, People Meters, Active/Passive Meters and diaries to gather television audience measurement data from sample households. It is increasingly difficult and costly to obtain consent from households to participate in the surveys. In addition, it is increasingly difficult and costly to ensure that the selected sample of households mirrors the behaviors and characteristics of the entire population and covers all of the demographic segments requested by our clients. Additionally, as consumers adopt modes of telecommunication other than traditional telephone service, such as mobile, cable and internet calling, it may become more difficult for our services to reach and recruit participants for consumer purchasing and audience measurement services. If we are unsuccessful in our efforts to recruit appropriate participants and maintain adequate participation levels, our clients may lose confidence in our ratings services and we could lose the support of the relevant industry groups. If this were to happen, our consumer purchasing and audience measurement services may be materially and adversely affected.

Data protection laws may restrict our activities and increase our costs.

Various statutes and rules regulate conduct in areas such as privacy and data protection which may affect our collection, use, storage and transfer of personally identifiable information both abroad and in the United States. Compliance with these laws may require us to make certain investments or may dictate that we not offer certain types of services or only offer such services after making necessary modifications. Failure to comply with these laws may result in, among other things, civil and criminal liability, negative publicity, data being blocked from use and liability under contractual warranties. In addition, there is an increasing public concern regarding data and consumer protection issues, and the number of jurisdictions with data protection laws has been slowly increasing. There is also the possibility that the scope of existing privacy laws may be expanded. For example, several countries, including the United States, have regulations that restrict telemarketing to individuals who request to be included on a do-not-call list. Typically, these regulations target sales activity and do not apply to survey research. If the laws were extended to include survey research, our ability to recruit research participants could be adversely affected. These or future initiatives may adversely affect our ability to generate or assemble data or to develop or market current or future services, which could negatively impact our business.

If we are unable to protect our intellectual property rights, our business could be adversely affected.

The success of our business will depend, in part, on:

•	obtaining patent protection for our technology and services;

•	defending our patents, copyrights, trademarks, service marks and other intellectual property;

•	preserving our trade secrets and maintaining the security of our know-how and data; and

•	operating our business without infringing upon intellectual property rights held by third parties.

We rely on a combination of contractual provisions, confidentiality procedures and the patent, copyright, trademark and trade secret laws of the United States and other countries to protect our intellectual property. These legal measures afford only limited protection and may not provide sufficient protection to prevent the infringement, misuse or misappropriation of our intellectual property. Intellectual property law in several foreign jurisdictions is subject to considerable uncertainty. There can be no assurances that the protections we have available for our proprietary technology in the United States and other countries will be available to us in all of the places we sell our services. Any infringement or misappropriation of our technology can have a negative impact on our business. The patents we own could be challenged, invalidated or circumvented by others and may not be of sufficient scope or strength to provide us with meaningful protection or commercial advantage. The expiration of our patents may lead to increased competition. Although our employees, consultants, clients and collaborators enter into confidentiality agreements with us, our trade secrets, data and know-how could be subject to unauthorized use, misappropriation or unauthorized disclosure. The growing need for global data, along with increased competition and technological advances, puts increasing pressure on us to share our intellectual property for client applications with others, which could result in infringement. Competitors may gain access to our intellectual property and proprietary information. Our trademarks could be challenged, which could force us to rebrand our services, result in a loss of brand recognition and require us to devote resources to advertising and marketing new brands. Furthermore, litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets and to determine the validity and scope of our proprietary rights.

Given the importance of our intellectual property, we will enforce our rights whenever it is necessary and prudent to do so. Any future litigation, regardless of the outcome, could result in substantial expense and diversion of time and attention of management, may not be resolved in our favor and could adversely affect our business.

If third parties claim that we infringe upon their intellectual property rights, our operating profits could be adversely affected.

We cannot be certain that we do not and will not infringe the intellectual property rights of others in operating our business. We may be subject to legal proceedings and claims in the ordinary course of our business, including claims that we have infringed third parties’ intellectual property rights. Any such claims of intellectual property infringement, even those without merit, could:

•	be expensive and time-consuming to defend;

•	result in our being required to pay possibly significant damages;

•	cause us to cease providing our services that incorporate the challenged intellectual property;

•	require us to redesign or rebrand our services;

•	divert management’s attention and resources; or

•

require us to enter into potentially costly royalty or licensing agreements in order to obtain the right to use a third party’s intellectual property, although royalty or licensing agreements may not be available to us on acceptable terms or at all.

Any of the above could have a negative impact on our operating profits and harm our future prospects and financial condition.

We generate revenues throughout the world which are subject to exchange rate fluctuations, and our revenue and net income may suffer due to currency translations and repatriation of earnings to the U.S.

We operate globally, deriving approximately 48% of revenues for the year ended December 31, 2012 in currencies other than U.S. dollars, with approximately 12% of revenues deriving in Euros. Our U.S. operations earn revenue and incur expenses primarily in U.S. dollars, while our European operations earn revenue and incur expenses primarily in Euros, which have recently been subject to significant volatility. Outside the United States and the European Union, we generate revenue and expenses predominantly in local currencies. Because of fluctuations (including possible devaluations) in currency exchange rates, we are subject to currency translation exposure on the profits of our operations, in addition to economic exposure. In certain instances, we may not be able to freely convert foreign currencies into U.S. dollars due to limitations placed on such conversions. Certain of the countries in which we operate, such as Venezuela, have currencies which are considered to be hyperinflationary. These risks could have a material adverse effect on our business, results of operations and financial condition.

Of the $287 million in cash and cash equivalents, approximately $264 million was held in jurisdictions outside the U.S. and as a result there may be tax consequences if such amounts were moved out of these jurisdictions or repatriated to the U.S. We regularly review the amount of cash and cash equivalents held outside of the U.S. to determine the amounts necessary to fund the current operations of our foreign operations and their growth initiatives and amounts needed to service our U.S. indebtedness and related obligations.

Our international operations are exposed to risks which could impede growth in the future.

We continue to explore opportunities in major international markets around the world, including China, Russia, India and Brazil. International operations expose us to various additional risks, which could adversely affect our business, including:

•	costs of customizing services for clients outside of the United States;

•	reduced protection for intellectual property rights in some countries;

•	the burdens of complying with a wide variety of foreign laws;

•	difficulties in managing international operations;

•	longer sales and payment cycles;

•	exposure to foreign currency exchange rate fluctuation;

•	exposure to local economic conditions;

•	limitations on the repatriation of funds from foreign operations;

•	exposure to local political conditions, including adverse tax policies, civil unrest and seizure of assets by a foreign government; and

•	the risks of an outbreak of war, the escalation of hostilities and acts of terrorism in the jurisdictions in which we operate.

In countries where there has not been a historical practice of using consumer packaged goods retail information or audience measurement information in the buying and selling of advertising time, it may be difficult for us to maintain subscribers.

Criticism of our audience measurement service by various industry groups and market segments could adversely affect our business.

Due to the high-profile nature of our services in the media, internet and entertainment information industries, we could become the target of criticism by various industry groups and market segments. We strive to be fair, transparent and impartial in the production of audience measurement services, and the quality of our U.S. ratings services are voluntarily subject to review and accreditation by the Media Rating Council, a voluntary trade organization, whose members include many of our key client constituencies. However, criticism of our business by special interests, and by clients with competing and often conflicting demands on our measurement service, could result in government regulation. While we believe that government regulation is unnecessary, no assurance can be given that legislation will not be enacted in the future that would subject our business to regulation, which could adversely affect our business.

A loss of one of our largest clients could adversely impact our results of operations.

Our top ten clients accounted for approximately 25% of our total revenues for the year ended December 31, 2012. We cannot assure you that any of our clients will continue to use our services to the same extent, or at all, in the future. A loss of one or more of our largest clients, if not replaced by a new client or an increase in business from existing clients, would adversely affect our prospects, business, financial condition and results of operations.

We rely on third parties to provide certain data and services in connection with the provision of our current services.

We rely on third parties to provide certain data and services for use in connection with the provision of our current services. For example, our Buy segment enters into agreements with third parties (primarily retailers of fast-moving consumer goods) to obtain the raw data on retail product sales it processes and edits and from which it creates products and services. These suppliers of data may increase restrictions on our use of such data, fail to adhere to our quality control standards, increase the price they charge us for this data or refuse altogether to license the data to us. In addition, we may need to enter into agreements with third parties to assist with the marketing, technical and financial aspects of expanding our services for other types of media. In the event we are unable to use such third party data and services or if we are unable to enter into agreements with third parties, when necessary, our business and/or our potential growth could be adversely affected. In the event that such data and services are unavailable for our use or the cost of acquiring such data and services increases, our business could be adversely affected.

We rely on a third party for the performance of a significant portion of our worldwide information technology and operations functions, various services and assistance in certain integration projects. A failure to provide these functions, services or assistance in a satisfactory manner could have an adverse effect on our business.

We are dependent upon Tata America International Corporation and Tata Consultancy Services Limited (collectively, “TCS”) for the performance of a significant portion of our information technology and operations functions worldwide, the provision of a broad suite of information technology and business process services, including general and process consulting, product engineering, program management, application development and maintenance, coding, data management, finance and accounting services and human resource services, as well as assistance in integrating and centralizing multiple systems, technologies and processes on a global scale. The success of our business depends in part on maintaining our relationships with TCS and their continuing ability to perform these functions and services in a timely and satisfactory manner. If we experience a loss or disruption in the provision of any of these functions or services, or they are not performed in a satisfactory manner, we may have difficulty in finding alternate providers on terms favorable to us, or at all, and our business could be adversely affected.

Long-term disruptions in the mail, telecommunication infrastructure and/or air service could adversely affect our business.

Our business is dependent on the use of the mail, telecommunication infrastructure and air service. Long-term disruptions in one or more of these services, which could be caused by events such as natural disasters, the outbreak of war, the escalation of hostilities, civil unrest and/or acts of terrorism, could adversely affect our business, results of operations and financial condition.

Hardware and software failures, delays in the operation of our computer and communications systems or the failure to implement system enhancements may harm our business.

Our success depends on the efficient and uninterrupted operation of our computer and communications systems. A failure of our network or data gathering procedures could impede the processing of data, delivery of databases and services, client orders and day-to-day management of our business and could result in the corruption or loss of data. While many of our services have appropriate disaster recovery plans in place, we currently do not have full backup facilities everywhere in the world to provide redundant network capacity in the event of a system failure. Despite any precautions we may take, damage from fire, floods, hurricanes, power loss, telecommunications failures, computer viruses, break-ins and similar events at our various computer facilities could result in interruptions in the flow of data to our servers and from our servers to our clients. In addition, any failure by our computer environment to provide our required data communications capacity could result in interruptions in our service. In the event of a delay in the delivery of data, we could be required to transfer our data collection operations to an alternative provider of server hosting services. Such a transfer could result in significant delays in our ability to deliver our services to our clients and could be costly to implement. Additionally, significant delays in the planned delivery of system enhancements and improvements, or inadequate performance of the systems once they are completed, could damage our reputation and harm our business. Finally, long-term disruptions in infrastructure caused by events such as natural disasters, the outbreak of war, the escalation of hostilities, civil unrest and/or acts of terrorism (particularly involving cities in which we have offices) could adversely affect our services. Although we carry property and business interruption insurance, our coverage may not be adequate to compensate us for all losses that may occur.

The presence of our Global Technology and Information Center in Florida heightens our exposure to hurricanes and tropical storms, which could disrupt our business.

The technological data processing functions for certain of our U.S. operations are concentrated at our Global Technology and Information Center (“GTIC”) at a single location in Florida. Our geographic concentration in Florida heightens our exposure to a hurricane or tropical storm. These weather events could cause severe damage to our property and technology and could cause major disruptions to our operations. Although our GTIC was built in anticipation of severe weather events and we have insurance coverage, if we were to experience a catastrophic loss, we may exceed our policy limits and/or we may have difficulty obtaining similar insurance coverage in the future. As such, a hurricane or tropical storm could have an adverse effect on our business.

Our services involve the storage and transmission of proprietary information. If our security measures are breached and unauthorized access is obtained, our services may be perceived as not being secure and panelists and survey respondents may hold us liable for disclosure of personal data, and clients and venture partners may hold us liable or reduce their use of our services.

We store and transmit large volumes of proprietary information and data that contains personally identifiable information about individuals. Security breaches could expose us to a risk of loss of this information, litigation and possible liability and our reputation could be damaged. For example, hackers or individuals who attempt to breach our network security could, if successful, misappropriate proprietary information or cause interruptions in our services. If we experience any breaches of our network security or sabotage, we might be required to expend significant capital and resources to protect against or to alleviate problems. We may not be able to remedy any problems caused by hackers or saboteurs in a timely manner, or at all. Techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until launched against a target and, as a result, we may be unable to anticipate these techniques or to implement adequate preventive measures. If an actual or perceived breach of our security occurs, the perception of the effectiveness of our security measures could be harmed and we could lose current and potential clients.

If we are unable to attract, retain and motivate employees, we may not be able to compete effectively and will not be able to expand our business.

Our success and ability to grow are dependent, in part, on our ability to hire, retain and motivate sufficient numbers of talented people, with the increasingly diverse skills needed to serve clients and expand our business, in many locations around the world. Competition for highly qualified, specialized technical and managerial, and particularly consulting personnel is intense. Recruiting, training and retention costs and benefits place significant demands on our resources. The inability to attract qualified employees in sufficient numbers to meet particular demands or the loss of a significant number of our employees could have an adverse effect on us, including our ability to obtain and successfully complete important client engagements and thus maintain or increase our revenues.

Changes in tax laws may adversely affect our reported results.

Changes in tax laws, regulations, related interpretations and tax accounting standards in the United States, the Netherlands and other countries in which we operate may adversely affect our financial results. For example, recent legislative proposals to reform U.S. taxation of non-U.S. earnings could have a material adverse effect on our financial results by subjecting a significant portion of our non-U.S. earnings to incremental U.S. taxation and/or by delaying or permanently deferring certain deductions otherwise allowed in calculating our U.S. tax liabilities. In addition, governments are increasingly considering tax law changes as a means to cover budgetary shortfalls resulting from the current economic environment.

We face competition, which could adversely affect our business, financial condition, results of operations and cash flow.

We are faced with a number of competitors in the markets in which we operate. Some of our competitors in each market may have substantially greater financial marketing and other resources than we do and may in the future engage in aggressive pricing action to compete with us. Although we believe we are currently able to compete effectively in each of the various markets in which we participate, we may not be able to do so in the future or be capable of maintaining or further increasing our current market share. Our failure to compete successfully in our various markets could adversely affect our business, financial condition, results of operations and cash flow.

We may be subject to antitrust litigation or government investigation in the future, which may result in an award of money damages or force us to change the way we do business.

In the past, certain of our business practices have been investigated by government antitrust or competition agencies, and we have on several occasions been sued by private parties for alleged violations of the antitrust and competition laws of various jurisdictions. Following some of these actions, we have changed certain of our business practices to reduce the likelihood of future litigation. Although each of these material prior legal actions have been resolved, there is a risk based upon the leading position of certain of our business operations that we could, in the future, be the target of investigations by government entities or actions by private parties challenging the legality of our business practices. Also, in markets where the retail trade is concentrated, regulatory authorities may perceive certain of our retail services as potential vehicles for collusive behavior by retailers or manufacturers. There can be no assurance that any such investigation or challenge will not result in an award of money damages, penalties or some form of order that might require a change in the way that we do business, any of which could adversely affect our revenue stream and/or profitability.

The use of joint ventures, over which we do not have full control, could prevent us from achieving our objectives.

We have conducted and will continue to conduct a number of business initiatives through joint ventures, some of which are or may be controlled by others. Our joint venture partners might have economic or business objectives that are inconsistent with our objectives. Our joint venture partners could go bankrupt, leaving us liable for their share of joint venture liabilities. Although we generally will seek to maintain sufficient control of any joint venture to permit our objectives to be achieved, we might not be able to take action without the approval of our joint venture partners. Also, our joint venture partners could take appropriate actions binding on the joint venture without our consent. In addition, the terms of our joint venture agreements may limit our business opportunities. Accordingly, the use of joint ventures could prevent us from achieving our intended objectives.

Failure to successfully complete or integrate acquisitions into our existing operations could have an adverse impact on our business, financial condition and results of operations.

We regularly evaluate opportunities for strategic growth through tuck-in acquisitions. Potential issues associated with these acquisitions could include, among other things, our ability to realize the full extent of the benefits or cost savings that we expect to realize as a result of the completion of the acquisition within the anticipated time frame, or at all; receipt of necessary consents, clearances and approvals in connection with the acquisition; diversion of management’s attention from base strategies and objectives; and, with respect to acquisitions, our ability to successfully combine our businesses with the business of the acquired company in a manner that permits cost savings to be realized, including sales and administrative support activities and information technology systems among our company and the acquired company, motivating, recruiting and retaining executives and key employees, conforming standards, controls, procedures and policies, business cultures and compensation structures among our company and the acquired company, consolidating and streamlining corporate and administrative infrastructures, consolidating sales and marketing operations, retaining existing customers and attracting new customers, identifying and eliminating redundant and underperforming operations and assets, coordinating geographically dispersed organizations, and managing tax costs or inefficiencies associated with integrating our operations following completion of the acquisitions. In addition, acquisitions outside of the United States increase our exposure to risks associated with foreign operations, including fluctuations in foreign exchange rates and compliance with foreign laws and regulations. If an acquisition is not successfully completed or integrated into our existing operations, our business, financial condition and results of operations could be adversely impacted.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains “forward looking statements”. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “project” and other words of similar meaning. Such statements are not guarantees of future performance, events or results and involve potential risks and uncertainties. These forward-looking statements are based on our current plans and expectations and are subject to a number of known and unknown uncertainties and risks, many of which are beyond our control, which could significantly affect current plans and expectations and our future financial position and results of operations. These factors include, but are not limited to:

•	the timing and scope of technological advances;

•	consolidation in our customers’ industries that may reduce the aggregate demand for our services and put pricing pressure on us;

•	customer procurement strategies that could put additional pricing pressure on us;

•

general economic conditions, including the effects of the current economic environment on advertising spending levels, the costs of, and demand for, consumer packaged goods, media, entertainment and technology products and any interest rate or exchange rate fluctuations;

•	goodwill and other intangible asset impairments;

•	our substantial indebtedness;

•	certain covenants in our debt documents and our ability to comply with such covenants;

•	regulatory review by governmental agencies that oversee information gathering and changes in data protection laws;

•	the ability to maintain the confidentiality of our proprietary information gathering processes and intellectual property;

•	intellectual property infringement claims by third parties;

•

risks to which our international operations are exposed, including local political and economic conditions, the effects of foreign currency fluctuations and the ability to comply with local laws and the ability to comply with applicable anti-bribery and economic sanctions laws;

•	criticism of our audience measurement services;

•	the ability to attract and retain customers, key personnel and sample participants;

•	the effect of disruptions to our information processing systems;

•	the effect of disruptions in the mail, telecommunication infrastructure and/or air services;

•	the impact of tax planning initiatives and resolution of audits of prior tax years;

•	future litigation or government investigations;

•	the possibility that the Sponsors’ (defined herein) interests will conflict with ours or yours;

•	the impact of competition;

•	the financial statement impact of changes in generally accepted accounting principles; and

•	the ability to successfully integrate our Company in accordance with our strategy and success of our joint ventures.

We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward looking statements contained in this prospectus may not in fact occur or may prove to be materially different from the expectations expressed or implied by these forward-looking statements. We undertake no obligation to publicly update or revise any forward looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

MARKET AND INDUSTRY DATA AND FORECASTS

The data included in this prospectus regarding market share, market position and industry data pertaining to our business are based on reports of published industry sources and estimates based on our management’s knowledge and experience in the markets in which we operate. These estimates have been based on information obtained from our trade and business organizations and other contacts in the markets in which we operate. We believe these estimates to be accurate as of the date of this prospectus.

Although we believe that the third party sources are reliable, we have not independently verified market industry data provided by third parties or by industry or general publications. Similarly, while we believe our internal estimates with respect to our industry are reliable, our estimates have not been verified by any independent sources, and we cannot assure you that they are accurate. While we are not aware of any misstatements regarding any industry data presented in this prospectus, our estimates, in particular as they relate to market share and our general expectations concerning the global marketing and media research and the business information industries, involve risks and uncertainties and are subject to change based on various factors, including those discussed under the section entitled “Risk Factors.”

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

We have entered into a registration rights agreement with initial purchasers of the old notes, in which we agreed to file a registration statement with the SEC relating to an offer to exchange the old notes for exchange notes. The registration statement of which this prospectus forms a part was filed in compliance with this obligation. We also agreed to use our reasonable best efforts to cause a registration statement to become effective under the Securities Act. In addition, we agreed to use our commercially reasonable efforts to cause the exchange offer to be consummated on or before September 27, 2013. However, if the exchange offer is not consummated on or before September 27, 2013, we will incur additional interest expense. The exchange notes will have terms substantially identical to the old notes except that the exchange notes will not contain terms with respect to transfer restrictions and registration rights and additional interest payable for the failure to consummate the exchange offer by September 27, 2013. Old notes in an aggregate principal amount of $800,000,000 were issued on October 2, 2012.

Under the circumstances set forth below, we will cause the SEC to declare effective a shelf registration statement with respect to the resale of the old notes and we will use our reasonable best efforts to keep the shelf registration statement effective for up to two years after the effective date of the shelf registration statement. These circumstances include:

•	if we determine, upon the advice of outside counsel, that, the exchange offer is not permitted due to a change in applicable law or SEC policy;

•	if for any reason the registered exchange offer is not consummated by September 27, 2013;

•

if the initial purchasers so request after consummation of the registered exchange offer with respect to the old notes not eligible to be exchanged for the exchange notes and held by it following the consummation of the exchange offer;

•	if any holder (other than the initial purchasers) is not eligible to participate in the exchange offer; or

•	if the initial purchasers participate in the exchange offer and do not receive freely tradeable exchange notes in exchange for tendered old notes.

Each holder of old notes that wishes to exchange such old notes for transferable exchange notes in the exchange offer will be required to make the following representations:

•	any exchange notes to be received by it will be acquired in the ordinary course of its business;

•	it has no arrangement or understanding with any person to participate in the distribution (within the meaning of Securities Act) of the exchange notes;

•

it is not our “affiliate,” as defined in Rule 405 under the Securities Act, or, if it is an affiliate, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act; and

•

if such holder is a broker-dealer, that it will receive exchange notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities and such holder will acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.

In addition, each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it shall deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Resale of Exchange Notes

Based on interpretations of the SEC staff set forth in no-action letters issued to unrelated third parties, we believe that exchange notes issued in the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by any exchange note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	such holder is not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	such exchange notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in the distribution of such exchange notes.

Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes:

•	cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

If, as stated above, a holder cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters, any effective registration statement used in connection with a secondary resale transaction must contain the selling security holder information required by Item 507 of Regulation S-K under the Securities Act.

This prospectus may be used for an offer to resell, for the resale or for other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the old notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read the section captioned “Plan of Distribution” for more details regarding these procedures for the transfer of exchange notes. We have agreed that, for a period of 180 days after the exchange offer is consummated, we will make this prospectus available to any broker-dealer for use in connection with any resale of the exchange notes.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus, we will accept for exchange any old notes properly tendered and not withdrawn prior to the expiration date. We will issue $2,000 principal amount of exchange notes in exchange for each $2,000 principal amount of old notes surrendered under the exchange offer. We will issue $1,000 integral multiple amount of exchange notes in exchange for each $1,000 integral multiple amount of old notes surrendered under the exchange offer. Old notes may be tendered only in denominations of $2,000 and integral multiples of $1,000.

The form and terms of the exchange notes will be substantially identical to the form and terms of the old notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the registration rights agreement to file, and cause to become effective, a registration statement. The exchange notes will evidence the same debt as the old notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding old notes. Consequently, both series of notes will be treated as a single class of debt securities under the indenture.

The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

As of the date of this prospectus, $800,000,000 aggregate principal amount of old notes are outstanding. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC. Old notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the old notes.

We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to such holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption “—Certain Conditions to the Exchange Offer.”

Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees, or transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than those transfer taxes described below, in connection with the exchange offer. It is important that you read the section labeled “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date; Extensions; Amendments

The exchange offer for the old notes will expire at 5:00 p.m., New York City time, on August 27, 2013, unless we extend it in our sole discretion.

In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify in writing or by public announcement the registered holders of old notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any old notes in connection with the extension of the exchange offer;

•

to extend the exchange offer or to terminate the exchange offer and to refuse to accept old notes not previously accepted if any of the conditions set forth below under “—Certain Conditions to the Exchange Offer” have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

•

subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner, provided that in the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the exchange offer period, if necessary, so that at least five business days remain in the exchange offer following notice of the material change.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable written notice or public announcement thereof to the registered holders of old notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of old notes of such amendment, provided that in the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the exchange offer period, if necessary, so that at least five business days remain in the exchange offer following notice of the material change. If we terminate this exchange offer as provided in this prospectus before accepting any old notes for exchange or if we amend the terms of this exchange offer in a manner that constitutes a fundamental change in the information set forth in the registration statement of which this prospectus forms a part, we will promptly file a post-effective amendment to the registration statement of which this prospectus forms a part. In addition, we will in all events comply with our obligation to make prompt payment for all old notes properly tendered and accepted for exchange in the exchange offer.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a timely press release to a financial news service.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any exchange notes for, any old notes, and we may terminate the exchange offer as provided in this prospectus before accepting any old notes for exchange if in our reasonable judgment:

•

the exchange notes to be received will not be tradable by the holder without restriction under the Securities Act or the Exchange Act, and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

•

any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made:

•	the representations described under “—Purpose and Effect of the Exchange Offer,” “—Procedures for Tendering” and “Plan of Distribution;” and

•

such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

We expressly reserve the right, at any time or at various times on or prior to the scheduled expiration date of the exchange offer, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any old notes by giving written notice of such extension to the registered holders of the old notes. During any such extensions, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange unless they have been previously withdrawn. We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer on or prior to the scheduled expiration date of the exchange offer, and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give written notice or public announcement of any extension, amendment, non-acceptance or termination to the registered holders of the old notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time on the business day after the previously scheduled expiration date.

These conditions are for our sole benefit and we may, in our sole discretion, assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times except that all conditions to the exchange offer must be satisfied or waived by us prior to the expiration of the exchange offer. If we fail at any time to exercise any of the foregoing rights, that failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration of the exchange offer. Any waiver by us will be made by written notice or public announcement to the registered holders of the notes and any such waiver shall apply to all the registered holders of the notes.

In addition, we will not accept for exchange any old notes tendered, and will not issue exchange notes in exchange for any such old notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

Procedures for Tendering Old Notes

Only a holder of old notes may tender such old notes in the exchange offer. If you are a DTC participant that has old notes which are credited to your DTC account by book-entry and which are held of record by DTC’s nominee, as applicable, you may tender your old notes by book-entry transfer as if you were the record holder. Because of this, references herein to registered or record holders include DTC.

If you are not a DTC participant, you may tender your old notes by book-entry transfer by contacting your broker, dealer or other nominee or by opening an account with a DTC participant, as the case may be.

To tender old notes in the exchange offer:

•	You must comply with DTC’s Automated Tender Offer Program (“ATOP”) procedures described below;

•

The exchange agent must receive a timely confirmation of a book-entry transfer of the old notes into its account at DTC through ATOP pursuant to the procedure for book-entry transfer described below, along with a properly transmitted agent’s message, before the expiration date.

Participants in DTC’s ATOP program must electronically transmit their acceptance of the exchange by causing DTC to transfer the old notes to the exchange agent in accordance with DTC’s ATOP procedures for transfer. DTC will then send an agent’s message to the exchange agent. With respect to the exchange of the old notes, the term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

•	DTC has received an express acknowledgment from a participant in its ATOP that is tendering old notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms and subject to the conditions set forth in this prospectus; and

•

the Company may enforce the agreement against such participant. Delivery of an agent’s message will also constitute an acknowledgment from the tendering DTC participant that the representations described below in this prospectus are true and correct.

In addition, each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus; and any financial institution participating in DTC’s system may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw your tender of old notes at any time before 5:00 p.m., New York City time, on the expiration date.

To withdraw a tender of old notes in any exchange offer, the applicable exchange agent must receive a letter or facsimile notice of withdrawal at its address set forth below under “—Exchange Agent” before the time indicated above. Any notice of withdrawal must:

•	specify the name of the person who deposited the old notes to be withdrawn,

•

identify the old notes to be withdrawn including the certificate number or numbers and aggregate principal amount of old notes to be withdrawn or, in the case of old notes transferred by book-entry transfer, the name and number of the account at DTC to be credited and otherwise comply with the procedures of the relevant book-entry transfer facility, and

•	specify the name in which the old notes being withdrawn are to be registered, if different from that of the person who deposited the notes.

We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Our determination will be final and binding on all parties. Any old notes withdrawn in this manner will be deemed not to have been validly tendered for purposes of the exchange offer. We will not issue exchange notes for such withdrawn old notes unless the old notes are validly retendered. We will return to you any old notes that you have tendered but that we have not accepted for exchange without cost as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn old notes by following one of the procedures described above at any time before the expiration date.

Exchange Agent

We have appointed Deutsche Bank Trust Company Americas as exchange agent for the exchange offer of old notes.

You should direct questions and requests for assistance and requests for additional copies of this prospectus to the exchange agent addressed as follows:

DB Services Americas, Inc.

Attention: Reorg. Department

5022 Gate Parkway, Suite 200

Jacksonville, FL 32256

DB.Reorg@db.com

Fax: 615-866-3889

Information: 877-843-9767

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail, however, we may make additional solicitations by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

Our expenses in connection with the exchange offer include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•

certificates representing old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered; or

•	a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

If satisfactory evidence of payment of such taxes is not submitted, the amount of such transfer taxes will be billed to that tendering holder.

Holders who tender their old notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

Holders of old notes who do not exchange their old notes for exchange notes under the exchange offer, including as a result of failing to timely deliver old notes to the exchange agent, together with all required documentation, will remain subject to the restrictions on transfer of such old notes:

•

as set forth in the legend printed on the old notes as a consequence of the issuance of the old notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise as set forth in the prospectus distributed in connection with the private offering of the old notes.

In addition, you will no longer have any registration rights or be entitled to additional interest with respect to the old notes.

In general, you may not offer or sell the old notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act. Based on interpretations of the SEC staff, exchange notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by their holders, other than any such holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes:

•	could not rely on the applicable interpretations of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

After the exchange offer is consummated, if you continue to hold any old notes, you may have difficulty selling them because there will be fewer old notes outstanding.

Transfer and Exchange

The exchange notes will initially be issued in the form of several registered notes in global form without interest coupons (the “Global Exchange Notes”). The Global Exchange Notes will be deposited upon issuance with a custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC.

Ownership of interests in the Global Exchange Notes (“Book-Entry Interests”) will be limited to persons that have accounts with DTC or persons that may hold interests through such participants. In addition, transfers of Book-Entry Interests between participants in DTC will be effected by DTC pursuant to customary procedures and subject to the applicable rules and procedures established by DTC and their participants.

If definitive registered notes are issued, they will be issued upon receipt by the Registrar of instructions relating thereto and any certificates, opinions and other documentation required by the indenture. It is expected that such instructions will be based upon directions received by DTC from the participant which owns the relevant Book-Entry Interests.

Subject to any restrictions on transfer imposed by applicable law the Notes may be transferred or exchanged in whole or in part. In connection with any such transfer or exchange, each indenture will require the transferring or exchanging holder to, among other things, furnish appropriate endorsements and transfer documents, to furnish information regarding the account of the transferee at DTC to furnish certain certificates and opinions, and to pay any taxes, duties and governmental charges in connection with such transfer or exchange. Any such transfer or exchange will be made without charge to the holder, other than any taxes, duties and governmental charges payable in connection with such transfer.

Notwithstanding the foregoing, the Issuers are not required to register the transfer or exchange of any exchange notes:

(1)	for a period of 15 days prior to any date fixed for the redemption of such exchange notes;

(2)	for a period of 15 days immediately prior to the date fixed for selection of such exchange notes to be redeemed in part;

(3)	for a period of 15 days prior to the record date with respect to any interest payment date applicable to such exchange notes; or

(4)	which the holder has tendered (and not withdrawn) for repurchase in connection with a change of control offer.

The Issuers and the trustee will be entitled to treat the holder of an exchange note as the owner of it for all purposes.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the old notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered old notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement that we entered into in connection with the private offering of the old notes. We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer. As consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding old notes, the terms of which are identical in all material respects to the exchange notes, except that the exchange notes will not contain terms with respect to transfer restrictions or additional interest upon a failure to fulfill certain of our obligations under the registration rights agreement.

CAPITALIZATION

The following table sets forth the capitalization for Nielsen only as of March 31, 2013. The information in this table should be read in conjunction with “Selected Historical Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements included elsewhere in this prospectus.

March 31, 2013
(In millions except share and per share amounts)
Cash and cash equivalents	$232
Long-term obligations:
Senior secured term loans due 2016(1)	2,897
Senior secured term loans due 2017	1,161
Revolving credit facility(2)	55
11.625% Senior Notes due 2014(3)	210
7.75% Senior Notes due 2018(4)	1,084
4.50% Senior Notes due 2020(5)	800
Other long-term debt	1
Capital lease obligations	106

Total long-term debt and capital lease obligations, including current portion(6)	6,314
Total equity	5,199

Total capitalization	$11,513

(1)	Comprised of two tranches $2,526 million and €289 million.
(2)	Our revolving credit facility provides for availability of $635 million. As of March 31, 2013, we had borrowings of $55 million outstanding under our revolving credit facility, not including $13 million of outstanding letters of credit.
(3)	$215 million face amount.
(4)	$1,080 million face amount.
(5)	$800 million face amount.
(6)	Excludes bank overdrafts in the amount of $6 million and other short term debt of $8 million.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth selected historical consolidated financial data as of the dates and for the periods indicated. The selected consolidated statement of operations data for the years ended December 31, 2012, 2011 and 2010 and selected consolidated balance sheet data as of December 31, 2012 and 2011 have been derived from our audited consolidated financial statements and related notes appearing elsewhere in this prospectus. The selected consolidated statement of operations data for the years ended December 31, 2009 and 2008 and selected consolidated balance sheet data as of December 31, 2010, 2009 and 2008 have been derived from our unaudited consolidated financial statements which are not included in this prospectus. The selected consolidated financial data as of and for the years ended December 31, 2012, 2011, 2010, 2009 and 2008 have been revised to reflect one of the Company’s legacy online businesses as a discontinued operation for comparability. The selected consolidated statement of operations data for the three months ended March 31, 2013 and 2012 and the selected balance sheet data as of March 31, 2013 have been derived from our unaudited condensed consolidated financial statements and related notes appearing elsewhere in this prospectus.

The results of operations for any period are not necessarily indicative of the results to be expected for any future period. The audited consolidated financial statements from which the historical financial information for the periods set forth below have been derived were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The selected historical consolidated financial data set forth below should be read in conjunction with, and are qualified by reference to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes thereto appearing elsewhere in this prospectus.

	Three Months ended March 31,		Year Ended December 31,
	2013	2012	2012(1)	2011(2)	2010(3)	2009(4)	2008(5)
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Statement of Operations Data:
Revenues	$1,376	$1,334	$5,590	$5,507	$5,103	$4,792	$4,791
Income/(loss) from continuing operations	39	30	303	111	154	(426)	(228)
Income/(loss) from continuing operations per common share	*	*	*	*	*	*	*
Cash dividends declared per common share	—	—	—	—	0.03	—	—

*	Not included as no publicly traded shares were outstanding

	March 31, 2013	December 31,
(IN MILLIONS)		2012	2011	2010	2009	2008
Balance Sheet Data:
Total assets	$14,414	$14,583	$14,472	$14,425	$14,589	$15,082
Long-term debt including capital leases	6,314	6,291	6,474	8,550	8,640	8,428

(1)	Income for year ended December 31, 2012 included $84 million in restructuring charges and $121 million of charges associated with certain debt retirement transactions
(2)	Income for year ended December 31, 2011 included $84 million of restructuring charges and $333 million of charges associated with Holdings’ initial offering of common stock and related debt retirement transactions and Sponsor Agreement termination payments.
(3)	Income for year ended December 31, 2010 included $61 million in restructuring charges, $135 million of foreign currency transaction gains and $90 million of charges associated with certain debt retirement transactions.
(4)	The loss in the year ended December 31, 2009 included a goodwill and intangible asset impairment charge of $527 million and $62 million in restructuring charges.
(5)	The loss in the year ended December 31, 2008 included a goodwill impairment charge of $96 million and $118 million in restructuring charges.

RATIO OF EARNINGS TO FIXED CHARGES

	Three months ended March 31, 2013	Year Ended December 31,
		2012	2011	2010	2009		2008
Ratio of earnings to fixed charges	1.8	2.1	1.3	1.2	(a	)	(a	)

(a)	Earnings for the years ended December 31, 2009 and 2008 were inadequate to cover fixed charges by $586 million and $172 million, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Introduction

The following discussion and analysis should be read together with the accompanying condensed consolidated financial statements and related notes thereto. The financial statements as of and for the years ended December 31, 2012, 2011 and 2010 have been revised to reflect one of the Company’s legacy online businesses as a discontinued operation for comparability. Further, this prospectus may contain material that includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect, when made, Nielsen’s current views with respect to current events and financial performance. Statements, other than those based on historical facts, which address activities, events or developments that we expect or anticipate may occur in the future are forward-looking statements. Such forward-looking statements are subject to many risks, uncertainties and factors relating to Nielsen’s operations and business environment that may cause actual results to be materially different from any future results, express or implied, by such forward-looking statements, including but not limited to, those set forth under “Risk Factors.” Forward-looking statements speak only as of the date of this prospectus or as of the date they were made. We disclaim any intention to update the current expectations or forward-looking statements contained in this prospectus. Unless required by context, references to “we”, “us”, and “our” refer to Nielsen and each of its consolidated subsidiaries.

From time to time, Nielsen may use its website and social media outlets as channels of distribution of material company information. Financial and other material information regarding the company is routinely posted and accessible on our website at http://www.nielsen.com/investors, our Twitter account at http://twitter.com/NielsenIR and our iPad App, NielsenIR, available on the App Store.

Background and Executive Summary

We are a global information and measurement company that provides clients with a comprehensive understanding of consumers and consumer behavior. We deliver critical media and marketing information, analytics and industry expertise about what consumers buy (referred to herein as “Buy”) and what consumers watch on a global and local basis (consumer interaction across the television, online and mobile viewing platforms referred to herein as “Watch”). Our information, insights and solutions help our clients maintain and strengthen their market positions and identify opportunities for profitable growth. We have a presence in approximately 100 countries, including many developing and emerging markets, and hold leading market positions in many of our services and geographies.

We believe that important measures of our results of operations include revenue and operating income. Our long-term financial objectives include consistent revenue growth and expanding operating margins. Accordingly, we are focused on geographic market and service offering expansion to drive revenue growth and improving operating efficiencies including effective resource utilization, information technology leverage and overhead cost management.

Our business strategy is built upon a model that has traditionally yielded consistent revenue performance. Typically, before the start of each year, nearly 70% of our annual revenue has been committed under contracts in our combined Buy and Watch segments, which provides us with a high degree of stability to our revenue and allows us to effectively manage our profitability and cash flows. We continue to look for growth opportunities through global expansion, specifically within developing markets, as well as through the cross-platform expansion of our insights services and measurement services.

Our restructuring and other productivity initiatives have been focused on a combination of improving operating leverage through targeted cost-reduction programs, business process improvements and portfolio restructuring actions, while at the same time investing in key programs to enhance future growth opportunities.

Achieving our business objectives requires us to manage a number of key risk areas. Our growth objective of geographic market and service expansion requires us to maintain the consistency and integrity of our information and underlying processes on a global scale, and to invest effectively our capital in technology and infrastructure to keep pace with our clients’ demands and our competitors. Our operating footprint across approximately 100 countries requires disciplined global and local resource management of internal and third party providers to ensure success. In addition, our high level of indebtedness requires active management of our debt profile, with a focus on underlying maturities, interest rate risk, liquidity and operating cash flows.

Business Segment Overview

We align our business into three reporting segments: what consumers buy (consumer purchasing measurement and analytics), what consumers watch (media audience measurement and analytics) and Expositions. Our Buy and Watch segments, which together generated substantially all of our revenues in 2012, are built on a foundation of proprietary data assets that are designed to yield essential insights for our clients to successfully measure, analyze and grow their businesses.

Our Buy segment provides Information services, which include our core tracking and scan data (primarily transactional measurement data and consumer behavior information), and Insights services (primarily comprised of our analytical solutions) to businesses in the consumer packaged goods industry. Our services also enable our clients to better manage their brands, uncover new sources of demand, launch and grow new products, analyze their sales, improve their marketing mix and establish more effective consumer relationships. Our data is used by our clients to measure their market share, tracking billions of sales transactions per month in retail outlets around the world. Our extensive database of retail and consumer information, combined with our advanced analytical capabilities, helps generate strategic insights that influence our clients’ key business decisions. Within our Buy segment, we have two primary geographic groups, developed and developing markets. Developed markets primarily include the United States, Canada, Western Europe, Japan and Australia while developing markets include Africa, Latin America, Russia, China, India and Southeast Asia.

Our Watch segment provides viewership data and analytics primarily to the media and advertising industries for television, online and mobile screens. Our Watch data is used by our media clients to understand their audiences, establish the value of their advertising inventory and maximize the value of their content, and by our advertising clients to plan and optimize their spending.

Our Expositions segment operates one of the largest portfolios of business-to-business trade shows and conference events in the United States. Each year, we produce more than 60 trade shows and conference events, which in 2012 connected over 335,000 buyers and sellers across nine diversified and vibrant end markets.

Certain corporate costs, other than those described above, including those related to selling, finance, legal, human resources, and information technology systems, are considered operating costs and are allocated to our segments based on either the actual amount of costs incurred or on a basis consistent with the operations of the underlying segment.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses and the related disclosure of contingent assets and liabilities. The most significant of these estimates relate to revenue recognition; business combinations including purchase price allocations; accruals for pension costs and other post-retirement benefits; accounting for income taxes; and valuation of long-lived assets including goodwill and indefinite-lived intangible assets, computer software and stock-based compensation. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the valuation of assets and liabilities that are not readily apparent from other sources. We evaluate these estimates on an ongoing basis. Actual results could vary from these estimates under different assumptions or conditions, For a summary of the significant accounting policies, including critical accounting policies discussed below, see Note 1—“Description of Business, Basis of Presentation and Significant Accounting Policies” to our consolidated financial statements.

Revenue Recognition

We recognize revenues when persuasive evidence of an arrangement exists, services have been rendered or information has been delivered, the fee is fixed or determinable and the collectibility of the related revenue is reasonably assured.

A significant portion of our revenue is generated from information (primarily retail measurement and consumer panel services) and measurement (primarily from television, internet and mobile audiences) services. We generally recognize revenue from the sale of services as the services are performed, which is usually ratably over the term of the contract(s). Invoiced amounts are recorded as deferred revenue until earned. Substantially all of our customer contracts are non-cancelable and non-refundable.

Certain of our revenue arrangements include multiple deliverables and in these arrangements, the individual deliverables within the contract that have stand-alone value to the customer are separated and recognized upon delivery based upon our best estimate of their selling prices. These arrangements are not significant to our results of operations. In certain cases, software is included as part of these arrangements to allow our customers to supplementally view delivered information and is provided for the term of the arrangement and is not significant to the marketing effort and is not sold separately. Accordingly, software provided to our customers is considered to be incidental to the arrangements and is not recognized as a separate element.

A discussion of our revenue recognition policies, by segment, follows:

Buy

Revenue from our Buy segment, primarily from retail measurement services and consumer panel services, is recognized over the period during which the services are performed and information is delivered to the customer, primarily on a straight-line basis.

We provide insights and solutions to customers through analytical studies that are recognized into revenue as value is delivered to the customer. The pattern of revenue recognition for these contracts varies depending on the terms of the individual contracts, and may be recognized proportionally or deferred until the end of the contract term and recognized when the information has been delivered to the customer.

Watch

Revenue from our Watch segment is primarily generated from television, internet and mobile measurement services and recognized on a straight-line basis over the contract period, as the service is delivered to the customer.

Expositions

Revenue and certain costs within our Expositions segment are recognized upon completion of each event.

Stock-Based Compensation

Expense Recognition

Our stock-based compensation programs are comprised of both stock options and RSUs. We measure the cost of all stock-based payments, including stock options, at fair value on the grant date and recognize such costs within the consolidated statements of operations; however, no expense is recognized for stock-based payments that do not ultimately vest. We recognize expense associated with stock options that vest upon a single date using the straight-line method. For those that vest over time, an accelerated graded vesting is used. We recorded $33 million, $26 million and $18 million of expense associated with stock-based payments compensation for the years ended December 31, 2012, 2011 and 2010, respectively. As of December 31, 2012, the aggregate grant date fair value of all outstanding vested and unvested options was $75 million and $62 million, respectively. As of December 31, 2012, approximately $16 million of unearned stock-based compensation related to unvested RSUs (net of estimated forfeitures) is expected to be recognized over a weighted average period of 3.4 years

Fair Value Measurement

Determining the fair value of stock-based awards at the grant date requires considerable judgment. Stock-based compensation expense for stock options is primarily based on the estimated grant date fair value using the Black-Scholes option pricing model, which considers factors such as estimating the expected term of stock options, expected volatility of our stock, and the number of stock-based awards expected to be forfeited due to future terminations. Some of the critical assumptions used in estimating the grant date fair value are presented in the table below:

	Year Ended December 31,
	2012	2011	2010
Expected life (years)	3.50 – 6.00	3.50 – 6.00	2.85 – 4.17
Risk-free interest rate	0.38 – 0.83%	1.18 – 2.23%	1.28 – 2.12%
Expected dividend yield	0%	0%	0%
Expected volatility	28.00 – 30.30%	31.70 – 42.00%	58.00 – 63.00%
Weighted-average volatility	28.56%	33.42%	60.05%

In addition, for stock-based awards where vesting is dependent upon achieving certain operating performance goals, we estimate the likelihood of achieving the performance goals. Differences between actual results and these estimates could have a material effect on our financial results. We consider several factors in estimating the expected life of our options granted, including the expected lives used by a peer group of companies and the historical option exercise behavior of our employees, which we believe are representative of future behavior. Expected volatility has been based primarily on a combination of the estimates of implied volatility of our peer-group and our historical volatility adjusted for leverage. For grants subsequent to Holdings’ initial public offering, implied volatility based on trading Holding’s call options is also considered in the calculation of expected volatility because it is considered representative of future stock price trends.

The assumptions used in calculating the fair value of stock-based awards represent our best estimates and, although we believe them to be reasonable, these estimates involve inherent uncertainties and the application of management’s judgment. If factors change and we employ different assumptions in the application of our option-pricing model in future periods or if we experience different forfeiture rates, the compensation expense that is derived may differ significantly from what we have recorded in the current year.

Goodwill and Indefinite-Lived Intangible Assets

Goodwill and other indefinite-lived intangible assets are stated at historical cost less accumulated impairment losses, if any.

Goodwill and other indefinite-lived intangible assets, consisting of certain trade names and trademarks, are each tested for impairment on an annual basis and whenever events or circumstances indicate that the carrying amount of such asset may not be recoverable. We have designated October 1st as the date in which the annual assessment is performed as this timing corresponds with the development of our formal budget and business plan review. We review the recoverability of our goodwill by comparing the estimated fair values of reporting units with their respective carrying amounts. We established, and continue to evaluate, our reporting units based on our internal reporting structure and generally define such reporting units at our operating segment level or one level below. The estimates of fair value of a reporting unit are determined using a combination of valuation techniques, primarily by an income approach using a discounted cash flow analysis and supplemented by a market-based approach.

A discounted cash flow analysis requires the use of various assumptions, including expectations of future cash flows, growth rates, discount rates and tax rates in developing the present value of future cash flow projections. Many of the factors used in assessing fair value are outside of the control of management, and these assumptions and estimates can change in future periods. Changes in assumptions or estimates could materially affect the determination of the fair value of a reporting unit, and therefore could affect the amount of potential impairment. The following assumptions are significant to our discounted cash flow analysis:

•

Business projections—the assumptions of expected future cash flows and growth rates are based on assumptions about the level of business activity in the marketplace as well as applicable cost levels that drive our budget and business plans. The budget and business plans are updated at least annually and are frequently reviewed by management and our board of directors. Actual results of operations, cash flows and other factors will likely differ from the estimates used in our valuation, and it is possible that differences and changes could be material. A deterioration in profitability, adverse market conditions and a slower or weaker economic recovery than currently estimated by management could have a significant impact on the estimated fair value of our reporting units and could result in an impairment charge in the future. Should such events or circumstances arise, management would evaluate other options available at that time that, if executed, could result in future profitability.

•

Long-term growth rates—the assumed long-term growth rate representing the expected rate at which a reporting unit’s earnings stream, beyond that of the budget and business plan period, is projected to grow. These rates are used to calculate the terminal value, or value at the end of the future earnings stream, of our reporting units, and are added to the cash flows projected for the budget and business plan period. The long-term growth rate for each reporting unit is influenced by general market conditions as well as factors specific to the reporting unit such as the maturity of the underlying services. The long-term growth rates we used for our reporting units were between 2% and 4%.

•

Discount rates—the reporting unit’s combined future cash flows are discounted at a rate that is consistent with a weighted-average cost of capital that is likely to be used by market participants. The weighted-average cost of capital is our estimate of the overall after-tax rate of return required by equity and debt holders of a business enterprise. The discount rate for each reporting unit is influenced by general market conditions as well as factors specific to the reporting unit. The discount rates we used for our reporting units were between 8.0% and 15.0%.

These estimates and assumptions vary between each reporting unit depending on the facts and circumstances specific to that unit. We believe that the estimates and assumptions we made are reasonable, but they are susceptible to change from period to period.

We also use a market-based approach in estimating the fair value of our reporting units. The market-based approach utilizes available market comparisons such as indicative industry multiples that are applied to current year revenue and earnings as well as recent comparable transactions.

To validate the reasonableness of the reporting unit fair values, we reconcile the aggregate fair values of our reporting units to our enterprise market capitalization. Enterprise market capitalization includes, among other factors, the market value of our common stock and the appropriate redemption values of our debt.

We did not have any indicators of impairment during the year ended December 31, 2012. The following table summarizes the results of the ten reporting units that were subject to the October I, 2012 annual impairment testing and the related goodwill value associated with the reporting units for (a) fair values exceeding carrying values by less than 10%, (b) fair values exceeding carrying values between 10% and 20% and (c) fair values exceeding carrying values by more than 20%.

Fair value exceeds carrying value by:	Number of reporting units	Reporting units goodwill (in millions)
Less than 10%	1	$109
10% to 20%	—	—
Greater than 20%	9	7,167

Totals	10	$7,276

We perform sensitivity analyses on our assumptions, primarily around both long-term growth rate and discount rate assumptions. Our sensitivity analyses include several combinations of reasonably possible scenarios with regard to these assumptions. However, we consistently test a one percent movement in both our long-term growth rate and discount rate assumptions. When applying these sensitivity analyses, we noted that the fair value was less than the underlying book value for one of our reporting units with goodwill of approximately $109 million at October 1, 2012 (approximately 1.5% of our total goodwill).

Even though our sensitivity analyses, based upon reasonably possible adverse changes in assumptions as one of our reporting units showed a potential shortfall, we believe it was not reasonably likely that an impairment would occur in the next twelve months from that date as management has the ability to execute certain productivity and other actions in order to increase the results of operations and cash flows of our reporting units. While management believes that these sensitivity analyses provide a reasonable basis on which to evaluate the recovery of our goodwill, other facts or circumstances may arise that could impact the impairment assessment and therefore these analyses should not be used as a sole predictor of impairment.

The impairment test for other indefinite-lived intangible assets consists of a comparison of the fair value of the intangible asset with its carrying amount. If the carrying amount of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. The estimates of fair value of trade names and trademarks are determined using a “relief from royalty” discounted cash flow valuation methodology. Significant assumptions inherent in this methodology include estimates of royalty rates and discount rates. Discount rate assumptions are based on an assessment of the risk inherent in the respective intangible assets. Assumptions about royalty rates are based on the rates at which comparable trade names and trademarks are being licensed in the marketplace.

Pension Costs

We provide a number of retirement benefits to our employees, including defined benefit pension plans and post-retirement medical plans. Pension costs, in respect of defined benefit pension plans, primarily represent the increase in the actuarial present value of the obligation for pension benefits based on employee service during the year and the interest on this obligation in respect of employee service in previous years, net of the expected return on plan assets. Differences between this expected return and the actual return on these plan assets and actuarial changes are not recognized in the statement of operations, unless the accumulated differences and changes exceed a certain threshold. The excess is amortized and charged to the statement of operations over, at the maximum, the average remaining term of employee service. We recognize obligations for contributions to defined contribution pension plans as expenses in the statement of operations as they are incurred.

The determination of benefit obligations and expenses is based on actuarial models. In order to measure benefit costs and obligations using these models, critical assumptions are made with regard to the discount rate, the expected return on plan assets and the assumed rate of compensation increases. We provide retiree medical benefits to a limited number of participants in the U.S. and have ceased to provide retiree health care benefits to certain of our Dutch retirees. Therefore, retiree medical care cost trend rates are not a significant driver of our post retirement costs. Management reviews these critical assumptions at least annually. Other assumptions involve demographic factors such as turnover, retirement and mortality rates. Management reviews these assumptions periodically and updates them as necessary.

The discount rate is the rate at which the benefit obligations could be effectively settled. For our U.S. plans, the discount rate is based on a bond portfolio that includes only long-term bonds with an Aa rating, or equivalent, from a major rating agency. For the Dutch and other non-U.S. plans, the discount rate is set by reference to market yields on high-quality corporate bonds. We believe the timing and amount of cash flows related to the bonds in these portfolios are expected to match the estimated payment benefit streams of our plans.

To determine the expected long-term rate of return on pension plan assets, we consider, for each country, the structure of the asset portfolio and the expected rates of return for each of the components. For our U.S. plans, a 50 basis point decrease in the expected return on assets would increase pension expense on our principal plans by approximately $1 million per year. A similar 50 basis point decrease in the expected return on assets would increase pension expense on our principal Dutch plans by approximately $3 million per year. We assumed that the weighted-averages of long-term returns on our pension plans were 6.2%, 6.3% and 6.5 % for the years ended December 31, 2012, 2011 and 2010, respectively. The actual return on plan assets will vary year to year from this assumption. Although the actual return on plan assets will vary from year to year, we believe it is appropriate to use long-term expected forecasts in selecting our expected return on plan assets. As such, there can be no assurance that our actual return on plan assets will approximate the long-term expected forecasts.

Income Taxes

We have a presence in approximately 100 countries. We have completed many material acquisitions and divestitures which have generated complex tax issues requiring management to use its judgment to make various tax determinations. We try to organize the affairs of our subsidiaries in a tax efficient manner, taking into consideration the jurisdictions in which we operate. Although we are confident that tax returns have been appropriately prepared and filed, there is risk that additional tax may be assessed on certain transactions or that the deductibility of certain expenditures may be disallowed for tax purposes. Our policy is to estimate tax risk to the best of our ability and provide accordingly for those risks and take positions in which a high degree of confidence exists that the tax treatment will be accepted by the tax authorities. The policy with respect to deferred taxation is to provide in full for temporary differences using the liability method.

Deferred tax assets and deferred tax liabilities are computed by assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. The carrying value of deferred tax assets is adjusted by a valuation allowance to the extent that these deferred tax assets are not considered to be realized on a more likely than not basis. Realization of deferred tax assets is based, in part, on our judgment and various factors including reversal of deferred tax liabilities, our ability to generate future taxable income in jurisdictions where such assets have arisen and potential tax planning strategies. Valuation allowances are recorded in order to reduce the deferred tax assets to the amount expected to be realized in the future.

Long-Lived Assets

We are required to assess whether the value of our long-lived assets, including our buildings, improvements, technical and other equipment, and amortizable intangible assets have been impaired whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. We do not perform a periodic assessment of assets for impairment in the absence of such information or indicators. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used or a significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable. Recoverability of assets that are held and used is measured by comparing the sum of the future undiscounted cash flows expected to be derived from an asset (or a group of assets) to their carrying value. If the carrying value of the asset (or the group of assets) exceeds the sum of the future undiscounted cash flows, impairment is considered to exist. If impairment is considered to exist based on undiscounted cash flows, the impairment charge is measured using an estimation of the assets’ fair value, typically using a discounted cash flow method. The identification of impairment indicators, the estimation of future cash flows and the determination of fair values for assets (or groups of assets) requires us to make significant judgments concerning the identification and validation of impairment indicators, expected cash flows and applicable discount rates. These estimates are subject to revision as market conditions and our assessments change. No impairment indicators were noted for the years ended December 31, 2012, 2011 and 2010.

We capitalize software development costs with respect to major internal use software initiatives or enhancements. The costs are capitalized from the time that the preliminary project stage is completed, and we consider it probable that the software will be used to perform the function intended until the time the software is placed in service for its intended use. Once the software is placed in service, the capitalized costs are generally amortized over periods of three to seven years. If events or changes in circumstances indicate that the carrying value of software may not be recovered, a recoverability analysis is performed based on estimated undiscounted cash flows to be generated from the software in the future. If the analysis indicates that the carrying value is not recoverable from future cash flows, the software cost is written down to estimated fair value and an impairment is recognized. These estimates are subject to revision as market conditions and as our assessments change.

Factors Affecting Nielsen’s Financial Results

Acquisitions and Investments in Affiliates

For the three months ended March 31, 2013, we paid cash consideration of $11 million associated with both current period and previously executed acquisitions, net of cash acquired. Had the current period acquisitions occurred as of January 1, 2013, the impact on our consolidated results of operations would not have been material.

For the three months ended March 31, 2012, we paid cash consideration of $16 million associated with both current period and previously executed acquisitions, net of cash acquired. Had the current period acquisitions occurred as of January 1, 2012, the impact on our consolidated results of operations would not have been material.

For the year ended December 31, 2012, we paid cash consideration of $160 million associated with both current period and previously executed acquisitions, net of cash acquired. Had the current period acquisitions occurred as of January 1, 2012, the impact on our consolidated results of operations would not have been material.

For the year ended December 31, 2011, we paid cash consideration of $123 million associated with both current period and previously executed acquisitions, net of cash acquired. Had that period’s acquisitions occurred as of January 1, 2011, the impact on our consolidated results of operations would not have been material.

For the year ended December 31, 2010, we paid cash consideration of $55 million associated with both current period and previously executed acquisitions, net of cash acquired. Had that period’s acquisitions occurred as of January 1, 2010, the impact on our consolidated results of operations would not have been material.

Transactions with Sponsors

In connection with the Acquisition, certain of our subsidiaries and the Sponsors entered into Advisory Agreements (the “Sponsor Advisory Agreements”), which provided for an annual management fee, in connection with planning, strategy, oversight and support to management, and were payable quarterly and in advance to each Sponsor, on a pro rata basis, for the eight year duration of the agreements, as well as reimbursements for each Sponsor’s respective out-of-pocket expenses in connection with the management services provided under the agreement (the “Sponsor Advisory Fees”).

On January 31, 2011, each of our subsidiaries party to the Sponsor Advisory Agreements agreed, along with the Sponsors, to terminate all such agreements in exchange for a settlement of $102 million and we recorded a charge of $61 million (net of tax of $41 million). The pre-tax amount of this charge was recorded as a component of selling, general and administrative expenses in our consolidated statement of operations. We recorded $12 million in selling, general and administrative expenses related to management fees, travel and consulting attributable to a number of the Sponsors for the year ended December 31, 2010.

Discontinued Operations

In March 2013, we completed the exit and shut down of one of our legacy online businesses and recorded a net loss of $3 million associated with this divestiture. The condensed consolidated statements of operations reflect the operating results of this business as a discontinued operation.

Foreign Currency

Our financial results are reported in U.S. dollars and are therefore subject to the impact of movements in exchange rates on the translation of the financial information of individual businesses whose functional currencies are other than U.S. dollars. Our principal foreign exchange revenue exposure is spread across several currencies, primarily the Euro. The table below sets forth the profile of our revenue by principal currency.

	Three Months Ended March 31,		Year ended December 31,
	2013	2012	2012	2011	2010
U.S. Dollars	53%	52%	52%	50%	52%
Euro	11%	12%	12%	14%	14%
Other Currencies	36%	36%	36%	36%	34%

Total	100%	100%	100%	100%	100%

As a result, fluctuations in the value of foreign currencies relative to the U.S. dollar impact our operating results. Impacts associated with fluctuations in foreign currency are discussed in more detail under “—Quantitative and Qualitative Disclosures about Market Risk.” In countries with currencies other than the U.S. dollar, assets and liabilities are translated into U.S. dollars using end-of-period exchange rates; revenues, expenses and cash flows are translated using average rates of exchange. The average U.S. dollar to Euro exchange rate was $1.32 to €1.00 and $1.31 to €1.00 for the three months ended March 31, 2013 and 2012, respectively, and $1.29 to €1.00, $1.39 to €1.00 and $1.33 to €1.00 for the years ended December 31, 2012, 2011 and 2010, respectively. Constant currency growth rates used in the following discussion of results of operations eliminate the impact of year-over-year foreign currency fluctuations.

We have operations in both our Buy and Watch segments in Venezuela and the functional currency for these operations was the Venezuelan bolivares fuertes. Venezuela’s currency was considered hyperinflationary as of January 1, 2010 and further, in January 2010, Venezuela’s currency was devalued and a new currency exchange rate system was announced. In 2010, we evaluated the new exchange rate system and concluded that the local currency transactions will be denominated in U.S. dollars effective as of January 1, 2010 and until Venezuela’s currency is deemed to be non-hyperinflationary. We recorded a charge of $7 million associated with the currency devaluation in January 2010 in our foreign exchange transaction (losses)/gains, net line item in the consolidated statement of operations. In June 2010, a further revision to the currency exchange rate system was made and in December 2010, the government of Venezuela eliminated the preferential exchange rate. Neither the impact of the hyperinflationary accounting or the subsequent changes to the exchange rate system had a material impact on our consolidated results of operations for the years ended December 31, 2012, 2011 or 2010.

In February 2013, the Venezuelan government devalued its currency by 32%. The official exchange rate moved from 4.30 to 6.30 and the regulated System of Transactions with Securities in Foreign Currency market was suspended. As a result of this change, we recorded a charge of $12 million during the first quarter of 2013 in the foreign currency exchange transaction losses, net line in the condensed consolidated statement of operations primarily reflecting the write-down of monetary assets and liabilities.

We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation is a non-GAAP financial measure, which excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, consistent with how we evaluate our performance. We calculate constant currency percentages by converting our prior-period local currency financial results using the current period foreign currency exchange rates and comparing these adjusted amounts to our current period reported results. This calculation may differ from similarly-titled measures used by others and, accordingly, the constant currency presentation is not meant to be a substitution for recorded amounts presented in conformity with GAAP nor should such amounts be considered in isolation.

Results of Operations—Three Months Ended March 31, 2013 Compared to Three Months Ended March 31, 2012

The following table sets forth, for the periods indicated, the amounts included in our Condensed Consolidated Statements of Operations:

	Three Months Ended March 31,
(IN MILLIONS)	2013	2012
Revenues	$1,376	$1,334

Cost of revenues, exclusive of depreciation and amortization shown separately below	593	564
Selling, general and administrative expenses, exclusive of depreciation and amortization shown separately below	451	446
Depreciation and amortization	126	129
Restructuring charges	35	37

Operating income	171	158
Interest income	1	1
Interest expense	(81)	(100)
Foreign currency exchange transaction losses, net	(12)	(10)
Other expense, net	(12)	(6)

Income from continuing operations before income taxes and equity in net loss of affiliates	67	43
Provision for income taxes	27	11
Equity in net loss of affiliates	1	2

Income from continuing operations	39	30
Loss from discontinued operations, net of tax	3	2

Net income	36	28
Net loss attributable to noncontrolling interests	1	—

Net income attributable to The Nielsen Company B.V.	$37	$28

Consolidated Results for the Three Months Ended March 31, 2013 Compared to the Three Months Ended March 31, 2012

Revenues

Revenues increased 3.1% to $1,376 million for the three months ended March 31, 2013 from $1,334 million for the three months ended March 31, 2012, or 4.0% on a constant currency basis, which excludes a 0.9% unfavorable impact of changes in foreign currency exchange rates. These increases were driven by a 3.3% increase within our Buy segment (4.6% on a constant currency basis), a 4.2% increase within our Watch segment (4.4% on a constant currency basis), and a 6.6% decrease in our Expositions segment (6.6% on a constant currency basis).

Cost of Revenues, Exclusive of Depreciation and Amortization

Cost of revenues increased 5.1% to $593 million for the three months ended March 31, 2013 from $564 million for the three months ended March 31, 2012, or 6.3% on a constant currency basis, excluding a 1.2% favorable impact of changes in foreign currency exchange rates. These increases resulted primarily from a 6.1% increase within our Buy segment (7.6% on a constant currency basis) due primarily to continued investments in global expansion of our services and an increase in retail measurement costs. Costs within our Watch segment increased 3.2% (3.2% on a constant currency basis) due primarily to spending on product portfolio management initiatives.

Selling, General and Administrative Expenses, Exclusive of Depreciation and Amortization

Selling, general and administrative expenses increased 1.1% to $451 million for the three months ended March 31, 2013 from $446 million for the three months ended March 31, 2012, or 1.6% on a constant currency basis, excluding a 0.5% favorable impact of changes in foreign currency exchange rates. These increases were primarily driven by a 2.2% increase within our Buy segment (2.8% on a constant currency basis) due to increases in client service costs and other investments associated with the global expansion of our services. Costs within our Watch segment were relatively flat for the three months ended March 31, 2013 as compared to the three months ended March 31, 2012.

Depreciation and Amortization

Depreciation and amortization expense decreased to $126 million for the three months ended March 31, 2013 as compared to $129 million for the three months ended March 31, 2012 due to certain assets becoming fully amortized during the period, partially offset by capital expenditures.

Restructuring Charges

We recorded $35 million and $37 million in restructuring charges, primarily relating to severance and contract termination costs, for the three months ended March 31, 2013 and 2012, respectively.

Operating Income

Operating income for the three months ended March 31, 2013 was $171 million as compared to $158 million for the three months ended March 31, 2012. Operating income within our Buy segment was $53 million for the three months ended March 31, 2013 as compared to $35 million for the three months ended March 31, 2012. Operating income within our Watch segment was $122 million for the three months ended March 31, 2013 as compared to $111 million for the three months ended March 31, 2012. Operating income within our Expositions segment was $26 million for the three months ended March 31, 2013 as compared to $30 million for the three months ended March 31, 2012. Corporate operating expenses increased to $30 million for the three months ended March 31, 2013 from $18 million for the three months ended March 31, 2012.

Interest Expense

Interest expense was $81 million for the three months ended March 31, 2013 as compared to $100 million for the three months ended March 31, 2012. This decline is due to our refinancing of the 11.5% senior notes and our 8.5% senior secured term loan in the fourth quarter of 2012, the impact of our refinancing of the class A, B, and C senior secured term loans in February 2013, and the maturity of the mandatory convertible debt in February 2013.

Foreign Currency Exchange Transaction Losses, Net

Foreign currency exchange transaction losses, net, represent the net loss or gain on revaluation of external debt, intercompany loans and other receivables and payables denominated in currencies other than the underlying functional currency. Fluctuations in the value of foreign currencies relative to the U.S. Dollar have a significant effect on our operating results, particularly the Euro. The average U.S. Dollar to Euro exchange rate was $1.32 to €1.00 for the three months ended March 31, 2013 as compared to $1.31 to €1.00 for the three months ended March 31, 2012.

Foreign currency exchange resulted in a $12 million loss for the three months ended March 31, 2013 as compared to a $10 million loss for the three months ended March 31, 2012. For the three months ended March 31, 2013, the loss was primarily due to the devaluation of the Venezuela bolivars Fuertes as discussed in the “Foreign Currency” section of “Factors Affecting Nielsen’s Financial Results”. For the three months ended March 31, 2012, the loss was primarily due to fluctuations in certain currencies associated with a portion of our intercompany loan portfolio.

Other Expense, net

Other expenses, net of $12 million and $6 million for the three months ended March 31, 2013 and 2012, respectively, primarily relates to the write-off of deferred financing costs and other costs associated with the amendment to our Senior Secured Credit Agreement.

Income Taxes

The effective tax rates for the three months ended March 31, 2013 and 2012 were 40% and 26%, respectively. The tax rate for the three months ended March 31, 2013 was higher than statutory rate as a result of the tax impact of the Venezuela currency revaluation and accrual for future audit settlements offset by the favorable impact of certain financing activities and release of tax contingencies. The tax rate for the three months ended March 31, 2012 was higher than the statutory rate primarily due to the tax rate differences in other jurisdictions where we file tax returns offset by the favorable impact of certain financing activities.

Liabilities for unrecognized tax benefits totaled $93 million and $94 million as of March 31, 2013 and December 31, 2012. If our tax positions are favorably sustained by the taxing authorities, the reversal of the underlying liabilities would reduce our effective tax rate in future periods.

Business Segment Results three months ended March 31, 2013 Compared to the three months ended March 31, 2012

Revenues

The table below sets forth our segment revenue performance data three months ended March 31, 2013 compared to the three months ended March 31, 2012, both on an as-reported and constant currency basis.

(IN MILLIONS)	Three Months Ended March 31, 2013 Reported	Three Months Ended March 31, 2012 Reported	% Variance 2013 vs. 2012 Reported	Three Months Ended March 31, 2012 Constant Currency	% variance 2013 vs. 2012 Constant Currency
Revenues by segment
Buy	$825	$799	3.3%	$789	4.6%
Watch	494	474	4.2%	473	4.4%
Expositions	57	61	(6.6)%	61	(6.6)%

Total	$1,376	$1,334	3.1%	$1,323	4.0%

Buy Segment Revenues

Revenues increased 3.3% to $825 million for the three months ended March 31, 2013 from $799 million for the three months ended March 31, 2012, or 4.6% on a constant currency basis. This increase was driven by a 2.2% increase in Developing markets (5.8% on a constant currency basis) and a 3.8% increase in Developed markets (4.0% on a constant currency basis), as increases in spending on Information services in North America were partially offset by unfavorable impact of foreign currency exchange rates.

Revenues from Information services increased 5.9% to $648 million for the three months ended March 31, 2013 from $612 million for the three months ended March 31, 2012, or 7.1% on a constant currency basis. These increases were driven by 6.8% growth in Developed markets (6.8% on a constant currency basis) driven primarily by increased client investment in retail measurement, including additional coverage in the U.S. market. Revenues from Developing markets increased 4.0% (7.8% on a constant currency basis), for the three months ended March 31, 2013 as compared to the three months March 31, 2012 due to the continued expansion of our retail measurement and services to both new and existing customers.

Revenues from Insights services decreased 5.3% to $177 million for the three months ended March 31, 2013 from $187 million for the three months ended March 31, 2012, or 3.8% on a constant currency basis. These decreases were driven primarily by declines in Developed markets.

Watch Segment Revenues

Revenues increased 4.2% to $494 million for the three months ended March 31, 2013 from $474 million for the three months ended March 31, 2012, or 4.4% on a constant currency basis primarily driven by 6.2% growth in Television measurement due to increases in spending from existing customers and international expansion of our services to both new and existing customers.

Expositions Segment Revenues

Revenues decreased 6.6% to $57 million for the three months ended March 31, 2013 from $61 million for the three months ended March 31, 2012 due to the timing of tradeshows.

Business Segment Operating Income/(Loss)

We do not allocate items below operating income/(loss) to our business segments and therefore the table below sets forth a summary of operating income/(loss) at the business segment level for the three months ended March 31, 2013 and 2012.

(IN MILLIONS)	Three Months Ended March 31, 2013 Reported	Three Months Ended March 31, 2012 Reported	Variance 2013 vs. 2012 Reported
Operating income/(loss) by segment
Buy	$53	$35	$18
Watch	122	111	11
Expositions	26	30	(4)
Corporate	(30)	(18)	(12)

Total	$171	$158	$13

Buy Segment Operating Income

Operating income was $53 million for the three months ended March 31, 2013 as compared to $35 million for the three months ended March 31, 2012 due primarily to the revenue performance mentioned above and lower restructuring charges partially offset by unfavorable changes in foreign currency exchange rates and an increase in retail measurement cost.

Watch Segment Operating Income

Operating income was $122 million for the three months ended March 31, 2013 as compared to $111 million for the three months ended March 31, 2012. The increase was driven by the revenue performance discussed above partially offset by spending on product portfolio management initiatives.

Expositions Segment Operating Income

Operating income was $26 million for the three months ended March 31, 2013 as compared to $30 million for the three months ended March 31, 2012 driven primarily by the revenue performance discussed above.

Corporate Expenses and Eliminations

Operating expenses were $30 million for the three months ended March 31, 2013 as compared to $18 million for the three months ended March 31, 2012 due primarily to higher restructuring charges in 2013.

Results of Operations—Years Ended December 31, 2012, 2011 and 2010

The following table sets forth, for the periods indicated, the amounts included in our Consolidated Statements of Operations:

	Year Ended December 31,
(IN MILLIONS)	2012	2011	2010
Revenues	$5,590	$5,507	$5,103

Cost of revenues, exclusive of depreciation and amortization shown separately below	2,273	2,234	2,125
Selling, general and administrative expenses, exclusive of depreciation and amortization shown separately below	1,756	1,867	1,632
Depreciation and amortization	513	524	554
Restructuring charges	84	84	61

Operating income	964	798	731

Interest income	4	6	5
Interest expense	(390)	(456)	(660)
Loss on derivative instruments	—	(1)	(27)
Foreign currency exchange transaction (losses)/gains, net	(16)	(9)	135
Other expense, net	(118)	(209)	(81)

Income from continuing operations before income taxes and equity in net income of affiliates	444	129	103
(Provision)/benefit for income taxes	(146)	(21)	46
Equity in net income of affiliates	5	3	5

Income from continuing operations	303	111	154
Income/(loss) from discontinued operations, net of tax	(7)	1	(22)

Net income	296	112	132
Net (loss)/income attributable to noncontrolling interests	(1)	3	3

Net income attributable to The Nielsen Company B.V.	$297	$109	$129

Consolidated Results for the Year Ended December 31, 2012 Compared to the Year Ended December 31, 2011

Revenues

Revenues increased 1.5% to $5,590 million for the year ended December 31, 2012 from $5,507 million for the year ended December 31, 2011, or 4.0% on a constant currency basis, which excludes a 2.5% unfavorable impact of changes in foreign currency exchange rates. Revenues within our Buy segment increased 0.3% (3.9% on a constant currency basis) while revenues within our Watch segment increased 3.5% (4.5% on a constant currency basis), and revenues within our Expositions increased 2.2% (2.2% on a constant currency basis).

Cost of Revenues, Exclusive of Depreciation and Amortization

Cost of revenues increased 1.7% to $2,273 million for the year ended December 31, 2012 from $2,234 million for the year ended December 31, 2011, or 4.5% on a constant currency basis, excluding a 2.8% favorable impact of changes in foreign currency exchange rates. Costs within our Buy segment increased 3.1% (7.0% on a constant currency basis) due primarily to investments in the continued global expansion of our services and higher retail measurement costs, substantially offset by favorable impact of changes in foreign currency exchange rates. Costs within our Watch segment decreased 0.4% (an increase of 0.5% on a constant currency basis) as the impact of productivity initiatives and the favorable impact of foreign currency exchange rates offset increases in spending on product portfolio management initiatives. Corporate costs decreased by approximately $3 million in 2012 as compared to 2011 driven by cost savings initiatives.

Selling, General and Administrative Expenses, Exclusive of Depreciation and Amortization

Selling, general and administrative (“SG&A”) expenses decreased 5.9% to $1,756 million for the year ended December 31, 2012 from $1,867 million for the year ended December 31, 2011, or a decrease of 3.6% on a constant currency basis, excluding a 2.3% favorable impact of changes in foreign currency exchange rates. Costs within our Buy segment decreased 1.9% (an increase of 1.3% on a constant currency basis) due primarily to the impact of productivity initiatives and the favorable impact of changes in foreign currency exchange rates, which more than offset increases in client service costs and other investments associated with the global expansion of our services. Costs within our Watch segment increased 1.8% (3.0% on a constant currency basis) due primarily to increased investment in product development initiatives. Corporate costs decreased by $88 million due to a $102 million charge for the termination and settlement of the Sponsor Advisory Agreements recorded in 2011 offset by higher deal related fees in 2012.

Depreciation and Amortization

Depreciation and amortization expense was $513 million for the year ended December 31, 2012 as compared to $524 million for the year ended December 31, 2011. Depreciation and amortization expense associated with tangible and intangibles assets acquired in business combinations decreased to $164 million for the year ended December 31, 2012 from $180 million for the year ended December 31, 2011 resulting from lower amortization on purchase price adjustments from the acquisition for certain assets that became fully amortized. The decline was primarily offset by increases in depreciation and amortization expense associated with the timing of capital expenditures versus the prior year.

Restructuring Charges

We recorded $84 million in restructuring charges for the year ended December 31, 2012, of which $5 million related to property lease termination charges with the remainder relating to severance costs associated with employee terminations.

We recorded $84 million in restructuring charges for the year ended December 31, 2011 primarily related to severance costs associated with employee terminations.

Operating Income

Operating income for the year ended December 31, 2012 was $964 million compared to operating income of $798 million for the year ended December 31, 2011. Operating income of $409 million for the year ended December 31, 2012 within our Buy segment decreased from $432 million for the year ended December 31, 2011. Operating income within our Watch segment of $547 million for the year ended December 31, 2012 increased from $464 million for the year ended December 31, 2011. Operating income within our Expositions segment was $72 million for the year ended December 31, 2012 as compared to $60 million for the year ended December 31, 2011. Corporate operating expenses decreased to $64 million for the year ended December 31, 2012 from $158 million for the year ended December 31, 2011.

Interest Expense

Interest expense was $390 million for the year ended December 31, 2012 compared to $456 million for the year ended December 31, 2011. The decline primarily related to the impact of debt retirements from our initial public offering of common stock in 2011 lower interest cost on our derivative instruments, as well as our debt refinancing of our 11.50% Senior Notes and our 8.50% Senior Secured Term Loan with our 4.50% Senior Notes in the fourth quarter of 2012.

Foreign Currency Exchange Transaction (Losses)/Gains, Net

Foreign currency exchange transaction (losses)/gains, net, represent the net gain or loss on revaluation of external debt, intercompany loans and other receivables and payables. Fluctuations in the value of foreign currencies relative to the U.S. Dollar, particularly the Euro, have a significant effect on our operating results. The average U.S. Dollar to Euro exchange rate was $1.29 to €1.00 for the year ended December 31, 2012 as compared to $1.39 to €1.00 for the year ended December 31, 2011.

We incurred $16 million and $9 million in foreign currency exchange losses for the years ended December 31, 2012 and 2011, respectively. The loss in 2012 resulted primarily from fluctuations in certain currencies associated with a portion of our intercompany loan portfolio. The loss in 2011 resulted primarily from fluctuations in certain currencies associated with a portion of our intercompany loan portfolio partially offset by the fluctuation in Japanese Yen as compared to the Euro applied to a debenture loan.

Other Expense, Net

The $118 million of other expense, net amount for the year ended December 31, 2012, consists of charges of $115 million associated with the redemption and retirement of our 11.50% Senior Notes due 2016 and the prepayment of our 8.50% Senior Secured Term Loan due 2017, a $6 million write-down of an investment in an equity security, and a $6 million charge associated with extinguishment of our term loan due in 2013, partially offset by a $10 million gain on the acquisition of a previously nonconsolidated business.

The $209 million other expense, net amount for the year ended December 31, 2011 includes charges of $231 million associated with the redemption and subsequent retirement of certain indebtedness through the use of proceeds generated from Holdings’s initial public offering of common stock and concurrent offering of mandatory convertible subordinated bonds. The charges related to the associated redemption premiums and recognition of previously deferred financing costs. These charges were partially offset by $10 million of other gains primarily related to an acquisition of the remaining interest of a previously nonconsolidated subsidiary and $12 million of other gains, primarily relating to the settlement of certain patent infringement matters.

Income from Continuing Operations Before Income Taxes and Equity in Net Income of Affiliates

Income was $444 million for the year ended December 31, 2012 compared to $129 million for the year ended December 31, 2011 due primarily to the consolidated results mentioned above.

Income Taxes

The effective tax rates for the years ended December 31, 2012 and 2011 were 33% and 16%, respectively.

The effective tax rate for the year ended December 31, 2012 was higher than the statutory expense rate due to the impact of distributions from foreign subsidiaries, tax rate differences in the other jurisdictions where we file tax returns, US state and local and other withholding taxes, offset by the favorable impact of certain financing activities, the net release of valuation allowances and changes in deferred tax rates. The effective tax rate for the year ended December 31, 2011 was lower than the statutory rate primarily due to the favorable effect of financing activities, release of valuation allowances and the impact of the tax rate differences in the other jurisdictions where we file tax returns.

At December 31, 2012 and 2011, we had uncertain tax positions of $94 million and $96 million, respectively. We also have accrued interest and penalties associated with these uncertain tax positions as of December 31, 2012 and 2011 of $40 million and $29 million, respectively.

Estimated interest and penalties related to the underpayment of income taxes is classified as a component of our provision or benefit for income taxes. It is reasonably possible that a reduction in a range of $6 million to $14 million of uncertain tax positions may occur within the next twelve months as a result of projected resolutions of worldwide tax disputes.

Our future effective tax rates could be adversely affected by earnings being lower than anticipated in countries where statutory rates are lower and earnings being higher than anticipated in countries where statutory rates are higher, by changes in the valuation of our deferred tax assets, or by changes in tax laws, regulations, accounting principles, or interpretations thereof.

Consolidated Results for the Year Ended December 31, 2011 Compared to the Year Ended December 31, 2010

Revenues

Our revenues increased 7.9% to $5,507 million for the year ended December 31, 2011 from $5,103 million for the year ended December 31, 2010, or 5.6% on a constant currency basis, which excludes a 2.3% favorable impact of changes in foreign currency exchange rates. These increases were driven by a 9.7% increase within our Buy segment (6.7% on a constant currency basis) and a 5.0% increase within our Watch segment (3.7% on a constant currency basis), and a 6.5% increase in our Expositions segment (6.5% on a constant currency basis).

Cost of Revenues, Exclusive of Depreciation and Amortization

Cost of revenues increased 5.1% to $2,234 million for the year ended December 31, 2011 from $2,125 million for the year ended December 31, 2010, or 2.9% on a constant currency basis, excluding a 2.2% unfavorable impact of changes in foreign currency exchange rates. These increases resulted from a 9.7% increase within our Buy segment (6.7% on a constant currency basis) due to the global expansion of our services. Costs within our Watch segment decreased 1.6% (3.1% on a constant currency basis) due primarily to productivity savings and product portfolio management initiatives in our Television measurement business. Corporate costs decreased by approximately $8 million in 2011 as compared to 2010 driven by cost savings initiatives.

Selling, General and Administrative Expenses, Exclusive of Depreciation and Amortization

Selling, general and administrative (“SG&A”) expenses increased 14.4% to $1,867 million for the year ended December 31, 2011 from $1,632 million for the year ended December 31, 2010, or 11.7% on a constant currency basis, excluding a 2.7% unfavorable impact of changes in foreign currency exchange rates. These increases were driven by an 11.4% increase within our Buy segment (8.3% on a constant currency basis) due to increases in data acquisition and client service costs associated with the global expansion of our services as well as a 7.0% increase within our Watch segment (4.9% on a constant currency basis) due to increased investment in audience measurement and advertiser solutions initiatives. Corporate costs increased by approximately $76 million primarily as a result of a $102 million charge for the termination and settlement of the Sponsor Advisory Agreements partially offset by cost savings initiatives.

Depreciation and Amortization

Depreciation and amortization expense was $524 million for the year ended December 31, 2011 as compared to $554 million for the year ended December 31, 2010. Depreciation and amortization expense associated with tangible and intangibles assets acquired in business combinations decreased to $180 million for the year ended December 31, 2011 from $214 million for the year ended December 31, 2010 resulting from lower amortization on purchase price adjustments from the Acquisition for certain software and other assets that became fully amortized. This decline was partially offset by increases in depreciation and amortization expense associated with additional capital expenditures and acquisitions.

Restructuring Charges

Other Productivity Initiatives

We recorded $84 million in restructuring charges associated with productivity initiatives during the year ended December 31, 2011. These amounts primarily related to severance charges associated with employee terminations.

We recorded $70 million in restructuring charges associated with productivity initiatives during the year ended December 31, 2010. Of these amounts, approximately $11 million related to property lease termination charges with the remainder relating to severance charges associated with employee terminations.

Transformation Initiative

The Transformation Initiative has been completed in all aspects as of the year ended December 31, 2011. We recorded net credits of $9 million in restructuring charges, associated with adjustments to previously established liabilities for employee severance and other benefits for the year ended December 31, 2010.

Operating Income

Operating income for the year ended December 31, 2011 was $798 million compared to operating income of $731 million for the year ended December 31, 2010. Operating income of $432 million for the year ended December 31, 2011 within our Buy segment increased from $414 million for the year ended December 31, 2010. Operating income within our Watch segment of $464 million for the year ended December 31, 2011 increased from $368 million for the year ended December 31, 2010. Operating income within our Expositions segment was $60 million for the year ended December 31, 2011 as compared to $49 million for the year ended December 31, 2010. Corporate operating expenses increased to $158 million for the year ended December 31, 2011 from $100 million for the year ended December 31, 2010.

Interest Expense

Interest expense was $456 million for the year ended December 31, 2011 compared to $660 million for the year ended December 31, 2010. The decline related to the impact of debt retirements and lower interest cost on derivative instruments, partially offset by increases in interest cost associated with our senior secured term loans.

Loss on Derivative Instruments

The loss on derivative instruments was $1 million for the year ended December 31, 2011 compared to a loss of $27 million for the year ended December 31, 2010. The reduction in losses resulted from the maturity of $2.3 billion in notional amount of interest rate swaps between February 2010 and November 2010 for which hedge accounting was discontinued in February 2009.

Foreign Currency Exchange Transaction (Losses)/Gains, Net

Foreign currency exchange transaction (losses)/gains, net, represent the net gain or loss on revaluation of external debt, intercompany loans and other receivables and payables. Fluctuations in the value of foreign currencies relative to the U.S. Dollar have a significant effect on our operating results, particularly the Euro. The average U.S. Dollar to Euro exchange rate was $1.39 to €1.00 for the year ended December 31, 2011 as compared to $1.33 to €1.00 for the year ended December 31, 2010.

Foreign currency exchange resulted in a $9 million loss for the year ended December 31, 2011 compared to a gain of $135 million for the year ended December 31, 2010. The loss in 2011 resulted primarily from fluctuations in certain currencies associated with a portion of our intercompany loan portfolio and the fluctuation in Japanese Yen as compared to the Euro applied to our Japanese Yen denominated debenture. The gain in 2010 resulted primarily from the fluctuation in the value of the U.S. Dollar against the Euro applied to certain of our Euro-denominated senior secured term loans that were subsequently designated as net investment hedges and debentures that were subsequently retired as well as fluctuations in certain currencies including the Euro and Canadian dollar associated with a portion of our intercompany loan portfolio.

Other Expense, Net

Other expense, net of $209 million for the year ended December 31, 2011 includes charges of approximately $231 million associated with the redemption and subsequent retirement of certain indebtedness through the use of proceeds generated from Holdings’ initial public offering of common stock and concurrent offering of mandatory convertible subordinated bonds. The charges related to the associated redemption premiums and recognition of previously deferred financing costs. These charges were partially offset by $10 million of other gains primarily related to an acquisition of the remaining interest of a previously nonconsolidated subsidiary and $12 million of other gains, primarily relating to the settlement of patent infringement matters.

Other expense, net of $81 million for the year ended December 31, 2010 includes net charges of approximately $90 million associated with the redemption and subsequent retirement of all $870 million aggregate principal amount of our 10.00% Senior Notes due 2014 at a price of 105% of the amount redeemed as well as all €150 million aggregate principal amount of our 9% Senior Notes due 2014 at a price of 104.5% of the amount redeemed. The charges related to the associated redemption premiums and recognition of previously deferred financing costs. These charges were partially offset by gains attributable to business divestitures.

Income from Continuing Operations Before Income Taxes and Equity in Net Income of Affiliates

Income was $129 million for the year ended December 31, 2011 compared to $103 million for the year ended December 31, 2010.

Income Taxes

The effective tax rates for the years ended December 31, 2011 and 2010 were 16% and 45% (benefit), respectively. The effective tax rate for the year ended December 31, 2011 was lower than the statutory rate primarily due to the favorable effect of certain financing activities, release of valuation allowances and the impact of tax rate differences in the other jurisdictions where we file returns, partially offset by withholding taxes and provision for uncertain tax positions. The effective tax benefit rate for the year ended December 31, 2010 was lower than the statutory rate primarily due to the favorable effect of certain foreign currency exchange gains, financing activities, release of valuation allowances and the impact of the tax rate differences in the other jurisdictions where we file tax returns partially offset by withholding taxes.

At December 31, 2011 and 2010, we had uncertain tax positions of $96 million and $114 million, respectively. We also have accrued interest and penalties associated with these uncertain tax positions as of December 31, 2011 and 2010 of $29 million and $25 million, respectively. Estimated interest and penalties related to the underpayment of income taxes is classified as a component of our provision or benefit for income taxes. It is reasonably possible that a reduction in a range of $8 million to $19 million of uncertain tax positions may occur within the next twelve months as a result of projected resolutions of worldwide tax disputes.

Our future effective tax rates could be adversely affected by earnings being lower than anticipated in countries where statutory rates are lower and earnings being higher than anticipated in countries where statutory rates are higher, by changes in the valuation of our deferred tax assets, or by changes in tax laws, regulations, accounting principles, or interpretations thereof.

Equity in Net Income of Affiliates

Equity in net income of affiliates was $3 million for the year ended December 31, 2011 as compared to $5 million of income for the year ended December 31, 2010.

Business Segment Results for the Year Ended December 31, 2012 Compared to the Year Ended December 31, 2011

Revenues

The table below sets forth our segment revenue performance data for the year ended December 31, 2012 compared to the year ended December 31, 2011, both on an as-reported and constant currency basis.

(IN MILLIONS)	Year Ended December 31, 2012	Year Ended December 31, 2011	% Variance 2012 vs. 2011 Reported	Year Ended December 31, 2011 Constant Currency	% Variance 2012 vs. 2011 Constant Currency
Revenues by segment
Buy	$3,420	$3,409	0.3%	$3,293	3.9%
Watch	1,987	1,919	3.5%	1,902	4.5%
Expositions	183	179	2.2%	179	2.2%

Total	$5,590	$5,507	1.5%	$5,374	4.0%

Buy Segment Revenues

Revenues increased 0.3% to $3,420 million for the year ended December 31, 2012 from $3,409 million for the year ended December 31, 2011, or 3.9% on a constant currency basis. Revenues from Developing markets increased 1.3% (7.0% on a constant currency basis) and revenues from Developed markets decreased 0.1% for the period (an increase of 2.4% on a constant currency basis).

Revenues from Information services increased 2.4% to $2,595 million for the year ended December 31, 2012 from $2,534 million for the year ended December 31, 2011, or 6.3% on a constant currency basis, excluding a 3.9% unfavorable impact of changes in foreign currency exchange rates. Revenues from Developed markets increased 2.1% (4.9% on a constant currency basis) as growth in retail measurement services in North America was offset in part by a soft Western Europe market as well as the unfavorable impact of changes in foreign currency exchange rates. Revenues from Developing markets increased 3.0% during the period (an increase of 9.1% on a constant currency basis) as growth driven by the continued expansion of both our retail measurement and consumer panel services to both new and existing clients and new markets was substantially offset by the unfavorable impact of changes in foreign currency exchange rates.

Revenues from Insights services decreased 5.7% to $825 million for the year ended December 31, 2012 from $875 million for the year ended December 31, 2011, or a decrease of 3.1% on a constant currency basis, excluding a 2.6% unfavorable impact of changes in foreign currency exchange rates. Growth in North America of 2.0% was more than offset by the unfavorable impact of changes in foreign currency exchange rates and decreases in discretionary client spending in Western Europe.

Watch Segment Revenues

Revenues increased 3.5% to $1,987 million for the year ended December 31, 2012 from $1,919 million for the year ended December 31, 2011, or 4.5% on a constant currency basis. Television measurement grew 4.8% (5.4% on a constant currency basis) driven by increases in spending from both new and existing clients.

Expositions Segment Revenues

Revenues increased 2.2% to $183 million for the year ended December 31, 2012 from $179 million for the year ended December 31, 2011. These increases primarily relate to growth driven by certain sectors of existing shows.

Business Segment Operating Income/(loss)

We do not allocate items below operating income/(loss) to our business segments and therefore the table below sets forth a summary of operating income/(loss) at the business segment level for the years ended December 31, 2012 and 2011.

(IN MILLIONS)	Year Ended December 31, 2012	Year Ended December 31, 2011	Variance 2012 vs. 2011 Reported
Operating income/(loss) by segment
Buy	$409	$432	$(23)
Watch	547	464	83
Expositions	72	60	12
Corporate	(64)	(158)	94

Total	$964	$798	$166

Buy Segment Operating Income

Operating income was $409 million for the year ended December 31, 2012 as compared to $432 million for the year ended December 31, 2011 as the increase in revenue mentioned above was more than offset by the unfavorable impact of foreign currency exchange rates, investments in Developing markets expansion, increases in retail measurement costs, and higher depreciation and amortization expense.

Watch Segment Operating Income

Operating income was $547 million for the year ended December 31, 2012 as compared to $464 million for the year ended December 31, 2011. The increase was primarily driven by the revenue performance discussed above and decreased depreciation and amortization expense. This performance was offset in part by increased investment in audience measurement initiatives, the unfavorable impact of changes in foreign currency exchange rates and higher restructuring charges.

Expositions Segment Operating Income

Operating income was $72 million for the year ended December 31, 2012 as compared to $60 million for the year ended December 31, 2011 driven primarily by the revenue performance discussed above, as well as lower restructuring charges and depreciation and amortization expense.

Corporate Expenses and Eliminations.

Operating loss was $64 million for the year ended December 31, 2012 as compared to an operating loss of $158 million for the year ended December 31, 2011 due primarily to the $102 million charge for the termination and settlement of the Sponsor Advisory Agreements in 2011, partially offset by additional deal cost in 2012.

Business Segment Results for the Year Ended December 31, 2011 Compared to the Year Ended December 31, 2010

Revenues

The table below sets forth our segment revenue performance data for the year ended December 31, 2011 compared to the year ended December 31, 2010, both on an as-reported and constant currency basis.

(IN MILLIONS)	Year Ended December 31, 2011	Year Ended December 31, 2010	% Variance 2011 vs. 2010 Reported	Year Ended December 31, 2010 Constant Currency	% Variance 2011 vs. 2010 Constant Currency
Revenues by segment
Buy	$3,409	$3,108	9.7%	$3,196	6.7%
Watch	1,919	1,827	5.0%	1,850	3.7%
Expositions	179	168	6.5%	168	6.5%

Total	$5,507	$5,103	7.9%	$5,214	5.6%

Buy Segment Revenues

Revenues increased 9.7% to $3,409 million for the year ended December 31, 2011 from $3,108 million for the year ended December 31, 2010, or 6.7% on a constant currency basis driven by a 17.8% increase in Developing markets (15.0% on a constant currency basis) and a 6.1% increase in Developed markets (3.0% on a constant currency basis), as our customers continue to expand geographically and increase their spending on analytical services.

Revenues from Information services increased 11.2% to $2,534 million for the year ended December 31, 2011 from $2,278 million for the year ended December 31, 2010, or 7.9% on a constant currency basis, excluding a 3.3% favorable impact of changes in foreign currency exchange rates. These increases were driven by 20.0% growth in Developing Markets (17.1% on a constant currency basis) as a result of continued expansion of both our retail measurement and consumer panel services to both new and existing customers and new markets. Revenue from Developed Markets increased 7.5% (4.0% on a constant currency basis) due primarily to growth in retail measurement services in North America from new and existing customers.

Revenues from Insights services increased 5.4% to $875 million for the year ended December 31, 2011 from $830 million for the year ended December 31, 2010, or 3.2% on a constant currency basis, excluding a 2.2% favorable impact of changes in foreign currency exchange rates. These increases were driven by strong growth in our Developing Markets due to increases in customer discretionary spending on new product forecasting and other analytical services, which can be cyclical in nature.

Watch Segment Revenues

Revenues increased 5.0% to $1,919 million for the year ended December 31, 2011 from $1,827 million for the year ended December 31, 2010, or 3.7% on a constant currency basis. Television measurement grew 4.7% driven by increases in spending from existing customers globally on both new and existing services.

Expositions Segment Revenues

Revenues increased 6.5% to $179 million for the year ended December 31, 2011 from $168 million for the year ended December 31, 2010. Substantially all of this growth was driven by increases in exhibitors for certain sectors of existing shows with the remaining growth driven by the impact of acquisitions, net of certain show closures.

Business Segment Operating Income/(Loss)

We do not allocate items below operating income/(loss) to our business segments and therefore the table below sets forth a summary of operating income/(loss) at the business segment level for the years ended December 31, 2011 and 2010.

(IN MILLIONS)	Year Ended December 31, 2011	Year Ended December 31, 2010	Variance 2011 vs. 2010 Reported
Operating income/(loss) by segment
Buy	$432	$414	$18
Watch	464	368	96
Expositions	60	49	11
Corporate	(158)	(100)	(58)

Total	$798	$731	$67

Buy Segment Operating Income

Operating income was $432 million for the year ended December 31, 2011 as compared to $414 million for the year ended December 31, 2010 due primarily to the revenue performance mentioned above and the favorable impact of changes in foreign currency exchange rates. This performance was offset in part by higher restructuring charges and investments in Developing Markets expansion.

Watch Segment Operating Income

Operating income was $464 million for the year ended December 31, 2011 as compared to $368 million for the year ended December 31, 2010. The increase was driven by the revenue performance discussed above, the impact of productivity initiatives and the decrease in depreciation and amortization expense associated with technology infrastructure initiatives and Local People Meters.

Expositions Segment Operating Income

Operating income was $60 million for the year ended December 31, 2011 as compared to $49 million for the year ended December 31, 2010 driven primarily by the revenue performance discussed above, as well as lower depreciation expense.

Corporate Expense and Eliminations.

Operating loss was $158 million for the year ended December 31, 2011 as compared to an operating loss of $100 million for the year ended December 31, 2010 due primarily to the $102 million charge for the termination and settlement of the Sponsor Advisory Agreement as well as certain costs attributable to the initial public offering of Holdings’ common stock, offset by lower restructuring charges.

Liquidity and Capital Resources

Overview

Our contractual obligations, commitments and debt service requirements over the next several years are significant. We expect that our primary source of liquidity will continue to be cash generated from operations as well as existing cash. At December 31, 2012, cash and cash equivalents were $287 million and our total indebtedness was $6,303 million. In addition, as of December 31, 2012 we had $622 million available for borrowing under our senior secured revolving credit facility. Our cash interest paid for the years ended December 31, 2012, 2011 and 2010 was $366 million, $433 million and $531 million, respectively.

Of the $287 million in cash and cash equivalents, approximately $264 million was held in jurisdictions outside the U.S. and as a result there may be tax consequences if such amounts were moved out of these jurisdictions or repatriated to the U.S. We regularly review the amount of cash and cash equivalents held outside of the U.S. to determine the amounts necessary to fund the current operations of our foreign operations and their growth initiatives and amounts needed to service our U.S. indebtedness and related obligations.

We believe we will have available resources to meet both our short-term and long-term liquidity requirements, including our senior secured debt service. We expect the cash flow from our operations, combined with existing cash and amounts available under the revolving credit facility, will continue to provide sufficient liquidity to fund our current obligations, projected working capital requirements, restructuring obligations, and capital spending over the next year. In addition we may, from time to time, purchase, repay, redeem or retire any of our outstanding debt securities (including any publicly issued debt securities) in privately negotiated or open market transactions, by tender offer or otherwise.

Overview of 2013 and 2012 Capital Markets and Financing Transactions

In May 2013, we signed a definitive agreement to sell Nielsen Business Media Holding Company, our indirect subsidiary, to Expo Event Transco Inc., an affiliate of Onex Corporation, for cash consideration. The transaction was approved by our board of directors and was subject to various customary closing conditions, including regulatory review. The transaction closed on June 17, 2013, for a purchase price of $950 million.

In May 2013, a secondary public offering of 40.25 million shares of our common stock was completed on behalf of certain selling stockholders, primarily comprised of the Sponsor group. All proceeds were received by the selling stockholders and the offering did not have a significant impact on our operating results or financial position.

In February 2013, the $288 million mandatory convertible subordinated bonds issued by Holdings were converted into 10,416,700 shares of Holdings common stock at a conversion rate of 1.8116 shares per $50.00 principal amount of the bonds.

In February 2013, the Second Amended and Restated Senior Secured Credit Agreement (as amended the “Credit Agreement”) was amended and restated to provide for a new class of term loans (the “Class E Term Loans”) in an aggregate principal amount of $2,532 million and €290 million, the proceeds of which were used to repay or replace in full a like amount of our existing Class A Term Loans maturing August 9, 2013, Class B Term Loans maturing May 1, 2016 and Class C Term Loans maturing May 1, 2016. As a result of this transaction, we recorded a charge of $12 million primarily related to the write-off of previously capitalized deferred financing fees associated with the Class A, B and C term loans to other expense, net in the condensed consolidated statement of operations.

The Class E Term Loans will mature in full on May 1, 2016 and are required to be repaid in equal quarterly installments in aggregate annual amounts equal to 1.00% of the original principal amount of Class E Term Loans, with the balance payable on May 1, 2016. Class E Term Loans denominated in dollars bear interest equal to, at our election, a base rate or eurocurrency rate, in each case plus an applicable margin, which is equal to 1.75% (in the case of base rate loans) or 2.75% (in the case of eurocurrency rate loans). Class E Term Loan denominated in euros bear interest equal to the eurocurrency rate plus an applicable margin of 3.00%. The newly Amended and Restated Senior Secured Credit Agreement contains substantially the same affirmative and negative covenants as those of the Existing Credit Agreement, other than certain amendments to the limitation on the ability of us and certain of our subsidiaries and affiliates to incur indebtedness and make investments.

In December 2012, we signed a definitive agreement to acquire Arbitron Inc. (NYSE: ARB), an international media and marketing research firm, for $48 per share in cash (the “Transaction”). In addition, we entered into a commitment for an unsecured note or unsecured loan of up to $1,300 million (the “Commitment Letter”) to fund the closing of the Transaction. As of March 31, 2013, there were no borrowings outstanding under the Commitment Letter.

In April 2013, Arbitron’s shareholders voted to approve the Transaction, which remains subject to customary closing conditions, including regulatory review.

In February 2013, a secondary public offering of 40.8 million shares of our common stock was completed on behalf of certain selling stockholders, primarily comprised of the Sponsor group. All proceeds were received by the selling stockholders and the offering did not have a significant impact on our operating results or financial position.

In February 2012, our €30 million 6.75% EMTN matured and was repaid and in April 2012, our €50 million variable rate EMTN matured and was repaid.

In August 2006, certain of our subsidiaries entered into a senior secured credit agreement that was amended and restated in June 2010 (the “Senior Secured Credit Agreement”). In February 2012, the Senior Secured Credit Agreement was amended and restated to provide for a new five-year amortizing term loan facility in an aggregate principal amount of $1,222 million, the proceeds from which were used to repay a corresponding amount of the existing senior secured term loans due 2013. We accounted for this as a new term loan due 2017 and an extinguishment of the amounts repaid under the existing term loan due 2013 and recorded a charge of $6 million associated with the combined elements of this transaction as a component of other expense, net in our consolidated financial statements.

Borrowings under this new term loan facility bear interest at a rate as determined by the type of borrowing, equal to either the “base rate” or LIBOR rate, plus, in each case, an applicable margin. The applicable margin on base rate loans under this new term loan facility ranges from 0.75% to 1.50% based on a total leverage ratio. The applicable margin on LIBOR loans under this new term loan facility ranges from 1.75% to 2.50% based on the total leverage ratio. Loans under this new term loan facility mature in full in February 2017, but the maturity date shall be January 2016 if at such time there is more than $750 million in the aggregate of existing other term loans under the Senior Secured Credit Agreement with a maturity of May 2016. The loans under this new term loan facility are required to be repaid in an amount equal to 5% of the original principal amount in the first year after the closing date, 5% in the second year, 10% in the third year, 10% in the fourth year and 70% in the fifth year (with payments in each year being made in equal quarterly installments other than the fifth year, in which payments shall be equal to 3.33% of the original principal amount of loans in each of the first three quarters and the remaining principal balance due in February 2017 (unless repayment is required in January 2016 as indicated above)). Loans under this new term loan facility are secured on a pari passu basis with our existing obligations under the Senior Secured Credit Agreement and Senior Secured Loan Agreement).

In October 2012, we issued $800 million in aggregate principal amount of 4.50% Senior Notes due 2020 at par with cash proceeds of approximately $788 million, net of fees and expenses. Further, in October 2012, we redeemed and subsequently retired all of our 11.50% Senior Notes due 2016 and prepaid our 8.50% Senior Secured Term Loan due 2017. The redemption and prepayment transactions resulted in a pre-tax charge of $115 million in the fourth quarter of 2012, recorded in other expense, net in our consolidated statements of operations.

In November 2012, we entered into $500 million in aggregate notional amount of four-year interest rate swap agreements with starting dates in November 2012. These agreements fix the LIBOR related portion of interest rates of a corresponding amount of our variable-rate debt at an average rate of 0.57%. The commencement date of these interest rate swaps coincided with the $500 million aggregate notional amount of interest rate swaps that matured in November 2012. These derivative instruments have been designated as interest rate cash flow hedges.

In December 2012, we signed a definitive agreement to acquire Arbitron Inc. (NYSE: ARB), an international media and marketing research firm, for $48 per share in cash (the “Transaction”). In addition, we entered into a commitment for an unsecured note or unsecured loan for up to $1,300 million (the “Commitment Letter”) to fund the closing of the Transaction. The Transaction has been approved by the board of directors of both companies and is subject to customary closing conditions, including regulatory review. As of December 31, 2012, there were no borrowings outstanding under the Commitment Letter.

Financing Transactions

Term Loan Facilities

The Senior Secured Credit Agreement contains a $1,161 million term loan facility due 2017 and two term loan facilities consisting of a dollar-denominated term loan facility totaling $2,532 million and a Euro-denominated facility totaling €289 million, maturing in 2016. Total outstanding borrowings under the term loan facilities were $4,058 million at March 31, 2013.

The Senior Secured Credit Agreement contains a number of covenants that, among other things, restrict, subject to certain exceptions, the ability of Nielsen Holding and Finance B.V. and its restricted subsidiaries (which together constitute most of our subsidiaries) to incur additional indebtedness or guarantees, incur liens, make certain loans and investments, declare dividends, make payments or redeem or repurchase capital stock, engage in certain mergers, acquisitions and other business combinations, prepay, redeem or purchase certain indebtedness, amend or otherwise alter terms of certain indebtedness, sell certain assets, transact with affiliates, enter into agreements limiting subsidiary distributions and alter the business they conduct. These entities are restricted, subject to certain exceptions, in their ability to transfer their net assets to Nielsen Holdings N.V. Such restricted net assets amounted to approximately $5.2 billion at December 31, 2012. In addition, these entities are required to maintain a maximum total leverage ratio and a minimum interest coverage ratio. Neither Nielsen Holdings nor The Nielsen Company B.V. is currently bound by any financial or negative covenants contained in the credit agreement. The Senior Secured Credit Agreement also contain certain customary affirmative covenants and events of default. Certain significant financial covenants are described further under the “Covenant Compliance” section below.

Obligations under the Senior Secured Credit Agreement are guaranteed by us, substantially all of our wholly owned material U.S. subsidiaries and certain of our non-U.S. wholly-owned subsidiaries, and are secured by substantially all of the existing and future assets of our U.S. guarantors and certain assets of some of the non-U.S. guarantors, and by a pledge of substantially all of the capital stock of the guarantors, the capital stock of substantially all of our U.S. subsidiaries, and up to 65% of the capital stock of certain of our non-U.S. subsidiaries.

Revolving Credit Facility

The Senior Secured Credit Agreement also contains a senior secured revolving credit facility under which Nielsen Finance LLC, TNC (US) Holdings, Inc., and Nielsen Holding and Finance B.V. can borrow revolving loans (including swingline loans). The revolving credit facility can also be used for letters of credit. In March 2011, we amended the Senior Secured Credit Agreement to provide for the termination of the existing revolving credit commitments totaling $688 million, which had a final maturity date of August 2012, and their replacement with new revolving credit commitments totaling $635 million with a final maturity date of April 2016.

The senior secured revolving credit facility is provided under the Senior Secured Credit Agreement and so contains covenants and restrictions as noted above with respect to the Senior Secured Credit Agreement under the “Term loan facilities” section above. Obligations under the revolving credit facility are guaranteed by the same entities that guarantee obligations in respect of the Term loan facilities.

As of December 31, 2012 and 2011, we had no borrowings outstanding, but had outstanding letters of credit of $13 million and $19 million, respectively. As of December 31, 2012, we had $622 million available for borrowing under the revolving credit facility.

Debenture Loans

The indentures governing certain of our debenture loans limit the majority of our subsidiaries’ ability to incur additional indebtedness, pay dividends or make other distributions or repurchase our capital stock, make certain investments, enter into certain types of transactions with affiliates, use assets as security in other transactions and sell certain assets or merge with or into other companies subject to certain exceptions. Upon a change in control, we are required to make an offer to redeem all of the Senior Notes at a redemption price equal to the 101% of the aggregate accreted principal amount plus accrued and unpaid interest. The Senior Notes are jointly and severally guaranteed by us, substantially all of our wholly owned U.S. subsidiaries, and certain of our non-U.S. wholly-owned subsidiaries.

Overview of 2011 and 2010 Capital Markets and Financing Transactions

We entered into the following transactions during 2011:

•

On January 31, 2011, Holdings completed an initial public offering of 82,142,858 shares of our €0.07 par value common stock at a price of $23.00 per share, generating proceeds of approximately $1,801 million, net of $88 million of underwriter discounts.

Concurrent with its offering of common stock, Holdings issued $288 million in aggregate principal amount of 6.25% Mandatory Convertible Subordinated Bonds due February 1, 2013 (“the Bonds”), generating proceeds of approximately $277 million, net of $11 million of underwriter discounts. Interest on the Bonds are payable quarterly in arrears in February, May, August and November of each year, commencing in May 2011. The Bonds were subject to mandatory conversion into between 10,416,700 shares of Holdings common stock on February 1, 2013 at a conversion rate of 1.8116 shares per $50.00 principal amount of the bonds.

Holdings contributed substantially all of the combined net proceeds associated with the aforementioned transactions to us and we utilized substantially all of the combined net proceeds of approximately $2,078 million to settle certain advisory agreements with the Sponsors (See Note 14 to our consolidated financial statements, “Investments in Affiliates and Related Party Transactions” for information regarding these advisory agreements) and redeem and retire certain issuances of our long-term indebtedness as follows:

•

In February 2011, we paid approximately $201 million to redeem $164 million of our outstanding $467 million ($500 million aggregate principal amount) 11.50% Senior Discount Notes Due 2016 with a redemption cost of the stated rate applied to the principal amount being redeemed plus a proportionate amount of accrued interest to the principal amount.

•

In February 2011, we paid approximately $129 million to redeem $107 million of our outstanding $307 million ($330 million aggregate principal amount) 11.625% Senior Discount Notes Due 2014 with a redemption cost of the stated rate applied to the principal amount being redeemed plus a proportionate amount of accrued interest to the principal amount.

•

In February 2011, we paid approximately $1,133 million to redeem all of our outstanding $999 million ($1,070 million aggregate principal amount) 12.50% Senior Subordinated Discount Notes Due 2016 at a price of 105.89% of the aggregate principal amount.

•

In February and March 2011, we paid approximately $495 million to redeem all of our outstanding 11.125% Senior Discount Debenture Notes due 2016 at a price of 104.87% of the aggregate principal amount.

We recorded a total debt extinguishment charge of approximately $145 million (net of tax of $86 million) in our consolidated statement of operations for the year ended December 31, 2011 associated with these redemptions. The pre-tax amount of this charge was recorded in other expense, net in the consolidated statements of operations.

•

In March 2011, we entered into an amendment (the “Amendment Agreement”) to our Amended and Restated Credit Agreement, dated August 9, 2006 and amended and restated as of June 23, 2009 (the “Credit Agreement”), among us, the other borrowers and guarantors party thereto, the lenders and other parties from time to time party thereto, and Citibank, N.A., as administrative agent. The Amendment Agreement documents the terms of new revolving credit commitments obtained by us in connection with a revolving credit commitment extension offer. In connection with the Amendment Agreement, we terminated the existing revolving credit commitments totaling $688 million, which had a final maturity date of August 9, 2011, and replaced them with new revolving credit commitments totaling $635 million with a final maturity date of April 1, 2016.

•

In August 2011, we entered into $250 million in aggregate notional amount of four-year forward interest swap agreements with starting dates in September 2011. These agreements fix the LIBOR-related portion of a corresponding amount of our variable-rate debt at an average rate of 0.84%. These derivative instruments have been designated as interest rate cash flow hedges.

•

In November 2011, we entered into a $125 million notional amount and a €125 million notional amount of four-year interest rate swap agreements with starting dates in November 2011. These agreements fix the LIBOR and Euro LIBOR-related portion of interest rates of a corresponding amount of our variable-rate debt at a rate of 0.84% and 1.30%, respectively. These derivative instruments have been designated as interest rate cash flow hedges.

•	In December 2011, Nielsen’s JPY 4,000 million 2.50% EMTN matured and was repaid.

•	During 2011 we elected to permanently repay $287 million of our existing term loans due August 2013.

We entered into the following transactions during 2010:

•

In March 2010, we entered into a three-year interest swap to fix the LIBOR-related portion of interest rates for $250 million of our variable-rate debt at 1.69%. This swap replaced the $500 million notional amount interest rate swap that matured on February 9, 2010. This derivative instrument has been designated as an interest rate cash flow hedge.

•	In May 2010, our €50 million variable rate EMTN matured and was repaid.

•

In August 2010, we completed a term loan extension offer in accordance with the terms of our 2006 Senior Secured Credit Facilities. In connection with completing the term loan extension offer and in order to document the terms of the new Class C term loans, as of such date we entered into an amendment to the 2006 Senior Secured Credit Facilities (the “2010 Amendment”). Pursuant to the term loan extension offer and the 2010 Amendment, approximately $1,495 million of our Class A term loans

(which mature August 2013) and approximately $5 million of our Class B term loans (which mature May 2016) were exchanged for the same principal amount of new Class C term loans. The new Class C term loans mature on May 1, 2016 and bear a tiered floating interest rate of LIBOR plus a margin of (x) 3.75% to the extent that Nielsen Finance LLC’s Total Leverage Ratio (as defined in the 2006 Senior Secured Credit Facilities) is greater than 5.0 to 1.0 and (y) 3.50% to the extent that Nielsen Finance LLC’s Total Leverage Ratio (as defined in the 2006 Senior Secured Credit Facilities) is less than or equal to 5.0 to 1.0. The foregoing margins are also subject to a decrease of 0.25% in the event and for so long as Nielsen Finance LLC’s corporate credit and/or family rating, as applicable, from either S&P or Moody’s is at least BB- or Ba3, respectively. The Class C term loans will amortize in equal quarterly installments in aggregate annual amounts equal to 1.00% of the original principal amount. No optional prepayments of Class C term loans may be made so long as any Class A or Class B term loans are outstanding. Except as set forth in the 2010 Amendment, the Class C term loans shall have the same terms as the Class B term loans.

•

In October 2010, we issued $750 million in aggregate principal amount of 7.75% Senior Notes due 2018 at an issue price of $745 million with cash proceeds of approximately $731 million, net of fees and expenses. In November 2010, we issued an additional $330 million in aggregate principal amount of 7.75% Senior Notes due 2018 at an issue price of $340 million with cash proceeds of approximately $334 million, net of fees and expenses.

•

We used the net proceeds from the aforementioned issuances, along with cash on hand, to fund a redemption of the remaining all of our 10% Senior Notes due 2014 at a price of 105% and all of our 9% Senior Notes due 2014 at a price of 104.5% in separate transactions in November and December 2010. The redemption and retirement of these notes resulted in a loss of approximately $90 million in the fourth quarter of 2010.

•

In October and November 2010, we entered into an aggregate of $1 billion notional amount of three-year forward interest rate swap agreements with starting dates in November 2010. These agreements fix the LIBOR-related portion of interest rates of a corresponding amount of our variable-rate debt at an average rate of 0.72%. The commencement date of the interest rate swaps coincided with the $1 billion notional amount of interest rate swaps that matured in November 2010. Additionally, in November 2010 we entered into a $250 million notional amount three-year forward interest rate swap agreement with a starting date in November 2011, which fixes the LIBOR-related portion of interest rates of a corresponding amount of our variable-rate debt at a rate of 1.26%. These derivative instruments have been designated as interest rate cash flow hedges.

•	We elected to permanently repay $75 million of our existing term loans due August 2013 during 2010.

Cash Flows Three Months Ended March 31, 2013 versus Three Months Ended March 31, 2012

Operating activities. Net cash provided by operating activities was $52 million for the three months ended March 31, 2013, as compared to net cash used in operating activities of zero for the three months ended March 31, 2012. The increase in cash flows from operating activities was driven by decreases in certain employee benefit payments as well as the timing of customer billings and vendor payments. Our key collections performance measure, days billing outstanding (DBO), increased 1 day for the three months ended March 31, 2013 as compared to the three months ended March 31, 2012.

Investing activities. Net cash used in investing activities was $82 million for the three months ended March 31, 2013, as compared to $98 million for the three months ended March 31, 2012. The primary driver for the decreased usage of cash from investing activities was a decrease in capital expenditures.

Financing activities. Net cash used in financing activities was $10 million for the three months ended March 31, 2013 as compared to net cash provided by $60 million for the three months ended March 31, 2012. The decrease in cash provided was driven by the results of the 2012 financing transactions described above.

Cash Flows 2012 versus 2011

Operating activities. Net cash provided by operating activities was $802 million for the year ended December 31, 2012, compared to $659 million for the year ended December 31, 2011. Net cash provided by operating activities for the year ended December 31, 2011 included the $102 million payment for the termination and settlement of the Sponsor Advisory Agreements. Excluding this payment, cash flows provided by operating activities increased $41 million as compared to the prior period. This increase was driven by the operating income performance described above and lower interest payments, substantially offset by the timing of vendor and employee payroll payments and timing of accounts receivable collections. Our key collections performance measure, days billing outstanding (DBO), increased by 1 day for the year ended December 31, 2012 compared to a 1 day decrease for the year ended December 31, 2011.

Investing activities. Net cash used in investing activities was $522 million for the year ended December 31, 2012, compared to $495 million for the year ended December 31, 2011. The primary driver for the increased usage of cash from investing activities was the increase in acquisition payments.

Financing activities. Net cash used in financing activities was $316 million for the year ended December 31, 2012, compared to $257 million for the year ended December 31, 2011. The use of cash is described under the “2012 Capital Markets and Financing Transactions” and “Financing Transactions” sections above.

Cash Flows 2011 versus 2010

Operating activities. Net cash provided by operating activities was $659 million for the year ended December 31, 2011, compared to $544 million for the year ended December 31, 2011. The primary drivers for the increase in cash provided by operating activities was the growth in operating income excluding the impact of non-cash depreciation and amortization and lower interest payments. Our key collections performance measure, days billing outstanding (DBO), decreased by 1 day for the year ended December 31, 2011 compared to being relatively flat for the year ended December 31, 2010.

Investing activities. Net cash used in investing activities was $495 million for the year ended December 31, 2011, compared to $365 million for the year ended December 31, 2010. The drivers for the increase in the usage of cash from investing activities were the increase in acquisition payments and capital expenditures.

Financing activities. Net cash used in financing activities was $257 million for the year ended December 31, 2011, compared to $264 million for the year ended December 31, 2010. The use of cash in both periods is described under the “Financing Transactions” section above.

Capital Expenditures

Investments in property, plant, equipment, software and other assets totaled $70 million and $82 million for the three months ended March 31, 2013 and 2012, respectively. The decrease in capital expenditures related to higher investments in technology infrastructure development in 2012.

Investments in property, plant, equipment, software and other assets totaled $358 million, $367 million and $334 million in 2012, 2011 and 2010, respectively. The decrease in capital expenditures related to significant investments in technology infrastructure development in 2011.

Dividends

No dividends were declared or paid on Holdings’s common stock during 2012 or 2011. In September 2010, Holdings declared a special dividend of approximately €6 million ($7 million) in the aggregate, or €0.02 per share, to its existing stockholders, $5 million of which was in the form of a non-cash settlement of loans Holdings has previously extended to Luxco.

On January 31, 2013, the board adopted a cash dividend policy with the present intent to pay quarterly cash dividends on Holdings’s outstanding common stock. The board also declared the first quarterly cash dividend of $0.16 per share, which was paid on March 20, 2013 to holders of record of Holdings’s common stock on March 6, 2013. Holdings declared the second quarterly cash divident of $0.16 per share on May 2, 2013, which is payable on June 19, 2013 to holders of record of Holding’s common stock on June 5, 2013. Holdings’s dividend policy and the payment of future cash dividends are subject to the discretion of the board.

Covenant Compliance

Financial covenants contained in our Credit Agreement consist of a maximum leverage ratio and a minimum interest coverage ratio as related to our indirect wholly-owned subsidiary, Nielsen Holding and Finance B.V. and its restricted subsidiaries. The leverage ratio requires that we not permit the ratio of total net debt (as defined in the facility) at the end of any calendar quarter to Covenant EBITDA (as defined in the facility) for the four quarters then ended to exceed a specified threshold. Currently, the maximum permitted ratio is 6.25 to 1.0.

The interest coverage ratio requires that we not permit the ratio of Covenant EBITDA at the end of any calendar quarter to Consolidated Interest Expense (as defined in the Credit Agreement) for the four quarters then ended to be less than a specified threshold. Currently, the minimum permitted ratio is 1.50 to 1.0.

Failure to comply with either of these covenants would result in an event of default under our Credit Agreement unless waived by our senior credit lenders. An event of default under our Credit Agreement can result in the acceleration of our indebtedness under the facility, which in turn would result in an event of default and possible acceleration of indebtedness under the agreements governing our debt securities as well. As our failure to comply with the covenants described above can cause us to go into default under the agreements governing our indebtedness, management believes that our Credit Agreement and these covenants are material to us. As of March 31, 2013, we were in full compliance with the covenants described above.

Pursuant to our Credit Agreement, we are subject to making mandatory prepayments on the term loans within our Credit Agreement to the extent in any full calendar year we generate Excess Cash Flow (“ECF”), as defined in the Credit Agreement. The percentage of ECF that must be applied as a repayment is a function of several factors, including our ratio of total net debt to Covenant EBITDA, as well other adjustments, including any voluntary term loan repayments made in the course of the calendar year. To the extent any mandatory repayment is required pursuant to this ECF clause, such payment must generally occur on or around the time of the delivery of the annual consolidated financial statements to the lenders. At December 31, 2012, our ratio of total net debt to Covenant EBITDA was less than 5.00 to 1.00 and therefore no mandatory repayment was required. Our next ECF measurement date will occur upon completion of the 2013 results, and although the Company does not expect to be required to issue any mandatory repayments in 2014 or beyond, it is uncertain at this time if any such payments will be required in future periods.

Commitments and Contingencies

Outsourced Services Agreements

In February 2013, we amended our Amended and Restated Master Services Agreement (the “MSA”), dated as of October 1, 2007 with Tata America International Corporation and Tata Consultancy Services Limited (jointly, “TCS”). The term of the MSA has been extended for an additional three years, so as to expire on December 31, 2020, with a one-year renewal option granted to Nielsen. In addition, we have increased our commitment to purchase services from TCS (the “Minimum Commitment”) from $1.0 billion to $2.5 billion over the life of the contract (from October 1, 2007), including a commitment to purchase at least $100 million in services per year (the “Annual Commitment”). TCS’ charges under the separate Global Infrastructure Services Agreement between the parties will be credited against the Minimum Commitment and the Annual Commitment. TCS will globally provide us with professional services relating to information technology (including application development and maintenance), business process outsourcing, client service knowledge process outsourcing, management sciences, analytics, and financial planning and analytics. As we order specific services under the Agreement, the parties will execute Statements Of Work (“SOWs”) describing the specific scope of the services to be performed by TCS. The amount of the Minimum Commitment and the Annual Commitment may be reduced on the occurrence of certain events, some of which also provide us with the right to terminate the Agreement or SOWs, as applicable.

Other Contractual Obligations

Our other contractual obligations include capital lease obligations (including interest portion), facility leases, leases of certain computer and other equipment, agreements to purchase data and telecommunication services, the payment of principal and interest on debt and pension fund obligations.

At December 31, 2012, the minimum annual payments under these agreements and other contracts that had initial or remaining non-cancelable terms in excess of one year are as listed in the following table. Due to the uncertainty with respect to the timing of future cash flows associated with our unrecognized tax benefits at December 31, 2012, we are unable to make reasonably reliable estimates of the timing of any potential cash settlements with the respective taxing authorities. Therefore, $134 million of unrecognized tax benefits (which includes interest and penalties of $40 million) have been excluded from the contractual obligations table below. See Note 13—“Income Taxes”—to the consolidated financial statements for a discussion on income taxes.

	Payments due by period
(IN MILLIONS)	Total	2013	2014	2015	2016	2017	Thereafter
Capital lease obligations and other debt(a)	$179	$31	$15	$14	$14	$14	$91
Operating leases(b)	393	91	78	59	45	36	84
Other contractual obligations(c)	239	150	47	26	12	2	2
Long-term debt, including current portion(a)	6,184	341	344	150	2,732	733	1,884
Interest(d)	1,286	290	265	245	172	123	191
Pension fund obligations(e)	47	47	—	—	—	—	—

Total	$8,328	$950	$749	$494	$2,975	$908	$2,252

(a)	Other debt includes bank overdrafts of $5 million and other short-term debt of $7 million due within one year. Our short-term and long-term debt obligations, including capital lease and other financing obligations, are described in Note 10—“Long-Term Debt and Other Financing Arrangements”—to our consolidated financial statements.
(b)	Our operating lease obligations are described in Note 15—“Commitments and Contingencies”—to our consolidated financial statements.
(c)	Other contractual obligations represent obligations under agreement, which are not unilaterally cancelable by us, are legally enforceable and specify fixed or minimum amounts or quantities of goods or services at fixed or minimum prices. We generally require purchase orders for vendor and third party spending. The amounts presented above represent the minimum future annual services covered by purchase obligations including data processing, building maintenance, equipment purchasing, photocopiers, land and mobile telephone service, computer software and hardware maintenance, and outsourcing. Our remaining commitments as of December 31, 2012 under the outsourced services agreements with TCS have been included above on an estimated basis over the years within the contractual period in which we expect to satisfy our obligations. Since the amendment to the TCS agreement occurred after December 31, 2012, it is not reflected above.
(d)	Interest payments consist of interest on both fixed-rate and variable-rate debt.
(e)	Our contributions to pension and other post-retirement defined benefit plans were $64 million, $54 million and $30 million during 2012, 2011 and 2010, respectively. Future pension and other post-retirement benefits contributions are not determinable for time periods after 2012. See Note 9—“Pensions and Other Post-Retirement Benefits”—to our consolidated financial statements for a discussion on plan obligations. Since the amendment to the TCS agreement occurred after December 31, 2012, it is not reflected above.

Cyprus Agreement

On March 25, 2013, Cyprus and certain members of the European Union reached an agreement on measures intended to restore the viability of the financial sector of Cyprus. As part of these measures Cyprus has agreed to downsize its local financial sector including:

(1) The immediate dissolution of Cyprus Popular Bank under which equity shareholders, bondholders and uninsured depositors (defined as those with deposits in excess of €100 thousand) will contribute to make up the losses of the bank; and

(2) The recapitalization of the Bank of Cyprus (“BoC”) through a deposit/equity conversion of uninsured deposits, with full contribution of equity shareholders and bondholders. Currently 37.5% of uninsured deposits of BoC have been converted into Class A shares with voting and dividend rights. An additional 22.5% have been “frozen” and may also be partially or fully used to issue new Class A shares, as necessary.

As a result of this agreement, we recorded a charge of $4 million during the first quarter of 2013 in Selling, General and Administrative expenses in the statement of operations representing the uninsured deposits either contributed to make up losses of Cyprus Popular Bank or converted into Class A shares of BoC, as described above. We do not expect this agreement to significantly impact future operating results.

Guarantees and Other Contingent Commitments

At December 31, 2012, we were committed under the following significant guarantee arrangements:

Sub-lease guarantees. We provide sub-lease guarantees in accordance with certain agreements pursuant to which we guarantee all rental payments upon default of rental payment by the sub-lessee. To date, we have not been required to perform under such arrangements, and do not anticipate making any significant payments related to such guarantees and, accordingly, no amounts have been recorded.

Letters of credit. Letters of credit issued and outstanding amount to $13 million at December 31, 2012.

Off-Balance Sheet Arrangements

Except as disclosed above, we have no off-balance sheet arrangements that currently have or are reasonably likely to have a material effect on our consolidated financial condition, changes in financial condition, results of operations, liquidity, capital expenditure or capital resources.

Summary of Recent Accounting Pronouncements

Reclassification from accumulated other comprehensive income

In February 2013, the FASB issued an accounting updates “Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income”, to improve the transparency of reporting reclassifications out of accumulated other comprehensive income. The Company has presented the significant amounts reclassified from each component of accumulated other comprehensive income and the income statement line items affected by the reclassification. This amended guidance does not have any other impact on the Company’s condensed consolidated financial statements.

Foreign Currency Matters

In March 2013, the FASB issued an accounting update, “Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity”, to resolve the diversity in practice regarding the release into net income of the cumulative translation adjustment upon derecognition of a subsidiary or group of assets within a foreign entity. The amendment requires an entity that ceases to have a controlling financial interest in a subsidiary or group of assets within a foreign entity to release any related cumulative translation adjustment into net income. Accordingly, the cumulative translation adjustment should be released into net income only if the sale or transfer results in the complete or substantially complete liquidation of the foreign entity in which the subsidiary or group of assets had resided. This guidance is effective for our interim and annual reporting periods in 2014. The adoption of this update is not expected to have a significant impact on our condensed consolidated financial statements.

Fair Value Measurement

In May 2011, the Financial Accounting Standards Board (“FASB”) issued an accounting update that amends Accounting Standards Codification (“ASC”) 820—“Fair Value Measurement” regarding fair value measurements and disclosure requirements. The amendments were effective for us as of January 1, 2012. The adoption of this update did not have a significant impact on our consolidated financial statements.

Presentation of Comprehensive Income

In June 2011, the FASB issued an accounting update that amends ASC 220—“Presentation of Comprehensive Income” (“ASC 220”), which eliminates the option to present other comprehensive income and its components in the statement of equity. We have presented the items of net income and other comprehensive income in two separate but consecutive statements and this amended guidance did not have any other impact on our consolidated financial statements

In February 2013, the FASB issued an accounting update that amends ASC 220, which requires public companies to present the effect of significant amounts reclassified from each component of accumulated other comprehensive income and the income statement line items affected by the reclassification on the face of the financial statements or in a single footnote. This amendment is effective for us for interim and annual reporting periods in 2013. The adoption of this update is not expected to have a significant impact on our consolidated financial statements.

Testing Goodwill and Indefinite-Lived Intangible Assets for Impairment

In September 2011 and July 2012, the FASB issued accounting updates that amend ASC 350—“Goodwill and Other Intangible Assets”, which were intended to simplify impairment testing for goodwill and indefinite-lived intangible assets by adding a qualitative review step to assess whether the previously required quantitative impairment analysis is necessary. The amended guidance permits an entity to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit or an indefinite-lived intangible asset is less than its carrying value. If it is concluded that this is the case, it is necessary to perform the prescribed two-step impairment test. Otherwise, the two-step impairment test is not required. We considered the updated guidance in our October 1, 2012 annual impairment test. The adoption of these updates did not have an impact on our consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risk

Market risk is the potential loss arising from adverse changes in market rates and market prices, such as interest rates, foreign currency exchange rates, and changes in the market value of equity instruments. We are exposed to market risk, primarily related to foreign exchange and interest rates. We actively monitor these exposures. Historically, in order to manage the volatility relating to these exposures, we entered into a variety of derivative financial instruments, mainly interest rate swaps, cross-currency swaps and forward rate agreements. Currently we only employ basic contracts, that is, without options, embedded or otherwise. Our objective is to reduce, where it is deemed appropriate to do so, fluctuations in earnings, cash flows and the value of our net investments in subsidiaries resulting from changes in interest rates and foreign currency rates. It is our policy not to trade in financial instruments.

Foreign Currency Exchange Risk

We operate globally and we predominantly generate revenue and expenses in local currencies. Approximately 47% of our revenues and 49% of our operating costs were generated in currencies other than the U.S. Dollar for the three months ended March 31, 2013. Because of fluctuations (including possible devaluations) in currency exchange rates or the imposition of limitations on conversion of foreign currencies into our reporting currency, we are subject to currency translation exposure on the profits of our operations, in addition to transaction exposure. Typically, a one cent change in the U.S. Dollar/Euro exchange rate will impact revenues by approximately $6 million annually, with an immaterial impact on our profitability.

Foreign currency translation risk is the risk that exchange rate gains or losses arise from translating foreign entities’ statements of earnings and balance sheets from functional currency to our reporting currency (the U.S. Dollar) for consolidation purposes. Translation risk exposure is managed by creating “natural hedges” in our financing or by using derivative financial instruments aimed at offsetting certain exposures in the statement of earnings or the balance sheet. We do not use derivative financial instruments for trading or speculative purposes.

The table below details the percentage of revenues and expenses by currency for the three months ended March 31, 2013:

	U.S. Dollar	Euro	Other Currencies
Revenues	53%	11%	36%
Operating costs	51%	13%	36%

Interest Rate Risk

We continually review our fixed and variable rate debt along with related hedging opportunities in order to ensure our portfolio is appropriately balanced as part of our overall interest rate risk management strategy. At March 31, 2013, we had $4,113 million in carrying value of floating-rate debt under our senior secured credit facilities and our existing floating rate notes of which $2,285 million was subject to effective floating-fixed interest rate swaps. A one percent increase in interest rates applied to our floating rate indebtedness would therefore increase annual interest expense by approximately $18 million ($41 million without giving effect to any of our interest rate swaps).

Derivative instruments involve, to varying degrees, elements of non-performance, or credit risk. We do not believe that we currently face a significant risk of loss in the event of non-performance by the counterparties associated with these instruments, as these transactions were executed with a diversified group of major financial institutions with a minimum investment-grade or better credit rating. Our credit risk exposure is managed through the continuous monitoring of our exposures to such counterparties.

Equity Price Risk

We are not exposed to material equity risk.

BUSINESS

Background and Business Overview

We are a leading global information and measurement company that provides clients with a comprehensive understanding of consumers and consumer behavior. We deliver critical media and marketing information, analytics and industry expertise about what consumers buy and what consumers watch (consumer interaction with television, online and mobile) on a global and local basis. Our information, insights and solutions help our clients maintain and strengthen their market positions and identify opportunities for profitable growth. We have a presence in approximately 100 countries, including many developing and emerging markets, and hold leading market positions in many of our services and geographies. Based on the strength of the Nielsen brand, our scale and the breadth and depth of our solutions, we believe we are the global leader in measuring and analyzing consumer behavior in the segments in which we operate.

We help our clients enhance their interactions with consumers and make critical business decisions that we believe positively affect our clients’ sales. Our data and analytics solutions, which have been developed through substantial investment over many decades, are deeply embedded into our clients’ workflow as demonstrated by our long-term client relationships, multi-year contracts and high contract renewal rates. The average length of relationship with our top ten clients, which include The Coca-Cola Company, NBC Universal, Nestle S.A., News Corp., The Procter & Gamble Company and the Unilever Group, is more than 30 years. Typically, before the start of each year, nearly 70% of our annual revenue has been committed under contracts in our combined Buy and Watch segments.

We align our business into three reporting segments, the principal two of which are what consumers buy (consumer purchasing measurement and analytics herein referred to as “Buy”) and what consumers watch (media audience measurement and analytics herein referred to as “Watch”). Our Buy and Watch segments, which together generated approximately 97% of our revenues in 2012, are built on an extensive foundation of proprietary data assets designed to yield essential insights for our clients to successfully measure, analyze and grow their businesses. The information from our Buy and Watch segments, when brought together, can deliver powerful insights into the effectiveness of advertising by linking media consumption trends with consumer purchasing data to better understand how media exposure drives purchase behavior. We believe these integrated insights will better enable our clients to enhance the return on investment of their advertising and marketing spending.

Our Buy segment provides retail transactional measurement data, consumer behavior information and analytics primarily to businesses in the consumer packaged goods industry. According to Euromonitor International, global consumer spending in the product categories we measure was over $7.0 trillion in 2009. Our extensive database of retail and consumer information, combined with our advanced analytical capabilities, helps generate strategic insights that influence our clients’ key business decisions. We track billions of sales transactions per month in retail outlets in approximately 100 countries around the world and our data is used by our clients to measure their sales and market share. We are the only company offering such extensive global coverage for the collection, provision and analysis of this information for consumer packaged goods. Our Buy services also enable our clients to better manage their brands, uncover new sources of demand, launch and grow new services, analyze their sales, improve their marketing mix and establish more effective consumer relationships. Within our Buy segment, we have two primary geographic groups, developed and developing markets. Developed markets primarily include the United States, Canada, Western Europe, Japan and Australia while developing markets include Africa, Latin America, Eastern Europe, Russia, China, India and Southeast Asia. Our Buy segment represented approximately 61% of our total revenues in 2012.

Our Watch segment provides viewership data and analytics primarily to the media and advertising industries across television, online and mobile screens. According to ZenithOptimedia, a leading global media services agency, total global spending on advertising across television, online and mobile platforms was at least $267 billion in 2011. Our Watch data is used by our media clients to understand their audiences, establish the value of their advertising inventory and maximize the value of their content, and by our advertising clients to plan and optimize their spending. Within our Watch segment, our ratings are the primary metrics used to determine the value of programming and advertising in the U.S. total television advertising marketplace, which was approximately $76 billion in 2011 according to a report by Veronis Suhler Stevenson. In addition to the United States, we measure television viewing in 32 other countries. We also measure markets that account for approximately 75% of global internet users and offer mobile measurement services in 16 countries, including the United States, where we are the market leader. Our Watch segment represented approximately 36% of our total revenue in 2012.

Our Expositions segment operates one of the largest portfolios of business-to-business trade shows and conference events in the United States. Each year, we produce more than 60 trade shows and conference events, which in 2012 connected over 335,000 buyers and sellers across 9 diversified and vibrant end markets. Our Expositions segment represented approximately 3% of our total revenue in 2012.

Our Company was founded in 1923 by Arthur C. Nielsen, Sr., who invented an approach to measuring competitive sales results that made the concept of “market share” a practical management tool. For nearly 90 years, we have advanced the practice of market research and media audience measurement to provide our clients a better understanding of their consumers. Our Company, incorporated in the Netherlands, was purchased on May 24, 2006 by a consortium of private equity firms (AlpInvest Partners, The Blackstone Group, The Carlyle Group, Hellman & Friedman, Kohlberg Kravis Roberts & Co. and Thomas H. Lee Partners, the “Original Sponsors,” and together with subsequent investor Centerview Partners, the “Sponsors”). Subsequently, David Calhoun was appointed Chief Executive Officer. Mr. Calhoun has repositioned the Company and focused on building an open, simple and integrated operating model to drive innovation and deliver greater value to our clients. In January 2011, our indirect parent company, Nielsen Holdings N.V. (“Holdings”), consummated an initial public offering of its common stock and our shares trade on the New York Stock Exchange under the symbol “NLSN”.

Services and Solutions

What Consumers Buy

Our Buy segment provides retail transactional measurement data, consumer behavior information and analytics primarily to businesses in the consumer packaged goods industry. This segment is organized into two areas: Information, which provides retail scanner and consumer panel-based measurement, and Insights, which provides a broad range of analytics. For the year ended December 31, 2012, revenues from our Buy segment represented approximately 61% of our consolidated revenue. This segment has historically generated stable revenue streams that are characterized by multi-year contracts and high contract renewal rates. At the beginning of each year, approximately 60% of the segment’s revenue base for the upcoming year is typically committed under existing agreements. Our top five Buy segment clients represented approximately 23% of our Buy segment revenue for the year ended December 31, 2012 and the average length of relationship with these same clients is over 30 years. No single client accounted for 10% or more of our Buy segment revenue in 2012.

Information: Retail Measurement Services

We are a global leader in retail measurement services. Our purchasing data provides market share, competitive sales volumes, and insights into such activities as distribution, pricing, merchandising and promotion. By combining this detailed information with our in-house expertise and professional consultative services, we produce valuable insights that help our clients improve their marketing and sales decisions and grow their market share.

Depending on the sophistication of each country’s retailer systems, we collect retail sales information from stores using electronic point-of-sale technology and/or teams of local field auditors. Stores within our worldwide retail network include grocery, drug, convenience and discount retailers, who, through various cooperation arrangements, share their sales data with us. The electronic retail sales information collected by stores through checkout scanners is transmitted directly to us. In certain developing markets where electronic retail sales information is unavailable, we utilize field auditors to collect information through in-store inventory and price checks. For all information we collect, our quality control systems validate and confirm the source data. The data is then processed into databases that clients access using our proprietary software that allows them to query the information, conduct customized analysis and generate reports and alerts.

Information: Consumer Panel Measurement

We conduct consumer panels around the world that help our clients understand consumer purchasing dynamics at the household level. Among other things, this information offers insight into shopper behavior such as trial and repeat purchase for new products and likely substitutes, as well as customer segmentation. In addition, our panel data augments our retail measurement information in circumstances where we do not collect data from certain retailers.

Our consumer panels collect data from approximately 250,000 household panelists across 26 countries who use in-home scanners to record purchases from each shopping trip. In the United States, for example, approximately 100,000 selected households, constituting a demographically balanced sample, participate in the panels. Data received from household panels undergo a quality control process including UPC verification and validation, before being processed into databases and reports. Clients may access these databases to perform analyses.

Insights: Analytical Services

Utilizing our foundation of consumer purchasing information, we provide a wide and growing selection of consumer intelligence and analytical services that help clients make smarter business decisions throughout their product development and marketing cycles. We draw actionable insights from our retail and consumer panel measurement data sets, our online behavioral information, as well as a variety of other proprietary data sets.

We use consumer trends and comprehensive data analysis to advise our clients across their innovation process and apply a demand-driven approach to identify unmet consumer needs so they can develop breakthrough products. We use intelligence from comprehensive retail and consumer data analysis to inform client decisions on marketing spend for media price, promotion and assortment. We help clients influence purchase decisions that shoppers make whether pre-store, in-store or online, and provide insights on how to market effectively along a shopper’s path to purchase. We also help clients drive profitable growth using demand-driven strategies that close the gap between consumer demand and sales, aligning what people want to what people buy.

What Consumers Watch

Our Watch segment provides viewership data and analytics primarily to the media and advertising industries for television, online and mobile devices. For the year ended December 31, 2012, revenues from our Watch segment represented approximately 36% of our consolidated revenue. This segment has historically generated stable revenue streams that are characterized by multi-year contracts and high contract renewal rates. At the beginning of each year, approximately 90% of the segment’s revenue base for the upcoming year is typically committed under existing agreements. Our top five clients represented 30% of segment revenue for the year ended December 31, 2012 and the average length of relationship with these same clients is more than 30 years. No customer accounted for 10% or more of our Watch segment revenue in 2012.

Television Audience Measurement Services

We are the global leader in television audience measurement. In the United States, which is by far the world’s largest market for television programming, broadcasters and cable networks use our television audience ratings as the primary currency to establish the value of their airtime and more effectively schedule and promote their programming. Advertisers use this information to plan television advertising campaigns, evaluate the effectiveness of their commercial messages and negotiate advertising rates.

We provide two principal television ratings services in the United States: measurement of national television audiences and measurement of local television audiences in all 210 designated local television markets. We use various methods to collect the data from households including electronic meters, which provide minute-by-minute viewing information for next day consumption by our clients, and written diaries. These methods enable us to collect not only television device viewing data but also the demographics of the audience (i.e., who in the household is watching), from which we calculate statistically reliable and accurate estimates of total television viewership. We have made significant investments over decades to build an infrastructure that can accurately and efficiently track television audience viewing, a process that has become increasingly complex as the industry has converted to digital transmission and integrated new technologies allowing for developments such as time-shifted viewing.

Our measurement techniques are constantly evolving to account for new television viewing behavior, increased fragmentation and new media technologies. For example, to help advertisers and programmers understand time-shifted viewing behavior, we created the “C3” ratings, which is a measure of how many people watch programming and commercials during live and time-shifted viewing up to three days after the program aired. The C3 rating has become the primary metric for buying and selling advertising on national broadcast television. We are expanding our television audience measurement to incorporate viewing of video-on-demand and from connected devices such as gaming consoles. We are developing and testing ways to measure how consumers watch video on tablets and other devices, to help advertising and programmers incorporate this viewing behavior into their programming and advertising plans. In the U.S., we utilize a single-source TV and PC panel to provide information to clients about simultaneous usage of more than one screen (e.g. if a consumer uses Facebook while watching a TV program), unduplicated reach (i.e. total audience net of duplication across platforms), cause and effect analysis (e.g. if a TV advertisement spurs a consumer to view a specific website online) and program viewing behavior (e.g. what platforms consumers use to view certain programming). We are working with Twitter to establish a measurement of consumer interaction with television programming and social media to address the growing interest in social TV among advertisers and media players.

We measure television viewing in 32 countries outside the United States, including Australia, Indonesia, Italy and South Korea. The international television audience measurement industry operates on a different model than in the United States. In many international markets, a joint industry committee of broadcasters in each individual country selects a single official audience measurement provider, which is designated the “currency” through an organized bidding process that is typically revisited every several years. We have strong relationships in these countries and see a significant opportunity to expand our presence into additional countries around the world.

Digital Audience Measurement Services

We are a global provider of digital media and market research, audience analytics and social media measurement. We employ a variety of measurement offerings to provide online publishers, internet and media companies, marketers and retailers with metrics to better understand the behavior of online audiences. Our online site measurement service have a presence in more than 40 countries including the United States, South Korea and Brazil—markets that account for approximately almost 75% of global internet users. Through a combination of patented panel and census data collection methods, we monitor and measure the internet surfing, online buying and video viewing (including television content) of digital audiences. We provide critical advertising metrics such as audience demographics, page and ad views, and time spent. Through our social media monitoring capabilities, 50 million new social media messages are collected every day from more than 30 countries in 15 languages, representing a 30% year over year growth in data collection. As newer forms of digital media such as video advertising, social media and applications become a greater proportion of consumer behavior, we are transitioning our portfolio of online services, including discontinuation of certain legacy services in certain markets and the launch of other services, to address the evolving requirements of measuring digital audiences and better serve our clients.

Mobile Measurement Services

We provide independent measurement and consumer research for telecom and media companies in the mobile telecommunications industry. Clients, principally mobile carriers and device manufacturers, rely upon our data to make consumer marketing, competitive strategy and resource allocation decisions. In the United States, our metrics are a leading indicator for market share, customer satisfaction, device share, service quality, revenue share, content audience and other key performance indicators. We also benchmark the end-to-end consumer experience to pinpoint problem areas in the service delivery chain, track key performance metrics for mobile devices and identify key market opportunities (e.g., demand tracking for device features and services). To address the rapid growth of mobile internet consumption, we are expanding our capabilities to capture internet, video and other media on mobile devices. As mobile adoption continues globally, there is an opportunity for us to measure media and data content on mobile devices worldwide and to incorporate mobile measurement into a more comprehensive view of consumer media behavior. We offer mobile measurement services in 30 countries worldwide, including the United States, where we are a leader in the nascent market for mobile audience measurement, and are focused on expanding our presence in other markets.

Advertiser Solutions

We provide a range of solutions to major advertisers, whether they are consumer packaged goods manufacturers, retailers, media companies, or other verticals such as automotive, telecom or financial services, to help validate and optimize their advertising spend. We quantify the effectiveness of advertising by reporting behavioral observations, attitudinal changes and actual offline purchase activity. We offer services specific to television, digital and social marketing to determine “resonance” or impact of specific campaigns, by measuring objectives such as breakthrough, brand recall, purchase intent and effect on product and brand loyalty. These services can also help clients determine which elements of their advertising campaigns are more or less effective, including frequency of repetition, length of commercial and context. As part of these efforts, we collect and analyze more than 20 million surveys annually to provide important insights on television and online advertising and content effectiveness.

We also combine intelligence on what consumers watch and buy to inform client decisions on their advertising spend. We integrate data from our Buy segment and other third party sources including our Nielsen Catalina Solutions joint venture, with Watch data on audience exposure to help assess the effect of an advertising campaign on purchase activity. We believe these and other offerings of consumer behavior data and marketing insights can provide value to advertisers as well as media content owners and distributors, and help these clients answer some of their most important marketing questions.

Expositions

In our Expositions segment, we operate one of the largest portfolios of business-to-business trade shows and conference events in the United States. Each year, we produce more than 60 trade shows and conference events, which in 2012 connected approximately 335,000 buyers and sellers across 9 diversified and vibrant end markets. Our leading events include the Hospitality Design Conference and Expo, the Kitchen/Bath Industry Show, the ASD Merchandise Shows, the JA International Jewelry Summer and Winter Shows and the Interbike International Bike Show and Expo. For the year ended December 31, 2012, revenues from our Expositions segment represented approximately 3% of our consolidated revenue.

Competitive Advantages

We are faced with a number of competitors in the markets in which we operate. Some of our competitors in each market may have substantially greater financial marketing and other resources than we do and may benefit from other competitive advantages. See “—Competitive Landscape” and “Risk Factors—We face competition, which could adversely affect our business, financial condition, results of operations and cash flow.”

Notwithstanding the challenges presented by the competitive landscape, we believe that we have several competitive advantages, including the following:

Global Scale and Brand. We provide a breadth of information and insights about the consumer in approximately 100 countries. In our Buy segment, we track billions of sales transactions per month in retail outlets in approximately 100 countries around the world. We also have approximately 250,000 household panelists across 26 countries. In our Watch segment, our ratings are the primary metrics used to determine the value of programming and advertising in the U.S. total television advertising marketplace, which was approximately $76 billion in 2011 according to Veronis Suhler Stevenson. We believe our footprint, neutrality, credibility and leading market positions will continue to contribute to our long-term growth and strong operating margins as the number and role of multinational companies expands. Our scale is supported by our global brand, which is defined by the original Nielsen code created by our founder, Arthur C. Nielsen, Sr.: impartiality, thoroughness, accuracy, integrity, economy, price, delivery and service.

Strong, Diversified Client Relationships. Many of the world’s largest brands rely on us as their information and analytics provider to create value for their business. We maintain long-standing relationships and multi-year contracts with high renewal rates due to the value of the services and solutions we provide. In our Buy segment, our clients include the largest consumer packaged goods and merchandising companies in the world such as The Coca-Cola Company, Kraft Foods and The Procter & Gamble Company, as well as leading retail chains such as Carrefour, Kroger, Safeway, Tesco, Walgreens, Wal-Mart Stores. In our Watch segment, our client base includes leading broadcast, cable and internet companies such as CBS, Disney/ABC, Facebook, Google, Microsoft, NBC Universal/Comcast, News Corp., Time Warner, Twitter, Univision and Yahoo!; leading advertising agencies such as WPP, IPG, Omnicom and Publicis; leading telecom companies such as AT&T, Verizon, Vodafone and Nokia; and leading automotive companies such as Chrysler, Ford and Toyota. The average length of relationship with our top 10 clients across both our Buy and Watch segments is more than 30 years. In addition, due to our growing presence in developing markets, we have cultivated strong relationships with local market leaders that can benefit from our services as they expand globally. Our strong client relationships provide both a foundation for recurring revenues as well as a platform for growth.

Enhanced Data Assets and Measurement Science. Our extensive portfolio of transactional and consumer behavioral data across our Buy and Watch segments enables us to provide critical information to our clients. For decades, we have employed advanced measurement methodologies that yield statistically accurate information about consumer behavior while having due regard for their privacy. Our particular expertise in panel measurement includes a proven methodology to create statistically accurate research insights that are fully representative of designated audiences. This expertise is a distinct advantage as we extrapolate more precise insights from emerging large-scale census databases to provide greater granularity and segmentation for our clients. We continue to enhance our core competency in measurement science by improving research approaches and investing in new methodologies. We have also invested significantly in our data architecture to enable the integration of distinct large-scale census data sets including those owned by third parties. We believe that our expertise, established standards and increasingly granular and comprehensive data assets provide us with a distinct advantage as we deliver more precise insights to our clients.

Innovation. We have focused on innovation to deepen our capabilities, expand in new and emerging forms of measurement, enhance our analytical offerings and capitalize on industry trends. For example, we are investing in advanced delivery technologies to extend the value of the full suite of our data assets for our clients. We have further enhanced our information and analytics delivery platform, Nielsen Answers on Demand, to enable the management of consumer loyalty programs for retailers. The 2012 expansion of our Nielsen Campaign Ratings service provides “reach” metrics for TV and digital campaign ratings, and can offer advertisers and media companies a unique measurement of unduplicated audiences for their advertising and programming across television and online viewing.

Scalable Operating Model. Our global presence and operating model allow us to scale our services and solutions rapidly and efficiently. We have a long track record of establishing leading services that can be quickly expanded across clients, markets and geographies. Our global operations and technology organization enables us to achieve faster, higher quality outcomes for clients in a cost-efficient manner. Our flexible architecture allows us to incorporate leading third-party technologies as well as data from external sources, and enables our clients to use our technology and solutions on their own technology platforms. In addition, we work with leading technology partners such as IBM, Tata Consultancy Services and TIBCO, which allows for greater quality in client offerings and efficiency in our global operations.

Industry Trends

We believe companies, including our clients, require an increasing amount of data and analytics to set strategy and direct operations. This has resulted in a large market for business information and insight which we believe will continue to grow. Our clients are media, advertising and consumer packaged goods companies in the large and growing markets. We believe that significant economic, technological, demographic and competitive trends facing consumers and our clients will provide a competitive advantage to our business and enable us to capture a greater share of our significant market opportunity. We may not be able to realize these opportunities if these trends do not continue or if we are otherwise unable to execute our strategies. See “Risk Factors—We may be unable to adapt to significant technological change which could adversely affect our business” and “Risk Factors—Our international operations are exposed to risks which could impede growth in the future.”

Developing markets present significant expansion opportunities. Brand marketers are focused on attracting new consumers in developing countries as a result of the fast-paced population growth of the middle class in these regions. In addition, the retail trade in these markets is quickly evolving from small, local formats toward larger, more modern formats with electronic points of sale, a similar evolution to what occurred in developed markets over the last several decades. We provide established measurement methodologies to help give consumer packaged goods companies, retailers and media companies an accurate understanding of local consumers to allow them to harness growing consumer buying power in fast growing markets like Brazil, Russia, India and China.

Demographic shifts and changes in spending behavior are altering the consumer landscape. Consumer demographics and related trends are constantly evolving globally, leading to changes in consumer preferences and the relative size and buying power of major consumer groups. Shifts in population size, age, racial composition, family size and relative wealth are causing marketers continuously to re-evaluate and reprioritize their consumer marketing strategies. We track and interpret consumer demographics that help enable our clients to engage more effectively with their existing consumers as well as forge new relationships with emerging segments of the population.

The media landscape is dynamic and changing. Consumers are rapidly changing their media consumption patterns. The growing availability of the Internet, and the proliferation of new formats and channels such as mobile devices, social networks and other forms of user-generated media have led to an increasingly fragmented consumer base that is more difficult to measure and analyze. In addition, simultaneous usage of more than one screen is becoming a regular aspect of daily consumer media consumption. We have effectively measured and tracked media consumption through numerous cycles in the industry’s evolution—from broadcast to cable, from analog to digital, from offline to online and from live to time-shifted. We believe our distinct ability to provide audience measurement and metrics across television, online and mobile platforms helps clients better understand, adapt to and profit from the continued transformation of the global media landscape.

Consumers are more connected, informed and in control. Today, more than three-quarters of the world’s homes have access to television, there are more than 2.4 billion internet users around the globe, and approximately three-fourths of the world’s population has access to a mobile phone. Advances in technology have given consumers a greater level of control of when, where and how they consume information and interact with media and brands. They can compare products and prices instantaneously and have new avenues to learn about, engage with and purchase products and services. These shifts in behavior create significant complexities for our clients. Our broad portfolio of information and insights enables our clients to engage consumers with more impact and efficiency, influence consumer purchasing decisions and actively participate in and shape conversations about their brands.

Increasing amounts of consumer information are leading to new marketing approaches. The advent of the internet and other digital platforms has created rapid growth in consumer data that is expected to intensify as more entertainment and commerce are delivered across these platforms. As a result, companies are looking for real-time access to more granular levels of data to understand growth opportunities more quickly and more precisely. This presents a significant opportunity for us to work with companies to effectively manage, integrate and analyze large amounts of information and extract meaningful insights that allow marketers to generate profitable growth.

Consumers are looking for greater value. Economic and social trends have spurred consumers to seek greater value in what they buy as exemplified by the rising demand for “private label” (store branded) products. For instance, in the United States, the absolute dollar share for private label consumer packaged goods increased more than $15 billion between 2009 and 2012. This increased focus on value is causing manufacturers, retailers and media companies to re-evaluate brand positioning, pricing and loyalty. We believe companies will increasingly look to our broad range of consumer purchasing insights and analytics to more precisely and effectively measure consumer behavior and target their products and marketing offers at the right place and at the right price.

Our Growth Strategy

We believe we are well-positioned for growth worldwide and have a multi-faceted strategy that builds upon our brand, strong client relationships and integral role in measuring and analyzing the global consumer. Our growth strategy is also subject to certain risks. For example, we may be unable to adapt to significant technological changes such as changes in the technology used to collect and process data or in methods of television viewing. In addition, consolidation in our customers’ industries may reduce the aggregate demand for our services. See “Risk Factors.”

Continue to grow in developing markets

Developing markets (measured in our Buy segment) comprised approximately 20% of our 2012 revenues and represent a significant long-term opportunity for us given the growth of the middle class and the rapid evolution and modernization of the retail trade in these regions. Currently, the middle class is expanding significantly each year on a global basis, with Africa, Brazil, Russia, India and China currently contributing nearly half of all global consumption growth. Key elements of our strategy include:

•	Continuing to grow our existing services in local markets while simultaneously introducing into developing markets new services drawn from our global portfolio;

•	Partnering with existing clients as they expand their businesses into developing and emerging markets and providing the high-quality measurement and insights to which they are accustomed; and

•	Building relationships with local companies that are expanding beyond their home markets by capitalizing on the global credibility and integrity of the Nielsen brand.

Continue to develop innovative services

We intend to continue developing our service portfolio to provide our clients with comprehensive and advanced solutions. Key elements of our strategy include:

•	Further developing our analytics offerings across all facets of our client base to provide a more comprehensive offering and help our clients think through their most important challenges;

•

Continuing to grow our leadership in measurement and insight services related to TV, online and mobile and expanding our services in growth areas including social media to help our media clients more effectively reach their target audiences and better understand the value of their content; and

•

Continuing to expand our Advertiser Solutions offering, which integrates our proprietary data and analytics from both the Buy and Watch segments, by developing powerful tools to help clients better understand the effectiveness of advertising and the impact of advertising spend on consumer purchasing behavior.

Continue to attract new clients and expand existing relationships

We believe that substantial opportunities exist to both attract new clients and to increase our revenue from existing clients. Building on our deep knowledge and the embedded position of our Buy and Watch segments, we expect to sell new and innovative solutions to our new and existing clients, increasing our importance to their decision making processes.

Continue to pursue strategic acquisitions to complement our leadership positions

We have increased our capabilities through investments and acquisitions in the areas of retail measurement, international audience measurement, and advertising effectiveness for digital and social media campaigns. Going forward, we will consider select acquisitions of complementary businesses that enhance our product and geographic portfolio and can benefit from our scale, scope and status as a global leader.

Technology Infrastructure

We operate with an extensive data and technology infrastructure utilizing eight primary data centers in seven countries around the world. Our global database has the capacity to house approximately 36 petabytes of information, with our Buy segment processing approximately nine trillion purchasing data points each month and our Watch segment processing approximately 1.7 billion tuning and viewing records each month. Our technology infrastructure plays an instrumental role in meeting service commitments to global clients and allows us to quickly scale our services across practice areas and geographies. Our technology platform utilizes an open approach that facilitates integration of distinct data sets, interoperability with client data and technology, and partnerships with leading technology companies such as IBM, Tata Consulting Services and TIBCO.

Intellectual Property

Our patents, trademarks, trade secrets, copyrights and all of our other intellectual property are important assets that afford protection to our business. Our success depends to a degree upon our ability to protect and preserve certain proprietary aspects of our technology and our brand. To ensure that objective, we control access to our proprietary technology. Our employees and consultants enter into confidentiality, non-disclosure and invention assignment agreements with us. We protect our rights to proprietary technology and confidential information in our business arrangements with third parties through confidentiality and other intellectual property and business agreements.

We hold a number of third-party patent and intellectual property license agreements that afford us rights to third party patents, technology and other intellectual property. Such license agreements most often do not preclude either party from licensing our patents and technology to others. Such licenses may involve one-time payments or ongoing royalty obligations, and we cannot ensure that future license agreements can or will be obtained or renewed on acceptable terms, or at all.

Employees

As of December 31, 2012, we employed approximately 35,000 people worldwide. Approximately 19% of our employees are covered under collective bargaining agreements and an additional 12% are covered under works council agreements in Europe. We may become subject to additional agreements or experience labor disruptions which may result in higher operating costs over time. We believe that our employee relations are good.

Competitive Landscape

There is no single competitor that offers all of the services we offer in all of the markets in which we offer them. We have many competitors worldwide that offer some of the services we provide in selected markets. While we maintain leading positions in many markets in which we operate, our future success will depend on our ability to enhance and expand our suite of services, provide reliable and accurate measurement solutions and related information, drive innovation that anticipates and responds to emerging client needs, strengthen and expand our geographic footprint, and protect consumer privacy. See “Risk Factors—We face competition, which could adversely affect our business, financial condition, results of operations and cash flow.” We believe our global presence and integrated portfolio of services are key assets in our ability to effectively compete in the marketplace. A summary of the competitive landscape for each of our segments is included below:

What Consumers Buy

While we do not have one global competitor in our Buy segment, we face numerous competitors in various areas of our service in different markets throughout the world. Competition includes companies specializing in marketing research, in-house research departments of manufacturers and advertising agencies, retailers that sell information directly or through brokers, information management and software companies, and consulting and accounting firms. In retail measurement, our principal competitor in the United States is Information Resources, Inc., which is also present in some European markets. Our retail measurement service also faces competition in individual markets from local companies. Our consumer panel services and analytics services have many direct and/or indirect competitors in all markets around the world including in selected cases GfK, Ipsos, Kantar and local companies in individual countries.

What Consumers Watch

While we do not have one global competitor in our Watch segment, we face numerous competitors in various areas of our operations in different markets throughout the world. We are the clear market leader in U.S. television audience measurement; however, there are many emerging players and technologies that will increase competitive pressure. Numerous companies such as Kantar (a unit of WPP), Rentrak and TRA (a unit of TiVo) are attempting to measure television viewing using data received from set-top boxes of cable and satellite TV providers. Our principal competitor in television audience measurement outside the United States is Kantar, with additional companies such as Ipsos, GfK and Médiamétrie representing competitors in individual countries. Our online service faces competition in the United States and globally from companies that provide panel-based internet measurement services such as comScore, providers of site-centric Web analytics solutions, including Coremetrics, Google, Adobe, WebTrends and companies that measure consumer generated media on the internet such as Twelvefold, Visible Technologies, and Radian 6.

Expositions

The trade show industry is highly fragmented with numerous competitors serving individual business sectors or geographies. Our primary competitors in this segment are Reed Expositions, Advanstar and Hanley Wood.

Regulation

Our operations are subject to and affected by data protection laws in many countries. These laws constrain whether and how we collect personal data (i.e., information relating to an identifiable individual), how that data may be used and stored, and whether, to whom and where that data may be transferred. Data collection methods that may not always be obvious to the data subject, like the use of cookies online, or that present a higher risk of abuse, such as collecting data directly from children, tend to be more highly regulated; and data transfer constraints can impact multinational access to a central database and cross-border data transfers.

Some of the personal data we collect may be considered “sensitive” by the laws of many jurisdictions because they may include certain demographic information and consumption preferences. “Sensitive” personal data typically are more highly regulated than non-sensitive data. Generally, this means that for sensitive data the data subject’s consent should be more explicit and fully informed and security measures surrounding the storage of the data should be more rigorous. The greater constraints that apply to the collection and use of sensitive data increase the administrative and operational burdens and costs of panel recruitment and management.

The attention privacy and data protection issues attract can offer us a competitive advantage. Because we recognize the importance of privacy to our panelists, our customers, consumers in general, and regulators, we devote dedicated resources to enhancing our privacy and security practices in our product development plans and other areas of operation, and participate in privacy policy organizations and “think tanks.” We do this to improve both our practices and the perception of Nielsen as a leader in this area.

Recent Developments

In December 2012, we signed a definitive agreement to acquire Arbitron Inc. (NYSE: ARB), an international media and marketing research firm, for $48 per share in cash (the “Transaction”). In addition, we entered into a commitment for an unsecured note or unsecured loan up to $1,300 million (the “Commitment Letter”) to fund the closing of the Transaction. The Transaction has been approved by the board of directors of both companies and is subject to customary closing conditions, including regulatory review. As of December 31, 2012, there were no borrowings outstanding under the Commitment Letter.

In January 2013, the board of directors of Holdings adopted a cash dividend policy with the present intent to pay quarterly cash dividends on Holdings’s outstanding common stock. The board also declared the first quarterly cash dividend of $0.16 per share, to be paid on March 20, 2013 to holders of record of Holdings’s common stock on March 6, 2013. The board of directors of Holdings declared a quarterly cash dividend of $0.16 per share on May 2, 2013, which is payable on June 19, 2013 to holders of record of Holdings’ common stock on June 5, 2013. Holdings’s dividend policy and the payment of future cash dividends are subject to the discretion of the board of directors.

In February 2013, we amended our Amended and Restated Master Services Agreement (the “Agreement”), dated as of October 1, 2007 with Tata America International Corporation and Tata Consultancy Services Limited (jointly, “TCS”). The term of the Agreement has been extended for an additional three years, so as to expire on December 31, 2020, with a one-year renewal option granted to Nielsen. Nielsen has increased its commitment to purchase services from TCS from $1.0 billion to $2.5 billion (the “Minimum Commitment”) over the life of the contract (from October 1, 2007), including a commitment to purchase at least $100 million in services per year (the “Annual Commitment”). TCS will continue to globally provide Nielsen with professional services relating to information technology (including application development and maintenance), business process outsourcing, client service knowledge process outsourcing, management sciences, analytics, and financial planning and analytics. The amount of the Minimum Commitment and the Annual Commitment may be reduced on the occurrence of certain events, some of which also provide Nielsen with the right to terminate the Agreement or statement of work, as applicable.

In February 2013, the Company received the requisite lender consents to amend its Senior Secured Credit Agreement to allow for the replacement of its existing class A, B and C term loans with a new class of term loans. The amendment is expected to close during the first quarter of 2013, subject to customary closing conditions, and will be documented in an Amended and Restated Credit Agreement.

In February 2013, Venezuela devalued its currency by 32%. As the Company has operations in both its Buy and Watch segments in Venezuela, this devaluation will result in a charge of approximately $12 million in the first quarter of 2013 in the foreign exchange transaction (losses)/gains, net line in the consolidated statement of operations.

On May 4, 2013, we signed a definitive agreement to sell Nielsen Business Media Holding Company, our indirect subsidiary, to Expo Event Transco Inc., an affiliate of Onex Corporation, for cash consideration. The transaction closed on June 17, 2013, for a purchase price of $950 million.

Properties

We lease property in approximately 600 locations worldwide. We also own eight properties worldwide, including our offices in Oxford, United Kingdom, Mexico City, Mexico and Sao Paulo, Brazil. Our leased property includes offices in New York, New York, Oldsmar, Florida and Markham, Canada. In addition, we are subject to certain covenants including the requirement that we meet certain conditions in the event we merge into or convey, lease, transfer or sell our properties or assets as an entirety or substantially as an entirety to, any person or persons, in one or a series of transactions.

Legal Proceedings

Sunbeam Television Corp. (“Sunbeam”) filed a lawsuit in Federal District Court in Miami, Florida in April 2009. The lawsuit alleged that we violated Federal and Florida state antitrust laws and Florida’s unfair trade practices laws by attempting to maintain a monopoly and abuse our position in the market, and breached our contract with Sunbeam by producing defective ratings data through our sampling methodology. The complaint did not specify the amount of damages sought and also sought declaratory and equitable relief. In January 2011, the U.S. District Court in the Southern District of Florida dismissed all federal and state antitrust claims brought against us by Sunbeam stating that Sunbeam failed to show that any competitor was “willing and able” to enter the local television ratings market in Miami and was excluded from that market by us. The Court also determined that Sunbeam could not prove that the current ratings for Sunbeam’s local station WSVN are less accurate than they would be under a prospective competitor’s methodology. The Court deferred ruling on the remaining ancillary claims, including breach of contract and violation of Florida’s Deceptive and Unfair Trade Practices Act. Subsequent to the court’s decision, Sunbeam voluntarily dismissed with prejudice the remaining claims in the case so that all claims have been dismissed. Sunbeam appealed the court’s dismissal of the antitrust claims. On March 4, 2013, the U.S. Court of Appeals for the Eleventh Judicial Circuit affirmed the lower court’s decision to dismiss the claims. On March 22, 2013, Sunbeam filed a petition for rehearing the case. The petition was denied on May 13, 2013.

We are subject to litigation and other claims in the ordinary course of business, some of which include claims for substantial sums. Accruals have been recorded when the outcome is probable and can be reasonably estimated. While the ultimate results of claims and litigation cannot be determined, we do expect that the ultimate disposition of these matters will not have a material adverse effect on our operations or financial condition. However, depending on the amount and the timing, an unfavorable resolution of some or all of these matters could materially affect our future results of operations or cash flows in a particular period.

MANAGEMENT

The Executive Officers set forth below are responsible for achieving Nielsen’s goals, strategy, policies and results. The supervision of Nielsen’s management and the general course of its affairs and business operations is entrusted to the Supervisory Board, which currently consists of ten members. The officers and directors of Nielsen and their ages as of March 31, 2013 are as follows:

Name	Age	Position(s)
Executive Officers
David L. Calhoun	55	Chairman of the Executive Board and Chief Executive Officer
Susan Whiting	56	Vice Chairperson
Arvin Kash	70	Vice Chairperson
Mitchell Habib	52	Chief Operating Officer
Brian J. West	43	Chief Financial Officer
Itzhak Fisher	57	Executive Vice President
Jeffrey R. Charlton	51	Senior Vice President and Corporate Controller
James W. Cuminale	60	Chief Legal Officer
Mary Elizabeth Finn	52	Chief Human Resources
Dwight M. Barns	49	President, Global Client Service
Stephen Hasker	43	President, Global Product Leadership

Supervisory Board Members
James A. Attwood, Jr.	54	Director
Richard J. Bressler	55	Director
Patrick Healy	46	Director
Karen Hoguet	56	Director
James M. Kilts	65	Director
Alexander Navab	47	Director
Robert Pozen	66	Director
Vivek Ranadivé	54	Director
Robert Reid	40	Director
Javier Teruel	62	Director

David L. Calhoun. Mr. Calhoun has been the Chairman of the Executive Board and Chief Executive Officer of The Nielsen Company B.V. since September 2006. Mr. Calhoun has also served as the Chief Executive Officer of Holdings since May 2010 and a director of Holdings since its initial public offering in January 2011 (the “IPO”). Prior to joining Holdings, Mr. Calhoun was a Vice Chairman of the General Electric Company and President and CEO of GE Infrastructure, the largest of GE’s six business segments and comprised of Aviation, Energy, Oil & Gas, Transportation, and Water & Process Technologies, as well as GE’s Commercial Aviation Services and Energy Financial Services businesses. From 2003 until becoming a Vice Chairman of GE and President and CEO of GE Infrastructure in 2005, Mr. Calhoun served as President and CEO of GE Transportation, which is made up of GE’s Aircraft Engines and Rail businesses. Prior to joining Aircraft Engines in July 2000, Mr. Calhoun served as President and CEO of Employers Reinsurance Corporation from 1999 to 2000; President and CEO of GE Lighting from 1997 to 1999; and President and CEO of GE Transportation Systems from 1995 to 1997. From 1994 to 1995, he served as President of GE Plastics for the Pacific region. Mr. Calhoun joined GE upon graduation from Virginia Polytechnic Institute in 1979. Mr. Calhoun serves on the boards of directors of The Boeing Company and Caterpillar Inc.

Susan Whiting. Ms. Whiting has been a Vice Chairperson of The Nielsen Company B.V. since November 2008. Ms. Whiting also serves as a Vice Chairperson of Holdings, a position she has held since the IPO. Ms. Whiting joined Nielsen Media Research in 1978 as part of its management training program. She served in numerous positions with Nielsen Media Research including President, Chief Operating Officer, CEO and Chairman. She was named Executive Vice President of The Nielsen Company in January 2007 with marketing and product leadership responsibilities for all Holdings business units. Ms. Whiting serves on the board of directors of the Ad Council, Denison University, the YMCA of Greater New York, the Trust for Public Land and the Notebaert Nature Museum. During the past five years, Ms. Whiting was a director of Wilmington Trust Corporation and MarkMonitor. She graduated from Denison University with a Bachelor of Arts degree in Economics.

Mitchell Habib. Mr. Habib has been the Chief Operating Officer of Holdings and The Nielsen Company B.V. since January 1, 2012. Mr. Habib served as the Executive Vice President, Global Business Services of Holdings from the IPO until December 31, 2011. Mr. Habib served as Executive Vice President, Global Business Services of The Nielsen Company B.V., a position he held from March 2007 until December 31, 2011. Prior to joining Nielsen, Mr. Habib was employed by Citigroup as the Chief Information Officer of its North America Consumer Business from September 2005 and prior to that its North America Credit Cards Division from June 2004. Before joining Citigroup, Mr. Habib served as Chief Information Officer for several major divisions of the General Electric Company over a period of seven years.

Arvin Kash. Mr. Kash has been a Vice Chairperson of Holdings and The Nielsen Company B.V. since January 2012. Mr. Kash is the founder of The Cambridge Group, a growth strategy consulting firm, which became a subsidiary of Nielsen in March 2009. He served as its Chairman from December 2010 until December 2011 and prior to that was its Chief Executive Officer. Mr. Kash is a member of the Washington Business Forum and serves on the board of directors of Northwestern Memorial Hospital. He is a graduate of DePaul University.

Brian J. West. Mr. West has been the Chief Financial Officer of The Nielsen Company B.V. since February 2007. Mr. West also serves as the Chief Financial Officer of Holdings, a position he has held since May 2010. Prior to joining Holdings, he was employed by the General Electric Company as the Chief Financial Officer of its GE Aviation division from June 2005. Prior to that, Mr. West held several senior financial management positions within the GE organization, including Chief Financial Officer of its GE Engine Services division, from March 2004, Chief Financial Officer of GE Plastics Lexan, from November 2002, and Chief Financial Officer of its NBC TV Stations division. Mr. West is a veteran of GE’s financial management program and spent more than 16 years with GE. Mr. West is a 1991 graduate from Siena College with a degree in Finance and holds a Masters of Business Administration from Columbia University.

Itzhak Fisher. Mr. Fisher has been the Executive Vice President of Holdings and The Nielsen Company B.V. since the IPO, focusing on the acquisition of new businesses that complement our Watch and Buy strategies. He also serves as Chairman of Pereg Ventures Fund I L.P., a limited partnership focused on investments primarily in marketing, media and advertising related to early stage technology innovations and in which Holdings has committed to make an investment (for more information, see “Certain Relationships and Related Party Transactions—Investment in the Pereg Fund”). Until January 2011, Mr. Fisher served as the Executive Vice President, Global Product Leadership of The Nielsen Company B.V. and had overall responsibility for Holdings’s Online, Telecom, IAG, Claritas and Entertainment businesses as well as Global Measurement Science, positions he has held since November 2008. Prior to this role, Mr. Fisher served as Executive Chairman of Nielsen Online. Prior to joining Holdings’s in 2007, Mr. Fisher was an entrepreneur in high-technology businesses. He was co-founder and chairman of Trendum, a leader in internet search and linguistic analysis technologies and oversaw Trendum’s 2005 acquisition of BuzzMetrics, a market leader in online word-of-mouth research, and Trendum’s 2006 acquisition of Intelliseek. Mr. Fisher holds a Bachelor of Science degree in computer science from the New York Institute of Technology and pursued advanced studies in computer science at New York University.

Jeffrey R. Charlton. Mr. Charlton has been the Senior Vice President and Corporate Controller of The Nielsen Company B.V. since June 2009 and the Senior Vice President and Corporate Controller of Holdings’s since May 2010. Previously, Mr. Charlton had served as Holdings’s Senior Vice President of Corporate Audit since joining the Company in November 2007. Prior to joining Holdings’s, he spent 11 years with the General Electric Company in senior financial management positions, including Senior Vice President Corporate Finance and Controller of NBC Universal. Prior to joining GE, Mr. Charlton was employed by PepsiCo and began his career in 1983 with the public accounting firm of KPMG.

James W. Cuminale. Mr. Cuminale has been the Chief Legal Officer of The Nielsen Company B.V. since November 2006. Mr. Cuminale also serves as the Chief Legal Officer of Holdings, a position he has held since the IPO. Prior to joining Holdings, Mr. Cuminale served for over ten years as the Executive Vice President—Corporate Development, General Counsel and Secretary of PanAmSat Corporation and PanAmSat Holding Corporation. In this role, Mr. Cuminale managed PanAmSat’s legal and regulatory affairs and its ongoing acquisitions and divestitures.

Mary Elizabeth Finn. Ms. Finn has been the Chief Human Resources Officer of The Nielsen Company B.V. and Holdings since March 2011. Ms. Finn joined Holdings in October 2007 as Senior Vice President – Human Resources, Global Leadership Development and in February 2010 was named Senior Vice President – Human Resources for the North America Buy business. Prior to Holdings, Ms. Finn spent 26 years at GE principally in human resource positions. She is a 1982 graduate of Siena College, magna cum laude, with a Bachelor of Science degree in Finance.

Dwight M. Barns. Mr. Barns has been the President, Global Client Service for The Nielsen Company B.V. and Holdings since February 2013. His prior roles with Holdings include President of Holdings’s U.S. Watch business from June 2011 until February 2013, President of Nielsen Greater China from January 2008 until June 2011, President of Holdings’s Consumer Panel Services from March 2007 until January 2008 and President of Holdings’s BASES and Analytic Consulting units from July 2004 through February 2007. He joined Holdings in March 1997 after 12 years with The Procter & Gamble Company. He is a graduate of Miami University in Ohio and the Stanford Executive Program at the Stanford Graduate School of Business.

Stephen Hasker. Mr. Hasker has been the President, Global Product Leadership for The Nielsen Company B.V. and Holdings since February 2013. Mr. Hasker joined Holdings in November 2009 and served as President, Global Media Products and Advertiser Solutions until February 2013 where he led Holdings’s TV and digital audience measurement, advertising effectiveness and social media solutions. Mr. Hasker was at McKinsey & Company from July 1998 through October 2009, and served as a partner of the firm in the Global Media, Entertainment and Information practice. Prior to McKinsey, Mr. Hasker spent five years in several financial roles in the U.S., Russia and Australia. Mr. Hasker holds an undergraduate economics degree from the University of Melbourne, has an MBA and a Masters in International Affairs both with honors from Columbia University and is a member of the Australian Institute of Chartered Accountants.

James A. Attwood, Jr. Mr. Attwood has been a non-executive director of Holdings since June 2006. Mr. Attwood has also served as a member of the Supervisory Board of The Nielsen Company B.V. since July 28, 2006. Mr. Attwood is a Managing Director of The Carlyle Group and Head of the Global Telecommunications and Media Group. Prior to joining The Carlyle Group in 2000, Mr. Attwood was with Verizon Communications, Inc. and GTE Corporation. Prior to GTE, he was with Goldman, Sachs & Co. Mr. Attwood serves as a member of the boards of directors of Syniverse Holdings, Inc., Getty Images and CoreSite Realty Corporation. Mr. Attwood graduated summa cum laude from Yale University with a B.A. in applied mathematics and an M.A. in statistics and received both J.D. and M.B.A. degrees from Harvard University.

Richard J. Bressler. Mr. Bressler has been a non-executive director of Holdings since the IPO. Mr. Bressler has also served as a member of the Supervisory Board of The Nielsen Company B.V. since July 28, 2006. Mr. Bressler joined Thomas H. Lee Partners, L.P. as a Managing Director in 2006. From May 2001 through 2005, Mr. Bressler was Senior Executive Vice President and Chief Financial Officer of Viacom Inc. Before joining Viacom, Mr. Bressler was Executive Vice President of AOL Time Warner Inc. and Chief Executive Officer of AOL Time Warner Investments. Prior to that, Mr. Bressler served in various capacities with Time Warner Inc., including as Chairman and Chief Executive Officer of Time Warner Digital Media and Executive Vice President and Chief Financial Officer of Time Warner Inc. Before joining Time Warner Inc., Mr. Bressler was a partner with Ernst & Young. Mr. Bressler serves on the boards of directors of Gartner, Inc. and CC Media Holdings, Inc. and during the past five years has been a director of American Media Operations, Inc. and Warner Music Group. Mr. Bressler is also a Board Observer for Univision Communications, Inc. In addition, he served as Chairman for the Center for Communication Board and served on the Duke University Fuqua School of Business Board of Visitors, New School University Board of Trustees, the J.P. Morgan Chase National Advisory Board and the Columbia University School of Arts Deans’ Council. Mr. Bressler holds a B.B.A. in Accounting from Adelphi University.

Patrick Healy. Mr. Healy has been a non-executive director of Holdings since June 2006. Mr. Healy has also served as a member of the Supervisory Board of The Nielsen Company B.V. since June 13, 2006. Mr. Healy is Deputy CEO of Hellman & Friedman LLC. He is a member of the firm’s Investment Committee and leads the firm’s London office and international activities. Prior to joining Hellman & Friedman in 1994, Mr. Healy was employed by James D. Wolfensohn Incorporated and Consolidated Press Holdings in Australia. Mr. Healy is currently a director of Securitas Direct (through Verisure Topholding AB), Wood Mackenzie (through H&F Nugent I Limited) and Gaztransport et Technigaz S.A.S. During the past five years he has been a director of Mondrian Investment Partners Ltd. and Gartmore Investment Management Limited. Mr. Healy graduated from Harvard College and earned an MBA from the Harvard Business School.

Karen M. Hoguet. Ms. Hoguet has been a non-executive director of Holdings since the IPO. Ms. Hoguet has also served as a member of The Supervisory Board of The Nielsen Company B.V. since November 18, 2010. She has been the Chief Financial Officer of Macy’s Inc. since February 2009; she previously served as Executive Vice President and Chief Financial Officer of Macy’s from June 2005 to February 2009. Ms. Hoguet served as Senior Vice President and Chief Financial Officer of Macy’s from October 1997 to June 2005. Ms. Hoguet graduated from Brown University and earned an MBA from Harvard Business School.

James M. Kilts. Mr. Kilts has been a non-executive director and Chairman of the Board of Holdings since the IPO. Mr. Kilts has also served as a member of the Supervisory Board of The Nielsen Company B.V. since November 23, 2006 and has served as Chairman of the Supervisory Board of The Nielsen Company B.V. since May 21, 2009. Mr. Kilts is a founding partner of Centerview Capital, whose affiliates invest in the Company and its majority shareholder, Valcon Acquisition Holding (Luxembourg) S.à r.l. Prior to joining Centerview Capital, Mr. Kilts was Vice Chairman of the Board of The Procter & Gamble Company. Mr. Kilts was formerly Chairman of the Board, Chief Executive Officer and President of The Gillette Company before the company’s merger with Procter & Gamble in October 2005. Prior to Gillette, Mr. Kilts had served at different times as President and Chief Executive Officer of Nabisco, Executive Vice President of the Worldwide Food Group of Philip Morris, President of Kraft USA and Oscar Mayer, President of Kraft Limited in Canada, and Senior Vice President of Kraft International. A graduate of Knox College, Galesburg, Illinois, Mr. Kilts earned a Masters of Business Administration degree from the University of Chicago. Mr. Kilts is currently a member of the boards of directors of Metropolitan Life Insurance Co., MeadWestvaco Corporation and Pfizer Inc. He is also a member of the Board of Overseers of Weill Cornell Medical College. Mr. Kilts serves on the Board of Trustees of Knox College and the University of Chicago and is a member of the Advisory Council of the University of Chicago Booth School of Business.

Alexander Navab. Mr. Navab has been a non-executive director of Holdings since June 2006. Mr. Navab has also served as a member of the Supervisory Board of The Nielsen Company B.V. since June 13, 2006. Since October 2009, Mr. Navab has been a member of KKR Management LLC, the general partner of KKR & Co. L.P. (prior to that, he was a member of KKR & Co. L.L.C., the general partner of Kohlberg Kravis Roberts & Co. L.P.), where he is co-head of North American Private Equity and heads the Media and Communications Industry Team. Prior to joining KKR in 1993, Mr. Navab was with James D. Wolfensohn Incorporated and prior to that he was with Goldman, Sachs & Co. Mr. Navab is currently a director of Visant and Weld North. Mr. Navab received a B.A. with Honors, Phi Beta Kappa, from Columbia College and an M.B.A. with High Distinction from the Harvard Graduate School of Business Administration.

Robert Pozen. Mr. Pozen has been a non-executive director of Holdings since the IPO. Mr. Pozen has also served as a member of the Supervisory Board of The Nielsen Company B.V. since May 1, 2010. Since January 1, 2012, Mr. Pozen serves as a consultant to MFS Investment Management. From July 1, 2010 through December 31,

2011, he was Chairman Emeritus of MFS Investment Management. Prior to that, he was Chairman of MFS Investment Management since February 2004. He previously was Secretary of Economic Affairs for the Commonwealth of Massachusetts in 2003. Mr. Pozen was also the John Olin Visiting Professor, Harvard Law School from 2002-2004 and the chairman of the SEC Advisory Committee on Improvements to Financial Reporting from 2007-2008. From 1987 through 2001, Mr. Pozen worked for Fidelity Investments in various jobs, serving as President of Fidelity Management and Research Co. from 1997 through 2001. He is currently a director of Medtronic, Inc., a director of AMC, a subsidiary of the International Finance Corporation, and he was a director of BCE, Inc. until February 2009. He is a senior lecturer at Harvard Business School, a senior fellow of the Brookings Institution, an advisor to Gelesis, a private biotech company, and a director of three non-profit organizations: the Commonwealth Fund, Management Sciences for Health and the Harvard Neuro-Discovery Center.

Vivek Ranadivé. Mr. Ranadivé has been a non-executive director of Holdings and a member of the Supervisory Board of The Nielsen Company B.V. since July 26, 2012. He has been the Chief Executive Officer and Chairman of TIBCO Software Inc. (“TIBCO”) since its inception in 1997. Mr. Ranadivé founded Teknekron Software Systems, Inc., TIBCO’s predecessor, in 1985. Prior to founding TIBCO, Mr. Ranadivé was president and founder of a UNIX consulting company. Previously, he held management and engineering positions with Ford Motor Company, M/A-Com Linkabit and Fortune Systems. Mr. Ranadivé is a frequent presenter on such topics as the future of integration, enabling real-time business and unleashing the power of information across enterprises to become more competitive. Mr. Ranadivé earned an MBA from Harvard Business School, where he was a Baker Scholar. He received both a Master’s and Bachelor’s Degree in Electrical Engineering from the Massachusetts Institute of Technology.

Robert Reid. Mr. Reid has been a non-executive director of Holdings since the IPO. Mr. Reid has also served as a member of the Supervisory Board of The Nielsen Company B.V. since September 22, 2009. Mr. Reid is a Senior Managing Director in the Corporate Private Equity group at The Blackstone Group. Prior to joining Blackstone in 1998, Mr. Reid worked at the Investment Banking Division at Morgan Stanley & Co. Mr. Reid is a director of ICS Group. Mr. Reid received an AB in Economics from Princeton University where he graduated magna cum laude.

Javier G. Teruel. Mr. Teruel has been a non-executive director of Holdings since the IPO. Mr. Teruel has also served as a member of the Supervisory Board of The Nielsen Company B.V. since August 13, 2010. He is a Partner of Spectron Desarrollo, SC, an investment management and consulting firm; Retired Vice Chairman (2004 to 2007) of Colgate-Palmolive Company (consumer products), with which he served in positions of increasing importance since 1971, including as Executive Vice President responsible for Asia, Central Europe, Africa and Hill’s Pet Nutrition, as Vice President of Body Care in Global Business Development in New York, as President and General Manager of Colgate-Mexico, as President of Colgate-Europe, and as Chief Growth Officer responsible for the company’s growth functions. He has served as a director of Starbucks Corporation since 2005 and JCPenney since 2008. He served as a director of the Pepsi Bottling Group, Inc. from 2007 to 2010.

Committees of the Board of Directors

The Supervisory Board established and maintains an Audit Committee through which it has authorized designated members of the Board to act.

In general, the Audit Committee, consisting of Messrs. Pozen and Teruel and Ms. Hoguet, with Ms. Hoguet serving as Chairman, recommends the appointment of an external auditor and oversees the work of the external and internal audit functions, provides compliance oversight, establishes auditing policies, discusses the results of the annual audit, critical accounting policies, significant financial reporting issues and judgments made in connection with the preparation of the financial statements and related matters with the external auditor and reviews earnings press releases and financial information provided to analysts and ratings agencies. The Supervisory Board has determined that each of Messrs. Pozen and Teruel and Ms. Hoguet is qualified as an audit committee financial expert within the meaning of the SEC regulations. The Supervisory Board has determined that each of Messrs. Pozen and Teruel and Ms. Hoguet meets the definition of “independent director” under the NYSE listing rules, Rule 10A-3(b)(i) of the Exchange Act and the categorical standards of director independence under Holdings’ Corporate Governance Guidelines.

Code of Conduct and Procedures for Reporting Concerns about Misconduct

Holdings maintains a Code of Conduct and Procedures for Reporting Concerns about Misconduct (the “Code of Conduct”), which is applicable to all of its directors, officers and employees who act for it. The Code of Conduct sets forth our policies and expectations on a number of topics, including conflicts of interest, compliance with laws and ethical conduct. Holdings will promptly disclose to its shareholders, if required by applicable laws, any waivers of the Code of Conduct granted to officers by posting such information on our website rather than by filing a Current Report on Form 8-K.

The Code of Ethics may be found on our website at www.nielsen.com/investors under Governance Documents.

Executive Compensation

The following discusses the compensation for the Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers of Holdings for 2012. We refer to these individuals as the “Named Executive Officers” of Holdings.

Compensation Discussion & Analysis

Executive Summary

Holdings provides a comprehensive understanding of what consumers buy and watch. It is a leading global provider of information and insights with a presence in over 100 countries.

Business Performance

Holdings has delivered resilient business performance with sustained growth in results over the last three years. Growth over last year on a constant currency* basis was: Revenue 4%, Adjusted EBITDA 6% and normalized free cash flow 15%.

Normalized Free Cash Flow of Holdings

($ in millions)	2010	2011	2012
Net cash provided by operating activities	$543	$641	$784
Capital expenditures	(334)	(367)	(358)
Free Cash Flow	$209	$274	$426
Sponsor termination fees	—	102	—
Normalized Free Cash Flow	$209	$376	$426

*	Holdings calculates constant currency percentages by converting our prior-period local currency financial results using the current period foreign currency exchange rates and comparing these adjusted amounts to our current period reported results. See pages 45 and 46 of the annual report on Form 10-K for the year ended December 31, 2012 previously filed with the SEC for the reconciliation of the revenue and Adjusted EBITDA growth on a constant currency basis.
**	Holdings defines Adjusted EBITDA as net income or loss from our consolidated statements of operations before interest income and expense, income taxes, depreciation and amortization, restructuring charges, goodwill and intangible asset impairment charges, stock-based compensation expense and other non-operating items from our consolidated statements of operations as well as certain other items considered unusual or non-recurring in nature. For a reconciliation of net income to Adjusted EBITDA, see pages 38 and 39 of Holdings’s annual report on Form 10-K for the year ended December 31, 2012.
***	Holdings defines normalized free cash flow as net cash provided by operating activities less capital expenditures and sponsor termination fees incurred in 2011.

Strategic Initiatives

Invest in expansion of coverage to measure and understand consumers globally.	Deploy solutions to reach and measure audiences and their media behavior.	Enable more precise advertising placement and campaign effectiveness metrics.
BUY	WATCH	BUY AND WATCH

Progress on Strategic Initiatives in 2012

The management team of Holdings has established three strategic initiatives described above, which are important to the ongoing success of Holdings. In support of these initiatives, throughout 2012 Holdings:

•

Continued to expand our measurement of what consumers buy in developing markets such as Africa, China and India, and enhanced our U.S. retail coverage and analytical opportunities significantly through the addition of retail sales information from Walmart and Sam’s Club. These accomplishments drove incremental revenue growth in our Buy business.

•

Enhanced our television audience measurement for the U.S. market by capturing more forms of content viewing such as video on demand, online video and connected devices, and became the designated TV audience measurement provider in more international markets, expanding our coverage to 32 countries.

•	Negotiated an acquisition agreement with Arbitron Inc. which will increase Nielsen’s coverage of U.S. consumer media behavior by approximately 20%.

•	Expanded our advertising effectiveness solutions to encompass TV, online, mobile and social platforms, and drove positive gains in marketing efficiency for our clients.

Executive Compensation Overview

Nielsen’s CEO, CFO and three next most highly compensated officers (the “Named Executive Officers, or NEOs”) are:

•	David Calhoun—Chief Executive Officer

•	Mitchell Habib—Chief Operating Officer

•	Brian West—Chief Financial Officer

•	Susan Whiting—Vice Chair

•	James Cuminale—Chief Legal Officer

Nielsen’s executive compensation program is designed to incent and reward our leadership team to deliver sustained financial performance and long-term shareholder value.

Our pay for performance philosophy balances quantitative assessment of business financial performance with qualitative assessment of individual contributions to our core business objectives.

A significant portion of executive compensation is at-risk; dependent on the achievement of challenging annual performance targets, progress on strategic initiatives, including diversity, and the delivery of long-term returns to shareholders.

Our compensation programs reflect our transition from private equity ownership (2006) to public ownership initiated by our initial public offering in 2011. For 2013 we have strengthened the correlation between executive compensation, shareholder value and long-term performance, increased the proportion of pay delivered in equity and introduced performance vesting on a substantial portion of long-term equity.

Elements of Executive Compensation

2012	Purpose	Features	2013 Changes
Annual Base Salary	Attract and retain exceptional talent	Market competitive	No changes

Annual Incentive	Motivate executives to accomplish short-term business performance goals which contribute to long- term business objectives

Baseline incentive opportunity is funded subject to performance against an annual Operating Plan EBITDA* growth target

Discretion to reduce incentive awards by up to 30% if free cash flow targets are not met Performance at 90% of growth target triggers 70% funding

At 7% Operating Plan EBITDA growth over prior year, plan funds at 100%

25% of the 2013 cash incentive, payable in 2014, will be delivered in “Incentive Restricted Shares” that will vest in two equal annual installments

In future years, a similar proportion of the Annual Incentive will be delivered in “Incentive

Restricted Shares” to increase the portion of total compensation delivered as equity

Payouts are capped at 200% of target

Long-term Incentive (LTI)	Focus executives on long-term share performance and align with shareholder return and key long-term growth metrics

Stock Options	Alignment with long-term shareholder return	Four year time-vested options 100% of CEO LTI value 75% of other NEO LTI value	Reduced to 50% of LTI value for CEO Reduced to 25% of LTI value for other NEOs

RSU Awards	Alignment with long-term shareholder return and retention	Four year time-vested RSUs 25% of other NEO award value	No change to vesting or percentage of LTI value Dividends will accrue during the vesting period and be paid in additional shares upon vesting

Performance Shares	Alignment with long-term shareholder return	Performance share plan with payout subject to achievement of cumulative three-year performance goals (relative total shareholder return; free cash flow)	Introduced in 2013. 50% of LTI value Dividends will not accrue on unearned performance shares Payouts are capped at 200% of target

Health and Welfare Plans, Perquisites	Promote wellness and avoid distractions caused by unforeseen health/financial problems	Health and Welfare plans generally available to other employees De minimis financial planning, and health exams	No changes

*	Operating Plan EBITDA differs from the calculation of Adjusted EBITDA presented in our annual report on Form 10-K for the year ended December 31, 2012 previously filed with the SEC because it excludes the impact of fluctuations in foreign currency exchange rates. For the purposes of performance management, we value local currency results at a fixed operating plan rate established at the beginning of the year.

CEO and Other NEO Pay Mix and Pay at Risk

2012	2013: PROJECTED CHANGES*

*	2012 values are used to show true impact of 2013 structural changes.

	Element of Total Direct Compensation	2012	2013
CEO	Proportion of pay subject to specific quantitative performance	31%	59%
	Proportion of pay delivered in the form of equity	55%	64%
	Proportion of pay at risk	86%	87%

NEOs	Proportion of pay subject to specific quantitative performance	34%	56%
	Proportion of pay delivered in the form of equity	42%	50%
	Proportion of pay at risk	76%	76%

Compensation Highlights

Realizable Pay And Performance

The realizable pay earned by the Named Executive Officers in 2011 and 2012, outlined in the table below, is reasonable when compared with our business performance (as outlined under “—Executive Summary—Business Performance”) which delivered 3% total shareholder return over the same period.

Our definition of realizable pay is:

•	actual base salary in each year;

•	actual earned cash incentives in each year;

•	intrinsic value (share price minus exercise price) of equity awards vesting in each year using the share price on December 31 in each year; and

•	other compensation as outlined under “—Summary Compensation Table.”

The table below presents the realizable pay for each of our Named Executive Officers in the period stated.

	Realizable Pay			Total Compensation In Summary Compensation Table*
Name	2011 ($)	2012 ($)	Percent Increase/ (Decrease)	2012 ($)	Percent Variance to 2012 Realizable Pay
David Calhoun	$12,874,922	$13,191,630	2.5%	$13,925,289	5.6%
Mitchell Habib	3,679,931	3,729,550	1.3%	4,366,200	17.1%
Brian West	3,351,303	3,131,162	(6.6%)	3,884,200	24.0%
Susan Whiting	3,061,960	2,703,459	(11.7%)	2,988,659	10.5%
James Cuminale	2,527,994	2,402,715	(5.0%)	2,855,992	18.9%

*	Excluding change in pension value

A significant portion of realizable pay is at risk depending on market conditions. It is different from the amounts reported in the Summary Compensation Table (as outlined under “—Executive Summary—Business Performance”) which uses the accounting value at the date of grant to value stock options and other stock-based awards.

Compensation Practices

We require our Named Executive Officers to hold a significant amount of Nielsen stock (as outlined under “—2012 Total Direct Compensation Decisions—Share Ownership Guidelines”). Share ownership guidelines were extended to all executives who are direct reports to the CEO effective January 1, 2013.

Our policies prohibit hedging of shares. Our policies also prohibit pledging of share-based awards and shares subject to stock ownership guidelines.

Our Compensation Committee assesses business performance and executive pay using peer group and other market data provided by its independent executive compensation consultant. It uses a framework to assess risk and designs its compensation programs so that they do not encourage imprudent risk-taking. All pay decisions impacting our Named Executive Officers are reviewed and approved by the Independent Sub-Committee of the Compensation Committee.

Base salaries for NEOs are typically reviewed in 24-month cycles. Mr. Calhoun’s base salary has remained the same for the last four years.

We have introduced the following changes in recent years to strengthen the correlation between pay and performance and to align awards with long-term shareholder value creation:

•

A clawback policy provides for recoupment of incentive awards (in the event of malfeasance on the part of the executive, financial restatement as a result of the malfeasance, and where the award would have been materially lower as a result of the restatement). The policy is shown under “—Other Policies and Guidelines—Clawback Policy”

•	Up to 25% of the 2013 annual cash incentive payable in 2014 will be awarded in restricted shares that vest annually over two years

•	Prospective increases in total direct compensation for named executive officers will be substantially in the form of long- term equity incentives

•	At least 50% of the value of future long-term incentive awards will be subject to performance vesting conditions

•	Perquisites are de minimus. Tax gross-ups on perquisites were eliminated in 2011

Pay Decisions

We take into account the following factors:

•	Nielsen financial performance;

•	Market benchmarks (our benchmarking process is described under “—Compensation Practices and Governance—Benchmarking”); and

•	Qualitative and quantitative assessment of individual performance.

Compensation Practices and Governance

Compensation Committee

The Compensation Committee is responsible for the design of the executive compensation program. An Independent Sub-Committee of the Compensation Committee comprising Javier Teruel and Karen Hoguet approves pay decisions and incentive target setting and certification of attainment of targets relating to Section 16 Officers in order that the performance-based pay we provide to our Named Executive Officers is exempt from the $1,000,000 deduction limit applicable under the Section 162 (m) of the Code.

The Compensation Committee regularly reviews the philosophy and goals of the executive compensation program and assesses the effectiveness of compensation practices and processes. The Compensation Committee sets performance goals and assesses performance against these goals. The Committee considers the recommendations and market data provided by its independent consultant as well as the judgment of Mr. Calhoun on the performance of his direct reports. The CEO does not participate in the Compensation Committee discussion regarding his compensation. The Compensation Committee makes its decisions based on its assessment of Nielsen performance against goals as well as on its judgment as to what is in the best interests of Nielsen and its shareholders.

The responsibilities of the Compensation Committee are described more fully in its charter, which is available in the Corporate Governance page of our website at www.nielsen.com/investors under Corporation Information: Governance Documents: Compensation Committee Charter.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee has served as one of our officers or employees at any time. Except as otherwise disclosed in this prospectus, no member of the Compensation Committee has had any relationship with Nielsen requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. None of our executive officers has served as a director, or member of the Compensation Committee (or other committee serving an equivalent function), of an organization that has an executive officer also serving as a member of our Board or Compensation Committee.

Independent Compensation Consultant

Effective October 25, 2012, the Compensation Committee retained Meridian Compensation Partners, LLC (Meridian) as its compensation consultant, succeeding Frederic W. Cook & Co., Inc. (Cook). Meridian has provided market benchmarks and perspective on executive and independent director compensation including peer group analysis, long-term performance-based equity plans, risk assessment and clawback policies. Meridian and its affiliates did not provide any services to Nielsen or its affiliates in 2012 other than executive and director compensation consulting. Discussions between Meridian and Nielsen management are limited to those necessary to complete work on behalf of the Committee.

The Compensation Committee retained Cook from January 1, 2012 to October 25, 2012 to provide perspective on executive compensation levels, equity usage and dilution ranges, long-term incentive grant guidelines and independent director deferred compensation arrangements. Cook and its affiliates did not provide any other services to Nielsen and its affiliates.

Prior to selecting Meridian, the Compensation Committee confirmed that Meridian and the lead consultant proposed for Nielsen satisfied the six independence factors for executive consultants described in SEC Independence Standards and NYSE listing rules. The Committee noted that Meridian’s lead compensation consultant for Nielsen is also the lead compensation consultant for Caterpillar Inc. where Mr. Calhoun serves as an independent Director and as a member of the Compensation Committee. In light of the Committee’s selection decision, Mr. Calhoun recused himself from any decisions relating to the selection and remuneration of Meridian at Caterpillar.

The work performed by Meridian and Cook in 2012 did not raise any conflict of interest issues.

Benchmarking

The Compensation Committee uses a peer group of companies, selected for their business relevance and size appropriateness to Nielsen, as one of many considerations when making executive compensation pay decisions. To account for differences in the size of our peer group companies, the market data are statistically adjusted to allow for valid comparisons to similarly sized companies. The peer group information may also be supplemented by general industry survey data selected by Meridian to provide reasonable benchmarks for a company of Nielsen’s size and business type.

Following a study and recommendation from Meridian, the Committee modified the peer group to improve its effectiveness as a benchmark. The Committee noted that the current peer group was relatively small (12 companies) and that Nielsen was large in terms of revenue and market capitalization in relation to the peer group. The modifications address both issues. The 2012 peer group and the new 2013 peer group are listed below:

2012 PEER GROUP		2013 PEER GROUP
DirectTV	Solera Holdings	Alliance Data Systems Corp	Interpublic Group of Companies
Dun & Bradstreet	Thomson-Reuters Corp.	Automatic Data Processing	McGraw-Hill Companies
Equifax Inc.	Verisk Analytics Inc.	DirectTV	Moody’s Corp.
FactSet		Dun & Bradstreet	Omnicom Group
Fiserv Inc.		Equifax Inc.	Salesforce.com
Gartner Inc.		Experian plc	Teradata Corp.
IHS Inc.		Fiserv Inc.	Thomson-Reuters Corp
McGraw-Hill Companies		Gartner Inc.	Verisk Analytics Inc.
MSCI		IHS Inc.

Say on Pay

Nielsen received 90% approval of its say on pay resolution last year. Notwithstanding this high level of support, the Committee reviewed reports on Nielsen’s executive compensation program from Institutional Investor Services (ISS) and with advice from its compensation consultant developed an action plan to address certain key issues. The action plan completed in 2012 included the following:

•	Introduce a performance element into future long-term equity grants commencing 2013

•	Introduce a clawback policy

•	Provide enhanced disclosure in the CD&A of the performance foundation of pay decisions

Consideration of Risk

The Committee conducted a risk assessment of Nielsen’s 2012 pay practices which included the review of a report from the compensation consultant. The Committee concluded that Nielsen pay programs are not reasonably likely to have a material adverse effect on Nielsen, its business and its value. Specifically, the Committee noted the following:

•	Programs are appropriately balanced between short-term and long-term, and between fixed and variable rewards

•

Nielsen’s annual incentive design mitigates compensation risk by using Operating Plan EBITDA, a company-wide financial metric, to fund an incentive pool that is distributed on the basis of quantitative and qualitative assessment of divisional and individual performance and approved by the Committee

•

Nielsen’s long-term incentive comprises options and RSUs and will include performance vesting equity in 2013 for the executive group. Overlapping vesting periods keep management exposed, through shareholding, to the risks of their decision-making until the business risks associated with performance are likely realized

•	Executives are required to maintain significant levels of share ownership

•	Clawback, hedging and pledging prohibitions and share ownership requirements mitigate compensation-related risk

•	Qualitative assessments of business results mitigate risk in pay decisions

2012 Total Direct Compensation Decisions

Annual Base Salaries

Base salary is the only fixed component of our executive officers’ compensation. The Compensation Committee considers market benchmarks supplied by its compensation consultant to ensure that base salaries are competitive in the marketplace and are serving their purpose to attract and retain top talent.

The Compensation Committee considers executive officers for salary increases generally in 24 month intervals and plans to deliver future increases in pay substantially in the form of long-term equity.

Although Mr. Calhoun’s last base salary increase was in 2008, the Compensation Committee decided to continue its primary focus on Mr. Calhoun’s annual performance incentives and on long-term equity awards. It therefore did not increase Mr. Calhoun’s base salary in 2012.

In December 2011, the Compensation Committee considered Mr. Cuminale for a base salary increase in light of his expanded responsibilities in the areas of new business development and corporate governance post-IPO. As a result, Mr. Cuminale’s base salary was increased from $625,000 to $700,000 effective January 1, 2012.

The remaining NEOs received increases to base salaries in 2011, so the Committee did not increase their base salaries in 2012.

Annual Incentive Plan

The purpose of the annual incentive plan is to motivate executives to accomplish short-term business performance goals and contribute to long-term business objectives. The plan is approved by the Compensation Committee at the beginning of each year and is intended to satisfy the performance pay exemption under Section 162 (m) of the Code.

Payouts under the plan are based on the plan funding formula and each NEO’s performance assessment. The plan funding is determined based on Operating Plan EBITDA* growth. (See footnote below for the definition).

The performance of each NEO is assessed taking into account his or her effectiveness in executing performance objectives and operating plans as well as his or her leadership. Named Executive Officers who are assessed as performing highly receive higher payouts relative to their opportunity. The total incentive awards cannot exceed the amount of the incentive fund. Generally 11% of the incentive fund is paid to Named Executive Officers.

The target incentive opportunity for each NEO in 2012 is their prior year payout.

Plan Funding Formula

Each year the Compensation Committee approves a target incentive fund and the performance targets and thresholds that govern payouts.

•	The target incentive fund is substantially the equivalent of the payout made in the prior year

•

Performance targets are set in relation to the growth of Operating Plan EBITDA performance from prior year and in relation to our 2012 Operating Plan EBITDA target. Achievement of our 2012 Operating Plan EBITDA target required a growth of 8% from 2011 and, if achieved, would fund the incentive pool at 108%.

•

The Committee believes that growth in annual Operating Plan EBITDA is highly correlated to the creation of shareholder value. This metric is an effective measure of executives’ contribution to short-term company performance

•

The 2012 Operating Plan EBITDA achievement was $1,594 million, representing 6% growth over prior year. Consequently the incentive fund was funded at 95% of target—the equivalent of approximately 5% reduction from the 2011 funding level

•	The annual incentive formula and funding calculation are set out in the table below:

2012 ANNUAL INCENTIVE PLAN OPERATING PLAN EBITDA* ($ in millions)	% Increase Over 2011	Funding Percentage
Threshold (90% of growth target): 1,466	-3%	70%
1,508	0%	76%
1,596	6%	96%
1,613	7%	100%
Target: 1,629	8%	108%
Actual: 1,594	6%	95%

*	Operating Plan EBITDA differs from the calculation of Adjusted EBITDA presented in our annual report on Form 10-K for the year ended December 31, 2012 previously filed with the SEC because it excludes the impact of fluctuations in foreign currency exchange rates. For the purposes of performance management we value local currency results at a fixed operating plan rate established at the beginning of the year. We define Adjusted EBITDA as net income or loss from our consolidated statements of operations before interest income and expense, income taxes, depreciation and amortization, restructuring charges, goodwill and intangible asset impairment charges, stock-based compensation expense and other non-operating items from our consolidated statements of operations as well as certain other items considered unusual or non-recurring in nature.

•

Before approving the incentive plan funding, the Compensation Committee assesses the Company’s free cash flow performance against annual plan objectives. The Committee has discretion to reduce the fund by up to 30% if free cash flow falls short of objectives. There is no discretion to increase the fund in the event that free cash flow performance exceeds objectives. The Committee reviewed the Company’s free cash flow performance (as shown under “—Executive Summary—Business Performance—Free Cash Flow”) and assessed that it substantially met objectives.

CEO Performance Assessment

The Compensation Committee used the following framework to assess Mr. Calhoun’s performance.

PERFORMANCE ELEMENT	ASSESSMENT
Quantitative Financial	Revenue grew 4% vs. 2011 on a constant currency basis Adjusted EBITDA grew 6% vs. 2011 on a constant currency basis Normalized Free Cash Flow grew 15% vs. 2011 on a constant currency basis

Qualitative Strategic objectives

Expansion of measurement of what consumers buy in developing markets—Africa, China and India Enhanced U.S. retail coverage and analytical opportunities through addition of retail sales information from Walmart and Sam’s Club Expanded television audience measurement for the U.S. market by capturing more forms of content viewing such as video on demand and connected devices, and became the designated TV audience measurement provider in more international markets, expanding our coverage to 32 countries

Negotiated an acquisition agreement with Arbitron Inc. which will increase Nielsen’s coverage of U.S. consumer media behavior by approximately 20%

More advertisers, agencies and media clients adopted our digital display and video measurement solutions Expanded advertising effectiveness solutions to encompass TV, online, mobile and social platforms, and drove positive gains in marketing efficiency for our clients

Input from Board and CEO Direct Reports

De-risked and deleveraged the balance sheet and continued leadership in transitioning company toward greater public ownership

Continued investment and focus on leadership development and increasing depth of direct report succession

Other NEO Performance Assessment

Mr. Calhoun makes pay recommendations for his direct reports after quantifying their performance against individual objectives set at the beginning of the year and their contribution to Nielsen’s financial performance and strategic objectives. He also considers the quality of the results delivered using a framework that quantifies the performance of each individual relative to his/her peers on factors such as leadership, Nielsen values, and degree of challenge. This qualitative assessment helps manage risk and better differentiates rewards for exceptional leaders.

The Compensation Committee considered the following performance factors in 2012 for our Named Executive Officers:

Mitchell Habib

Chief Operating Officer

•

Mr. Habib’s Global Business Services function delivered significant productivity, exceeding expectations, and delivered expense budget 2% better than plan. This result contributed significantly to the company’s Adjusted EBITDA performance in 2012

•	Continuing technological and engineering innovation to drive the deployment of measurement solutions in the Watch business

•	Leadership of coverage expansion initiatives in developing countries—Africa, India and China—and technology contribution to the U.S. Walmart service offering

•	Leadership of European restructuring initiative

Brian West

Chief Financial Officer

•

Leadership of Entertainment and Exposition business lines to deliver on-target performance in a challenging market. The Entertainment business exceeded its Adjusted EBITDA plan by 3%. The Expo business delivered Adjusted EBITDA close to plan, representing 8% growth over 2011. The Committee noted that this accomplishment was in addition to his CFO responsibilities

•	Leadership in enhancing Nielsen’s debt leverage and cash position, including extending term loan maturities of $1.2 billion and refinancing $800 million of debt at a favorable rate of 4.5%

•	Contribution to the negotiation and signing of the Arbitron agreement

•	The Committee noted in particular his leadership of investor relations and talent development results

Susan Whiting

Vice Chair

•	Leadership in enhancing Nielsen’s influence and brand with clients, industry associations and regulatory bodies

•	Leadership in strengthening Nielsen’s industry-leading privacy policies

•	Progress in advancing Nielsen’s Diversity and Inclusion agenda. The Committee noted in particular Ms. Whiting’s leadership of the External Advisory Councils and of the supplier diversity initiative

•	Leadership of Nielsen’s Corporate Responsibility strategy. The establishment of Nielsen Cares and the overwhelming success of Nielsen’s first Global Impact Day

James Cuminale

Chief Legal Officer

•

Critical role in business development and leadership in the negotiation and closing of acquisitions during 2012, including a new relationship with IBOPE in Latin America and his leadership in reaching the agreement to acquire Arbitron

•

The Committee noted in particular his leadership in enhancing corporate governance and his strong impact on ensuring the integrity of Nielsen’s business practices across the globe with the strengthening of the Corporate Ombudsman role

2012 Incentive Awards

Based on its performance assessments above and the funding of the plan, described above, the Compensation Committee made the following incentive awards to the Named Executive Officers for 2012 performance.

Name	Target $	Payout %	Payout $
David Calhoun	$3,750,000	97%	$3,650,000
Mitchell Habib	1,600,000	100	1,600,000
Brian West	1,350,000	100	1,350,000
Susan Whiting	950,000	100	950,000
James Cuminale	875,000	103	900,000

The 2012 incentive awards to the Named Executive Officers represent approximately 11% of the annual incentive fund.

Long-term Incentives (LTI)

The purposes of the long-term incentive awards are to focus executives on long-term sustainable performance and to align executive rewards with long-term returns delivered to shareholders. Currently, all long-term incentives are delivered in equity-based awards.

2010 Plan

Equity-based awards are made to executives, other employees and directors pursuant to the 2010 Plan. In making decisions regarding 2012 equity awards, the Compensation Committee considered it important to increase the proportion of total pay delivered in the form of long-term equity. In addition, the Compensation Committee considered award guidelines derived by management from general industry median market benchmarks provided by its compensation consultant; total direct compensation; market benchmark data, prior year award values; and an assessment of each executive’s individual performance.

The Compensation Committee believes that stock options provide a powerful incentive for executives to focus on long-term performance and increase shareholder value, and provided 100% of Mr. Calhoun’s award in stock options and approximately 75% of the values of the awards for other Named Executive Officers in stock options. For the Named Executive Officers other than the CEO, the Compensation Committee provided 25% of the value of the long-term incentive awards in RSUs to enhance the retention value of the equity awards. Both options and RSUs vest over four years in equal annual installments.

This information is included under “—Grants of Plan-Based Awards in 2012” table.

2006 Plan

Prior to 2011, equity awards were made under the 2006 Stock Acquisition and Option Plan for Key Employees of Nielsen Holdings N.V. and its Subsidiaries, as amended and restated (the “2006 Plan”). Under the terms of the 2006 Plan, executives made a personal investment in the Company through the purchase of Nielsen stock and in return received a significant grant of stock options.

The personal investments made by our NEOs were as follows:

•	Mr. Calhoun $20,000,000 on 11/22/2006

•	Mr. Cuminale $3,000,000 on 2/2/2007

•	Mr. Habib $1,750,000 on 3/21/2007

•	Mr. West $1,250,000 on 3/21/2007

•	Ms. Whiting $1,000,000 on 2/2/2007

During the period 2006–2010 there were no regular annual equity grants but there were grants of options made to Messrs. Calhoun, West and Cuminale in 2010 and grants of RSUs made to Ms. Whiting in 2007 and to Mr. Habib in 2009. The remaining unvested options under the 2006 Plan will vest on December 31, 2013, if the executive is employed by the company on this date.

Awards granted under the 2006 Plan were subject to restrictions on sale until the closing of a secondary offering which occurred in March 2012. Amendments to the 2006 Plan in 2011 lifted the sale restrictions in three installments following the closing of the secondary offering which had the effect of lifting sales restrictions by January 1, 2013, by which time robust share ownership guidelines (described below) were in place to align executives’ rewards closely with the long-term returns delivered to shareholders.

Share Ownership Guidelines

To ensure strong alignment of executive interests with the long-term interests of shareholders, executives and independent directors are required to accumulate and maintain a meaningful level of stock ownership in the Company. The guidelines were adopted in June 2011.

All Named Executive Officers currently meet the guidelines.

The independent directors are expected to meet the guidelines within five years from the date of adoption in June 2011.**

The table below presents the guidelines and the minimum and actual share ownership for each of our Named Executive Officers and independent directors.

	NEOs
Name	Guideline	Guideline Shares	Share Ownership*
Mr. Calhoun	6 x salary	305,000	1,250,000
Mr. Habib	3 x salary	82,000	94,511
Mr. West	3 x salary	80,000	90,844
Ms. Whiting	3 x salary	89,000	89,000
Mr. Cuminale	3 x salary	59,000	187,500

	INDEPENDENT DIRECTORS
Name	Guideline	Guideline Shares	Share Ownership*
Mr. Pozen	5 x Fees	13,000	181,402
Ms. Hoguet	5 x Fees	13,000	4,800
Mr. Teruel	5 x Fees	12,000	4,432
Mr. Ranadivé**	5 x Fees	11,000	1,118

*	Eligible shares include beneficially-owned shares held directly or indirectly, jointly-owned shares, Deferred Stock Units and shares held in the 401(k) plan, as of March 1, 2013.
**	Mr. Ranadivé’s share ownership guidelines were calculated on the date of his appointment on July 26, 2012.

Other Policies and Guidelines

Perquisites

We provide our Named Executive Officers with limited perquisites, reflected in the “All Other Compensation” column of the Summary Compensation Table and described in the footnotes. Named Executive Officers may claim financial planning and executive health exam expenses, capped each year at $15,000 and $2,500, respectively. In certain circumstances, where necessary for business purposes, we also provide reimbursement for club membership fees and relocation expenses.

Severance

We believe that severance protections play a valuable role in attracting and retaining key executive officers. Since 2007, we have offered severance protections in conjunction with participation in the 2006 Plan.

Mr. Calhoun’s severance protections, which are provided under his employment agreement, are described in further detail under “—Potential Payments Upon Termination or Change in Control—Severance Benefits—Mr. Calhoun.” Consistent with his responsibilities as Chief Executive Officer and with competitive practice, Mr. Calhoun’s severance protections are higher than those of the other Named Executive Officers.

The severance protections for other Named Executive Officers are provided under severance agreements with each of the other NEOs. The relevant severance triggering events and amounts payable are described in further detail under “—Potential Payments Upon Termination or Change in Control—Severance Benefits—Named Executive Officers Other Than Mr. Calhoun.”

Change in Control

For equity awards made in 2011 or later, under the 2010 Plan, as amended, unvested options and RSUs do not vest automatically in the event of a change in control.

In general, unvested equity awards granted under the 2006 Plan vest in full on a change in control. Effective December 31, 2013, the final tranche of equity awards under this plan will vest under the regular terms of the plan. Thereafter, the only remaining unvested options are a small tranche of performance-based stock options that may vest on a change in control depending upon the financial return to the Sponsors; these options will expire for each NEO between November 2016 and March 2017 dependent on their grant date.

Mr. Cuminale’s severance agreement provides that Nielsen will provide an excise tax indemnity on certain payments and benefits under certain circumstances in connection with a change in control of Nielsen. Nielsen elected to provide this benefit to Mr. Cuminale as an incentive to join Nielsen in 2007, as Mr. Cuminale was considered uniquely qualified to be Chief Legal Officer by certain members of the board given his expertise as it related to the circumstances of companies like Nielsen following our take-private transaction in 2006. Also as an incentive to join Nielsen, Mr. Cuminale was allowed to make a substantial personal investment in Nielsen and received a significant grant of stock options as a result of that investment. The Compensation Committee believes that the excise tax indemnity is an important retention tool, as it neutralizes the potential for Mr. Cuminale to incur excise taxes in the event of a change in control of Nielsen that could materially reduce the expected return to him on the options he received. We have determined that no such excise taxes would have been due if a change in control of the Company had occurred on December 31, 2012.

These benefits are described in further detail under “—Potential Payments Upon Termination or Change in Control.”

Clawback Policy

The Compensation Committee recently approved a clawback policy which will require the Chief Executive Officer and his executive direct reports, in all appropriate cases, to repay or forfeit any bonus, short-term incentive award or amount, or long-term incentive award or amount awarded to the executive, and any non-vested equity-based awards previously granted to the executive if:

A.	The amount of the incentive compensation was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement or the correction of a material error; and

B.	The executive engaged in intentional misconduct that caused or partially caused the need for the restatement or caused or partially caused the material error, and

C.	The amount of the incentive compensation that would have been awarded to the executive, had the financial results been properly reported, would have been lower than the amount actually awarded.

Other Benefits

The CEO and each Named Executive Officer are eligible to participate in the health and welfare, defined contribution 401(k), and deferred compensation plans made available, per eligibility requirements, to all employees.

Ms. Whiting participates in the Company’s former qualified cash balance retirement plan and associated non-qualified excess plan that were available, per eligibility requirements, to all employees. The Company froze both plans in 2006.

Tax Implications

Section 162 (m) of the Code limits the deductibility of compensation paid to our NEOs to $1 million during any fiscal year unless such compensation is performance-based under these rules. The Company intends to structure its compensation arrangements to take advantage of this exemption to the extent practicable. However, the Compensation Committee maintains the flexibility to pay non-deductible compensation if it determines it is necessary to meet its compensation objectives and/or it is in the best interests of the Company.

Tables and Narrative Disclosure

Summary Compensation Table

The following table presents information regarding compensation to our Named Executive Officers for fiscal years 2012, 2011 and 2010.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($)[1] (d)	Stock Awards ($)[2] (e)	Option Awards ($)[3] (f)	Non- Equity Incentive Plan Compen- sation ($)[4] (g)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($)[5] (h)	All Other Compen- sation ($)[6] (i)	Total ($) (j)
David Calhoun	2012	1,625,000	2,004,039	—	6,624,000	3,650,000	—	22,250	13,925,289
Chief Executive Officer	2011	1,625,000	2,004,039	—	7,078,500	3,750,000	—	38,153	14,495,692
	2010	1,625,000	8,004,039	—	1,195,000	3,375,000	—	16,329	14,215,368

Mitchell Habib	2012	875,000	—	419,700	1,449,000	1,600,000	—	22,500	4,366,200
Chief Operating Officer	2011	855,289	—	—	1,905,750	1,600,000	—	1,284,704	5,645,743
	2010	750,000	—	—	—	1,500,000	—	41,732	2,291,732

Brian West	2012	850,000	—	419,700	1,242,000	1,350,000	—	22,500	3,884,200
Chief Financial Officer	2011	835,808	250,000	—	1,361,250	1,350,000	—	63,805	3,860,863
	2010	760,000	—	—	491,000	1,250,000	—	52,090	2,553,090

Susan Whiting	2012	950,000	—	279,800	786,600	950,000	25,162	22,259	3,013,821
Vice Chair	2011	942,115	—	—	1,089,000	950,000	28,691	75,566	3,085,372
	2010	900,000	—	—	—	900,000	52,500	393,067	2,245,567

James Cuminale	2012	700,000	—	279,800	952,200	900,000	—	23,992	2,855,992
Chief Legal Officer	2011	625,000	250,000	—	1,361,250	875,000	—	62,433	3,173,683
	2010	—	—	—	—	—	—	—	—

1	Bonus

Mr. Calhoun: the amounts in 2011 and 2012 are the final installments of the signing bonus awarded under his original employment agreement. The amount in 2010 includes the signing bonus installment for that year of $2,004,039 and an additional lump sum signing bonus of $6,000,000 in connection with the execution of his restated employment agreement (see “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2012 Table—Employment Agreement with Mr. David L. Calhoun”).

Messrs. West and Cuminale: the amounts shown were one-time discretionary bonuses awarded to each in recognition of their contribution to the IPO.

2	Stock Awards

Represents the aggregate grant date fair value of RSUs awarded to certain Named Executive Officers calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation. For a discussion of the assumptions and methodologies used to value the awards reported in column (e), please see Note 12 “Share-Based Compensation” to our audited consolidated financial statements, included in our Annual Report on Form 10-K for the year ended December 31, 2012 previously filed with the Securities and Exchange Commission. All numbers exclude estimates of forfeitures. No awards were subject to repricing and no awards were subject to performance conditions.

3	Option Awards

Represents the aggregate grant date fair value of options awarded to each Named Executive Officer calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation. For a discussion of the assumptions and methodologies used to value the awards reported in column (f), please see Note 12 “Share-Based Compensation” to our audited consolidated financial statements, included in our Annual Report on Form 10-K for the year ended December 31, 2012 previously filed with the Securities and Exchange Commission. All numbers exclude estimates of forfeitures. No awards were subject to repricing and no awards were subject to performance conditions.

4	Non-Equity Incentive Plan Compensation

Represents the value of the annual cash incentive for the plan year, typically paid in February of the following year.

5	Change in Pension Value and Non-Qualified Deferred Compensation

The amounts indicated for Ms. Whiting represent the actuarial change in pension value during 2012, relating to the Nielsen qualified plan and non-qualified excess plan. See “—Pension Benefits for 2012.”

6	All Other Compensation (2012 values)

Mr. Calhoun: financial planning expenses: $15,000; retirement plan contributions: $7,250

Mr. Habib: financial planning expenses: $15,000; retirement plan contributions: $7,500

Mr. West: financial planning expenses: $15,000; retirement plan contributions: $7,500

Ms. Whiting: financial planning expenses: $10,975; retirement plan contributions: $7,500; residual relocation expenses: $960; club membership expenses: $2,824

Mr. Cuminale: financial planning expenses: $15,000; retirement plan contributions: $7,500; executive health examination expenses: $1,492

Grants of Plan-Based Awards in 2012

The following table presents information regarding grants to our Named Executive Officers during the fiscal year ended December 31, 2012.

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options ($/sh)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)	Number of Shares or Units of Stock Awards[1] (#)	Grant Date Fair Value of Shares or Units of Stock Awards[1] ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
David Calhoun	7/26/2012	—	3,750,000	—	—	—	—	—	—
		—	—	—	800,000	27.98	6,624,000	—	—

Mitchell Habib	7/26/2012	—	1,600,000	—	—	—	—	—	—
		—	—	—	175,000	27.98	1,449,000	15,000	419,700

Brian West	7/26/2012	—	1,350,000	—	—	—	—	—	—
		—	—	—	150,000	27.98	1,242,000	15,000	419,700

Susan Whiting	7/26/2012	—	950,000	—	—	—	—	—	—
		—	—	—	95,000	27.98	786,600	10,000	279,800

James Cuminale	7/26/2012	—	875,000	—	—	—	—	—	—
		—	—	—	115,000	27.98	952,200	10,000	279,800

1	These supplemental columns provide additional information on the number and value of the restricted stock units granted in July 2012.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2012 Table

Employment Agreement with Mr. David L. Calhoun

On August 22, 2006, we entered into an employment agreement with Mr. Calhoun, which was amended effective as of September 14, 2006 (as amended, the “Original Agreement”). His employment agreement was amended and restated effective December 15, 2008, and again effective October 27, 2010 (the “Restated Agreement”). The Restated Agreement has an employment term, which commenced October 27, 2010 and, unless earlier terminated, will continue until December 31, 2014.

In connection with the Original Agreement Mr. Calhoun became entitled to a signing bonus of $10,613,699, which was paid in installments annually through January 1, 2012 (the “Original Signing Bonus”). Mr. Calhoun received the final installment ($2,004,039) of his Original Signing Bonus on January 13, 2012. In connection with entering into the Restated Agreement, Mr. Calhoun received an additional signing bonus of $6,000,000, which would have been repayable in full had his employment terminated for any reason prior to January 1, 2013. If Mr. Calhoun’s employment terminates for any reason after January 1, 2013, but prior to January 1, 2015, he must repay a pro-rata portion of this signing bonus.

Grants of Plan Based Awards in 2012

On July 26, 2012, Mr. Calhoun was granted options under the 2010 Plan. These options have a strike price equal to $27.98 per share, the fair market value of a Company share on the date of grant. The options will vest ratably on July 26 of 2013, 2014, 2015 and 2016.

On July 26, 2012, the other NEOs were granted options and RSUs under the 2010 Plan. The options have a strike price equal to $27.98 per share, the fair market value of a Company share on the date of grant. The options and RSUs will vest ratably on July 26 of 2013, 2014, 2015 and 2016.

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table presents information regarding the outstanding equity awards held by each of our Named Executive Officers as of December 31, 2012.

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable[1] (#)	Number of Securities Underlying Unexercised Options Unexercisable[1] (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options[1] (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested[2] (#)	Market Value of Shares or Units of Stock That Have Not Vested[2] ($)
David Calhoun	11/22/2006	3,037,500	356,250	356,250	16.00	11/22/2016	—	—
	11/22/2006	506,250	59,375	59,375	32.00	11/22/2016	—	—
	2/25/2010	156,250	—	—	18.40	2/25/2020	—	—
	5/11/2011	162,500	487,500	—	30.19	5/11/2018	—	—
	7/26/2012	—	800,000	—	27.98	7/26/2019	—	—

Mitchell Habib	3/21/2007	70,396	40,078	40,078	16.00	3/21/2017	—	—
	3/21/2007	56,953	6,680	6,679	32.00	3/21/2017	—	—
	5/11/2011	43,750	131,250	—	30.19	5/11/2018	—	—
	7/26/2012	—	175,000	—	27.98	7/26/2019	15,000	458,850

Brian West	3/21/2007	367,968	44,531	44,531	16.00	3/21/2017	—	—
	3/21/2007	63,282	7,422	7,421	32.00	3/21/2017	—	—
	3/18/2010	41,667	20,833	—	18.40	3/18/2020	—	—
	5/11/2011	31,250	93,750	—	30.19	5/11/2018	—	—
	7/26/2012	—	150,000	—	27.98	7/26/2019	15,000	458,850

Susan Whiting	2/2/2007	284,945	53,437	53,437	16.00	2/2/2017	—	—
	2/2/2007	75,937	8,906	8,907	32.00	2/2/2017	—	—
	5/11/2011	25,000	75,000	—	30.19	5/11/2018	—	—
	7/26/2012	—	95,000	—	27.98	7/26/2019	10,000	305,900

James Cuminale	2/2/2007	203,750	35,625	35,625	16.00	2/2/2017	—	—
	2/2/2007	50,625	5,937	5,938	32.00	2/2/2017	—	—
	3/18/2010	41,667	20,833	—	18.40	3/18/2020	—	—
	5/11/2011	31,250	93,750	—	30.19	5/11/2018	—	—
	7/26/2012	—	115,000	—	27.98	7/26/2019	10,000	305,900

1	The option awards are subject to vesting schedules as follows:
•	Option awards with exercise prices of $16 and $32
•

For Mr. Calhoun, 5% vested on December 31, 2006. For the remaining NEOs, 5% vested on their grant date. Thereafter, for all NEOs, 19% were scheduled to vest on each of the five anniversaries of December 31, 2006, 50% of which were subject to the performance vesting based on the achievement of pre-established EBITDA targets. 2008 performance did not meet the pre-established target.

Performance-based options for this year will not vest unless there is a change in control. Performance in 2010 and 2011 did not meet the pre-established targets. Performance-based options for these years converted to time-based options with vesting on December 31, 2012 and December 31, 2013, respectively.

•	Option awards with an exercise price of $18.40
•	Mr. Calhoun: vested one-third each year on December 31 of 2010, 2011 and 2012
•	Messrs. West and Cuminale: vest one-third on March 18 of 2011, 2012 and 2013
•	Option awards with an exercise price of $30.19—all Named Executive Officers
•	vest ratably on May 11 of 2012, 2013, 2014 and 2015
•	Option awards with an exercise price of $27.98—all Named Executive Officers
•	vest ratably on July 26 of 2013, 2014, 2015 and 2016
2	For each of the NEOs, other than Mr. Calhoun, the values represent restricted stock units which will vest ratably on July 26, 2013, 2014, 2015 and 2016. Market value is based on the closing price as of December 31, 2012 of $30.59 per share.

Option Exercises and Stock Vested in 2012

The following table presents information regarding the value realized by each of our Named Executive Officers upon the exercise of option awards or the vesting of stock awards during the fiscal year ended December 31, 2012.

	Option Awards			Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)		Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting* ($) (e)
David Calhoun	—		—	—	—
Mitchell Habib	271,323		3,430,485	20,834	637,312
Brian West	11,719	**	139,925	—	—
Susan Whiting	170,680		2,050,022	—	—
James Cuminale	100,000		1,347,260	—	—

*	Mr. Habib’s RSUs vested on December 31, 2012. Their value is based on the closing price as of December 31, 2012 of $30.59 per share.
**	Mr. West exercised options and held 11,719 shares.

Pension Benefits for 2012

The following table presents information regarding the pension arrangements with each of our Named Executive Officers during the fiscal year ended December 31, 2012.

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
David Calhoun	—	—	—	—
Mitchell Habib	—	—	—	—
Brian West	—	—	—	—
Susan Whiting	Qualified Plan	26.67	338,154	—
	Excess Plan	26.67	247,105	—
James Cuminale	—	—	—	—

Assumptions for Present Value of Accumulated Benefit

Present values at December 31, 2012 were calculated using an interest rate of 4.30%, an interest credit rate of 3.05% and the RP 2000 mortality table (projected to 2012). At December 31, 2011, values were calculated using an interest rate of 4.65%, an interest credit rate of 3.40% and the RP 2000 mortality table (projected to 2012). These assumptions are consistent with those used for the financial statements of the Company’s retirement plans.

United States Retirement Plans

Effective August 31, 2006, the Company froze its United States qualified and non-qualified retirement plans. No participants may be added and no further benefits may accrue after this date. The retirement plans, as in existence immediately prior to the freeze, are described below.

We maintain a tax-qualified retirement plan (the “Qualified Plan”), a cash-balance pension plan that covers eligible United States employees who have completed at least one year of service. Prior to the freeze, we added monthly basic and investment credits to each participant’s account. The basic credit equals 3% of a participant’s eligible monthly compensation. Participants became fully vested in their accrued benefits after the earlier of five years of service or when the participant reached normal retirement age (which is the later of age 65 or the fifth anniversary of the date the participant first became eligible to participate in the plan). Unmarried participants receive retirement benefits as a single-life annuity, and married participants receive retirement benefits as a qualified joint-and-survivor annuity. Participants can elect an alternate form of payment such as a straight-life annuity, a joint-and-survivor annuity, years certain-and-life income annuity or a level income annuity option. Lump sum payment of accrued benefits is only available if the benefits do not exceed $5,000. Payment of benefits begins at the later of the participant’s termination of employment or reaching age 40.

We also maintain a non-qualified retirement plan (the “Excess Plan”) for certain of our management and highly compensated employees. Prior to the freeze, the Excess Plan provided supplemental benefits to individuals whose benefits under the Qualified Plan are limited by the provisions of Section 415 and/or Section 401(a)(17) of the Code. The benefit payable to a participant under the Excess Plan is equal to the difference between the benefit actually paid under the Qualified Plan and the amount that would have been payable had the applicable Code limitations not applied.

Although the Excess Plan is considered an unfunded plan and there is no current trust agreement for the Excess Plan, assets have been set aside in a “rabbi trust” fund. It is intended that benefits due under the Excess Plan will be paid from this rabbi trust or from the general assets of the Nielsen entity that employs the participants.

Ms. Whiting is the only Named Executive Officer who is a participant in the Qualified Plan and the Excess Plan.

Nonqualified Deferred Compensation for 2012

Messrs. Calhoun and West each received a deferred compensation contribution to offset the loss of supplemental executive retirement benefits (“SERP”) at their prior employer. Such contributions were contemplated in their employment arrangements upon hiring with payments deferred until 2012. Both Named Executive Officers received interest credits at 5.05% per annum. The Compensation Committee believed that these provisions were essential to attract these exceptional candidates into Nielsen at a critical stage of the leveraged buyout. Pursuant to these provisions, lump sum payouts of $18,678,537 and $2,061,080 were made to Mr. Calhoun and Mr. West respectively on January 6, 2012.

Beginning January 1, 2012, Mr. Calhoun’s Restated Agreement requires Nielsen to accrue $1,000,000 per year as an additional supplementary retirement benefit in each of 2012, 2013 and 2014. Any amounts so accrued will be payable to him on the earlier of January 1, 2015 or the termination of his employment.

The Company offers a voluntary nonqualified deferred compensation plan in the United States, which allows selected executives the opportunity to defer a significant portion of their base salary and incentive payments to a future date. Earnings on deferred amounts are determined with reference to designated mutual funds. Ms. Whiting is the only Named Executive Officer with a balance under this plan. There is no above market rate of return given to executives as defined by the Securities and Exchange Commission.

The following table presents information regarding non-qualified deferred compensation arrangements with each of our Named Executive Officers during the fiscal year ended December 31, 2012.

Name (a)	Executive Contributions in Last FY1 ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY2 ($) (d)	Aggregate Withdrawals / Distributions ($) (e)	Aggregate Balance at Last FYE[3] ($) (f)
David Calhoun	—	—	15,493	18,678,537	0
Susan Whiting	95,000	—	12,029	163,748	258,193
Brian West	—	—	1,710	2,061,080	0

1	Ms. Whiting’s 2012 contribution of $95,000 was made from salary and annual cash incentive and is included in the Salary and Non-Equity Incentive Plan Compensation columns in the Summary Compensation Table.
2	Interest payments have not been reported in the Summary Compensation Table.
3	For Ms. Whiting, $163,193 of the aggregate balance reflects Ms. Whiting’s contributions that have been included in Summary Compensation Tables for prior years.

Potential Payments Upon Termination or Change in Control

Severance Benefits—Termination of Employment

Mr. Calhoun

If Mr. Calhoun’s employment is terminated during the employment term due to death, “disability,” by the Company without “cause” or by Mr. Calhoun for “good reason” (as those terms are defined in the Restated Agreement), subject to his compliance with certain restrictive covenants, as described under “—Restrictive Covenants,” and his execution (without revocation) of a general waiver and release of claims, Mr. Calhoun will be entitled to severance pay that includes:

1.	payment equal to two times the sum of (a) Mr. Calhoun’s base salary, plus (b) the greater of the annual incentive paid in respect of the fiscal year preceding the fiscal year in which the termination occurs or the annual incentive paid in respect of the 2010 fiscal year;

2.	a pro-rata portion of Mr. Calhoun’s annual incentive for the year of the termination;

3.	payment of any vested or accrued deferred compensation benefits (including SERP); and

4.	continued health and welfare benefits for Mr. Calhoun and his family members for up to two years at Nielsen’s cost.

If Mr. Calhoun’s employment had been terminated on December 31, 2012, he would have received total payments as shown in the following table:

Name	Two Times the Sum of Base Salary Plus Annual Incentive	Annual Incentive Award	Accrued Additional SERP	Health & Welfare Benefits	Total
David Calhoun	$10,750,000	$3,650,000	$1,000,000	$37,979	$15,437,979

Mr. Calhoun would receive the payments described above in the event of termination of his employment. In addition, on a change in control, any unvested options granted in 2011 and 2012 under the 2010 Plan, as amended, would become vested and exercisable in full if the acquiring entity does not provide for the issuance of substitute awards on an equitable basis. Unvested options under the 2006 Plan would also vest on a change in control.

As of December 31, 2012, the value of any accelerated vesting of options would be $12,678,375, as set forth in the following table. This includes the value of options awarded in 2011 and 2012 which would vest if not assumed by the acquiring entity.

Grant Date	Unvested Options Strike Price	Strike Price	Fair Market Value as of 12/31/2012	Value of Accelerated Unvested Options
11/22/06	712,500	16.00	$30.59	$10,395,375
11/22/06	118,750	32.00	30.59	—
5/11/11	487,500	30.19	30.59	195,000
7/26/12	800,000	27.98	30.59	2,088,000
				$12,678,375

Under certain circumstances, benefits payable to Mr. Calhoun in connection with a change in control of the Company that are deemed to constitute “excess parachute payments” within the meaning of Section 280G of the Code may be reduced to the highest amount that would not subject Mr. Calhoun to any excise tax under Section 4999 of the Code.

Named Executive Officers Other Than Mr. Calhoun

If the employment of any other Named Executive Officers is terminated by the Company without cause or by them for good reason (as those terms are defined in the form of Severance Agreement), subject to their compliance with certain restrictive covenants (as described under “—Restrictive Covenants”), and their execution (without revocation) of a general waiver and release of claims, they will be entitled to severance pay that includes:

1.	payment equal to two times the base salary;

2.	a pro-rata portion of their annual incentive award for the year of termination; and

3.	continued health and welfare benefits for the executive and their family members for the duration of the severance period, with premiums at employee rates.

If an executive’s employment had been terminated without cause by the Company, or for good reason by the executive on December 31, 2012 they would have received total payments as shown in the following table:

Name	Two Times Base Salary	Annual Incentive Award	Health and Welfare Benefits	Total
Mitchell Habib	$1,750,000	$1,600,000	$13,800	$3,363,800
Brian West	1,700,000	1,350,000	13,800	3,063,800
Susan Whiting	1,900,000	950,000	13,800	2,863,800
James Cuminale	1,400,000	900,000	13,800	2,313,800

Each NEO (other than Mr. Calhoun) would receive the payment described above in the event of termination of his or her employment. In addition, on a change in control, any unvested options and RSUs granted in 2011 and 2012 under the 2010 Plan, as amended, would become vested and exercisable in full if the acquiring entity does not provide for the issuance of substitute awards on an equitable basis. Unvested options under the 2006 Plan would also vest on a change in control.

As of December 31, 2012, the value of any accelerated vesting of options and RSUs would be as set forth in the following table. This includes the value of options and RSUs awarded in 2011 and 2012 which would vest if not assumed by the acquiring entity.

Name	Grant Date	Unvested Options	Unvested RSUs	Strike Price	Fair Market Value as of 12/31/2012	Value of Accelerated Unvested Options & RSUs
Mitchell Habib	3/21/07	80,156		$16.00	$30.59	$1,169,476
	3/21/07	13,359		32.00	30.59	—
	5/11/11	131,250		30.19	30.59	52,500
	7/26/12	175,000		27.98	30.59	456,750
	7/26/12		15,000	—	30.59	458,850
						$2,137,576

Brian West	3/21/07	89,062		$16.00	$30.59	$1,299,415
	3/21/07	14,843		32.00	30.59	—
	3/18/10	20,833		18.40	30.59	253,954
	5/11/11	93,750		30.19	30.59	37,500
	7/26/12	150,000		27.98	30.59	391,500
	7/26/12		15,000	—	30.59	458,850
						$2,441,219

Susan Whiting	2/2/07	106,874		$16.00	$30.59	$1,559,292
	2/2/07	17,813		32.00	30.59	—
	5/11/11	75,000		30.19	30.59	$30,000
	7/26/12	95,000		27.98	30.59	247,950
	7/26/12		10,000	—	30.59	$305,900
						$2,143,142

James Cuminale	2/2/07	71,250		$16.00	$30.59	$1,039,538
	2/2/07	11,875		32.00	30.59	—
	3/18/10	20,833		18.40	30.59	253,954
	5/11/11	93,750		30.19	30.59	37,500
	7/26/12	115,000		27.98	30.59	300,150
	7/26/12		10,000	—	30.59	305,900
						$1,937,042

In addition, Mr. Cuminale’s severance agreement provides that Nielsen may provide an excise tax indemnity in the event that certain payments and benefits (including vesting of equity incentives) that he receives (whether or not his employment terminates) in connection with a change in control of the Company become subject to an excise tax under Section 4999 of the Code. However, no indemnity will be paid if certain cash payments are reduced by an amount necessary so as not to give rise to such excise tax, so long as the remaining cash payments due to Mr. Cuminale are at least 90% of all cash payments that would otherwise be payable to him. We have determined that if a change in control of the Company had occurred (whether or not Mr. Cuminale’s employment had also terminated) on December 31, 2012, no excise tax under Section 4999 of the Code would have been due.

Restrictive Covenants

Pursuant to Mr. Calhoun’s employment agreement, he has agreed not to disclose any Company confidential information at any time during or after his employment with Nielsen. In addition, Mr. Calhoun has agreed that, for a period of two years following a termination of his employment with Nielsen, he will not solicit or hire Nielsen’s employees or solicit Nielsen’s customers or materially interfere with any of Nielsen’s business relationships. He has also agreed not to act as an employee, investor or in another significant function in any business that directly or indirectly competes with any business of the Company.

Pursuant to the severance agreements of the other Named Executive Officers, they have agreed not to disclose any Company confidential information at any time during or after their employment with Nielsen. In addition, they have agreed that, for a period of two years following a termination of their employment with Nielsen, they will not solicit Nielsen’s employees or customers or materially interfere with any of Nielsen’s business relationships. They have also agreed not to act as an employee, investor or in another significant function in any business that directly or indirectly competes with any business of the Company.

If a Named Executive Officer breaches the restrictive covenants, in addition to all other remedies that may be available to the Company, the Named Executive Officer will be required to pay to the Company any amounts actually paid to him or her by the Company in respect of any repurchase by the Company of the options or shares of common stock underlying the options held by the officer.

Director Compensation

All the members of our supervisory board also serve as members of Holdings’ board of directors. The disclsoure below relates to their compensation as members of Holdings’ board of directors. They do not receive any extra compensation for their service as members of our supervisory board.

Dutch law requires the shareholders of Holdings to adopt a general compensation policy applicable to our Board of Directors and covering, among other things, fixed and variable compensation and equity plans. Our shareholders have adopted such policy. Our articles of association provide, consistent with applicable Dutch law, that the Board may decide on the individual compensation applicable to our directors, within the framework permitted by the approved general compensation policy. In making its decision, our Board is assisted by the Compensation Committee. To the extent the Board decides to include in the compensation package for directors an equity plan, the plan (at an aggregated level for all directors stating the amount of equity that may be granted and the material terms) is subject to the approval of our general meeting of shareholders. The equity plan applicable to our directors has been approved by our general meeting of shareholders. As discussed under “Proposal No. 6—Approval of the Amended and Restated Nielsen Holdings 2010 Stock Incentive Plan,” we are seeking approval of an amended equity plan applicable to our directors and our employees.

Our Chief Executive Officer does not receive compensation for his services as a director. Until May 1, 2013, each of our non-executive directors who are not affiliated with the Sponsors (the “Independent Directors”) received an annual cash retainer of $60,000. Independent Directors who are members of the Audit Committee, the Compensation Committee and the Nomination and Corporate Governance Committee each received additional annual compensation of $10,000, $5,000 and $5,000, respectively, and the chairperson of each of these committees received additional annual compensation of $15,000, $10,000 and $10,000, respectively. Each Independent Director receives $2,000 of additional compensation for each meeting attended in excess of five meetings in one year. Fees are paid quarterly. We also issued annually to each of our Independent Directors a number of stock options having a value, as determined by the Company, of $100,000, with an exercise price equal to the fair market value on the date of issuance. These options vest in four substantially equal quarterly installments and have a term of ten years from the date of grant.

Until November 1, 2012, our directors could elect to receive their annual cash compensation in the form of shares of our capital stock. On July 26, 2012, the Board of Directors adopted a deferred compensation plan (effective for compensation earned on and after November 1, 2012) for Independent Directors under which they may defer the receipt of their cash payments into Deferred Stock Units (“DSUs”). A DSU represents an unfunded and unsecured right to receive one share of Nielsen common stock following the termination of the director’s services with Nielsen. Also on July 26, 2012, the Board of Directors determined that each annual equity grant to Independent Directors should be made half in stock options and half in DSUs that vest in four quarterly installments subject to continued service on the vesting date. The total value of the grants (including both stock options and DSUs) remained at $100,000.

Following a competitive study performed by Meridian, the Compensation Committee’s compensation consultant, changes to Independent Director compensation were adopted by our Board of Directors on February 21, 2013 to be effective May 1, 2013. Each of our Independent Directors receives an annual cash retainer of $70,000. Committee membership fees will remain as described above, but chairpersons of the Audit, Compensation and Nomination and Corporate Governance Committees receive $20,000, $15,000 and $15,000, respectively. Annual equity grants are made entirely in DSUs with a fair market value of $120,000. The DSUs vest in four substantially equal quarterly installments.

Also, on February 21, 2013, our Board of Directors approved the accrual of dividend equivalents (in the form of additional DSUs) on unvested DSUs granted to our directors.

In June 2011, our Board of Directors adopted share ownership guidelines, pursuant to which our Independent Directors are required to maintain equity ownership in our company equivalent to at least five times their annual fees. Shares beneficially owned by the Independent Directors, including DSUs, jointly-owned shares and shares held in 401(k) plans, are included in the calculation. The Independent Directors are expected to meet the guidelines within five years from the adoption, although Mr. Pozen already meets the guidelines.

Director Compensation For the 2012 Fiscal Year

All the members of our supervisory board also serve as members of Holdings’ board of directors. The disclsoure below relates to their compensation as members of Holdings’ board of directors. They do not receive any extra compensation for the service as members of our supervisory board.

The 2012 compensation of non-employee directors who served on the Board in 2012 is displayed in the table below:

Name	Fees Earned or Paid in Cash[1] ($)		Stock Awards[1] ($)		Option Awards ($)		Total ($)
James A. Attwood Jr.[2]	—		—		—		—
Richard J. Bressler[2]	—		—		—		—
Simon E. Brown[2]	—		—		—		—
Michael S. Chae[2]	—		—		—		—
Patrick J. Healy[2]	—		—		—		—
Karen M. Hoguet	—		86,000	[3]	100,000	[6]	186,000
James M. Kilts[2]	—		—		—		—
Iain Leigh[2]	—		—		—		—
Eliot Merrill[2]	—		—		—		—
Alexander Navab[2]	—		—		—		—
Robert C. Pozen	—		84,000	[3]	100,000	[6]	184,000
Vivek Ranadivé	15,000	[4]	47,500	[5]	37,500	[6]	100,000
Robert Reid[2]	—		—		—		—
Scott Schoen[2]	—		—		—		—
Javier G. Teruel	—		75,000	[3]	100,000	[6]	175,000

1	From January 1, 2012 to October 31, 2012, Messrs. Pozen and Teruel and Ms. Hoguet elected to receive 100% of their Board and Committee fees in the form of shares of our common stock. The number of shares each director received in lieu of his or her quarterly fees was based on the closing trading price of a share of Nielsen common stock on the date the cash fees would otherwise be payable. Effective November 1, 2012, the effective date of the deferred compensation plan, all directors elected to defer their cash compensation into DSUs (as described above). The number of DSUs credited to the director’s DSU account in lieu of his or her quarterly fees is based on the closing trading price of a share of Nielsen common stock on the date the cash fees would otherwise be payable.
2	These directors are affiliated with our Sponsors and received no additional compensation for serving on our Board of Directors.

3	Represents an annual retainer of $60,000, Audit Committee membership fees of $10,000 for Messrs. Pozen and Teruel, Audit Committee chairperson fees of $15,000 for Ms. Hoguet, Compensation Committee membership fees of $5,000 for Ms. Hoguet and Mr. Teruel and Nomination and Corporate Governance Committee chairperson fees of $10,000 for Mr. Pozen. Mr. Pozen and Ms. Hoguet received additional compensation of $4,000 and $6,000, respectively, for each Board meeting attended in excess of five meetings in calendar year 2012. The dollar amount shown represents the aggregate fair value of stock calculated in accordance with Financial Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”). Ms. Hoguet and Messrs. Pozen and Teruel have 4,000, 180,664, 3,855, shares of our common stock outstanding at fiscal year-end, respectively.
4	Mr. Ranadivé began his services as a director on July 26, 2012. The amount shown represents the pro-rated annual retainer paid in cash for the period commencing on his start date and ending October 31, 2012.
5	Represents for Mr. Ranadivé (1) the cash compensation of $10,000 he earned for November and December 2012 that he elected to defer into DSUs and (2) an award of DSUs on August 1, 2012 with a grant date fair value of $37,500, representing a pro-rated award based on his start date in 2012. DSUs were granted at fair market value on date of grant and vest in four substantially equal quarterly installments from the grant date. The dollar amount shown represents the aggregate fair value of DSUs calculated in accordance with ASC Topic 718. Mr. Ranadivé has an aggregate of 1,314 DSUs outstanding at December 31, 2012.
6	Represents for each of Messrs. Pozen and Teruel and Ms. Hoguet an award on May 11, 2012 of options to purchase 12,500 shares of the Company’s common stock with a grant date fair value of $100,000. Represents for Mr. Ranadivé an award on August 1, 2012 of options to purchase 4,941 shares of the Company’s common stock with a grant date fair value of $37,500, representing a pro-rated award based on his start date in 2012. All options were granted at fair market value on date of grant, vest in four substantially equal quarterly installments from the grant date and have a term of ten years from the date of grant. The dollar amount shown represents the aggregate fair value of stock options calculated in accordance with ASC Topic 718. Messrs. Pozen, Ranadivé and Teruel and Ms. Hoguet have an aggregate of 34,085, 1,235, 27,922 and 24,870 options to purchase shares of our common stock, respectively, outstanding at December 31, 2012.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The Nielsen Company B.V. is a wholly-owned subsidiary of Nielsen Holdings N.V.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Shareholders’ Agreement

Nielsen was purchased on May 24, 2006 (the “Acquisition”) by a consortium of private equity firms (AlpInvest Partners, The Blackstone Group, The Carlyle Group, Hellman & Friedman, Kohlberg Kravis Roberts & Co. and Thomas H. Lee Partners), who we collectively refer to as the “Original Sponsors.” Subsequently, Centerview Partners invested in the Company. In connection with the Acquisition and related financing transactions, investment funds associated with or designated by the Original Sponsors acquired, indirectly, shares of Nielsen. On December 21, 2006, investment funds associated with or designated by the Original Sponsors and Nielsen, Luxco and Valcon Acquisition B.V. (“Valcon”), a wholly-owned subsidiary of the Company, entered into a shareholders’ agreement. The shareholders’ agreement contains agreements among the parties with respect to, among other matters, the election of the members of our Board, restrictions on the issuance or transfer of securities (including tag-along rights, drag-along rights and public offering rights) and other special corporate governance provisions (including the right to approve various corporate actions and control committee composition). The shareholders’ agreement also provides for customary registration rights.

The shareholders’ agreement was amended and restated in connection with Holdings’ IPO in January 2011 and Centerview became a party to it. The amended and restated shareholders’ agreement provides our Sponsors with the contractual right to nominate for appointment one or more designees to Holdings’ Board of Directors based on their percentage of stock ownership. Initially, the Sponsors had the right to nominate for appointment the following number of directors: one director from AlpInvest Partners, two from The Blackstone Group, two from The Carlyle Group, one from Hellman & Friedman, two from Kohlberg Kravis Roberts & Co., two from Thomas H. Lee Partners and one from Centerview, who must be James M. Kilts. Effective July 26, 2012, AlpInvest Partners relinquished its right to nominate a director and, instead, an independent director was appointed to the Board. Effective December 13, 2012, the shareholders’ agreement was further amended and the size of the Board of Directors was reduced from 15 to 11 by having each of The Blackstone Group, The Carlyle Group, Kohlberg Kravis Roberts & Co. and Thomas H. Lee Partners relinquish their rights to nominate one director each. In the event that the Sponsors collectively hold 50% or less, but greater than or equal to 25%, of the then outstanding shares of Holdings’ common stock directly or indirectly through Luxco, the Sponsors will have the right to nominate for appointment the following number of directors: one director each from The Blackstone Group, The Carlyle Group, Hellman & Friedman, Kohlberg Kravis Roberts & Co., Thomas H. Lee Partners and one from Centerview, who must be James M. Kilts, plus four additional directors who must be independent directors within the meaning of the corporate governance rules of the NYSE, one of which will be selected by each of the four Sponsors owning the largest percentage of Holdings’ common stock. In the event that the Sponsors collectively hold less than 25% of the then outstanding shares of Holdings’ common stock directly or indirectly through Luxco, each Sponsor that owns at least 3% of the then outstanding shares of Holdings’ common stock directly or indirectly through Luxco will have the right to nominate one director and each Sponsor that owns less than 3% will no longer have the right to nominate any directors.

Registration Rights Agreement

In connection with Holdings’ IPO, we entered into a registration rights agreement with each of the Sponsors and Luxco. Pursuant to this registration rights agreement, the Sponsors collectively have the right to an unlimited number of demand registrations, which may be exercised by Luxco at any time and from time to time after the expiration of lock-up agreements. Pursuant to such demand registration rights, Holdings is required to register the shares of common stock beneficially owned by them directly or through Luxco with the SEC for sale by them to the public, provided that any demand that will result in the imposition of a lock-up on Holdings and the Sponsors may not be made unless the shares requested to be sold by the demanding shareholders in such offering have an aggregate market value of at least $100 million. In addition, in the event that Holdings is registering additional shares of common stock for sale to the public, whether on its own behalf or on behalf of the Sponsors or other shareholders with registration rights, the Sponsors have piggyback registration rights providing them with the right to have Holdings include the shares of common stock owned by them in any such registration. In each such event, Holdings is required to pay the registration expenses.

Sponsor-Held Debt

A portion of the borrowings under our senior secured credit facility as well as certain of our senior debenture loans have been purchased by certain of the Sponsors in market transactions not involving the Company. Based on information made available to the Company, amounts held by the Sponsors and their affiliates was $412 million as of December 31, 2012. Interest expense associated with amounts held by the Sponsors and their affiliates approximated $20 million during the year ended December 31, 2012. At December 31, 2012, $401 million of the senior secured credit facilities and $11 million of senior debenture loans were held by the Sponsors and their affiliates. Of the $412 million of debt held by the Sponsors and their affiliates, Kohlberg Kravis Roberts & Co. and its affiliates held $134 million, The Blackstone Group and its affiliates held $203 million and The Carlyle Group and its affiliates held $75 million. The Sponsors, their subsidiaries, affiliates and controlling shareholders may, from time to time, depending on market conditions, seek to purchase debt securities issued by Nielsen or its subsidiaries or affiliates in open market or privately negotiated transactions or by other means. We make no undertaking to disclose any such transactions except as may be required by applicable laws and regulations.

Equity Healthcare Arrangement

Effective January 1, 2009, we entered into an employer health program arrangement with Equity Healthcare LLC (“Equity Healthcare”). Equity Healthcare negotiates with providers of standard administrative services for health benefit plans and other related services for cost discounts, quality of service monitoring, data services and clinical consulting and oversight by Equity Healthcare. Because of the combined purchasing power of its client participants, Equity Healthcare is able to negotiate pricing terms from providers that are believed to be more favorable than the companies could obtain for themselves on an individual basis. Equity Healthcare is an affiliate of The Blackstone Group with whom Mr. Reid, a member of the Board of Directors of Holdings and the Supervisory Board of The Nielsen Company B.V., is affiliated and in which he may have an indirect interest.

In consideration for Equity Healthcare’s provision of access to these favorable arrangements and its monitoring of the contracted third parties’ delivery of contracted services to us, we have paid Equity Healthcare a fee of $2.50 per participating employee per month (“PEPM”). As of December 31, 2012, we had approximately 7,067 employees enrolled in our self-insured health benefit plans in the United States. Equity Healthcare may also receive a fee from one or more of the health plans with whom Equity Healthcare has contractual arrangements if the total number of employees joining such health plans from participating companies exceeds specified thresholds. Beginning in January 2013, the PEPM fee increased to $2.60.

Commercial Relationship with TIBCO

Mr. Ranadivé, who has served on Holdings’ Board of Directors and the Supervisory Board of The Nielsen Company B.V. since July 26, 2012, is the Chief Executive Officer and Chairman of the Board of Directors of TIBCO and owns approximately 8.18% of TIBCO’s capital stock. During the year ended December 31, 2012, the Company paid approximately $11.6 million to TIBCO for certain software licenses and related support, maintenance and training.

The disinterested members of Holdings’ Board of Directors and the Supervisory Board of The Nielsen Company B.V., as well as our Audit Committee have approved our transactions with TIBCO from the date Mr. Ranadivé began serving on Holdings’ Board of Directors and the Supervisory Board of The Nielsen Company B.V. in accordance with our Related Person Transaction Policy described below. On March 28, 2013, our Audit Committee preapproved the purchases of products and services from TIBCO in the amount of $10 million in any calendar year or, if less, the limits imposed by the NYSE listing rules relating to director independence.

Investment in the Pereg Fund

On December 3, 2012, we entered into certain agreements (the “Agreements”) with Pereg Venture Fund I, LP (“Pereg Fund”), an investment vehicle focused on investments primarily in marketing, media and advertising related to early stage technology innovations. Itzhak Fisher, our Executive Vice President, serves as the Chairman of both Pereg Ventures LLC, the investment manager of Pereg Fund (the “Investment Manager”), and Pereg Ventures GP LP, the general partner of Pereg Fund (the “General Partner”). As of December 31, 2012, Mr. Fisher owned approximately 89% of each of the Investment Manager and the General Partner. Additionally, Mr. Fisher is an investor in Pereg Fund.

Pursuant to the Agreements, we became a Limited Partner of Pereg Fund and committed to make an investment in Pereg Fund in the amount of the lesser of (a) 19.9% of total commitments in Pereg Fund; and (b) $10,000,000. We are not obligated to fund our investment until such time as Pereg Fund has accepted subscriptions for commitments of $25,000,000 or more (inclusive of our commitment). As of the date of this prospectus, we have not funded our investment in Pereg Fund.

The Agreements provide us with the following rights (among others): (a) Pereg Fund will apply the most favorable terms that it offers to any investor to our investment; (b) the General Partner will not accept commitments from, nor allow transfers to, any person identified by us as our competitor without our prior written consent; (c) the General Partner and Pereg Fund will give us a right of first refusal to pursue any investment in a portfolio company considered by Pereg Fund which operates in a business in which we currently operate or desire to operate (a “Nielsen Business”); and (d) we will have the opportunity to make an offer to acquire Pereg Fund’s interest in a portfolio company which Pereg Fund seeks to dispose of and which is engaged in a Nielsen Business. Notwithstanding the foregoing rights, we have no role in the management of Pereg Fund nor in the selection of or the decision by Pereg Fund to invest in or dispose of any of Pereg Fund’s investments. Additionally, we have no oversight authority with respect to Pereg Fund, nor will we be a sponsor or manager of Pereg Fund.

The Investment Manager will charge Pereg Fund a management fee of 2% per year of each investor’s committed capital in Pereg Fund. Additionally, the General Partner will receive 20% of the profits which are distributable from Pereg Fund (payable after Pereg Fund has returned invested capital to investors)(the “Carried Interest”). Mr. Fisher did not receive any form of compensation from Pereg Fund, the General Partner or the Investment Manager in the year ended December 31, 2012. Additionally, Mr. Fisher is not expected to receive any compensation when Pereg Fund closes or during its operation, and is only expected to receive his share of the Carried Interest and any amounts payable to him as a result of his investment in Pereg Fund.

On July 26, 2012, our Board of Directors (composed entirely of disinterested members) approved our investment in Pereg Fund.

Advisory Services by KKR Capital Markets

On February 11, 2013, in connection with the commencement of an amendment process to improve the pricing of our senior secured term loan facilities, we entered into an advisory agreement with certain financial institutions, including KKR Capital Markets (“KCM”), whereby such institutions agreed to provide advisory services in connection with the amendment. KCM is a subsidiary of Kohlberg Kravis Roberts & Co., an entity that is one of our Sponsors and has one of its members, Alexander Navab, serving on Holdings’ Board of Directors and the Supervisory Board of The Nielsen Company B.V. In February 2013, KCM received fees of $517,903 pursuant to the agreement.

This transaction was approved by our Audit Committee (composed entirely of disinterested members) on February 11, 2013 in accordance with our Related Person Transaction Policy.

Review, Approval or Ratification of Certain Transactions with Related Persons

We have adopted a written Related Person Transaction Policy which requires that all Related Person Transactions (defined as all transactions that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K in which the Company was or is to be a participant and the amount involved exceeds $120,000 and in which any Related Person (defined as any person described in paragraph (a) of Item 404 of Regulation S-K) will have a direct or indirect material interest) be approved or ratified by a committee of the Board composed solely of independent directors who are disinterested or by the disinterested members of the Board.

The above described transactions with Related Persons were approved prior to the time of Holdings’ IPO, and prior to the time we had adopted the Related Person Transaction Policy, except for the transactions described under “Commercial Relationship with TIBCO,” “Investment in the Pereg Fund” and “Advisory Services by KKR Capital Markets.”

Director Independence

The Nielsen Company B.V. is a wholly-owned subsidiary of Holdings, and is not required to have a majority of its directors be independent. The board of directors of Holdings has affirmatively determined that each of Messrs. Pozen, Ranadivé and Teruel and Ms. Hoguet is independent for purposes of Section 303A.02 of the NYSE listing rules and under Holdings’ Corporate Governance Guidelines and that each of Messrs. Pozen and Teruel and Ms. Hoguet is independent for purposes of Rule 10A-3(b)(i) of the Exchange Act of 1934 and Section 303A.02 of the NYSE listing Rules. We believe that Messrs. Pozen, Ranadivé and Teruel and Ms. Hoguet would also be deemed independent directors of The Nielsen Company B.V. under the same standards.

DESCRIPTION OF NOTES

General

Certain terms used in this description are defined under the subheading “Certain definitions.” In this description, (i) the term “Issuers” refers to Nielsen Finance LLC and Nielsen Finance Co. and not any of their subsidiaries, and (ii) the terms “we,” “our” and “us” each refer to the Covenant Parties and their consolidated Subsidiaries.

On October 2, 2012, the Issuers issued $800 million in aggregate principal amount of 4.50% Senior Notes due 2020 (the “Old Notes”) under an indenture dated October 2, 2012 (as amended and restated from time to time, the “Indenture”), among the Issuers, the Guarantors and Law Debenture Trust Company of New York, as trustee (the “Trustee”). Except as set forth herein, the terms of the notes to be issued in this offering (the “Exchange Notes,” and, together with the Old Notes, the “Notes”) will be substantially identical and will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

The following description is only a summary of the material provisions of the Indenture and does not purport to be complete and is qualified in its entirety by reference to the provisions of that agreement, including the definitions therein of certain terms used below. We urge you to read the Indenture because that agreement, not this description, define your rights as Holders of the Notes. You may request a copy of the Indenture at our address set forth under the heading “Incorporation of certain information by reference.”

Furthermore, the following description of the Indenture and the Notes contains references to the final Offering Memorandum (the “original offering memorandum”) of the Issuers, dated August 1, 2006, covering the Issuers’ $650 million in aggregate principal amount of 10% Senior Notes due 2014 and €150 million aggregate principal amount of 9% Senior Notes due 2014 issued on August 9, 2006, as certain disclosure in the original offering memorandum is relevant to covenants set forth in the Indenture and the Notes. Where indicated, such disclosure defines your rights as holders of the Notes.

Brief description of notes

The Notes are:

•	unsecured senior obligations of the Issuers;

•	pari passu in right of payment with all existing and future Senior Indebtedness (including the Senior Credit Facilities and the Existing Senior Notes) of the Issuers;

•	effectively subordinated to all secured Indebtedness of the Issuers (including the Senior Credit Facilities);

•	senior in right of payment to any existing and future Subordinated Indebtedness of the Issuers; and

•	guaranteed on a senior unsecured basis by each of the Foreign Parents and Restricted Subsidiaries that guarantee the Senior Credit Facilities.

Guarantees

The Guarantors, as primary obligors and not merely as sureties, jointly and severally irrevocably and unconditionally guarantee, on an unsecured senior basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuers under the Indenture and the Notes, whether for payment of principal of or interest on or Additional Interest in respect of the Notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture.

The Foreign Parents and Restricted Subsidiaries that guarantee the Senior Credit Facilities also guarantee the Notes. Each of the Guarantees of the Notes is a general unsecured obligation of each Guarantor, is pari passu in right of payment with all existing and future Senior Indebtedness of each such entity, and is effectively subordinated to all secured Indebtedness of each such entity and is senior in right of payment to all existing and future Subordinated Indebtedness of each such entity. The Notes are structurally subordinated to Indebtedness of Restricted Subsidiaries of the Covenant Parties that do not Guarantee the Notes. All of the Guarantors except Parent and VNU Intermediate Holding B.V. are subject to the restrictive covenants contained in the indenture and are thus Restricted Guarantors. Parent and VNU Intermediate Holding B.V. are not subject to any of the restrictive covenants contained in the indenture that are not payment covenants.

Not all of the Restricted Subsidiaries guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute or contribute, as the case may be, any of their assets to a Guarantor. None of (a) the Foreign Subsidiaries of Domestic Subsidiaries, (b) non-Wholly-Owned Subsidiaries of the Covenant Parties or any Receivables Subsidiary and (c) certain other Foreign Subsidiaries not required to guarantee the Senior Credit Facilities guarantee the Notes. The non-guarantor Subsidiaries accounted for $2,767 million, or 49%, of The Nielsen Company B.V. (f/k/a VNU B.V., the “Parent”) total revenue and had total operating income of $434 million as compared to Parent’s operating income of $964 million for 2012, $662 million, or 48%, of Parent’s total revenue and had total operating income of $64 million as compared to Parent’s total operating income of $171 million for the three months ended March 31, 2013 and approximately $5,463 million, or 38%, of Parent’s total assets, and approximately $1,802 million, or 20%, of Parent’s total liabilities, in each case as of March 31, 2013.

The obligations of each Guarantor under its Guarantees is limited as necessary to prevent the Guarantees from constituting a fraudulent conveyance under applicable law.

Any entity that makes a payment under its Guarantee is entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

If a Guarantee was rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk factors—Risks relating to an investment in the Notes—Federal and state statutes allow courts, under specific circumstances, to void notes and guarantees and require note holders to return payments received.”

A Guarantee by a Guarantor shall provide by its terms that it shall be automatically and unconditionally released and discharged upon:

(1)(a) any sale, exchange or transfer (by merger or otherwise) of (i) the Capital Stock of such Guarantor (other than VNU HF) (including any sale, exchange or transfer), after which the applicable Guarantor is no longer a Restricted Subsidiary or a Subsidiary of a Guarantor or (ii) all or substantially all the assets of such Guarantor (other than VNU HF) which sale, exchange or transfer is made in a manner not in violation of the applicable provisions of the Indenture;

(b) the release or discharge of the guarantee by such Guarantor (other than VNU HF) of the Senior Credit Facilities or the guarantee which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee;

(c) the proper designation of any Restricted Subsidiary that is a Guarantor (other than VNU HF) as an Unrestricted Subsidiary; or

(d) the Issuers exercising their legal defeasance option or covenant defeasance option as described under “Legal Defeasance and Covenant Defeasance” or the Issuers’ obligations under the Indenture being discharged in a manner not in violation of the terms of the Indenture; and

(2) such Guarantor delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

Ranking

The payment of the principal of, premium, if any, and interest on the Notes and the payment of any Guarantee ranks pari passu in right of payment to all Senior Indebtedness of the Issuers or the relevant Guarantor, as the case may be, including the obligations of the Issuers and such Guarantor under the Senior Credit Facilities and the Existing Senior Notes.

The Notes are effectively subordinated to all of the existing and future Secured Indebtedness of each Issuer and each Guarantor to the extent of the value of the assets securing such Indebtedness. As of March 31, 2013, the Issuers and the Guarantors had $4,113 million of Secured Indebtedness under the Senior Credit Facilities and $580 million of unutilized capacity under the revolving credit facility, not including $13 million of outstanding letters of credit and bank guarantees. In addition, as of March 31, 2013, the non-Guarantor Subsidiaries had $1,802 million of liabilities that were structurally senior to the Notes.

Although the Indenture contains limitations on the amount of additional Indebtedness that the Issuers and the Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See “Certain covenants—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock.”

Paying agent and registrar for the notes

The Issuers will maintain one or more paying agents for the Notes in the Borough of Manhattan, City of New York. The paying agent for the Notes will be Deutsche Bank Trust Company Americas.

The Issuers will also maintain a registrar with offices in the Borough of Manhattan, City of New York in respect of the Notes. If the Issuers fail to appoint a registrar the Trustee will act as such. The registrar will maintain a register reflecting ownership of the Notes outstanding from time to time and will make payments on and facilitate transfer of Notes on behalf of the Issuers.

The Issuers may change the paying agents or the registrars without prior notice to the Holders. The Issuers, a Restricted Subsidiary or any Subsidiaries of a Restricted Subsidiary may act as a paying agent or registrar.

Transfer and exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Issuers will not be required to transfer or exchange any Note selected for redemption. Also, the Issuers will not be required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Principal, maturity and interest

On October 2, 2012, the Issuers issued $800 million in aggregate principal amount of Notes. The Notes will mature on October 1, 2020. Subject to compliance with the covenant described below under the caption “Certain covenants—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock,” the Issuers may issue additional Notes from time to time after this offering under the Indenture (“Additional Notes”). The Notes offered by the Issuers and any Additional Notes subsequently issued under the Indenture are treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “Notes” for all purposes of the Indenture and this “Description of notes” include any Additional Notes that are actually issued.

The Notes bear interest at a rate of 4.5% per annum. Interest on the Notes will be payable semiannually using a 360-day year comprised of twelve 30-day months in cash to Holders of record at the close of business on the March 15 or September 15 immediately preceding the interest payment date on April 1 and October 1 of each year with the initial interest payment on the Notes being April 1, 2013.

Additional interest

Additional Interest may accrue on the Notes in certain circumstances pursuant to the Registration Rights Agreement. All references in the Indenture, in any context, to any interest or other amount payable on or with respect to the Notes shall be deemed to include any Additional Interest pursuant to the Registration Rights Agreement. Principal of, premium, if any, and interest on the Notes is payable at the office or agency of the Issuers maintained for such purpose within the City and State of New York or, at the option of the Issuers, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest on Notes represented by one or more global notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. Until otherwise designated by the Issuers, the Issuers’ office or agency in New York will be the office of the Trustee maintained for such purpose.

Mandatory redemption; offers to purchase; open market purchases

The Issuers are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuers may be required to offer to purchase Notes as described under the caption “Repurchase at the option of holders.” We may at any time and from time to time purchase Notes in the open market or otherwise.

Optional redemption

Except as set forth below, the Issuers are not entitled to redeem the Notes at their option prior to maturity.

At any time prior to October 1, 2016, the Issuers may redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to the registered address of each Holder, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of the date of redemption (the “Redemption Date”), and, without duplication, accrued and unpaid interest and Additional Interest, if any, to the Redemption Date, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.

On and after October 1, 2016 the Issuers may redeem the Notes, in whole or in part, upon notice as described under the heading “Repurchase at the option of holders—Selection and notice” at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon and Additional Interest, if any, to the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on of each of the years indicated below:

Year	Dollar notes percentage
2016	102.250%
2017	101.125%
2018 and thereafter	100.000%

In addition, until October 1, 2015, the Issuers may, at their option, redeem up to 35% of the aggregate principal amount of Notes at a redemption price equal to 104.5% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon and Additional Interest, if any, to the applicable Redemption Date, with the net cash proceeds of (a) one or more Equity Offerings and /or (b) one or more sales of a business unit of Parent, in each case to the extent such net cash proceeds are received by or contributed to a Covenant Party or a Restricted Subsidiary of a Covenant Party; provided that at least 65% of the sum of the aggregate principal amount of Notes originally issued under the Indenture and any Additional Notes issued under the Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 90 days of the date of closing of each such Equity Offering or sale.

Notice of any redemption upon any Equity Offering may be given prior to the redemption thereof, and any such redemption or notice may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

The Trustee shall select the Notes to be purchased in the manner described under “Repurchase at the option of holders—Selection and notice.”

Repurchase at the option of holders

Change of Control

The Notes provide that if a Change of Control occurs, unless the Issuers have previously or concurrently mailed a redemption notice with respect to all the outstanding Notes as described under “Optional Redemption,” the Issuers will make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, subject to the right of Holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuers will send notice of such Change of Control Offer by first-class mail, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the security register with a copy to the Trustee, with the following information:

(1) that a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control,” and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuers;

(2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3) that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4) that unless the Issuers default in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuers to purchase such Notes, provided that the paying agent receives, not later than the close of business on the 30th day following the date of the Change of Control notice, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7) that if the Issuers are redeeming less than all of the Notes, the Holders of the remaining Notes will be issued Notes and such Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to a minimum of $2,000 or an integral multiple of $1,000 in each case in principal amount; and

(8) the other instructions, as determined by the Issuers, consistent with the covenant described hereunder, that a Holder must follow.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

On the Change of Control Payment Date, the Issuers will, to the extent permitted by law,

(1) accept for payment all Notes issued by them or portions thereof properly tendered pursuant to the Change of Control Offer,

(2) deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuers.

The Senior Credit Facilities and future credit agreements or other agreements relating to Senior Indebtedness to which the Covenant Parties become a party may provide that certain change of control events with respect to the Covenant Parties would constitute a default thereunder (including a Change of Control under the Indenture). If we experience a change of control that triggers a default under one or more of our Senior Credit Facilities, we could seek a waiver of such default or seek to refinance the applicable Senior Credit Facilities. In the event we do not obtain such a waiver or refinance the applicable Senior Credit Facilities, such default could result in amounts outstanding under our Senior Credit Facilities being declared due and payable and cause a Receivables Facility to be wound-down.

Our ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Initial Purchasers and us. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “Certain covenants—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock” and “Certain covenants—Liens.” Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all

Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Covenant Parties and their Restricted Subsidiaries to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Covenant Parties and their Restricted Subsidiaries. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Issuers to make an offer to repurchase the Notes as described above.

The provisions under the Indenture relative to the Issuers’ obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Asset Sales

The Indenture provides that the Covenant Parties will not, and will not permit any of the Restricted Subsidiaries to, cause, make or suffer to exist an Asset Sale, unless:

(1) a Covenant Party or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Issuers) of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by a Covenant Party or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(a) any liabilities (as shown on such Covenant Party’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of a Covenant Party or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes, that are assumed by the transferee of any such assets and for which the Covenant Parties and all of the Restricted Subsidiaries have been validly released by all creditors in writing,

(b) any securities received by such Covenant Party or such Restricted Subsidiary from such transferee that are converted by such Covenant Party or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale, and

(c) any Designated Non-cash Consideration received by such Covenant Party or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed 5.0% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose.

Within 15 months after the receipt of any Net Proceeds of any Asset Sale, such Covenant Party or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

(1) to permanently reduce:

(a) Obligations under the Senior Credit Facilities and to correspondingly reduce commitments with respect thereto;

(b) Obligations under the Senior Indebtedness that is secured by a Lien, which Lien is permitted by the Indenture, and to correspondingly reduce commitments with respect thereto;

(c) Obligations under (i) Notes (to the extent such purchases are at or above 100% of the principal amount thereof) or (ii) any other Senior Indebtedness of an Issuer or a Restricted Guarantor (and to correspondingly reduce commitments with respect thereto); provided that the Issuers shall equally and ratably reduce Obligations under the Notes as provided under “Optional redemption,” through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders of Notes to purchase their Notes at 100% of the principal amount thereof, plus, in the case of each of clauses (i) and (ii), the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid,

(d) Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to a Covenant Party or another Restricted Subsidiary, or

(e) Obligations under Subordinated Indebtedness in an aggregate principal amount not to exceed the Asset Sale Prepayment Amount; or

(2) to make (a) an Investment in any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in a Covenant Party or Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) properties, (c) capital expenditures or (d) acquisitions of other assets that, in the case of each of (a), (b), (c) and (d) are either (x) used or useful in a Similar Business or (y) replace the businesses, properties and/or assets that are the subject of such Asset Sale;

provided that, in the case of clause (2) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Covenant Party, or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, such Covenant Party or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided further that if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds. Notwithstanding anything to the contrary, any Net Proceeds from the sale, transfer, conveyance or other disposal of all or substantially all of the assets of ACN and its Subsidiaries that are Restricted Subsidiaries to the extent otherwise permitted under the Indenture, will be applied in accordance with this paragraph within 12 months after receipt of such Net Proceeds, and the proviso to the previous sentence with respect to Acceptable Commitments and Second Commitments will not be applicable to the application of such Net Proceeds.

Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in the first sentence of the preceding paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $100 million, the Issuers shall make an offer to all Holders of the Notes and, if required by the terms of any Indebtedness that is par passu with the Notes (“Par Passu Indebtedness”), to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Notes and such Pari Passu Indebtedness that is a minimum of $2,000 or €2,000, as applicable, or an integral multiple of $1,000 or €1,000, as applicable (in each case in aggregate principal amount), that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuers will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $100 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee.

To the extent that the aggregate principal amount of Notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuers may use any remaining Excess

Proceeds for general corporate purposes, subject to the other covenants contained in the Indenture. If the aggregate principal amount of Notes and the Pari Passu Indebtedness surrendered in an Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such Pari Passu Indebtedness to be purchased on a pro rata basis based on the principal amount of the Notes and such Pari Passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

Pending the final application of any Net Proceeds pursuant to this covenant, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

Selection and notice

If the Issuers are redeeming less than all of the Notes at any time, the Trustee will select the Notes to be redeemed (a) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed or (b) on a pro rata basis to the extent practicable.

Notices of purchase or redemption shall be mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or redemption date to each Holder of Notes at such Holder’s registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. If any Note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

The Issuers will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Certain covenants

Set forth below are summaries of certain covenants that will be contained in the Indenture. Beginning on the day of a Covenant Suspension Event and ending on a Reversion Date (such period a “Suspension Period”) with respect to the Notes, the covenants specifically listed under the following captions in the “Description of Notes” will not be applicable to the Notes:

(1) “Repurchase at the option of holders—Asset Sales”;

(2) “—Limitation on Restricted Payments”;

(3) “—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock”;

(4) clause (4) of the first paragraph of “—Merger, consolidation or sale of all or substantially all assets”;

(5) “—Transactions with Affiliates”;

(6) “—Dividend and other payment restrictions affecting Restricted Subsidiaries”; and

(7) “—Limitation on guarantees of Indebtedness by Restricted Subsidiaries.”

On each Reversion Date, all Indebtedness Incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified as having been Incurred or issued pursuant to the first paragraph of “—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock” below or one of the clauses set forth in the second paragraph of “—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock” below (to the extent such Indebtedness or Disqualified Stock or Preferred Stock would be permitted to be Incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred or issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness or Disqualified Stock or Preferred Stock would not be so permitted to be Incurred or issued pursuant to the first or second paragraph of “—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock,” such Indebtedness or Disqualified Stock or Preferred Stock will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (3) of the second paragraph under “—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “—Limitation on Restricted Payments” will be made as though the covenant described under “—Limitation on Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the second paragraph of “—Limitation on Restricted Payments.” As described above, however, no Default or Event of Default will be deemed to have occurred on the Reversion Date as a result of any actions taken by the Issuer or its Restricted Subsidiaries during the Suspension Period.

For purposes of the “Repurchase at the option of holders—Asset Sales” covenant, on the Reversion Date, the unutilized Excess Proceeds amount will be reset to zero.

In addition, during any period of time that: (i) the Notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Covenant Parties and the Restricted Subsidiaries will not be subject to the covenant described under “Repurchase at the option of holders—Change of Control” (the “Suspended Covenant”). In the event that the Covenant Parties and the Restricted Subsidiaries are not subject to the Suspended Covenant under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies (a) withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating and/or (b) the Issuers or any of their Affiliates enter into an agreement to effect a transaction that would result in a Change of Control and one or more of the Rating Agencies indicate that if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause such Rating Agency to withdraw its Investment Grade Rating or downgrade the ratings assigned to the Notes below an Investment Grade Rating, then the Covenant Parties and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenant under the Indenture with respect to future events, including, without limitation, a proposed transaction described in clause (b) above.

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

Limitation on Restricted Payments

The Covenant Parties will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(I) declare or pay any dividend or make any payment or distribution on account of any Covenant Parties’ or any Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than:

(a) dividends or distributions payable solely in Equity Interests (other than Disqualified Stock) of a Covenant Party or a Restricted Subsidiary; or

(b) dividends or distributions by a Covenant Party (other than VNU HF) or a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Covenant Party (other than VNU HF) or such Restricted Subsidiary, a Covenant

Party or another Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(II) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of VNU HF or any direct or indirect parent of VNU HF, including in connection with any merger or consolidation;

(III) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, or make any interest or principal payment on, or redeem, repurchase or otherwise acquire or retire for value the Parent Intercompany Debt, other than:

(a) Indebtedness permitted under clause (7) of the covenant described under “—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock”; or

(b) the purchase, repurchase or other acquisition of Subordinated Indebtedness of the Covenant Parties and their Restricted Subsidiaries purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(IV) make any Restricted Investment

(all such payments and other actions set forth in clauses (I) through (IV) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) immediately after giving effect to such transaction on a pro forma basis, the Issuers could incur $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in the first paragraph of the covenant described under “—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Covenant Parties and the Restricted Subsidiaries after August 9, 2006 (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock (as defined below) pursuant to clause (b) thereof only), (6)(c), (9) and (14) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (without duplication):

(a) the EBITDA of the Covenant Parties and the Restricted Subsidiaries on a consolidated basis for the period beginning July 1, 2006, to the end of the Issuers’ most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, less the product of 1.4 times the Consolidated Interest Expense of the Covenant Parties and the Restricted Subsidiaries for the same period; plus

(b) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Issuers, of marketable securities or other property received by a Covenant Party or a Restricted Subsidiary since immediately after August 9, 2006 (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (11)(a) of the second paragraph of “—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock”) from the issue or sale of:

(i)(A) Equity Interests of VNU HF, or a direct or indirect parent company of VNU HF, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the fair market value, as determined in good faith by the Issuers, of marketable securities or other property received from the sale of:

(x) Equity Interests to members of management, directors or consultants of Parent, the Covenant Parties, Restricted Subsidiaries and any direct or indirect parent company of VNU HF, after August 9, 2006 to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph; and

(y) Designated Preferred Stock; and

(B) to the extent such net cash proceeds are actually contributed to a Covenant Party or any Restricted Subsidiary, Equity Interests of VNU HF’s direct or indirect parent companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph); or

(ii) debt securities of a Covenant Party or any Restricted Subsidiary that have been converted into or exchanged for such Equity Interests of VNU HF, or a direct or indirect parent company of VNU HF;

provided, however, that this clause (b) shall not include the proceeds from (W) Refunding Capital Stock (as defined below), (X) Equity Interests or convertible debt securities sold to a Covenant Party or Restricted Subsidiary, as the case may be, (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (Z) Excluded Contributions; plus

(c) 100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Issuers, of marketable securities or other property contributed to the capital of a Covenant Party following August 9, 2006 (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (11)(a) of the second paragraph of “—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock”) (other than by another Covenant Party or a Restricted Subsidiary and other than any Excluded Contributions); plus

(d) 100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Issuers, of marketable securities or other property received by a Covenant Party or a Restricted Subsidiary means of:

(i) the sale or other disposition (other than to a Covenant Party or a Restricted Subsidiary) of Restricted Investments made by the Covenant Parties or the Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Covenant Parties or the Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Covenant Parties or the Restricted Subsidiaries, in each case after August 9, 2006; or

(ii) the sale (other than to a Covenant Party or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary (other than to the extent the Investment in such Unrestricted Subsidiary was made by a Covenant Party or a Restricted Subsidiary pursuant to clause (7) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend or distribution from an Unrestricted Subsidiary after August 9, 2006; plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after August 9, 2006, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the Issuers in good faith or if such fair market value may exceed $150 million, in writing by an Independent Financial Advisor, at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary other than an Unrestricted Subsidiary, to the extent the Investment in such Unrestricted Subsidiary was made by a Covenant Party or a Restricted Subsidiary pursuant to clause (7) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment.

As of the Issue Date, the Covenant Parties and the Restricted Subsidiaries would be permitted to make substantial Restricted Payments pursuant to the foregoing clause (3).

The foregoing provisions do not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2)(a) the redemption, repurchase, retirement or other acquisition of any (i) Equity Interests (“Treasury Capital Stock”) or Subordinated Indebtedness of the Issuers or any Guarantor or the Parent Intercompany Debt or (ii) Equity Interests of any direct or indirect parent company of VNU HF, in the case of each of clause (i) and (ii), in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Covenant Party or a Restricted Subsidiary) of, Equity Interests of VNU HF, or any direct or indirect parent company of VNU HF to the extent contributed to a Covenant Party or any Restricted Subsidiary (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”), (b) the declaration and payment of dividends on the Treasury Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Covenant Party or a Restricted Subsidiary) of the Refunding Capital Stock, and (c) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph and not made pursuant to clause (2)(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of VNU HF) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3) the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of an Issuer or a Restricted Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of an Issuer or a Restricted Guarantor, as the case may be, which is incurred in compliance with “—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock” so long as:

(a) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value, plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and any fees and expenses incurred in connection with the issuance of such new Indebtedness;

(b) such new Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value;

(c) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired; and

(d) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of VNU HF or any of its direct or indirect parent companies held by any future, present or former employee, director or consultant of a Covenant Party, any of their respective Subsidiaries or any of their respective direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year (plus, without duplication, “unused amounts” being carried over pursuant to the similar provision in the Existing Senior Notes Indenture) $25 million (which shall increase to $50 million subsequent to the consummation of an underwritten public Equity Offering of common stock) (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $50 million in any calendar year (which shall increase to $100 million subsequent to the consummation of an underwritten public Equity Offering of common stock)); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of VNU HF and, to the extent contributed to a Covenant Party, Equity Interests of any of the direct or indirect parent companies of VNU HF, in each case to members of management, directors or consultants of the Covenant Parties, any of their respective Subsidiaries or any of their respective direct or indirect parent companies that occurs after August 9, 2006, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of the preceding paragraph; plus

(b) the cash proceeds of key man life insurance policies received by the Covenant Parties or any of the Restricted Subsidiaries after August 9, 2006; plus

(c) the amount of any cash bonuses otherwise payable to members of management, directors or consultants of a Covenant Party, any of its Subsidiaries or any of its direct or indirect parent companies in connection with the Transactions that are foregone in return for the receipt of Equity Interests; less

(d) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a) and (b) of this clause (4);

and provided further that cancellation of Indebtedness owing to any Covenant Party or any Restricted Subsidiary from members of management of Parent, any of its Subsidiaries or its direct or indirect parent companies in connection with a repurchase of Equity Interests of Parent or any of Parent’s direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of any of the Covenant Parties or any of the Restricted Subsidiaries issued in accordance with the covenant described under “—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock”;

(6)(a) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by any of the Covenant Parties or any of the Restricted Subsidiaries after August 9, 2006, provided that the amount of dividends paid pursuant to this clause (a) shall not exceed the aggregate amount of cash actually received by a Covenant Party or a Restricted Subsidiary from the issuance of such Designated Preferred Stock;

(b) a Restricted Payment to a direct or indirect parent company of a Covenant Party or any of the Restricted Subsidiaries, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent corporation issued after August 9, 2006, provided that the amount of Restricted Payments paid pursuant to this clause (b) shall not exceed the aggregate amount of cash actually contributed to a Covenant Party or a Restricted Subsidiary from the sale of such Designated Preferred Stock; or

(c) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;

provided, however, in the case of each of (a), (b) and (c) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Consolidated Leverage Ratio shall be no greater than 6.75 to 1.00;

(7) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (7) or after August 9, 2006, but before the Issue Date, under the similar provision in the Existing Senior Notes Indenture, that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed 1.25% of Total Assets, in each case, at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(9) the declaration and payment of dividends on a Covenant Party’s common stock (or a Restricted Payment to any direct or indirect parent entity to fund a payment of dividends on such entity’s common stock), of up to 6% per annum of the net cash proceeds received by or contributed to a Covenant Party in or from any public Equity Offering;

(10) Restricted Payments that are made with Excluded Contributions;

(11) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (11) or after August 9, 2006, but before the Issue Date, under the similar provision in the Existing Senior Notes Indenture, not to exceed 2.00% of Total Assets at the time made;

(12) distributions or payments of Receivables Fees;

(13) any Restricted Payment used to fund the Transactions and the fees and expenses related thereto or owed to Affiliates, in each case to the extent permitted by the covenant described under “—Transactions with Affiliates”;

(14) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness (a) pursuant to the provisions similar to those described under the captions “Repurchase at the option of holders—Change of Control” and “Repurchase at the option of holders—Asset Sales”; provided that all Notes tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value or (b) with the proceeds of Asset Sales in an amount not to exceed the Asset Sale Prepayment Amount;

(15) the declaration and payment of dividends by a Covenant Party or a Restricted Subsidiary to, or the making of loans to, any of their respective direct or indirect parents, or the making of any payment of interest or principal on, or redemption, repurchase, defeasance or other acquisition or retirement for value of, the Parent Intercompany Debt in amounts required for any direct or indirect parent companies to pay, in each case without duplication,

(a) franchise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(b) federal, foreign, state and local income taxes provided that, in each fiscal year, the amount of such payments does not exceed the amount that the Covenant Parties and the Restricted Subsidiaries would be required to pay in respect of federal, foreign, state and local income taxes if such entities were corporations paying taxes separately from any parent entity at the highest combined applicable federal, foreign, state and local tax rate for such fiscal year;

(c) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of the Covenant Parties and the Restricted Subsidiaries to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Covenant Parties and the Restricted Subsidiaries;

(d) general corporate operating and overhead costs and expenses of any direct or indirect parent company of the Covenant Parties and the Restricted Subsidiaries to the extent such costs and expenses are attributable to the ownership or operation of the Covenant Parties and the Restricted Subsidiaries;

(e) fees and expenses incurred in connection with the Transactions or owed to Affiliates, in each case to the extent permitted by the covenant described under “—Transactions with Affiliates”;

(f) interest payable on Holdings Debt;

(g) amounts payable to Valcon Acquisition, B.V. by Parent pursuant to the Sponsor Management Agreements; and

(h) fees and expenses other than to Affiliates of the Issuers related to any unsuccessful equity or debt offering of such parent entity;

(16) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to a Covenant Party or a Restricted Subsidiary by Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

(17) [Reserved];

(18) [Reserved];

(19) the forgiveness, cancellation, termination or disposition of the Transactions Intercompany Obligations; and

(20) payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of the Covenant Parties and the Restricted Subsidiaries, taken as a whole, that complies with the covenant described under “—Merger, consolidation or sale of all or substantially all assets”; provided that as a result of such consolidation, merger or transfer of assets, the Issuers shall have made a Change of Control Offer and that all Notes tendered by Holders in connection with such Change of Control Offer have been repurchased, redeemed or acquired for value;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (11) and (16), no Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the date of Issuance of the Notes, all of the Subsidiaries of the Covenant Parties are Restricted Subsidiaries. The Issuers will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Covenant Parties and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clause (7), (10), (11) or (16) of the second paragraph of this covenant, or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock

The Covenant Parties will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently, or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Issuers and the Restricted Guarantors will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary that is not a Guarantor to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Issuers and the Restricted Guarantors may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary that is not a Guarantor may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Consolidated Leverage Ratio at the time such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been no greater than 6.75 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of the most recently ended four fiscal quarters for which internal financial statements are available.

The foregoing limitations will not apply to:

(1) the incurrence of Indebtedness under Credit Facilities by the Covenant Parties or any of the Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount of $6,000 million outstanding at any one time;

(2) the incurrence by the Issuers and any Restricted Guarantor of Indebtedness represented by the Notes (including any Guarantee) (other than any Additional Notes);

(3) Indebtedness of the Covenant Parties and the Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1) and (2));

(4) Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and Preferred Stock incurred by the Covenant Parties or any of the Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets;

(5) Indebtedness incurred by a Covenant Party or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(6) Indebtedness arising from agreements of a Covenant Party or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that

(a) such Indebtedness is not reflected on the balance sheet (other than by application of FIN 45 as a result of an amendment to an obligation in existence on August 9, 2006) of a Covenant Party or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (6)(a)); and

(b) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Covenant Parties and the Restricted Subsidiaries in connection with such disposition;

(7) Indebtedness of a Covenant Party or a Restricted Subsidiary to another Covenant Party or another Restricted Subsidiary; provided that any such Indebtedness owing by an Issuer or a Guarantor to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the Notes; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to a Covenant Party or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (7);

(8) shares of Preferred Stock of a Restricted Subsidiary issued to a Covenant Party or another Restricted Subsidiary, provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to a Covenant Party or a Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (8);

(9) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred pursuant to this covenant, exchange rate risk or commodity pricing risk;

(10) obligations in respect of performance, bid, appeal and surety bonds and completion guarantees provided by any of the Covenant Parties or any of the Restricted Subsidiaries in the ordinary course of business or consistent with past practice;

(11)(a) Indebtedness or Disqualified Stock of an Issuer or any Restricted Guarantor and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary that is not a Guarantor in an aggregate principal amount or liquidation preference equal to 200.0% of the net cash proceeds received by the Covenant Parties and the Restricted Subsidiaries since immediately after August 9, 2006 from the issue or sale of Equity Interests of VNU HF or any direct or indirect parent entity of VNU HF (which proceeds are contributed to a Covenant Party or a Restricted Subsidiary) or cash contributed to the capital of a Covenant Party (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to, or contributions received from, any Covenant Party or any of their respective Subsidiaries) as determined in accordance with clauses (3)(b) and (3)(c) of the first paragraph of “—Limitation on Restricted Payments” to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the second paragraph of “—Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof) and (b) Indebtedness or Disqualified Stock of an Issuer or a Restricted Guarantor and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary that is not a Guarantor not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (11)(b), does not at any one time outstanding exceed $400 million (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (11)(b) shall cease to be deemed incurred or outstanding for purposes of this clause (11)(b) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which a Covenant Party or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (11)(b));

(12) the incurrence by a Covenant Party or any Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock which serves to refund or refinance:

(a) any Indebtedness, Disqualified Stock or Preferred Stock incurred as permitted under the first paragraph of this covenant and clauses (2), (3) and (11)(a) above, this clause (12) and clause (13) below, or

(b) any Indebtedness, Disqualified Stock or Preferred Stock issued to so refund or refinance the Indebtedness, Disqualified Stock or Preferred Stock described in clause (a) above,

including, in each case, additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including tender premiums), defeasance costs and fees and expenses in connection therewith (collectively, the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced,

(B) to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated or pari passu to the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated or pari passu to the Notes or the Guarantee at least to the same extent as the Indebtedness being refinanced or refunded or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and

(C) shall not include:

(i) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Issuer;

(ii) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Guarantor; or

(iii) Indebtedness, Disqualified Stock or Preferred Stock of a Covenant Party or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

and provided further that subclause (A) of this clause (12) will not apply to any refunding or refinancing of Indebtedness under a Credit Facility;

(13) Indebtedness, Disqualified Stock or Preferred Stock of (x) a Covenant Party or a Restricted Subsidiary incurred to finance an acquisition or (y) Persons that are acquired by a Covenant Party or any Restricted Subsidiary or merged into a Covenant Party or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that either

(i) such Indebtedness, Disqualified Stock or Preferred Stock:

(a) is not Secured Indebtedness and is subordinated to the Notes on terms no less favorable to the holders thereof than the subordination terms set forth in the indenture governing the Senior Subordinated Discount Notes as in effect on August 9, 2006;

(b) is not incurred while a Default exists and no Default shall result therefrom; and

(c) matures and does not require any payment of principal prior to the final maturity or the Notes (other than in a manner consistent with the terms of the Indenture); or

(ii) after giving effect to such acquisition or merger, either

(a) the Issuers would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in the first paragraph of this covenant, or

(b) the Consolidated Leverage Ratio is less than immediately prior to such acquisition or merger;

(14) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within two Business Days of its incurrence;

(15) Indebtedness of a Covenant Party or any of the Restricted Subsidiaries supported by a letter of credit issued pursuant to the Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;

(16)(a) any guarantee by a Covenant Party or a Restricted Subsidiary of Indebtedness or other obligations of any Covenant Party that is not an Issuer or any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture, or

(b) any guarantee by a Covenant Party or a Restricted Subsidiary of Indebtedness of the Issuers; provided that such guarantee is incurred in accordance with the covenant described below under “—Limitation on guarantees of Indebtedness by Restricted Subsidiaries”;

(17) Indebtedness of Foreign Subsidiaries of a Covenant Party or any Restricted Subsidiary incurred not to exceed at any one time outstanding and together with any other Indebtedness incurred under this clause (17) 5.0% of the Total Assets of the Foreign Subsidiaries (it being understood that any Indebtedness incurred pursuant to this clause (17) shall cease to be deemed incurred or outstanding for purposes of this clause (17) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which such Foreign Subsidiary could have incurred such Indebtedness under the first paragraph of this covenant without reliance on this clause (17));

(18) Indebtedness, Disqualified Stock or Preferred Stock of a Covenant Party or a Restricted Subsidiary incurred to finance or assumed in connection with an acquisition in a principal amount not to exceed $200 million in the aggregate at any one time outstanding together with all other Indebtedness, Disqualified Stock and/or Preferred Stock issued under this clause (18) (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (18) shall cease to be deemed incurred or outstanding for purposes of this clause (18) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (18));

(19) Indebtedness of a Covenant Party or any of the Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business;

(20) Indebtedness consisting of Indebtedness issued by a Covenant Party or any of the Restricted Subsidiaries to current or former officers, directors and employees thereof or any direct or indirect parent thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of a Covenant Party, a Restricted Subsidiary or any of their respective direct or indirect parent companies to the extent described in clause (4) of the second paragraph under the caption “Limitation on Restricted Payments”; and

(21) Indebtedness incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures of a Covenant Party or any Restricted Subsidiary not in excess of $25 million at any time outstanding.

For purposes of determining compliance with this covenant:

(1) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (21) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuers, in their sole discretion, will classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses; provided that all Indebtedness outstanding under the Credit Facilities on the Issue Date will be treated as incurred on the Issue Date under clause (1) of the preceding paragraph; and

(2) at the time of incurrence, the Issuers will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above.

As of the date of this prospectus, there were no amounts outstanding under the baskets in the Existing Senior Notes Indenture that are similar to clauses (11), (17), (18) or (21) set forth above.

Accrual of interest, the accretion of accreted value and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

The Indenture provides that the Issuers will not, and will not permit any Restricted Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Issuers or such Restricted Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Restricted Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Issuers or such Restricted Guarantor, as the case may be.

The Indenture does not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Liens

The Covenant Parties will not, and will not permit any Restricted Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Indebtedness or any related Guarantee, on any asset or property of the Issuers or any Restricted Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1) in the case of Liens securing Subordinated Indebtedness, the Notes and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2) in all other cases, the Notes or the Guarantees are equally and ratably secured.

The foregoing shall not apply to (a) Liens securing the Notes and the related Guarantees, (b) Liens securing Indebtedness permitted to be incurred under Credit Facilities, including any letter of credit facility relating thereto, that was permitted by the terms of the Indenture to be incurred pursuant to clause (1) of the second paragraph under “—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock” and (c) Liens incurred to secure Obligations in respect of any Indebtedness permitted to be incurred pursuant to the covenant described above under “—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock”; provided that, with respect to Liens securing Obligations permitted under this subclause (c), at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 4.75 to 1.0.

Merger, consolidation or sale of all or substantially all assets

Neither Issuer nor VNU HF may consolidate or merge with or into or wind up into (whether or not such Person is the surviving corporation), and VNU HF may not sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Covenant Parties and the Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any Person unless:

(1) such Issuer or VNU HF, as applicable, is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Issuer or VNU HF, as applicable) or the Person to whom such sale, assignment, transfer, lease, conveyance or other disposition will have been made is organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company, if other than such Issuer or VNU HF, as applicable, expressly assumes all the obligations of such Issuer under the Notes or VNU HF under its Guarantee, as applicable, pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(a) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in the first paragraph of the covenant described under “—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock,” or

(b) the Consolidated Leverage Ratio would be less than such Ratio immediately prior to such transaction;

(5) each Guarantor, unless it is the other party to the transactions described above, in which case clause (1)(b) of the second succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture, the Notes and the Registration Rights Agreement; and

(6) the Issuers shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture.

The Successor Company will succeed to, and be substituted for such Issuer or VNU HF, as applicable, as the case may be, under the Indenture, the Guarantees and the Notes, as applicable. Notwithstanding the foregoing clauses (3) and (4),

(1) any Covenant Party or Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to an Issuer or Restricted Guarantor; and

(2) an Issuer may merge with an Affiliate of such Issuer, as the case may be, solely for the purpose of reorganizing such Issuer in a State of the United States so long as the amount of Indebtedness of the Covenant Parties and the Restricted Subsidiaries is not increased thereby.

Subject to certain limitations described in the Indenture governing release of a Guarantee upon the sale, disposition or transfer of a guarantor, no Restricted Guarantor will, and the Covenant Parties will not permit any Restricted Guarantor to, consolidate or merge with or into or wind up into (whether or not an Issuer or Restricted Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1)(a) such Restricted Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Restricted Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the jurisdiction of organization of such Restricted Guarantor, as the case may be, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Restricted Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(b) the Successor Person, if other than such Restricted Guarantor, expressly assumes all the obligations of such Restricted Guarantor under the Indenture and such Restricted Guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(c) immediately after such transaction, no Default exists; and

(d) the Issuers shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture; or

(2) in the case of any Restricted Guarantor other than VNU HF, the transaction does not violate the covenant described under “Repurchase at the option of holders—Asset Sales.”

In the case of clause (1) above, the Successor Person will succeed to, and be substituted for, such Restricted Guarantor under the Indenture and such Restricted Guarantor’s Guarantee. Notwithstanding the foregoing, any Restricted Guarantor may merge into or transfer all or part of its properties and assets to another Restricted Guarantor or an Issuer.

Notwithstanding the foregoing, solely for purposes of this covenant, the sale, transfer, conveyance or other disposal of ACN and its Subsidiaries that are Restricted Subsidiaries shall not constitute a sale, transfer, conveyance or other disposal of all or substantially all of the assets of the Covenant Parties and the Restricted Subsidiaries, taken as a whole, so long as, at the time of such transaction, (a) the EBITDA of ACN and its Restricted Subsidiaries on a consolidated basis for the four most recently ended fiscal quarters for which internal financial statements are available represented less than 45% of the EBITDA of the Covenant Parties and the Restricted Subsidiaries on a consolidated basis for the same four-quarter period and (b) the Covenant Parties and the Restricted Subsidiaries would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in the first paragraph of the covenant described under “—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock.”

Transactions with Affiliates

The Covenant Parties will not, and will not permit any of the Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuers (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $20 million, unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable to the relevant Covenant Party or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by such Covenant Party or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2) the Issuers deliver to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $50 million, a resolution adopted by the majority of the board of directors of the Issuers approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above.

The foregoing provisions will not apply to the following:

(1) transactions between or among the Covenant Parties or any of the Restricted Subsidiaries;

(2) Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” and Permitted Investments;

(3) the payment of management, consulting, monitoring, transaction, advisory and termination fees and related expenses to Valcon Acquisition, B.V., in each case pursuant to the Sponsor Management Agreements;

(4) the payment of reasonable and customary fees paid to, and indemnities provided on behalf of, Officers, directors, employees or consultants of Covenant Parties, any of their direct or indirect parent companies or any of the Restricted Subsidiaries;

(5) transactions in which any of the Covenant Parties or any of the Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to such Covenant Party or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to such Covenant Party or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by such Covenant Party or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(6) any agreement as in effect as of August 9, 2006 or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders when taken as a whole as compared to the applicable agreement as in effect on August 9, 2006);

(7) the existence of, or the performance by the Covenant Parties or any of the Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of August 9, 2006 and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Covenant Parties or any of the Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after August 9, 2006 shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders when taken as a whole;

(8) the Transactions and the payment of all fees and expenses related to the Transactions, in each case as disclosed in the original offering memorandum;

(9) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Covenant Parties and the Restricted Subsidiaries, in the reasonable determination of the board of directors of the Issuers or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(10) the issuance of Equity Interests (other than Disqualified Stock) of VNU HF to its direct or indirect parent or to any Permitted Holder or the contribution to the common equity of any Covenant Party or Restricted Subsidiary;

(11) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(12) payments by a Covenant Party or any of the Restricted Subsidiaries to any of the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the board of directors of the Issuers in good faith;

(13) payments or loans (or cancellation of loans) to employees or consultants of the Covenant Parties, any of their direct or indirect parent companies or any of the Restricted Subsidiaries and employment agreements, stock option plans and other similar arrangements with such employees or consultants which, in each case, are approved by the Issuers in good faith; and

(14) Investments by the Investors, a Foreign Parent or any direct or indirect parent of a Foreign Parent in securities of the Covenant Parties or any of the Restricted Subsidiaries so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5% of the proposed or outstanding issue amount of such class of securities.

Dividend and other payment restrictions affecting Restricted Subsidiaries

The Covenant Parties will not, and will not permit any of the Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1)(a) pay dividends or make any other distributions to the Covenant Parties or any of the Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(b) pay any Indebtedness owed to the Covenant Parties or any of the Restricted Subsidiaries;

(2) make loans or advances to the Covenant Parties or any of the Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Covenant Parties or any of the Restricted Subsidiaries,

except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a) contractual encumbrances or restrictions in effect on August 9, 2006 including pursuant to the Senior Credit Facilities in effect on such date and the related documentation;

(b) the Indenture and the Notes;

(c) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (3) above on the property so acquired;

(d) applicable law or any applicable rule, regulation or order;

(e) any agreement or other instrument of a Person acquired by any of the Covenant Parties or any of the Restricted Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(f) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of (i) a Covenant Party or (ii) a Restricted Subsidiary, pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary that impose restrictions on the assets to be sold;

(g) Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(h) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i) other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred subsequent to August 9, 2006 pursuant to the provisions of the covenant described under “—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock”;

(j) customary provisions in joint venture agreements and other similar agreements relating solely to such joint venture;

(k) customary provisions contained in leases or licenses of intellectual property and other agreements, in each case, entered into in the ordinary course of business;

(l) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (k) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuers, no more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(m) restrictions created in connection with any Receivables Facility that, in the good faith determination of the Issuers are necessary or advisable to effect such Receivables Facility.

Limitation on guarantees of Indebtedness by Restricted Subsidiaries

The Covenant Parties will not permit any Restricted Subsidiary that is a Wholly-Owned Subsidiary of a Covenant Party (and non-Wholly-Owned Subsidiaries if such non-Wholly-Owned Subsidiaries guarantee other capital markets debt securities), other than a Guarantor or a Foreign Subsidiary of a Domestic Subsidiary, to guarantee the payment of any Indebtedness of the Issuers or any other Guarantor unless:

(1) such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to the Indenture providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuers or any Guarantor:

(a) if the Notes or such Guarantor’s Guarantee are subordinated in right of payment to such Indebtedness, the Guarantee under the supplemental indenture shall be subordinated to such Restricted Subsidiary’s guarantee with respect to such Indebtedness substantially to the same extent as the Notes are subordinated to such Indebtedness; and

(b) if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes or such Guarantor’s Guarantee; and

(2) such Restricted Subsidiary shall within 30 days deliver to the Trustee an Opinion of Counsel reasonably satisfactory to the Trustee;

provided that this covenant shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

Reports and other information

Notwithstanding that the Covenant Parties may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Indenture will require VNU HF to file with the SEC (and make available to the Trustee and Holders of the Notes (without exhibits), without cost to any Holder, within 15 days after it files them with the SEC) from and after the Issue Date,

(1) within the time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-K by a non-accelerated filer, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

(2) within the time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-Q by a non-accelerated filer, for each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q containing all quarterly information that would be required to be contained in Form 10-Q, or any successor or comparable form;

(3) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form; and

(4) any other information, documents and other reports which the Issuers would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

in each case, in a manner that complies in all material respects with the requirements specified in such form; provided that VNU HF shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event VNU HF will make available such information to prospective purchasers of Notes, in addition to providing such information to the Trustee and the Holders of the Note, in each case within 15 days after the time the Issuers would be required to file such information with the SEC, if it were subject to Sections 13 or 15(d) of the Exchange Act; provided, further, that, with respect to (i) the quarter ended June 30, 2006 and (ii) the quarter with respect to which the Issuers notify the Trustee in writing that Parent intends to switch the currency in which its financial statements are reported, VNU HF shall not be required to make available such information to prospective purchasers of Notes or provide such information to the Trustee and the Holders of the Notes until 90 days after the end of such quarter. In addition, to the extent not satisfied by the foregoing, the Covenant Parties have agreed that, for so long as any Notes are outstanding, they will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, the Covenant Parties shall not be required to furnish any information, certificates or reports required by Items 307 or 308 of Regulation S-K prior to the effectiveness of the exchange offer registration statement or shelf registration statement.

If any direct or indirect parent company of VNU HF is a Guarantor of the Notes, the Indenture will permit the Covenant Parties to satisfy their obligations in this covenant with respect to financial information relating to the Covenant Parties by furnishing financial information relating to such parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Covenant Parties and the Restricted Subsidiaries on a standalone basis, on the other hand.

Events of Default and remedies

The Indenture provides that each of the following is an Event of Default:

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(2) default for 30 days or more in the payment when due of interest or Additional Interest on or with respect to the Notes;

(3) failure by the Issuers or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less 30% in principal amount of the Notes to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (1) and (2) above) contained in the Indenture or the Notes;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by any Covenant Party or any of the Restricted Subsidiaries or the payment of which is guaranteed by any Covenant Parties or any of the Restricted Subsidiaries, other than Indebtedness owed to a Covenant Parties or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(a) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $100 million or more at any one time outstanding;

(5) failure by a Covenant Party or any Significant Party to pay final judgments aggregating in excess of $100 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding have been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) certain events of bankruptcy or insolvency with respect to the Issuers or any Significant Party; or

(7) the Guarantee of any Significant Party shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Party, as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture.

If any Event of Default (other than of a type specified in clause (6) above) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 30% in principal amount of the then total outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately; provided, however, that so long as any Indebtedness permitted to be incurred under the Indenture as part of the Senior Credit Facilities shall be outstanding, no such acceleration shall be effective until the earlier of:

(1) acceleration of any such Indebtedness under the Senior Credit Facilities; or

(2) five Business Days after the giving of written notice of such acceleration to the Issuers and the administrative agent under the Senior Credit Facilities.

Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section, all outstanding Notes will become due and payable without further action or notice. The Indenture provides that the Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, the Trustee shall have no obligation to accelerate the Notes if in the best judgment of the Trustee acceleration is not in the best interest of the Holders of the Notes.

The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under the Indenture except a continuing Default in the payment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder. In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such, Event of Default arose:

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured.

Subject to the provisions of the Indenture relating to the duties of the Trustee thereunder, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Notes unless the Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) Holders of at least 30% in principal amount of the total outstanding Notes have requested the Trustee to pursue the remedy;

(3) Holders of the Notes have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of a majority in principal amount at maturity of the total outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, under the Indenture the Holders of a majority in principal amount of the total outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

The Indenture provides that the Issuers are required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuers are required, within five Business Days after becoming aware of any Default, to deliver to the Trustee a statement specifying such Default.

No personal liability of directors, officers, employees and stockholders

No director, officer, employee, incorporator or stockholder of the Issuers or any Guarantor or any of their parent companies shall have any liability for any obligations of the Issuers or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The obligations of the Issuers and the Guarantors under the Indenture will terminate (other than certain obligations) and will be released upon payment in full of all of the Notes. The Issuers may, at their option and at anytime, elect to have all of their obligations discharged with respect to the Notes and have the Issuers’ and each Guarantor’s Obligation discharged with respect to its Guarantee (“Legal Defeasance”) and cure all then existing Events of Default except for:

(1) the rights of Holders of Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to the Indenture;

(2) the Issuers’ obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Issuers may, at their option and at anytime, elect to have their obligations and those of each Guarantor released with respect to substantially all of the restrictive covenants in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuers) described under “Events of Default and remedies” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

(1) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes cash in U.S. dollars, Government Securities, or a combination thereof in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal amount of, premium, if any, and interest due on the Notes on the stated maturity date or on the redemption date, as the case may be, of such principal amount, premium, if any, or interest on such Notes and the Issuers must specify whether such Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(a) the Issuers have received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b) since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Credit Facilities, the Existing Senior Notes, the Senior Subordinated Notes or the indentures pursuant to which the Existing Senior Notes or Senior Subordinated Notes were issued or any other material agreement or instrument (other than the Indenture) to which, the Issuers or any Restricted Guarantor is a party or by which the Issuers or any Restricted Guarantor is bound;

(6) the Issuers shall have delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of Section 547 of Title 11 of the United States Code;

(7) the Issuers shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuers with the intent of defeating, hindering, delaying or defrauding any creditors of an Issuer or any Restricted Guarantor or others; and

(8) the Issuers shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes, when either:

(1) all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2)(a) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption and redeemed within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers, and an Issuer or any Guarantor have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes cash in U.S. dollars, Government Securities, or a combination thereof in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(b) no Default (other than that resulting from borrowing funds to be applied to make such deposit) with respect to the Indenture or the Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Senior Credit Facilities, the indentures governing the Existing Senior Notes or Senior Subordinated Notes or any other material agreement or instrument governing Indebtedness (other than the Indenture) to which an Issuer or any Guarantor is a party or by which an Issuer or any Guarantor is bound;

(c) the Issuers have paid or caused to be paid all sums payable by it under the Indenture; and

(d) the Issuers have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Issuers must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, supplement and waiver

Except as provided in the next two succeeding paragraphs, the Indenture, any Guarantee and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for Notes, and any existing Default or compliance with any provision of the Indenture or the Notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes, other than Notes beneficially owned by an Issuer or its Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes).

The Indenture provides that, without the consent of each affected Holder of Notes, an amendment or waiver may not, with respect to any Notes held by a non-consenting Holder:

(1) reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal amount of or change the fixed final maturity of any such Note or alter or waive the provisions with respect to the redemption of such Notes (other than provisions relating to the covenants described above under the caption “Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Indenture or any Guarantee which cannot be amended or modified without the consent of all Holders;

(5) make any Note payable in money other than that stated therein;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes;

(7) make any change in these amendment and waiver provisions;

(8) impair the right of any Holder to receive payment of principal of, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(9) make any change to the ranking of the Notes that would adversely affect the Holders; or

(10) except as expressly permitted by the Indenture, modify the Guarantees of any Significant Party in any manner adverse to the Holders of the Notes.

Notwithstanding the foregoing, the Issuers, any Guarantor (with respect to a Guarantee or the Indenture to which it is a party) and the Trustee may amend or supplement the Indenture and any Guarantee or Notes without the consent of any Holder;

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated Notes of such series in addition to or in place of certificated Notes;

(3) to comply with the covenant relating to mergers, consolidations and sales of assets;

(4) to provide the assumption of an Issuer’s or any Guarantor’s obligations to the Holders;

(5) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder;

(6) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon an Issuer or any Guarantor;

(7) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(8) to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee thereunder pursuant to the requirements thereof;

(9) to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

(10) to add a Guarantor under the Indenture;

(11) to conform the text of the Indenture, Guarantees or the Notes to any provision of this “Description of Notes” to the extent that such provision in this “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture, Guarantee or Notes; or

(12) making any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the Trustee

The Indenture will contain certain limitations on the rights of the Trustee thereunder, should it become a creditor of an Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Indenture provides that the Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Registration Rights Agreement

In connection with the issuance of the old notes, we entered into a registration rights agreement with the initial purchasers of the old notes. Under this agreement, we agreed to deliver to you this prospectus and to consummate the exchange offer for the old notes by September 27, 2013. If we do not consummate the exchange offer for the old notes by September 27, 2013, we will incur additional interest expense pursuant to the registration rights agreement. You are entitled to exchange in the exchange offer your old notes for exchange notes which are identical in all material respects to the old notes except that:

•	the exchange notes have been registered under the Securities Act and will be freely tradable by persons who are not affiliated with us;

•	the exchange notes are not entitled to registration rights which are applicable to the old notes under the registration rights agreement; and

•	our obligation to pay additional interest on the old notes due to the failure to consummate the exchange offer by a prior date does not apply to the exchange notes.

Consent to jurisdiction and service

In relation to any legal action or proceedings arising out of or in connection with the Indenture and the notes, each of the Guarantors that is not a U.S. Person in the Indenture irrevocably submits to the non-exclusive jurisdiction of the federal and state courts in the Borough of Manhattan in the City of New York, County and State of New York, United States of America.

Governing law

The Indenture, the Notes and any Guarantee are governed by and construed in accordance with the laws of the State of New York.

Certain definitions

Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with the Covenant Parties and the Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“7.75% Senior Notes” means the Issuers’ 7.75% Senior Notes due October 15, 2018 issued October 12, 2010 and the Issuers’ 7.75% Senior Notes due October 15, 2018 issued November 9, 2010.

“7.75% Senior Notes Indenture” means the indenture dated as of October 12, 2010 governing the 7.75% Senior Notes.

“11.625% Senior Notes” means the Issuers’ 11.625% Senior Notes due 2014 issued January 27, 2009.

“11.625% Senior Notes Indenture” means the indenture dated as of January 27, 2009 governing the 11.625% Senior Notes.

“ACN” means ACN Holdings, Inc., a Delaware corporation.

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(a) 1.0% of the principal amount of such Note on such Redemption Date; and

(b) the excess, if any, of (i) the present value at such Redemption Date of (A) the redemption price of such Note at October 1, 2016 (such redemption price being set forth in the table above under the caption “Optional redemption”), plus (B) all required interest payments due on such Note through October 1, 2016 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (ii) the principal amount of such Note.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of a Covenant Party or any of the Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests of any Covenant Party or any Restricted Subsidiary, whether in a single transaction or a series of related transactions;

in each case, other than:

(a) any disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of the Covenant Parties and the Restricted Subsidiaries in a manner permitted pursuant to the provisions described above under “Certain covenants—Merger, consolidation or sale of all or substantially all assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(c) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “Certain covenants—Limitation on Restricted Payments”;

(d) any disposition of assets or issuance or sale of Equity Interests of any Covenant Party or Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than $50 million;

(e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary or a Covenant Party to another Covenant Party or by a Covenant Party or a Restricted Subsidiary to another Restricted Subsidiary;

(f) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(h) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) any issuance or sale of Equity Interests of VNU HF;

(j) foreclosures on assets;

(k) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(l) any sale, conveyance, transfer or other disposition of the Transactions Intercompany Obligations; and

(m) any financing transaction with respect to property built or acquired by a Covenant Party or any Restricted Subsidiary after August 9, 2006 including Sale and Lease-Back Transactions and asset securitizations permitted by the Indenture.

“Asset Sale Prepayment Amount” means:

(1) at any time after the Issue Date and prior to the repayment, redemption, repurchase, defeasance or other acquisition or retirement of at least $150 million of Indebtedness under Credit Facilities and $100 million aggregate principal amount of Notes with the Net Proceeds of Asset Sales, $0;

(2) at any time after the repayment, redemption, repurchase, defeasance or other acquisition or retirement of at least $150 million (but less than $650 million) of Indebtedness under Credit Facilities and $100 million (but less than $200 million) aggregate principal amount of Notes with the Net Proceeds of Asset Sales, $50 million less the amount of Net Proceeds, if any, previously applied to the repayment, redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Indebtedness pursuant to this clause (2);

(3) at any time after the repayment, redemption, repurchase, defeasance or other acquisition or retirement of at least $650 million of Indebtedness under Credit Facilities and $200 million aggregate principal amount of Notes with the Net Proceeds of Asset Sales, $100 million less, without duplication, the amount of Net Proceeds, if any, previously applied to the repayment, redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Indebtedness pursuant to clause (2) above and/or this clause (3).

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Subsidiaries that are Covenants Parties or Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of such Person and such Subsidiaries.

“Cash Equivalents” means:

(1) United States dollars;

(2) (a) euro, or any national currency of any participating member state of the EMU; or

(b) in the case of any Covenant Party or Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government, any member of the European Union or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500 million in the case of U.S. banks and $100 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3) and (4) entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 24 months after the date of creation thereof;

(7) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(8) investment funds investing 95% of their assets in securities of the types described in clauses (1) through (7) above;

(9) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(10) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition; and

(11) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA— (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Covenant Parties and the Restricted Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; or

(2) the Issuers become aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of a majority or more of the total voting power of the Voting Stock of an Issuer.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person, for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees and Capitalized Software Expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, of such Person and its Subsidiaries that are Covenant Parties or Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Indebtedness” means, as of any date of determination, the sum, without duplication, of (1) the total amount of Indebtedness of the Covenant Parties and the Restricted Subsidiaries, plus (2) the aggregate liquidation value of all Disqualified Stock of the Issuers and the Restricted Guarantors and all Preferred Stock of the Restricted Subsidiaries that are not Guarantors, in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense of such Person and its Subsidiaries that are Covenant Parties or Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest expense (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (w) any Additional Interest and any “additional interest” with respect to the Notes, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility); plus

(2) consolidated capitalized interest of such Person and such Subsidiaries for such period, whether paid or accrued; plus

(3) Restricted Payments made by such Person of the type permitted to be made by clause (15)(f) of the second paragraph of the provisions described above under “Certain covenants—Limitation on Restricted Payments”; less

(4) interest income of such Person and such Subsidiaries for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Issuers to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of the date of determination, the ratio of (a) the Consolidated Indebtedness of the Covenant Parties and the Restricted Subsidiaries on such date less the amount of cash and Cash Equivalents in excess of any Restricted Cash that would be stated on the balance sheet of the Covenant Parties and the Restricted Subsidiaries and held by the Covenant Parties and the Restricted Subsidiaries as of such date of determination, as determined in accordance with GAAP, to (b) EBITDA of the Covenant Parties and the Restricted Subsidiaries for the most recently ended four fiscal quarters ending immediately prior to such date for which internal financial statements are available.

In the event that a Covenant Party or any Restricted Subsidiary (i) incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than, for purposes of calculating EBITDA only, Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or (ii) issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Consolidated Leverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Consolidated Leverage Ratio is made (the “Consolidated Leverage Ratio Calculation Date”), then the Consolidated Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and other operational changes that a Covenant Party or any of the Restricted Subsidiaries has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Leverage Ratio Calculation Date shall be calculated on a pro forma basis in accordance with GAAP assuming that all such

Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes (and the change in any associated Fixed Charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into a Covenant Party or any of the Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Consolidated Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation, discontinued operation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of an Issuer. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Consolidated Leverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of an Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuers may designate. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Issuers as set forth in an Officer’s Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from any acquisition, amalgamation, merger or operational change (including, to the extent applicable, from the Transactions) and (2) all adjustments of the nature used in connection with the calculation of “Pro forma Adjusted EBITDA” as set forth in footnote 8 to the “Summary Historical and Pro forma Financial Information” under “Offering Memorandum Summary” in the original offering memorandum to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period. Notwithstanding anything to the contrary, the aggregate amount of projected operating expense reductions, operating improvements and synergies included in any such pro forma calculation shall not exceed $125 million for any four consecutive quarter period (which adjustments may be incremental to pro forma adjustments made pursuant to the immediately preceding paragraph).

For the purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination determined in a manner consistent with that used in calculating EBITDA for the applicable period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries that are Covenant Parties or Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(1) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to the Transactions), duplicative running costs associated with the European Data Factory, severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded,

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period, including changes from international financial reporting standards to United States financial reporting standards,

(3) any after-tax effect of income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(4) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Issuers, shall be excluded,

(5) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to such Person or a Subsidiary thereof that is a Covenant Party or a Restricted Subsidiary in respect of such period,

(6) solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of the first paragraph of “Certain covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Consolidated Net Income of the Covenant Parties will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to a Covenant Party or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(7) effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and such Subsidiaries) in component amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(8) any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded,

(9) any impairment charge or asset write-off, in each case, pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(10) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights shall be excluded,

(11) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with the Transactions and any acquisition, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to August 9, 2006 and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded, and

(12) accruals and reserves that are established within twelve months after August 9, 2006 that are so required to be established as a result of the Transactions in accordance with GAAP shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant described under “Certain covenants—Limitation on Restricted Payments” only (other than clause (3)(d) thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Covenant Parties and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Covenant Parties and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by any of the Covenant Parties or any of the Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (3)(d) thereof.

“Consolidated Secured Debt Ratio” means, as of the date of determination, the ratio of (a) the Consolidated Indebtedness of the Covenant Parties and the Restricted Subsidiaries on such date that is secured by Liens less the amount of cash and Cash Equivalents in excess of any Restricted Cash that would be stated on the balance sheet of the Covenant Parties and the Restricted Subsidiaries and held by the Covenant Parties and the Restricted Subsidiaries as of such date of determination, as determined in accordance with GAAP, to (b) EBITDA of the Covenant Parties and the Restricted Subsidiaries for the most recently ended four fiscal quarters ending immediately prior to such date for which internal financial statements are available.

In the event that a Covenant Party or any Restricted Subsidiary (i) incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than, for purposes of calculating EBITDA only, Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or (ii) issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Consolidated Secured Debt Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Consolidated Secured Debt Ratio is made (the “Consolidated Secured Debt Ratio Calculation Date”), then the Consolidated Secured Debt Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and other operational changes that a Covenant Party or any of the Restricted Subsidiaries has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Secured Debt Ratio Calculation Date shall be calculated on a pro forma basis in accordance with GAAP assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes (and the change in any associated Fixed Charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into a Covenant Party or any of the Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Consolidated Secured Debt Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation, discontinued operation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of an Issuer. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Consolidated Secured Debt Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of an Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuers may designate. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Issuers as set forth in an Officer’s Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from any acquisition, amalgamation, merger or operational change (including, to the extent applicable, from the Transactions); and (2) all adjustments of the nature used in connection with the calculation of “Pro forma Adjusted EBITDA” as set forth in footnote 8 to the “Summary Historical and Pro forma Financial Information” under “Offering Memorandum Summary” in the original offering memorandum to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

Notwithstanding anything to the contrary, the aggregate amount of projected operating expense reductions, operating improvements and synergies included in any such pro forma calculation shall not exceed $125 million for any four consecutive quarter period (which adjustments may be incremental to pro forma adjustments made pursuant to the immediately preceding paragraph).

For the purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination determined in a manner consistent with that used in calculating EBITDA for the applicable period.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds

(a) for the purchase or payment of any such primary obligation, or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Covenant Parties” means each of VNU HF, VNU International, B.V., and the Issuers.

“Credit Facilities” means, with respect to a Covenant Party or any of the Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Facilities, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain covenants—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by a Covenant Party or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of an Issuer, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of a Covenant Party, a Restricted Subsidiary or any direct or indirect parent corporation thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Covenant Party or a Restricted Subsidiary or an employee stock ownership plan or trust established by a Covenant Party or any their respective Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of the Issuers, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of the “Certain covenants—Limitation on Restricted Payments” covenant.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Covenant Parties or their respective Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiary” means any Subsidiary of a Covenant Party that is organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Subsidiaries that are Covenant Parties or Restricted Subsidiaries for such period

(1) increased (without duplication) by:

(a) provision for taxes based on income or profits or capital, including, without limitation, state, franchise and similar taxes and foreign withholding taxes of such Person and such Subsidiaries paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

(b) Fixed Charges (other than clause (3) of the definition of Consolidated Interest Expense, except to the extent that such amount has been deducted in the calculation of Consolidated Net Income) of such Person and such Subsidiaries for such period (including (x) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges) to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income; plus

(c) Consolidated Depreciation and Amortization Expense of such Person and such Subsidiaries for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d) any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness permitted to be incurred by the Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the Notes and the Credit Facilities, (ii) any amendment or other modification of the Notes, and, in each case, deducted (and not added back) in computing Consolidated Net Income, (iii) any Additional Interest and (iv) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility; plus

(e) the amount of any business optimization expense and restructuring charge or reserve deducted (and not added back) in such period in computing Consolidated Net Income, including any restructuring costs incurred in connection with acquisitions after August 9, 2006 costs related to the closure and/or consolidation of facilities, retention charges, systems establishment costs and excess pension charges; plus

(f) any other non-cash charges, including any write offs or write downs, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to the extent paid, but excluding from this proviso, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period); plus

(g) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(h) the amount of management, monitoring, consulting, transaction and advisory fees and related expenses paid in such period to the Investors to the extent otherwise permitted under “Certain covenants—Transactions with Affiliates”; plus

(i) the amount of loss on sale of receivables and related assets to the Receivables Subsidiary in connection with a Receivables Facility; plus

(j) any costs or expense incurred by such Person or any such Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of an Issuer or a Restricted Guarantor or net cash proceeds of an issuance of Equity Interest of an Issuer or Restricted Guarantor (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain covenants—Limitation on Restricted Payments”;

(2) decreased by (without duplication) (a) non-cash gains increasing Consolidated Net Income of such Person and such Subsidiaries for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period and (b) solely for the purpose of calculating EBITDA on a cumulative basis for purposes of clause (3)(a) of the first paragraph under the heading “Certain covenants—Limitation on Restricted Payments” the amount of cost savings set forth in the adjustments used in connection with the calculation of “Pro forma Adjusted EBITDA” as set forth in footnote 8 to the “Summary Historical and Pro forma Financial Information” under “Offering Memorandum Summary” in the original offering memorandum; and

(3) increased or decreased by (without duplication):

(a) any net gain or loss resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133 and International Accounting Standards No. 39 and their respective related pronouncements and interpretations; plus or minus, as applicable,

(b) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk).

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of VNU HF or of a direct or indirect parent of VNU HF (excluding Disqualified Stock), other than:

(1) public offerings with respect to any such Person’s common stock registered on Form S-8;

(2) issuances to a Covenant Party or any Subsidiary of a Covenant Party; and

(3) any such public or private sale that constitutes an Excluded Contribution. “euro” means the single currency of participating member states of the EMU.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by or contributed to a Covenant Party from,

(1) contributions to its common equity capital, and

(2) the sale (other than to a Covenant Party or a Subsidiary of a Covenant Party or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of a Covenant Party or a Subsidiary of a Covenant Party) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of VNU HF or any direct or indirect parent of VNU HF, in each case designated as Excluded Contributions pursuant to an Officer’s Certificate on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain covenants—Limitation on Restricted Payments.”

“Existing Senior Notes” means the 11.625% Senior Notes and the 7.75% Senior Notes.

“Existing Senior Notes Indenture” means the 11.625% Senior Notes Indenture and the 7.75% Senior Notes Indenture.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense of such Person and its Subsidiaries that are Covenant Parties or Restricted Subsidiaries for such period; plus

(2) all cash dividends or other distributions paid to any Person other than such Person or any such Subsidiary (excluding items eliminated in consolidation) on any series of Preferred Stock of a Covenant Party or a Restricted Subsidiary during such period; plus

(3) all cash dividends or other distributions paid to any Person other than such Person or any such Subsidiary (excluding items eliminated in consolidation) on any series of Disqualified Stock of a Covenant Party or a Restricted Subsidiary during such period.

“Foreign Parent” means The Nielsen Company B.V. (f/k/a VNU Group B.V.), VNU Intermediate Holding B.V. and any other direct or indirect parent organization of a Covenant Party that is a subsidiary of The Nielsen Company B.V.

“Foreign Subsidiary” means any Restricted Subsidiary that is not a Guarantor and that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof and any Restricted Subsidiary of such Foreign Subsidiary.

“GAAP” means generally accepted accounting principles in the United States which are in effect on August 9, 2006.

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuers’ Obligations under the Indenture.

“Guarantor” means, each Person that Guarantees the Notes in accordance with the terms of the Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies.

“Holder” means the Person in whose name a Note is registered on the registrar’s books.

“Holdings Debt” means Indebtedness of Parent outstanding on August 9, 2006 (after giving pro forma effect to the Transactions) as reflected in Parent’s balance sheet and refinancings thereof that do not increase the aggregate principal amount thereof, except to the extent of additional Indebtedness incurred to pay premiums (including tender premiums), defeasance costs and fees and expenses in connection therewith.

“Indebtedness” means, with respect to any Person, without duplication:

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, and (iii) liabilities accrued in the ordinary course of business; or

(d) representing any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business, (b) obligations under or in respect of Receivables Facilities, (c) any intercompany indebtedness (including intercompany indebtedness to a Foreign Parent) having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business consistent with past practice and (d) the Parent Intercompany Debt.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Issuers, qualified to perform the task for which it has been engaged.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB—(or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Issuers and the Subsidiaries of any Covenant Party;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain covenants—Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to the applicable Covenant Party’s direct or indirect equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of a Covenant Party at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuers or applicable Restricted Subsidiary shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) the Covenant Party’s direct or indirect “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to the Covenant Party’s direct or indirect equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Issuers.

“Investors” means AlpInvest Partners, The Blackstone Group, The Carlyle Group, Hellman & Friedman, Kohlberg Kravis Roberts & Co., Thomas H. Lee Partners and each of their respective Affiliates but not including, however, any operating portfolio companies of any of the foregoing.

“Issue Date” means October 2, 2012.

“Issuers” has the meaning set forth in the first paragraph under “General.”

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person and its Subsidiaries that are Covenant Parties or Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by any of the Covenant Parties or any of the Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness required (other than required by clause (1) of the second paragraph of “Repurchase at the option of holders—Asset Sales”) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by a Covenant Party or any of the Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by a Covenant Party or any of the Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Obligations” means any principal (including any accretion), interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal (including any accretion), interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuers.

“Officer’s Certificate” means a certificate signed on behalf of the Issuers by an Officer of the Issuers, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuers, that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuers or the Trustee.

“Parent Intercompany Debt” means the intercompany loan of Parent to VNU HF, as in effect on August 9, 2006 after giving effect to the Transactions.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between a Covenant Party or any of the Restricted Subsidiaries and another Person; provided, that any cash or Cash Equivalents received must be applied in accordance with the “Repurchase at the option of holders—Asset Sales” covenant.

“Permitted Holders” means each of the Investors and members of management of a Covenant Party, a Restricted Subsidiary or any direct or indirect parent entity of the foregoing who are holders of Equity Interests of Parent or its direct or indirect parent organizations on August 9, 2006 and any group (within the meaning of Section 13(d)(3) or section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided, that, in the case of such group and without giving effect to the existence of such group or any other group, such Investors and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of Parent or any of its direct or indirect parent companies.

“Permitted Investments” means:

(1) any Investment in a Covenant Party or any of the Restricted Subsidiaries;

(2) any Investment in cash and Cash Equivalents or Investment Grade Securities;

(3) any Investment by a Covenant Party or any of the Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, a Covenant Party or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4) any Investment in securities or other assets not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions of “Repurchase at the option of holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on August 9, 2006 or made pursuant to binding commitments in effect on August 9, 2006 or an Investment consisting of any extension, modification or renewal of any Investment existing on August 9, 2006; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on August 9, 2006 or (y) as otherwise permitted under this Indenture;

(6) any Investment acquired by a Covenant Party or any of the Restricted Subsidiaries:

(a) in exchange for any other Investment or accounts receivable held by such Covenant Party or any such Restricted Subsidiary in connection with or as a result of a bankruptcy workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or

(b) as a result of a foreclosure by a Covenant Party or any of the Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7) Hedging Obligations permitted under clause (9) of the covenant described in “Certain covenants—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock”;

(8) any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (8) or prior to the Issue Date pursuant to the similar provision of the Existing Senior Notes Indenture (without duplication) that are at that time outstanding, not to exceed 2.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(9) Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of a Covenant Party or any of their respective direct or indirect parent companies; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under the covenant described in “Certain covenants—Limitations on Restricted Payments”;

(10) guarantees of Indebtedness permitted under the covenant described in “Certain covenants—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock”;

(11) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “Certain covenants—Transactions with Affiliates” (except transactions described in clauses (2), (5) and (9) of such paragraph);

(12) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(13) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (13) or prior to the Issue Date pursuant to the similar provision of the Existing Senior Notes Indenture (without duplication) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed 2.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(14) Investments relating to a Receivables Subsidiary that, in the good faith determination of the Issuers are necessary or advisable to effect any Receivables Facility;

(15) advances to, or guarantees of Indebtedness of, employees not in excess of $15 million outstanding at any one time, in the aggregate;

(16) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of the Issuers or any direct or indirect parent company thereof; and

(17) Investments in joint ventures in an aggregate amount not to exceed $25 million outstanding at any one time, in the aggregate.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness permitted to be incurred pursuant to clause (4), (11)(b), (17) or (18) of the second paragraph under “Certain covenants—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock”; provided that Liens securing Indebtedness permitted to be incurred pursuant to clause (17) extend only to the assets of Foreign Subsidiaries and Liens securing Indebtedness permitted to be incurred pursuant to clause (18) are solely on acquired property or assets of the acquired entity, as the case may be;

(7) Liens existing on August 9, 2006;

(8) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by a Covenant Party or any of the Restricted Subsidiaries;

(9) Liens on property at the time a Covenant Party or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into a Covenant Party or any of the Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by a Covenant Party or any of the Restricted Subsidiaries;

(10) Liens securing Indebtedness or other obligations of a Covenant Party or a Restricted Subsidiary owing to a Covenant Party or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “Certain covenants—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock”;

(11) Liens securing Hedging Obligations so long as, in the case of Hedging Obligations related to interest, the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations;

(12) Liens on specific items of inventory of other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Covenant Parties or any of the Restricted Subsidiaries and do not secure any Indebtedness;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Covenant Parties and the Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of an Issuer or any Restricted Guarantor;

(16) Liens on equipment of a Covenant Party or any of the Restricted Subsidiaries granted in the ordinary course of business;

(17) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(18) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8) and (9); provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8) and (9) at the time the original Lien became a Permitted Lien under the Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(19) deposits made in the ordinary course of business to secure liability to insurance carriers;

(20) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $50 million at any one time outstanding;

(21) Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under the caption “Events of Default and remedies” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(23) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(24) Liens deemed to exist in connection with Investments in repurchase agreements permitted under “Certain covenants—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock”; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(25) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes; and

(26) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Covenant Parties or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Covenant Parties and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Covenant Parties or any of the Restricted Subsidiaries in the ordinary course of business.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on and the costs in respect of such Indebtedness.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Issuers in good faith.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuers which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivables Facility” means any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Covenant Parties or any of the Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Covenant Parties or any of the Restricted Subsidiaries sells their accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Receivables Facilities and other activities reasonably related thereto.

“Registration Rights Agreement” means the Registration Rights Agreement with respect to the Notes dated as of the Issue Date, among the Issuers, the Guarantors and the Initial Purchasers, as such agreement may be amended, modified or supplemented from time to time and, with respect to any Additional Notes, one or more registration rights agreements between the Issuers and the other parties thereto, as such agreement(s) may be amended, modified or supplemented from time to time, relating to rights given by the Issuers to the purchasers of Additional Notes to register such Additional Notes under the Securities Act.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Covenant Parties or a Restricted Subsidiary in exchange for assets transferred by the Covenant Parties or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Restricted Cash” means cash and Cash Equivalents held by Restricted Subsidiaries that is contractually restricted from being distributed to the Covenant Parties, except for such restrictions that are contained in agreements governing Indebtedness permitted under the Indenture and that is secured by such cash or Cash Equivalents.

“Restricted Guarantor” means a Guarantor that is a Covenant Party or a Restricted Subsidiary.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, each direct and indirect Subsidiary of each Covenant Party (including any Foreign Subsidiary) that is not an Issuer or that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by a Covenant Party or any of the Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by such Covenant Party or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of a Covenant Party or any of the Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Facilities” means, collectively, the Credit Facility under the Second Amended and Restated Credit Agreement dated as of February 2, 2012 by and among the Issuers, the Guarantors, the lenders party thereto in their capacities as lenders thereunder and Citibank, N.A., as Administrative Agent (the “Original Senior Credit Facilities”), and the Senior Secured Loan Agreement, dated June 8, 2009, by and among Nielsen Finance LLC, the guarantors party thereto from time to time, Goldman Sachs Lending Partners LLC and the other lenders party thereto from time to time, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain covenants—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock” above).

“Senior Indebtedness” means:

(1) all Indebtedness of the Issuers or any Guarantor outstanding under the Senior Credit Facilities, the Existing Senior Notes or Notes and related Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Issuers or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of the Issuers or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2) all Hedging Obligations (and guarantees thereof) owing to a Lender (as defined in the Original Senior Credit Facilities) or any Affiliate of such Lender (or any Person that was a Lender or an Affiliate of such Lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into), provided that such Hedging Obligations are permitted to be incurred under the terms of the Indenture;

(3) any other Indebtedness of the Issuers or any Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes or any related Guarantee; and

(4) all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3);

provided, however, that Senior Indebtedness shall not include:

(a) any obligation of such Person to the Covenant Parties or any of their respective Subsidiaries;

(b) any liability for federal, state, local or other taxes owed or owing by such Person;

(c) any accounts payable or other liability to trade creditors arising in the ordinary course of business; provided that obligations incurred pursuant to the Credit Facilities shall not be excluded pursuant to this clause (c);

(d) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(e) that portion of any Indebtedness which at the time of incurrence is incurred in violation of the Indenture.

“Senior Subordinated Discount Notes” means the Issuers’ 12 1/2% Senior Subordinated Discount Notes due 2016 issued on August 9, 2006.

“Significant Party” means any Guarantor or Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on August 9, 2006.

“Similar Business” means any business conducted or proposed to be conducted by the Covenant Parties and the Restricted Subsidiaries on August 9, 2006 or any business that is similar, reasonably related, incidental or ancillary thereto.

“Sponsor Management Agreements” means the advisory agreements between each of ACN and VNU, Inc. and Valcon, in each case as in effect on August 9, 2006 and giving effect to amendments thereto that, taken as a whole, are not materially adverse to the interests of the holders of the Notes.

“Subordinated Indebtedness” means,

(1) any Indebtedness of the Issuers which is by its terms subordinated in right of payment to the Notes, and

(2) any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(2) any partnership, joint venture, limited liability company or similar entity of which

(x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Total Assets” means total assets of the Covenant Parties and the Restricted Subsidiaries on a consolidated basis, shown on the most recent balance sheet of the Covenant Parties and the Restricted Subsidiaries as may be expressly stated without giving effect to any amortization of the amount of intangible assets since August 9, 2006; provided that in no event shall the Transactions Intercompany Obligations constitute part of Total Assets.

“Transactions” means the transactions described under “Offering Memorandum Summary—The Transactions” in the original offering memorandum.

“Transactions Intercompany Obligations” means any intercompany loan made by a Covenant Party or a Restricted Subsidiary to a Foreign Parent outstanding on August 9, 2006 or made for the purpose of consummating the Transactions.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to October 1, 2016; provided, however, that if the period from the Redemption Date to October 1, 2016 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C §§ 77aaa-77bbbb).

“Unrestricted Subsidiary” means:

(1) any Subsidiary of a Covenant Party which at the time of determination is an Unrestricted Subsidiary (as designated by the Issuers, as provided below);

(2) any Subsidiary of an Unrestricted Subsidiary; and

(3) from August 9, 2006 through the date on which they were redesignated as Restricted Subsidiaries under the Existing Senior Notes Indenture each of NetRatings, Inc. and BuzzMetrics, Inc.

The Issuers may designate any Subsidiary of a Covenant Party (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, a Covenant Party or any Restricted Subsidiary of a Covenant Party (other than solely any Unrestricted Subsidiary of the Subsidiary to be so designated); provided that

(1) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by a Covenant Party;

(2) such designation complies with the covenants described under “Certain covenants—Limitation on Restricted Payments”; and

(3) each of:

(a) the Subsidiary to be so designated; and

(b) its Subsidiaries

has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of any Covenant Party or any Restricted Subsidiary.

The Issuers may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1) the Issuers could incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test described in the first paragraph under “Certain covenants—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock”; or

(2) the Consolidated Leverage Ratio for the Covenant Parties and the Restricted Subsidiaries would be less than such ratio immediately prior to such designation,

in each case on a pro forma basis taking into account such designation.

Any such designation by the Issuers shall be notified by the Issuers to the Trustee by promptly filing with the Trustee a copy of the resolution of the board of directors of the Issuers or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“VNU HF” means Nielsen Holding and Finance B.V. (f/k/a VNU Holding and Finance B.V.).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER

The exchange of old notes for exchange notes in the exchange offer will not constitute a taxable event to holders for U.S. federal income tax purposes. Consequently, no gain or loss will be recognized by a holder upon receipt of an exchange note, the holding period of the exchange note will include the holding period of the old note exchanged therefor, and the basis of the exchange note will be the same as the basis of the old note immediately before the exchange.

In any event, persons considering the exchange of old notes for exchange notes should consult their own tax advisors concerning the U.S. federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

PLAN OF DISTRIBUTION

Until 90 days after the date of this prospectus, all dealers effecting transactions in the exchange notes, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes only where such old notes were acquired as a result of market-making activities or other trading activities. We and the guarantors of the notes have agreed that, for a period of 180 days after the consummation of the exchange offer, we and the guarantors of the notes will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until October 27, 2013, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We and the guarantors of the notes will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is and “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendments or supplements to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We and the guarantors of the notes have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes), other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes (including any broker-dealers), against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters relating to the validity of the securities offered by this prospectus will be passed upon by Simpson Thacher & Bartlett LLP, New York, New York; Clifford Chance LLP, Droogbak, Amsterdam; Clifford Chance, Luxembourg; A&L Goodbody, Dublin, Ireland; and James W. Cuminale, Esq., Chief Legal Officer of The Nielsen Company B.V.

EXPERTS

The consolidated financial statements and schedule of The Nielsen Company B.V. as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual and quarterly reports and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our filings will also be available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. Our reports and other information that we have filed, or may in the future file, with the SEC are not incorporated by reference into and do not constitute part of this prospectus.

We have filed a registration statement on Form S-4 to register with the SEC the exchange notes to be issued in exchange for the old notes. This prospectus is part of that registration statement. As allowed by the SEC’s rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. You should note that where we summarize in this prospectus the material terms of any contract, agreement or other document filed as an exhibit to the registration statement, the summary information provided in the prospectus is less complete than the actual contract, agreement or document. You should refer to the exhibits filed to the registration statement for copies of the actual contract, agreement or document.

We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law.

SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES

The Nielsen Company B.V. is a Netherlands besloten vennootschap met beperkte aansprakelijkheid, or private company with limited liability. Certain of its officers and directors may be residents of various jurisdictions outside the United States. In addition, certain of The Nielsen Company B.V.’s assets, are located outside the United States. The Nielsen Company B.V. has agreed, in accordance with the terms of the indenture under which the exchange notes will be issued, to accept service of process in any suit, action or proceeding with respect to the indenture, the notes or the security documents brought in any federal or state court located in New York City by an agent designated for such purpose, and to submit to the jurisdiction of such courts in connection with such suits, actions or proceedings. However, it may be difficult for holders of the notes to effect service within the United States upon directors, officers and experts who are not residents of the United States or to realize or enforce in the United States upon judgments of courts of the United States predicated upon civil liability under U.S. federal securities laws. We have been advised by our Dutch counsel that there is doubt as to the enforceability in the Netherlands against The Nielsen Company B.V. or against its directors, officers and experts who are not residents of the United States, in original actions or in actions for enforcement of judgments of courts of the United States, of liabilities predicated solely upon U.S. federal securities laws.

The Nielsen Company B.V.

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
(IN MILLIONS)	2013	2012
Revenues	$1,376	$1,334

Cost of revenues, exclusive of depreciation and amortization shown separately below	593	564
Selling, general and administrative expenses, exclusive of depreciation and amortization shown separately below	451	446
Depreciation and amortization	126	129
Restructuring charges	35	37

Operating income	171	158

Interest income	1	1
Interest expense	(81)	(100)
Foreign currency exchange transaction losses, net	(12)	(10)
Other expense, net	(12)	(6)

Income from continuing operations before income taxes and equity in net loss of affiliates	67	43
Provision for income taxes	27	11
Equity in net loss of affiliates	1	2

Income from continuing operations	39	30
Loss from discontinued operations, net of tax	3	2

Net income	36	28
Net loss attributable to noncontrolling interests	1	—

Net income attributable to The Nielsen Company B.V.	$37	$28

The Nielsen Company B.V.

Condensed Consolidated Statements of Comprehensive Income (Unaudited)

	Three Months Ended March 31,
(IN MILLIONS)	2013	2012
Net income	$36	$28
Other comprehensive (loss)/income, net of tax
Foreign currency translation adjustments, net of tax of $11 and $1	(27)	87
Available for sale securities, net of tax	3	—
Changes in the fair value of cash flow hedges, net of tax of $(2) and $1	2	(1)
Defined benefit pension plan adjustments, net of tax of $(10) and $(1)	4	2

Total other comprehensive (loss)/income	(18)	88

Total comprehensive income	18	116
Less; comprehensive income attributable to noncontrolling interests	1	—

Total comprehensive income attributable to The Nielsen Company, B.V.	$17	$116

The accompanying notes are an integral part of these condensed consolidated financial statements.

The Nielsen Company B.V.

Condensed Consolidated Balance Sheets

(IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)	March 31, 2013	December 31, 2012
	(Unaudited)
Assets:
Current assets
Cash and cash equivalents	$232	$287
Trade and other receivables, net of allowances for doubtful accounts and sales returns of $43 and $38 as of March 31, 2013 and December 31, 2012, respectively	1,075	1,110
Prepaid expenses and other current assets	300	278

Total current assets	1,607	1,675
Non-current assets
Property, plant and equipment, net	537	560
Goodwill	7,322	7,352
Other intangible assets, net	4,519	4,555
Deferred tax assets	170	169
Other non-current assets	259	272

Total assets	$14,414	$14,583

Liabilities and equity:
Current liabilities
Accounts payable and other current liabilities	$848	$971
Deferred revenues	345	373
Income tax liabilities	70	56
Current portion of long-term debt, capital lease obligations and short-term borrowings	380	362

Total current liabilities	1,643	1,762
Non-current liabilities
Long-term debt and capital lease obligations	5,948	5,941
Deferred tax liabilities	996	1,006
Other non-current liabilities	580	616

Total liabilities	9,167	9,325

Commitments and contingencies (Note 9)
Equity:
Stockholders’ equity
7% preferred stock, €8.00 par value, 150,000 shares authorized, issued and outstanding	1	1
Common stock, €0.20 par value, 550,000,000 shares authorized and 258,463,857 shares issued at March 31, 2013 and December 31, 2012	58	58
Additional paid-in capital	6,504	6,533
Accumulated deficit	(1,022)	(1,059)
Accumulated other comprehensive loss, net of income taxes	(343)	(323)

Total Nielsen stockholders’ equity	5,198	5,210
Noncontrolling interests	49	48

Total equity	5,247	5,258

Total liabilities and equity	$14,414	$14,583

The accompanying notes are an integral part of these condensed consolidated financial statements.

The Nielsen Company B.V.

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
(IN MILLIONS)	2013	2012
Operating Activities
Net income	$36	$28
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Stock-based compensation expense	10	8
Gain on discontinued operations	(1)	—
Currency exchange rate differences on financial transactions and other losses	30	16
Equity in net loss of affiliates, net of dividends received	2	5
Depreciation and amortization	128	131
Changes in operating assets and liabilities, net of effect of businesses acquired and divested:
Trade and other receivables, net	27	51
Prepaid expenses and other current assets	(31)	(27)
Accounts payable and other current liabilities and deferred revenues	(172)	(228)
Other non-current liabilities	(3)	(1)
Interest payable	30	30
Income taxes payable	(4)	(13)

Net cash provided by operating activities	52	—

Investing Activities
Acquisition of subsidiaries and affiliates, net of cash acquired	(11)	(16)
Additions to property, plant and equipment and other assets	(9)	(42)
Additions to intangible assets	(61)	(40)
Other investing activities	(1)	—

Net cash used in investing activities	(82)	(98)

Financing Activities
Net borrowings under revolving credit facility	55	120
Proceeds from issuances of debt, net of issuance costs	1,867	1,209
Repayment of debt	(1,889)	(1,271)
Increase in other short-term borrowings	1	6
Payments made under stock plan	(4)	—
Return of capital to parent	(35)	—
Settlement of derivatives and other financing activities	(5)	(4)

Net cash (used in)/provided by financing activities	(10)	60

Effect of exchange-rate changes on cash and cash equivalents	(15)	7

Net decrease in cash and cash equivalents	(55)	(31)
Cash and cash equivalents at beginning of period	287	318

Cash and cash equivalents at end of period	$232	$287

Supplemental Cash Flow Information
Cash paid for income taxes	$(29)	$(23)
Cash paid for interest, net of amounts capitalized	$(52)	$(71)

The accompanying notes are an integral part of these condensed consolidated financial statements.

The Nielsen Company B.V.

Notes to Condensed Consolidated Financial Statements

1. Background and Basis of Presentation

Background

The Nielsen Company B.V. (“Nielsen” or the “Company”), together with its subsidiaries, is a leading global information and measurement company that provides clients with a comprehensive understanding of consumers and consumer behavior. Nielsen is aligned into three reporting segments: what consumers buy (“Buy”), what consumers watch (“Watch”) and Expositions. Nielsen has a presence in approximately 100 countries, with its headquarters located in Diemen, the Netherlands and New York, USA. Nielsen’s parent company, Valcon Acquisition B.V. (“Valcon”), is a wholly-owned subsidiary of Nielsen Holdings N.V. (“Holdings”).

Basis of Presentation

The accompanying condensed consolidated financial statements are unaudited but, in the opinion of management, contain all the adjustments (consisting of those of a normal recurring nature) considered necessary to present fairly the Company’s financial position and the results of operations and cash flows for the periods presented in conformity with accounting principles generally accepted in the U.S. (“U.S. GAAP”) applicable to interim periods. For a more complete discussion of significant accounting policies, commitments and contingencies and certain other information, refer to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. All amounts are presented in U.S. Dollars (“$”), except for share data or where expressly stated as being in other currencies, e.g., Euros (“€”). The condensed consolidated financial statements include the accounts of Nielsen and all subsidiaries and other controlled entities. The Company has evaluated events occurring subsequent to March 31, 2013 for potential recognition or disclosure in the condensed consolidated financial statements and concluded there were no subsequent events that required recognition or disclosure.

Devaluation of Venezuelan Currency

Nielsen has operations in both the Buy and Watch segments in Venezuela and the functional currency for these operations was the Venezuelan bolivares fuertes. Venezuela’s currency was considered hyperinflationary as of January 1, 2010 and further, in January 2010, Venezuela’s currency was devalued and a new currency exchange rate system was announced. In 2010, Nielsen evaluated the new exchange rate system and concluded that the local currency transactions will be denominated in U.S. dollars effective as of January 1, 2010 and until Venezuela’s currency is deemed to be non-hyperinflationary.

In February 2013, the Venezuelan government devalued its currency by 32%. The official exchange rate moved from 4.30 to 6.30 and the regulated System of Transactions with Securities in Foreign Currency market was suspended. As a result of this change Nielsen recorded a charge of $12 million during the first quarter of 2013 in the foreign currency exchange transaction losses, net line in the condensed consolidated statement of operations primarily reflecting the write-down of monetary assets and liabilities.

2. Summary of Recent Accounting Pronouncements

Reclassification from accumulated other comprehensive income

In February 2013, the FASB issued an accounting update “Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income”, to improve the transparency of reporting reclassifications out of accumulated other comprehensive income. The Company has presented the significant amounts reclassified from each component of accumulated other comprehensive income and the income statement line items affected by the reclassification. This amended guidance does not have any other impact on the Company’s condensed consolidated financial statements.

Foreign Currency Matters

In March 2013, the FASB issued an accounting update, “Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity”, to resolve the diversity in practice regarding the release into net income of the cumulative translation adjustment upon derecognition of a subsidiary or group of assets within a foreign entity. The amendment requires an entity that ceases to have a controlling financial interest in a subsidiary or group of assets within a foreign entity to release any related cumulative translation adjustment into net income. Accordingly, the cumulative translation adjustment should be released into net income only if the sale or transfer results in the complete or substantially complete liquidation of the foreign entity in which the subsidiary or group of assets had resided. This guidance is effective for Nielsen interim and annual reporting periods in 2014. The adoption of this update is not expected to have a significant impact on the Company’s condensed consolidated financial statements.

3. Business Acquisitions

For the three months ended March 31, 2013, Nielsen paid cash consideration of $11 million associated with both current period and previously executed acquisitions, net of cash acquired. Had the current period acquisitions occurred as of January 1, 2013, the impact on Nielsen’s consolidated results of operations would not have been material.

For the three months ended March 31, 2012, Nielsen paid cash consideration of $16 million associated with both current period and previously executed acquisitions, net of cash acquired. Had the current period acquisitions occurred as of January 1, 2012, the impact on Nielsen’s consolidated results of operations would not have been material.

4. Discontinued Operations

In March 2013, Nielsen completed the exit and shut down of one of its legacy online businesses and recorded a net loss of $3 million associated with this divestiture. The condensed consolidated statements of operations reflect the operating results of this business as a discontinued operation.

5. Goodwill and Other Intangible Assets

Goodwill

The table below summarizes the changes in the carrying amount of goodwill by reportable segment for the three months ended March 31, 2013.

(IN MILLIONS)	Buy	Watch	Expositions	Total
Balance, December 31, 2012	$3,126	$3,661	$565	$7,352
Acquisitions, divestitures and other adjustments	4	1	—	5
Effect of foreign currency translation	(34)	(1)	—	(35)

Balance, March 31, 2013	$3,096	$3,661	$565	$7,322

At March 31, 2013, $113 million of the goodwill is expected to be deductible for income tax purposes.

Other Intangible Assets

(IN MILLIONS)	Gross Amounts		Accumulated Amortization
	March 31, 2013	December 31, 2012	March 31, 2013	December 31, 2012
Indefinite-lived intangibles:
Trade names and trademarks	$1,921	$1,921	$—	$—

Amortized intangibles:
Trade names and trademarks	$126	$128	$(48)	$(46)
Customer-related intangibles	2,882	2,882	(922)	(886)
Covenants-not-to-compete	36	36	(26)	(25)
Computer software	1,360	1,316	(843)	(804)
Patents and other	93	90	(60)	(57)

Total	$4,497	$4,452	$(1,899)	$(1,818)

Amortization expense associated with the above intangible assets was $81 million for the three months ended March 31, 2013 and $79 million for the three months ended March 31, 2012. These amounts included amortization expense associated with computer software of $39 million for the three months ended March 31, 2013 and 2012.

6. Changes in and Reclassification out of Accumulated Other Comprehensive Income by Component

The table below summarizes the changes in accumulated other comprehensive income, net of tax by component for the three months ended March 31, 2013.

(IN MILLIONS)	Currency Translation Adjustments	Unrealized gains/(losses) on Available- for-Sale Securities	Gains/(losses) on Cash Flow Hedges	Post Employment Benefits	Total
Balance December 31, 2012	$(13)	$—	$(13)	$(297)	$(323)

Other comprehensive (loss)/income before reclassifications	(27)	3	—	1	(23)
Amounts reclassified from accumulated other comprehensive income	—	—	2	3	5

Net current period other comprehensive (loss)/income	(27)	3	2	4	(18)
Net current period other comprehensive income attributable to noncontrolling interest	2	—	—	—	2

Net current period other comprehensive (loss)/income attributable to Nielsen stockholders	(29)	3	2	4	(20)

Balance March 31, 2013	$(42)	$3	$(11)	$(293)	$(343)

The table below summarizes the reclassification of accumulated other comprehensive income by component for the three months ended March 31, 2013.

(IN MILLIONS)
Details about Accumulated Other Comprehensive Income components	Amount Reclassified from Accumulated Other Comprehensive Income	Affected Line Item in the Condensed Consolidated Statement of Operations
Gains/(losses) on cash flow hedges
Interest rate contracts	$4	Interest expense
	2	Tax expense

	$2	Total, net of tax

Amortization of Post Employment
Benefits
Actuarial loss	4	(a)
	1	Tax expense

	$3	Total, net of tax

Total reclassification for the period	$5	Net of tax

(a)	This accumulated other comprehensive income component is included in the computation of net periodic pension cost.

7. Restructuring Activities

A summary of the changes in the liabilities for restructuring activities is provided below:

(IN MILLIONS)	Total Initiatives
Balance at December 31, 2012	$64
Charges	35
Payments	(21)
Non-cash charges and other adjustments	(3)
Effect of foreign currency translation and reclassification adjustments	(1)

Balance at March 31, 2013	$74

Nielsen recorded $35 million and $37 million in restructuring charges, primarily relating to severance and contract termination costs, for the three months ended March 31, 2013 and 2012, respectively.

Of the $74 million in remaining liabilities for restructuring actions, $59 million is expected to be paid within one year and is classified as a current liability within the condensed consolidated balance sheet as of March 31, 2013.

8. Fair Value Measurements

Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining fair value, the Company considers the principal or most advantageous market in which the Company would transact, and also considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of non-performance.

There are three levels of inputs that may be used to measure fair value:

Level 1:	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2:	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3:	Pricing inputs that are generally unobservable and may not be corroborated by market data.

Financial Assets and Liabilities Measured on a Recurring Basis

The Company’s financial assets and liabilities are measured and recorded at fair value, except for equity method investments, cost method investments, and long-term debt. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurements. The Company’s assessment of the significance of a particular input to the fair value measurements requires judgment, and may affect the valuation of the assets and liabilities being measured and their placement within the fair value hierarchy. The following table summarizes the valuation of the Company’s material financial assets and liabilities measured at fair value on a recurring basis as of March 31, 2013 and December 31, 2012:

(IN MILLIONS)	March 31, 2013	Level 1	Level 2	Level 3
Assets:
Investments in equity securities(1)	$16	$16	$—	$—
Plan assets for deferred compensation(2)	22	22	—	—
Investment in mutual funds(3)	2	2	—	—

Total	$40	$40	$—	$—

Liabilities:
Interest rate swap arrangements(4)	$18	$—	$18	$—
Deferred compensation liabilities(5)	22	22	—	—

Total	$40	$22	$18	$—

(IN MILLIONS)	December 31, 2012	Level 1	Level 2	Level 3
Assets:
Investments in equity securities(1)	$13	$13	$—	$—
Plan assets for deferred compensation(2)	22	22	—	—
Investment in mutual funds(3)	2	2	—	—

Total	$37	$37	$—	$—

Liabilities:
Interest rate swap arrangements(4)	$22	$—	$22	$—
Deferred compensation liabilities(5)	22	22	—	—

Total	$44	$22	$22	$—

(1)	Investments in equity securities are carried at fair value, which is based on the quoted market price at period end in an active market. These investments are classified as available-for-sale with any unrealized gains or losses resulting from changes in fair value recorded, net of tax, as a component of accumulated other comprehensive income/(loss) until realized. Nielsen assesses declines in the value of individual investments to determine whether such decline is other than temporary and thus the investment is impaired by considering available evidence. For the three months ended March 31, 2013, Nielsen noted no such impairments.
(2)	Plan assets are comprised of investments in mutual funds, which are intended to fund liabilities arising from deferred compensation plans. These investments are carried at fair value, which is based on quoted market prices at period end in active markets. These investments are classified as trading securities with any gains or losses resulting from changes in fair value recorded in other expense, net in the condensed consolidated statements of operations.
(3)	Investments in mutual funds are money-market accounts held with the intention of funding certain specific retirement plans.
(4)	Derivative financial instruments include interest rate swap arrangements recorded at fair value based on externally-developed valuation models that use readily observable market parameters and the consideration of counterparty risk.

(5)	The Company offers certain employees the opportunity to participate in a deferred compensation plan. A participant’s deferrals are invested in a variety of participant directed stock and bond mutual funds and are classified as trading securities. Changes in the fair value of these securities are measured using quoted prices in active markets based on the market price per unit multiplied by the number of units held exclusive of any transaction costs. A corresponding adjustment for changes in fair value of the trading securities is also reflected in the changes in fair value of the deferred compensation obligation.

Derivative Financial Instruments

Nielsen uses interest rate swap derivative instruments principally to manage the risk that changes in interest rates will affect the cash flows of its underlying debt obligations.

To qualify for hedge accounting, the hedging relationship must meet several conditions with respect to documentation, probability of occurrence, hedge effectiveness and reliability of measurement. Nielsen documents the relationship between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking various hedge transactions as well as the hedge effectiveness assessment, both at the hedge inception and on an ongoing basis. Nielsen recognizes all derivatives at fair value either as assets or liabilities in the consolidated balance sheets and changes in the fair values of such instruments are recognized currently in earnings unless specific hedge accounting criteria are met. If specific cash flow hedge accounting criteria are met, Nielsen recognizes the changes in fair value of these instruments in accumulated other comprehensive income/(loss).

Nielsen manages exposure to possible defaults on derivative financial instruments by monitoring the concentration of risk that Nielsen has with any individual bank and through the use of minimum credit quality standards for all counterparties. Nielsen does not require collateral or other security in relation to derivative financial instruments. A derivative contract entered into between Nielsen or certain of its subsidiaries and a counterparty that was also a lender under Nielsen’s senior secured credit facilities at the time the derivative contract was entered into is guaranteed under the senior secured credit facilities by Nielsen and certain of its subsidiaries (see Note 9 “Long-term Debt and Other Financing Arrangements” for more information). Since it is Nielsen’s policy to only enter into derivative contracts with banks of internationally acknowledged standing, Nielsen considers the counterparty risk to be remote.

It is Nielsen’s policy to have an International Swaps and Derivatives Association (“ISDA”) Master Agreement established with every bank with which it has entered into any derivative contract. Under each of these ISDA Master Agreements, Nielsen agrees to settle only the net amount of the combined market values of all derivative contracts outstanding with any one counterparty should that counterparty default. Certain of the ISDA Master Agreements contain cross-default provisions where if the Company either defaults in payment obligations under its credit facility or if such obligations are accelerated by the lenders, then the Company could also be declared in default on its derivative obligations. At March 31, 2013, Nielsen had no material exposure to potential economic losses due to counterparty credit default risk or cross-default risk on its derivative financial instruments.

Interest Rate Risk

Nielsen is exposed to cash flow interest rate risk on the floating-rate U.S. Dollar and Euro Term Loans, and uses floating-to-fixed interest rate swaps to hedge this exposure. For these derivatives, Nielsen reports the after-tax gain or loss from the effective portion of the hedge as a component of accumulated other comprehensive income/(loss) and reclassifies it into earnings in the same period or periods in which the hedged transaction affects earnings, and within the same income statement line item as the impact of the hedged transaction.

As of March 31, 2013, the Company had the following outstanding interest rate swaps utilized in the management of its interest rate risk:

	Notional Amount	Maturity Date	Currency
Interest rate swaps designated as hedging instruments
US Dollar term loan floating-to-fixed rate swaps	$1,000,000,000	November 2013	US Dollar
US Dollar term loan floating-to-fixed rate swaps	$250,000,000	November 2014	US Dollar
US Dollar term loan floating-to-fixed rate swaps	$250,000,000	September 2015	US Dollar
US Dollar term loan floating-to-fixed rate swaps	$125,000,000	November 2015	US Dollar
Euro term loan floating-to-fixed rate swaps	€125,000,000	November 2015	Euro
US Dollar term loan floating-to-fixed rate swaps	$500,000,000	November 2016	US Dollar

Nielsen expects to recognize approximately $12 million of net pre-tax losses from accumulated other comprehensive loss to interest expense in the next 12 months associated with its interest-related derivative financial instruments.

Fair Values of Derivative Instruments in the Condensed Consolidated Balance Sheets

The fair values of the Company’s derivative instruments as of March 31, 2013 and December 31, 2012 were as follows:

	March 31, 2013		December 31, 2012
Derivatives Designated as Hedging Instruments (IN MILLIONS)	Accounts Payable and Other Current Liabilities	Other Non- Current Liabilities	Accounts Payable and Other Current Liabilities	Other Non- Current Liabilities
Interest rate swaps	$3	$15	$6	$16

Derivatives in Cash Flow Hedging Relationships

The pre-tax effect of derivative instruments in cash flow hedging relationships for the three months ended March 31, 2013 and 2012 was as follows:

Derivatives in Cash Flow Hedging Relationships (IN MILLIONS)	Amount of Loss Recognized in OCI (Effective Portion) Three Months Ended March 31,		Location of Loss Reclassified from OCI into Income (Effective Portion)	Amount of Loss Reclassified from OCI into Income (Effective Portion) Three Months Ended March 31,
	2013	2012		2013	2012
Interest rate swaps	$—	$8	Interest expense	$4	$6

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

The Company is required, on a nonrecurring basis, to adjust the carrying value or provide valuation allowances for certain assets using fair value measurements. The Company’s equity method investments, cost method investments, and non-financial assets, such as goodwill, intangible assets, and property, plant and equipment, are measured at fair value when there is an indicator of impairment and recorded at fair value only when an impairment charge is recognized.

The Company did not measure any material non-financial assets or liabilities at fair value during the three months ended March 31, 2013.

9. Long-term Debt and Other Financing Arrangements

Unless otherwise stated, interest rates are as of March 31, 2013.

	March 31, 2013			December 31, 2012
(IN MILLIONS)	Weighted Interest Rate	Carrying Amount	Fair Value	Weighted Interest Rate	Carrying Amount	Fair Value
$1,610 million Senior secured term loan due 2013		$—	$—		$218	$218
$2,386 million Senior secured term loan due 2016		—	—		2,315	2,324
$2,532 million Senior secured term loan (LIBOR based variable rate of 2.95%) due 2016		2,526	2,549		—	—
$1,222 million Senior secured term loan (LIBOR based variable rate of 2.20%) due 2017		1,161	1,167		1,176	1,173
€227 million Senior secured term loan due 2013		—	—		34	34
€273 million Senior secured term loan due 2016		—	—		347	347
€289 million Senior secured term loan (Euro LIBOR based variable rate of 3.06%) due 2016		371	373		—	—
$635 million senior secured revolving credit facility (Euro LIBOR or LIBOR based variable rate) due 2016		55	55		—	—

Total senior secured credit facilities (with weighted-average interest rate)	2.90%	4,113	4,144	3.46%	4,090	4,096
$215 million 11.625% senior debenture loan due 2014		210	227		209	232
$1,080 million 7.75% senior debenture loan due 2018		1,084	1,203		1,084	1,211
$800 million 4.50% senior debenture loan due 2020		800	799		800	794

Total debenture loans (with weighted-average interest rate)	7.60%	2,094	2,229	7.60%	2,093	2,237
Other loans		1	1		1	1

Total long-term debt	4.49%	6,208	6,374	4.86%	6,184	6,334
Capital lease and other financing obligations		106			107
Bank overdrafts		6			5
Short term debt		8			7

Total debt and other financing arrangements		6,328			6,303

Less: Current portion of long-term debt, capital lease and other financing obligations and other short-term borrowings		380			362

Non-current portion of long-term debt and capital lease and other financing obligations		$5,948			$5,941

The fair value of the Company’s long-term debt instruments was based on the yield on public debt where available or current borrowing rates available for financings with similar terms and maturities and such fair value measurements are considered Level 1 or Level 2 in nature, respectively.

Annual maturities of Nielsen’s long-term debt are as follows:

(IN MILLIONS)
For April 1, 2013 to December 31, 2013	$124
2014	348
2015	151
2016	2,969
2017	733
2018	1,083
Thereafter	800

$6,208

In December 2012, the Company signed a definitive agreement to acquire Arbitron Inc. (NYSE: ARB), an international media and marketing research firm, for $48 per share in cash (the “Transaction”). In addition, the Company entered into a commitment for an unsecured note or unsecured loan of up to $1,300 million (the “Commitment Letter”) to fund the closing of the Transaction. As of March 31, 2013, there were no borrowings outstanding under the Commitment Letter.

In April 2013, Arbitron’s shareholders voted to approve the Transaction, which remains subject to customary closing conditions, including regulatory review.

Amendment to Senior Secured Credit Facility

In February 2013, the Second Amended and Restated Senior Secured Credit Agreement was amended and restated to provide for a new class of term loans (the “Class E Term Loans”) in an aggregate principal amount of $2,532 million and €289 million, the proceeds of which were used to repay or replace in full a like amount of our existing Class A Term Loans maturing August 9, 2013, Class B Term Loans maturing May 1, 2016 and Class C Term Loans maturing May 1, 2016. As a result of this transaction, the Company recorded a charge of $12 million primarily related to the write-off of previously capitalized deferred financing fees associated with the Class A, B and C term loans to other expense, net in the condensed consolidated statement of operations.

The Class E Term Loans will mature in full on May 1, 2016 and are required to be repaid in equal quarterly installments in aggregate annual amounts equal to 1.00% of the original principal amount of Class E Term Loans, with the balance payable on May 1, 2016. Class E Term Loans denominated in dollars bear interest equal to, at our election, a base rate or eurocurrency rate, in each case plus an applicable margin, which is equal to 1.75% (in the case of base rate loans) or 2.75% (in the case of eurocurrency rate loans). Class E Term Loan denominated in euros bear interest equal to the eurocurrency rate plus an applicable margin of 3.00%. The newly Amended and Restated Senior Secured Credit Agreement contains substantially the same affirmative and negative covenants as those of the Existing Credit Agreement, other than certain amendments to the limitation on the ability of Nielsen and certain of its subsidiaries and affiliates to incur indebtedness and make investments.

10. Income Taxes

The effective tax rates for the three months ended March 31, 2013 and 2012 were 40% and 26% respectively. The tax rate for the three months ended March 31, 2013 was higher than statutory rate as a result of the tax impact of the Venezuela currency revaluation and accrual for future audit settlements offset by the favorable impact of certain financing activities and release of tax contingencies. The tax rate for the three months ended March 31, 2012 was higher than the statutory rate primarily due to the tax rate differences in other jurisdictions where the Company files tax returns offset by the favorable impact of certain financing activities.

Liabilities for unrecognized tax benefits totaled $93 million and $94 million as of March 31, 2013 and December 31, 2012. If the Company’s tax positions are favorably sustained by the taxing authorities, the reversal of the underlying liabilities would reduce the Company’s effective tax rate in future periods

The Company files numerous consolidated and separate income tax returns in the U.S. and in many state and foreign jurisdictions. With few exceptions the Company is no longer subject to U.S. Federal income tax examination for 2006 and prior periods. In addition, the Company has subsidiaries in various states, provinces and countries that are currently under audit for years ranging from 2001 through 2011.

The Company is under Canadian audit for the years 2007 and 2008. It is anticipated that these examinations will be completed within the next twelve months. To date, the Company is not aware of any material adjustments not already accrued related to any of the current Federal, state or foreign audits under examination.

11. Commitments and Contingencies

Legal Proceedings and Contingencies

Sunbeam Television Corp. (“Sunbeam”) filed a lawsuit in Federal District Court in Miami, Florida in April 2009. The lawsuit alleged that we violated Federal and Florida state antitrust laws and Florida’s unfair trade practices laws by attempting to maintain a monopoly and abuse our position in the market, and breached our contract with Sunbeam by producing defective ratings data through our sampling methodology. The complaint did not specify the amount of damages sought and also sought declaratory and equitable relief. In January 2011, the U.S. District Court in the Southern District of Florida dismissed all federal and state antitrust claims brought against us by Sunbeam stating that Sunbeam failed to show that any competitor was “willing and able” to enter the local television ratings market in Miami and was excluded from that market by us. The Court also determined that Sunbeam could not prove that the current ratings for Sunbeam’s local station WSVN are less accurate than they would be under a prospective competitor’s methodology. The Court deferred ruling on the remaining ancillary claims, including breach of contract and violation of Florida’s Deceptive and Unfair Trade Practices Act. Subsequent to the court’s decision, Sunbeam voluntarily dismissed with prejudice the remaining claims in the case so that all claims have been dismissed. Sunbeam appealed the court’s dismissal of the antitrust claims. On March 4, 2013, the U.S. Court of Appeals for the Eleventh Judicial Circuit affirmed the lower court’s decision to dismiss the claims. On March 22, 2013, Sunbeam filed a petition for rehearing the case. The petition remains pending.

Nielsen is subject to litigation and other claims in the ordinary course of business, some of which include claims for substantial sums. Accruals have been recorded when the outcome is probable and can be reasonably estimated. While the ultimate results of claims and litigation cannot be determined, the Company does expect that the ultimate disposition of these matters will not have a material adverse effect on its operations or financial condition. However, depending on the amount and the timing, an unfavorable resolution of some or all of these matters could materially affect the Company’s future results of operations or cash flows in a particular period.

Other Contractual Arrangements

In February 2013, the Company amended its Amended and Restated Master Services Agreement (the “MSA”), dated as of October 1, 2007 with Tata America International Corporation and Tata Consultancy Services Limited (jointly, “TCS”). The term of the MSA has been extended for an additional three years, so as to expire on December 31, 2020, with a one-year renewal option granted to Nielsen. In addition, the Company has increased its commitment to purchase services from TCS (the “Minimum Commitment”) from $1.0 billion to $2.5 billion over the life of the contract (from October 1, 2007), including a commitment to purchase at least $100 million in services per year (the “Annual Commitment”). TCS’ charges under the separate Global Infrastructure Services Agreement between the parties will be credited against the Minimum Commitment and the Annual Commitment. TCS will continue to globally provide the Company with professional services relating to information technology (including application development and maintenance), business process outsourcing, client service knowledge process outsourcing, management sciences, analytics, and financial planning and analytics. As Nielsen orders specific services under the Agreement, the parties will execute Statements of Work (“SOWs”) describing the specific scope of the services to be performed by TCS. The amount of the Minimum Commitment and the Annual Commitment may be reduced on the occurrence of certain events, some of which also provide the Company with the right to terminate the Agreement or SOWs, as applicable.

Cyprus Agreement

On March 25, 2013, Cyprus and certain members of the European Union reached an agreement on measures intended to restore the viability of the financial sector of Cyprus. As part of these measures Cyprus has agreed to downsize its local financial sector including:

(1) The immediate dissolution of Cyprus Popular Bank under which equity shareholders, bondholders and uninsured depositors (defined as those with deposits in excess of €100 thousand) will contribute to make up the losses of the bank; and

(2) The recapitalization of the Bank of Cyprus (“BoC”) through a deposit/equity conversion of uninsured deposits, with full contribution of equity shareholders and bondholders. Currently 37.5% of uninsured deposits of BoC have been converted into Class A shares with voting and dividend rights. An additional 22.5% have been “frozen” and may also be partially or fully used to issue new Class A shares, as necessary.

As a result of this agreement, the Company recorded a charge of $4 million during the first quarter of 2013 in Selling, General and Administrative expenses in the statement of operations representing the uninsured deposits either contributed to make up losses of Cyprus Popular Bank or converted into Class A shares of BoC, as described above. The Company does not expect this agreement to significantly impact future operating results.

12. Segments

The Company aligns its operating segments in order to conform to management’s internal reporting structure, which is reflective of service offerings by industry. Management aggregates such operating segments into three reporting segments: what consumers buy (“Buy”), consisting principally of market research information and analytical services; what consumers watch (“Watch”), consisting principally of television, online and mobile audience and advertising measurement and corresponding analytics and Expositions, consisting principally of trade shows, events and conferences.

Corporate consists principally of unallocated items such as certain facilities and infrastructure costs as well as intersegment eliminations. Certain corporate costs, other than those described above, including those related to selling, finance, legal, human resources, and information technology systems, are considered operating costs and are allocated to the Company’s segments based on either the actual amount of costs incurred or on a basis consistent with the operations of the underlying segment. Information with respect to the operations of each of Nielsen’s business segments is set forth below based on the nature of the services offered and geographic areas of operations.

Business Segment Information

(IN MILLIONS)	Buy	Watch	Expositions	Corporate	Total
Three Months Ended March 31, 2013
Revenues	$825	$494	$57	$—	$1,376
Depreciation and amortization	$51	$68	$6	$1	$126
Restructuring charges	$12	$7	$—	$16	$35
Stock-based compensation expense	$3	$2	$—	$5	$10
Operating income/(loss)	$53	$122	$26	$(30)	$171
Total assets as of March 31, 2013	$6,705	$6,696	$752	$261	$14,414

(IN MILLIONS)	Buy	Watch	Expositions	Corporate	Total
Three Months Ended March 31, 2012
Revenues	$799	$474	$61	$—	$1,334
Depreciation and amortization	$53	$68	$6	$2	$129
Restructuring charges	$31	$5	$—	$1	$37
Stock-based compensation expense	$2	$2	$—	$4	$8
Operating income/(loss)	$35	$111	$30	$(18)	$158
Total assets as of December 31, 2012	$6,885	$6,706	$758	$234	$14,583

13. Guarantor Financial Information

The following supplemental financial information sets forth for the Company, its subsidiaries that have issued certain debt securities (the “Issuers”) and its guarantor and non-guarantor subsidiaries, all as defined in the credit agreements, the condensed consolidating balance sheet as of March 31, 2013 and December 31, 2012 and condensed consolidating statements of operations and cash flows for three months ended March 31, 2013 and 2012. The Senior Notes are jointly and severally guaranteed on an unconditional basis by Nielsen and, each of the direct and indirect wholly-owned subsidiaries of Nielsen, including VNU Intermediate Holding B.V., Nielsen Holding and Finance B.V., VNU International B.V., Nielsen Business Media Holding Company, TNC (US) Holdings, Inc., VNU Marketing Information, Inc. and ACN Holdings, Inc., and the wholly-owned subsidiaries thereof, including the wholly-owned U.S. subsidiaries of ACN Holdings, Inc. and Nielsen Business Media Holding Company, in each case to the extent that such entities provide a guarantee under the senior secured credit facilities. The issuers are the Nielsen Finance LLC and Nielsen Finance Co., both wholly-owned subsidiaries of ACN Holdings, Inc. and subsidiary guarantors of the debt issued by Nielsen.

Nielsen is a holding company and does not have any material assets or operations other than ownership of the capital stock of its direct and indirect subsidiaries. All of Nielsen’s operations are conducted through its subsidiaries, and, therefore, Nielsen is expected to continue to be dependent upon the cash flows of its subsidiaries to meet its obligations.

The Nielsen Company B.V.

Condensed Consolidating Statement of Comprehensive Income (Unaudited)

For the three months ended March 31, 2013

(IN MILLIONS)	Parent	Issuer	Guarantor	Non- Guarantor	Elimination	Consolidated
Revenues	$—	$—	$714	$662	$—	$1,376
Cost of revenues, exclusive of depreciation and amortization shown separately below	—	—	272	321	—	593
Selling, general and administrative expenses, exclusive of depreciation and amortization shown separately below	—	—	219	232	—	451
Depreciation and amortization	—	—	97	29	—	126
Restructuring charges	—	—	19	16	—	35

Operating income	—	—	107	64	—	171

Interest income	—	147	13	4	(163)	1
Interest expense	—	(77)	(155)	(12)	163	(81)
Foreign currency exchange transaction losses, net	—	—	—	(12)	—	(12)
Other (expense)/income, net	—	(12)	19	(19)	—	(12)

Income/(loss) from continuing operations before income taxes and equity in net income of subsidiaries and affiliates	—	58	(16)	25	—	67
(Provision)/benefit for income taxes	—	(20)	4	(11)	—	(27)
Equity in net income of subsidiaries	37	—	51	—	(88)	—
Equity in net (loss)/income of affiliates	—	—	(2)	1	—	(1)

Income from continue operations	37	38	37	15	(88)	39
Loss from discontinued operations, net of tax	—	—	—	3	—	3

Net income	37	38	37	12	(88)	36
Net loss attributable to noncontrolling interest	—	—	—	1	—	1

Net income attributable to controlling interest	37	38	37	13	(88)	37

Total other comprehensive (loss)/income	(20)	9	(19)	(62)	74	(18)
Total other comprehensive income attributable to noncontrolling interest	—	—	—	2	—	2

Total other comprehensive (loss)/income attributable to controlling interest	(20)	9	(19)	(64)	74	(20)

Total comprehensive income/(loss)	17	47	18	(50)	(14)	18
Comprehensive income attributable to noncontrolling interest	—	—	—	1	—	1

Total comprehensive income/(loss) attributable to controlling interest	$17	$47	$18	$(51)	$(14)	$17

The Nielsen Company B.V.

Condensed Consolidating Statement of Comprehensive Income (unaudited)

For the Three months ended March 31, 2012

(IN MILLIONS)	Parent	Issuer	Guarantor	Non- Guarantor	Elimination	Consolidated
Revenues	$—	$—	$682	$652	$—	$1,334
Cost of revenues, exclusive of depreciation and amortization shown separately below	—	—	253	311	—	564
Selling, general and administrative expenses, exclusive of depreciation and amortization shown separately below	—	—	219	227	—	446
Depreciation and amortization	—	—	102	27	—	129
Restructuring charges	—	—	9	28	—	37

Operating income	—	—	99	59	—	158

Interest income	1	139	17	8	(164)	1
Interest expense	(1)	(95)	(152)	(16)	164	(100)
Foreign currency exchange transaction losses, net	—	—	(1)	(9)	—	(10)
Other (expense)/income, net	—	(6)	19	(19)	—	(6)

Income/(loss) from continuing operations before income taxes and equity in net income of subsidiaries and affiliates	—	38	(18)	23	—	43
(Provision)/benefit for income taxes	—	(14)	7	(4)	—	(11)
Equity in net income of subsidiaries	28	—	41	—	(69)	—
Equity in net loss of affiliates	—	—	(2)	—	—	(2)

Income from continuing operations	28	24	28	19	(69)	30
Loss from discontinued operations, net of tax	—	—	—	2	—	2

Net income	28	24	28	17	(69)	28
Total other comprehensive income/(loss)	88	(8)	77	116	(185)	88

Total comprehensive income	$116	$16	$105	$133	$(254)	$116

The Nielsen Company B.V.

Condensed Consolidating Balance Sheet (Unaudited)

March 31, 2013

(IN MILLIONS)	Parent	Issuers	Guarantor	Non-Guarantor	Elimination	Consolidated
Assets:
Current assets
Cash and cash equivalents	$—	$—	$12	$220	$—	$232
Trade and other receivables, net	—	—	385	690	—	1,075
Prepaid expenses and other current assets	—	11	155	134	—	300
Intercompany receivables	—	197	176	109	(482)	—

Total current assets	—	208	728	1,153	(482)	1,607
Non-current assets
Property, plant and equipment, net	—	—	301	236	—	537
Goodwill	—	—	5,092	2,230	—	7,322
Other intangible assets, net	—	—	4,068	451	—	4,519
Deferred tax assets	10	—	78	82	—	170
Other non-current assets	—	37	161	61	—	259
Equity investment in subsidiaries	5,181	—	5,623	—	(10,804)	—
Intercompany receivables	9	8,074	531	1,250	(9,864)	—

Total assets	$5,200	$8,319	$16,582	$5,463	$(21,150)	$14,414

Liabilities and equity:
Current liabilities
Accounts payable and other current liabilities	$—	$72	$250	$526	$—	$848
Deferred revenues	—	—	217	128	—	345
Income tax liabilities	—	—	29	41	—	70
Current portion of long-term debt, capital lease obligations and short-term borrowings	—	300	73	7	—	380
Intercompany payables	—	—	318	164	(482)	—

Total current liabilities	—	372	887	866	(482)	1,643
Non-current liabilities
Long-term debt and capital lease obligations	—	5,851	81	16	—	5,948
Deferred tax liabilities	—	71	837	88	—	996
Intercompany loans	—	—	9,341	523	(9,864)	—
Other non-current liabilities	2	14	255	309	—	580

Total liabilities	2	6,308	11,401	1,802	(10,346)	9,167

Total stockholders’ equity	5,198	2,011	5,181	3,612	(10,804)	5,198
Noncontrolling interests	—	—	—	49	—	49

Total equity	5,198	2,011	5,181	3,661	(10,804)	5,247

Total liabilities and equity	$5,200	$8,319	$16,582	$5,463	$(21,150)	$14,414

The Nielsen Company B.V.

Condensed Consolidating Balance Sheet

December 31, 2012

(IN MILLIONS)	Parent	Issuers	Guarantor	Non-Guarantor	Elimination	Consolidated
Assets:
Current assets
Cash and cash equivalents	$—	$—	$24	$263	$—	$287
Trade and other receivables, net	—	—	404	706	—	1,110
Prepaid expenses and other current assets	—	14	132	132	—	278
Intercompany receivables	—	270	177	134	(581)	—

Total current assets	—	284	737	1,235	(581)	1,675
Non-current assets
Property, plant and equipment, net	—	—	303	257	—	560
Goodwill	—	—	5,046	2,306	—	7,352
Other intangible assets, net	—	—	4,088	467	—	4,555
Deferred tax assets	10	3	77	79	—	169
Other non-current assets	—	46	165	61	—	272
Equity investment in subsidiaries	5,157	—	5,663	—	(10,820)	—
Intercompany receivables	45	7,944	555	1,300	(9,844)	—

Total assets	$5,212	$8,277	$16,634	$5,705	$(21,245)	$14,583

Liabilities and equity:
Current liabilities
Accounts payable and other current liabilities	$—	$52	$347	$572	$—	$971
Deferred revenues	—	—	217	156	—	373
Income tax liabilities	—	—	12	44	—	56
Current portion of long-term debt, capital lease obligations and short-term borrowings	—	340	15	7	—	362
Intercompany payables	—	14	414	153	(581)	—

Total current liabilities	—	406	1,005	932	(581)	1,762
Non-current liabilities
Long-term debt and capital lease obligations	—	5,843	81	17	—	5,941
Deferred tax liabilities	—	71	838	97	—	1,006
Intercompany loans	—	—	9,295	549	(9,844)	—
Other non-current liabilities	2	16	258	340	—	616

Total liabilities	2	6,336	11,477	1,935	(10,425)	9,325

Total stockholders’ equity	5,210	1,941	5,157	3,722	(10,820)	5,210
Noncontrolling interests	—	—	—	48	—	48

Total equity	5,210	1,941	5,157	3,770	(10,820)	5,258

Total liabilities and equity	$5,212	$8,277	$16,634	$5,705	$(21,245)	$14,583

The Nielsen Company B.V.

Condensed Consolidating Statement of Cash Flows (Unaudited)

For the three months ended March 31, 2013

(IN MILLIONS)	Parent	Issuers	Guarantor	Non-Guarantor	Consolidated
Net cash provided by/(used in) operating activities	$—	$148	$(71)	$(25)	$52

Investing activities:
Acquisition of subsidiaries and affiliates, net of cash acquired	—	—	(10)	(1)	(11)
Additions to property, plant and equipment and other assets	—	—	(5)	(4)	(9)
Additions to intangible assets	—	—	(57)	(4)	(61)
Other investing activities	—	—	—	(1)	(1)

Net cash used in investing activities	—	—	(72)	(10)	(82)

Financing activities:
Net borrowings on revolving credit facility	—	—	55	—	55
Proceeds from issuances of debt, net of issuance costs	—	1,866	1	—	1,867
Repayments of debt	—	(1,889)	—	—	(1,889)
Increase in other short-term borrowings	—	—	—	1	1
Return of capital to parent	(35)	—	—	—	(35)
Activity under stock plans	—	—	(2)	(2)	(4)
Settlement of derivatives, intercompany and other financing activities	35	(125)	77	8	(5)

Net cash provided by/(used in) financing activities	—	(148)	131	7	(10)

Effect of exchange-rate changes on cash and cash equivalents	—	—	—	(15)	(15)

Net (decrease) in cash and cash equivalents	—	—	(12)	(43)	(55)

Cash and cash equivalents at beginning of period	—	—	24	263	287

Cash and cash equivalents at end of period	$—	$—	$12	$220	$232

The Nielsen Company B.V.

Condensed Consolidating Statement of Cash Flows (Unaudited)

For the three months ended March 31, 2012

(IN MILLIONS)	Parent	Issuers	Guarantor	Non-Guarantor	Consolidated
Net cash provided by/(used in) operating activities	$1	$96	$(118)	$21	$—

Investing activities:
Acquisitions of subsidiaries and affiliates, net of cash acquired	—	—	(14)	(2)	(16)
Additions to property, plant and equipment and other assets	—	—	(29)	(13)	(42)
Additions to intangible assets	—	—	(34)	(6)	(40)

Net cash used in investing activities	—	—	(77)	(21)	(98)

Financing activities:
Net borrowings on revolver credit facility	—	—	120	—	120
Repayments of other debt	(40)	(1,229)	(2)	—	(1,271)
Proceeds from the issuance of debt, net of issuance cost	—	1,209	—	—	1,209
Increase in other short-term borrowings	—	—	—	6	6
Settlement of derivatives and other financing activities	39	(76)	56	(23)	(4)

Net cash (used in)/provided by financing activities	(1)	(96)	174	(17)	60

Effect of exchange rate changes on cash and cash equivalents	—	—	—	7	7

Net decrease in cash and cash equivalents	—	—	(21)	(10)	(31)

Cash and cash equivalents, beginning of period	—	—	33	285	318

Cash and cash equivalents, end of period	$—	$—	$12	$275	$287

14. Subsequent Events

On May 4, 2013, VNU International B.V, an indirect subsidiary of Nielsen, entered into a Stock Purchase Agreement with an affiliate of Onex Corporation to sell its expositions business, Nielsen Business Media Holding Company, for total cash consideration of $950 million, subject to final working capital adjustments (the “Transaction”). The Transaction closed on June 17, 2013.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board and Stockholders

of The Nielsen Company B.V.

We have audited the accompanying consolidated balance sheets of The Nielsen Company B.V. as of December 31, 2012 and 2011, and the related consolidated statements of operations and comprehensive income/(loss), changes in equity and cash flows for each of the three years in the period ended December 31, 2012. Our audits also included the financial statement schedule listed in the Index at Item 99.3. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Nielsen Company B.V. at December 31, 2012 and 2011, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), The Nielsen Company B.V.’s internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 22, 2013 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

New York, New York

February 22, 2013, except for Note 19 as to which the date is June 19, 2013

The Nielsen Company B.V.

Consolidated Statements of Operations

	Year Ended December 31,
(IN MILLIONS)	2012	2011	2010
Revenues	$5,590	$5,507	$5,103

Cost of revenues, exclusive of depreciation and amortization shown separately below	2,273	2,234	2,125
Selling, general and administrative expenses, exclusive of depreciation and amortization shown separately below	1,756	1,867	1,632
Depreciation and amortization	513	524	554
Restructuring charges	84	84	61

Operating income	964	798	731

Interest income	4	6	5
Interest expense	(390)	(456)	(660)
Loss on derivative instruments	—	(1)	(27)
Foreign currency exchange transaction (losses)/gains, net	(16)	(9)	135
Other expense, net	(118)	(209)	(81)

Income from continuing operations before income taxes and equity in net income of affiliates	444	129	103
(Provision)/benefit for income taxes	(146)	(21)	46
Equity in net income of affiliates	5	3	5

Income from continuing operations	303	111	154
Income/(loss) from discontinued operations, net of tax	(7)	1	(22)

Net income	296	112	132
Net (loss)/income attributable to noncontrolling interests	(1)	3	3

Net income attributable to The Nielsen Company B.V.	$297	$109	$129

The accompanying notes are an integral part of these consolidated financial statements.

The Nielsen Company B.V.

Consolidated Statements of Comprehensive Income/(Loss)

	Year Ended December 31,
(IN MILLIONS)	2012	2011	2010
Net income	$296	$112	$132
Other comprehensive income/(loss), net of tax
Foreign currency translation adjustments, net of tax	74	(135)	(37)
Available for sale securities, net of tax	(1)	1	—
Changes in the fair value of cash flow hedges, net of tax	1	1	32
Defined benefit pension plan adjustments, net of tax	(105)	(71)	(40)

Total other comprehensive loss	(31)	(204)	(45)

Total comprehensive income/(loss)	265	(92)	87
Comprehensive income attributable to noncontrolling interests	2	2	2

Total comprehensive income/(loss) attributable to Nielsen stockholders	$263	$(94)	$85

The accompanying notes are an integral part of these consolidated financial statements

The Nielsen Company B.V.

Consolidated Balance Sheets

	December 31,
(IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)	2012	2011
Assets:
Current assets
Cash and cash equivalents	$287	$318
Trade and other receivables, net of allowances for doubtful accounts and sales returns of $38 and $24 as of December 31, 2012 and 2011, respectively	1,110	1,080
Prepaid expenses and other current assets	278	259

Total current assets	1,675	1,657
Non-current assets
Property, plant and equipment, net	560	609
Goodwill	7,352	7,155
Other intangible assets, net	4,555	4,561
Deferred tax assets	169	176
Other non-current assets	272	314

Total assets	$14,583	$14,472

Liabilities and equity:
Current liabilities
Accounts payable and other current liabilities	$971	$1,050
Deferred revenues	373	443
Income tax liabilities	56	51
Current portion of long-term debt, capital lease obligations and short-term borrowings	362	150

Total current liabilities	1,762	1,694
Non-current liabilities
Long-term debt and capital lease obligations	5,941	6,331
Deferred tax liabilities	1,006	996
Other non-current liabilities	616	556

Total liabilities	9,325	9,577

Commitments and contingencies (Note 15)
Equity:
Nielsen stockholders’ equity
7% preferred stock, €8.00 par value, 150,000 shares authorized, issued and outstanding	1	1
Common stock, €0.20 par value, 550,000,000 shares authorized and 258,463,857 shares issued at December 31, 2012 and 2011	58	58
Additional paid-in capital	6,533	6,473
Accumulated deficit	(1,059)	(1,356)
Accumulated other comprehensive loss, net of income taxes	(323)	(289)

Total Nielsen stockholders’ equity	5,210	4,887
Noncontrolling interests	48	8

Total equity	5,258	4,895

Total liabilities and equity	$14,583	$14,472

The accompanying notes are an integral part of these consolidated financial statements.

The Nielsen Company B.V.

Consolidated Statements of Cash Flows

	Year Ended December 31,
(IN MILLIONS)	2012	2011	2010
Operating Activities
Net income	$296	$112	$132
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation expense	33	26	18
(Gain)/loss on sale of discontinued operations, net of tax	—	(1)	5
Deferred income taxes	21	(124)	(185)
Currency exchange rate differences on financial transactions and other losses/(gains)	140	212	(55)
Loss on derivative instruments	—	1	27
Equity in net income from affiliates, net of dividends received	3	7	6
Depreciation and amortization	520	529	558
Changes in operating assets and liabilities, net of effect of businesses acquired and divested:
Trade and other receivables, net	(13)	(71)	(77)
Prepaid expenses and other current assets	(19)	(33)	(18)
Accounts payable and other current liabilities and deferred revenues	(190)	(32)	11
Other non-current liabilities	(10)	(2)	(8)
Interest payable	24	23	129
Income taxes payable	(3)	12	1

Net cash provided by operating activities	802	659	544

Investing Activities
Acquisition of subsidiaries and affiliates, net of cash acquired	(160)	(132)	(55)
Proceeds from sale of subsidiaries and affiliates, net	(4)	5	17
Additions to property, plant and equipment and other assets	(132)	(177)	(178)
Additions to intangible assets	(226)	(190)	(156)
Other investing activities	—	(1)	7

Net cash used in investing activities	(522)	(495)	(365)

Financing Activities
Proceeds from issuances of debt, net of issuance costs	1,999	6	1,065
Repayment of debt	(2,230)	(2,110)	(1,228)
Increase/(decrease) in other short-term borrowings	3	(6)	(6)
Capital contribution from parent	—	2,077	—
Cash dividends from/(paid to) parent	15	—	(9)
Activity under stock plans	(5)	(2)	(4)
Other financing activities	(98)	(222)	(82)

Net cash used in financing activities	(316)	(257)	(264)

Effect of exchange-rate changes on cash and cash equivalents	5	(7)	(8)

Net decrease in cash and cash equivalents	(31)	(100)	(93)

Cash and cash equivalents at beginning of period	318	418	511

Cash and cash equivalents at end of period	$287	$318	$418

Supplemental Cash Flow Information
Cash paid for income taxes	$(124)	$(132)	$(129)
Cash paid for interest, net of amounts capitalized	$(366)	$(433)	$(531)

The accompanying notes are an integral part of these consolidated financial statements.

The Nielsen Company B.V.

Consolidated Statements of Changes in Equity

(IN MILLIONS)	Total Preferred Stock	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income/(Loss), Net			Total Nielsen Stockholders’ Equity	Noncontrolling Interests	Total Equity
					Currency Translation Adjustments	Cash Flow Hedges	Post Employment Benefits
Balance, December 31, 2009	$1	$58	$4,353	$(1,585)	$86	$(47)	$(81)	$2,785	$14	$2,799

Net income				129				129	3	132
Currency translation adjustments, net of tax of $17					(36)			(36)	(1)	(37)
Unrealized loss on pension liability, net of tax of $10							(40)	(40)		(40)
Cash flow hedges, net of tax of $20						32		32		32
Acquisition of noncontrolling interest in consolidated subsidiaries, net			(4)					(4)	(4)	(8)
Dividends paid to noncontrolling interests									(3)	(3)
Common stock option redemptions			(4)					(4)		(4)
Shares of common stock issued in business combinations			11					11		11
Stock-based compensation expense			17					17		17
Cash dividends paid to parent				(9)				(9)		(9)

Balance, December 31, 2010	$1	$58	$4,373	$(1,465)	$50	$(15)	$(121)	$2,881	$9	$2,890

					Accumulated Other Comprehensive Income/(Loss), Net
(IN MILLIONS)	Total Preferred Stock	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Currency Translation Adjustments	Available for Sale Securities	Cash Flow Hedges	Post Employment Benefits	Total Nielsen Stockholders’ Equity	Noncontrolling Interests	Total Equity
Balance, December 31, 2010	$1	$58	$4,373	$(1,465)	$50	$—	$(15)	$(121)	$2,881	$9	$2,890

Net income				109					109	3	112
Currency translation adjustments, net of tax of $6					(134)				(134)	(1)	(135)
Unrealized loss on pension liability, net of tax of $29								(71)	(71)		(71)
Unrealized gain on available for sale securities, net of tax of $1						1			1		1
Cash flow hedges, net of tax of $1							1		1		1
Return of capital to parent			(2)						(2)		(2)
Dividends paid to noncontrolling interests										(3)	(3)
Common stock option redemptions			(2)						(2)		(2)
Stock-based compensation expense			25						25		25
Capital contribution from parent			2,079						2,079		2,079

Balance, December 31, 2011	$1	$58	$6,473	$(1,356)	$(84)	$1	$(14)	$(192)	$4,887	$8	$4,895

(IN MILLIONS)	Total Preferred Stock	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income/(Loss), Net				Total Nielsen Stockholders’ Equity	Noncontrolling Interests	Total Equity
					Currency Translation Adjustments	Available for Sale Securities	Cash Flow Hedges	Post Employment Benefits
Balance, December 31, 2011	$1	$58	$6,473	$(1,356)	$(84)	$1	$(14)	$(192)	$4,887	$8	$4,895

Net income				297					297	(1)	296
Currency translation adjustments, net of tax of $2					71				71	3	74
Unrealized loss on pension liability, net of tax of $23								(105)	(105)		(105)
Unrealized gain on available for sale securities, net of tax						(1)			(1)		(1)
Cash flow hedges, net of tax of $(1)							1		1		1
Noncontrolling interest in a consolidated subsidiary			(11)						(11)	39	28
Payments made under option plans			(5)						(5)		(5)
Dividends paid to noncontrolling interests										(1)	(1)
Stock-based compensation expense			32						32		32
Capital contribution from parent			44						44		44

Balance, December 31, 2012	$1	$58	$6,533	$(1,059)	$(13)	$—	$(13)	$(297)	$5,210	$48	$5,258

The accompanying notes are an integral part of these consolidated financial statements.

The Nielsen Company B.V.

Notes to Consolidated Financial Statements

1. Description of Business, Basis of Presentation and Significant Accounting Policies

On May 24, 2006, The Nielsen Company B.V. (“Nielsen” or “the Company”) was acquired through a tender offer to shareholders by Valcon Acquisition B.V. (“Valcon”), an entity formed by investment funds associated with AlpInvest Partners, The Blackstone Group, The Carlyle Group, Hellman & Friedman, Kohlberg Kravis Roberts & Co., and Thomas H. Lee Partners (collectively, the “Sponsors”). Valcon’s cumulative purchases totaled 99.4% of Nielsen’s outstanding common shares as of December 31, 2007. In May 2008, Valcon acquired the remaining Nielsen common shares through a statutory squeeze-out procedure pursuant to Dutch legal and regulatory requirements and therefore currently holds 100% of the Company’s outstanding common shares. Valcon also acquired 100% of the preferred B shares which were subsequently canceled during 2006.

Nielsen, together with its subsidiaries, is a leading global information and measurement company that provides clients with a comprehensive understanding of consumers and consumer behavior. Nielsen is aligned into three reporting segments: what consumers buy (“Buy”), what consumers watch (“Watch”) and Expositions. Nielsen has a presence in approximately 100 countries, with its headquarters located in Diemen, the Netherlands and New York, USA. See Note 16—“Segments” for a discussion of the Company’s reporting segments.

The accompanying consolidated financial statements are presented in conformity with U.S. generally accepted accounting principles (“GAAP”). All amounts are presented in U.S. Dollars (“$”), except for share and per share data or where expressly stated as being in other currencies, e.g., Euros (“€”). The consolidated financial statements include the accounts of Nielsen and all subsidiaries and other controlled entities. Supplemental cash flows from discontinued operations are presented in Note 4 to the consolidated financial statements “Business Divestitures.” The Company has evaluated events occurring subsequent to December 31, 2012 for potential recognition or disclosure in the consolidated financial statements and concluded there were no subsequent events that required recognition or disclosure other than those provided.

Consolidation

The consolidated financial statements include the accounts of Nielsen and all subsidiaries and other controlled entities. Noncontrolling interests in subsidiaries are reported as a component of equity in the consolidated financial statements with disclosure, on the face of the consolidated statements of operations, of the amounts of consolidated net income attributable to Nielsen stockholders and to the noncontrolling interests. The equity method of accounting is used for investments in affiliates and joint ventures where Nielsen has significant influence but not control, usually supported by a shareholding of between 20% and 50% of the voting rights. Investments in which Nielsen owns less than 20% are accounted for either as available-for-sale securities if the shares are publicly traded or as cost method investments. Intercompany accounts and transactions between consolidated companies have been eliminated in consolidation.

Foreign Currency Translation

Nielsen has significant investments outside the United States, primarily in the Euro-zone, Canada and the United Kingdom. Therefore, changes in the value of foreign currencies affect the consolidated financial statements when translated into U.S. Dollars. The functional currency for substantially all subsidiaries outside the U.S. is the local currency. Financial statements for these subsidiaries are translated into U.S. Dollars at period-end exchange rates as to the assets and liabilities and monthly average exchange rates as to revenues, expenses and cash flows. For these countries, currency translation adjustments are recognized in stockholders’ equity as a component of accumulated other comprehensive income/(loss), net, whereas transaction gains and losses are recognized in foreign exchange transaction (losses)/gains, net line in the consolidated statement of operations.

In February 2013, Venezuela devalued its currency by 32%. As the Company has operations in both its Buy and Watch segments in Venezuela, this devaluation will result in a charge of approximately $12 million in the first quarter of 2013 in the foreign exchange transaction (losses)/gains, net line in the consolidated statement of operations.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Investments

Investments include available-for-sale securities carried at fair value, or at cost if not publicly traded, investments in affiliates, and a trading asset portfolio maintained to generate returns to offset changes in certain liabilities related to deferred compensation arrangements. For the available-for-sale securities, any unrealized holding gains and losses, net of deferred income taxes, are excluded from operating results and are recognized in stockholders’ equity as a component of accumulated other comprehensive income/(loss) until realized. Nielsen assesses declines in the value of individual investments to determine whether such decline is other than temporary and thus the investment is impaired by considering available evidence. For the year ended December 31, 2012, the Company recorded a $6 million impairment in Other Expense, net in the consolidated statement of operations, for a decline in value of an investment in an equity security that was determined to be other-than-temporary. No such impairment was recorded for the years ended December 31, 2011 and 2010.

Financial Instruments

Nielsen’s financial instruments include cash and cash equivalents, investments, long-term debt and derivative financial instruments. These financial instruments potentially subject Nielsen to concentrations of credit risk. To minimize the risk of credit loss, these financial instruments are primarily held with acknowledged financial institutions. The carrying value of Nielsen’s financial instruments approximate fair value, except for differences with respect to long-term, fixed and variable-rate debt and certain differences relating to investments accounted for at cost. The fair value of financial instruments is generally determined by reference to market values resulting from trading on a national securities exchange or in an over-the-counter market. In cases where quoted market prices are not available, fair value is based on estimates using present value or other valuation techniques. Cash equivalents have original maturities of three months or less.

In addition, the Company has accounts receivable that are not collateralized. The Buy and Watch segments service high quality clients dispersed across many geographic areas and the customer base within the Expositions segment consists of a large number of diverse customers. The Company analyzes the aging of accounts receivable, historical bad debts, customer creditworthiness and current economic trends in determining the allowance for doubtful accounts.

Derivative Financial Instruments

Nielsen uses derivative instruments principally to manage the risk associated with movements in foreign currency exchange rates and the risk that changes in interest rates will affect the fair value or cash flows of its debt obligations.

To qualify for hedge accounting, the hedging relationship must meet several conditions with respect to documentation, probability of occurrence, hedge effectiveness and reliability of measurement. Nielsen documents the relationship between hedging instruments and hedged items, as well as its risk management objectives and strategy for undertaking various hedge transactions as well as the hedge effectiveness assessment, both at the hedge inception and on an ongoing basis.

Nielsen recognizes all derivatives at fair value either as assets or liabilities in the consolidated balance sheets and changes in the fair values of such instruments are recognized currently in earnings unless specific hedge accounting criteria are met. If specific cash flow hedge accounting criteria are met, Nielsen recognizes the changes in fair value of these instruments in other comprehensive income.

Goodwill and Indefinite-Lived Intangible Assets

Goodwill and other indefinite-lived intangible assets are stated at historical cost less accumulated impairment losses, if any. Goodwill and other indefinite-lived intangible assets, consisting of certain trade names and trademarks, are each tested for impairment on an annual basis and whenever events or circumstances indicate that the carrying amount of such asset may not be recoverable. Nielsen has designated October 1st as the date in which the annual assessment is performed as this timing corresponds with the development of the Company’s formal budget and business plan review. Nielsen reviews the recoverability of its goodwill by comparing the estimated fair values of reporting units with their respective carrying amounts. The Company established, and continues to evaluate, its reporting units based on its internal reporting structure and generally defines such reporting units at its operating segment level or one level below. The estimates of fair value of a reporting unit are determined using a combination of valuation techniques, primarily an income approach using a discounted cash flow analysis supplemented by a market-based approach.

A discounted cash flow analysis requires the use of various assumptions, including expectations of future cash flows, growth rates, discount rates and tax rates in developing the present value of future cash flow projections. Nielsen also uses a market-based approach in estimating the fair value of its reporting units. The market-based approach utilizes available market comparisons such as indicative industry multiples that are applied to current year revenue and earnings as well as recent comparable transactions.

There was no impairment noted in 2012, 2011 and 2010 with respect to the Company’s goodwill. (See Note 5—“Goodwill and Other Intangible Assets”).

The impairment test for other indefinite-lived intangible assets consists of a comparison of the fair value of the intangible asset with its carrying amount. If the carrying amount of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. The estimates of fair value of trade names and trademarks are determined using a “relief from royalty” discounted cash flow valuation methodology. Significant assumptions inherent in this methodology include estimates of royalty rates and discount rates. Discount rate assumptions are based on an assessment of the risk inherent in the respective intangible assets. Assumptions about royalty rates are based on the rates at which comparable trade names and trademarks are being licensed in the marketplace. There was no impairment noted in any period presented with respect to the Company’s indefinite-lived intangible assets.

Software and Other Amortized Intangible Assets

Intangible assets with finite lives are stated at historical cost, less accumulated amortization and impairment losses. These intangible assets are amortized on a straight-line basis over the following estimated useful lives, which are reviewed annually:

		Weighted Average
Trade names and trademarks (with finite lives)	5 - 20 years	16
Customer-related intangibles	6 - 25 years	22
Covenants-not-to-compete	2 - 7 years	5
Computer software	3 - 7 years	4
Patents and other	3 - 10 years	5

Nielsen has purchased and internally developed software to facilitate its global information processing, financial reporting and client access needs. Costs that are related to the conceptual formulation and design of software programs are expensed as incurred; costs that are incurred to produce the finished product after technological feasibility has been established are capitalized as an intangible asset and are amortized over the estimated useful life. If events or changes in circumstances indicate that the carrying value of software may not be recovered, a recoverability analysis is performed based on estimated undiscounted cash flows to be generated from the software in the future. If the analysis indicates that the carrying value is not recoverable from future cash flows, the software cost is written down to estimated fair value and an impairment is recognized. These estimates are subject to revision as market conditions and as our assessments change.

Research and Development Costs

Research and development costs, which were not material for any periods presented, are expensed as incurred.

Property, Plant and Equipment

Property, plant and equipment are carried at historical cost less accumulated depreciation and impairment losses. Property, plant and equipment are depreciated on a straight-line basis over the estimated useful lives of 25 to 50 years for buildings and related leasehold improvements and 3 to 10 years for equipment, which includes computer hardware, metering equipment and office furniture.

Impairment of Long-Lived Assets Other than Goodwill and Indefinite-Lived Intangible Assets

Long-lived assets other than goodwill and indefinite-lived intangible assets held and used by Nielsen, including property, plant and equipment and amortized intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. Nielsen evaluates recoverability of assets to be held and used by comparing the carrying amount of an asset to the future net undiscounted cash flows to be generated by the asset. If such asset is considered to be impaired, the impairment loss is measured as the amount by which the carrying amount of the asset exceeds its fair value. No impairment indicators were noted by the Company during 2012, 2011 and 2010, respectively.

Revenue Recognition

Nielsen recognizes revenues when persuasive evidence of an arrangement exists, services have been rendered or information has been delivered, the fee is fixed or determinable and the collectibility of the related revenue is reasonably assured.

A significant portion of the Company’s revenue is generated from information (primarily retail measurement and consumer panel services) and measurement (primarily from television, internet and mobile audiences) services. The Company generally recognizes revenue from the sale of services as the services are performed, which is usually ratably over the term of the contract(s). Invoiced amounts are recorded as deferred revenue until earned. Substantially all of the Company’s customer contracts are non-cancellable and non-refundable.

Certain of the Company’s revenue arrangements include multiple deliverables and in these arrangements, the individual deliverables within the contract that have stand-alone value to the customer are separated and recognized upon delivery based upon the Company’s best estimate of their selling prices. These arrangements are not significant to the Company’s results of operations. In certain cases, software is included as part of these arrangements to allow Nielsen’s customers to supplementally view delivered information and is provided for the term of the arrangement and is not significant to the marketing effort and is not sold separately. Accordingly, software provided to Nielsen’s customers is considered to be incidental to the arrangements and is not recognized as a separate element.

A discussion of Nielsen’s revenue recognition policies, by segment, follows:

Buy

Revenue from the Buy segment, primarily from retail measurement services and consumer panel services is recognized over the period during which the services are performed and information is delivered to the customer, primarily on a straight-line basis.

The Company provides insights and solutions to customers through analytical studies that are recognized into revenue as value is delivered to the customer. The pattern of revenue recognition for these contracts varies depending on the terms of the individual contracts, and may be recognized proportionally or deferred until the end of the contract term and recognized when the information has been delivered to the customer.

Watch

Revenue from the Watch segment is primarily generated from television, internet and mobile measurement services and recognized on a straight-line basis over the contract period, as the service is delivered to the customer.

Expositions

Revenue and certain costs within the Expositions segment are recognized upon completion of each event.

Discontinued Operations

Revenue for publications, sold in single copies via newsstands and/or dealers, was recognized in the month in which the magazine went on sale. Revenue from printed circulation and advertisements included therein was recognized on the date it was available to the consumer. Revenue from electronic circulation and advertising was recognized over the period during which both were electronically available. The unearned portion of paid magazine subscriptions was deferred and recognized on a straight-line basis with monthly amounts recognized on the magazines’ cover dates.

Deferred Costs

Incremental direct costs incurred related to establishing or significantly expanding a panel or an electronic metered sample in a designated market, are deferred at the point when Nielsen determines them to be recoverable. Prior to this point, these cost are expensed as incurred. These deferred costs are typically amortized over the original contract period beginning when the panel or electronic metered sample is ready for its intended use.

Advertising and Marketing Costs

Advertising and marketing costs are expensed as incurred and are reflected as selling, general and administrative expenses in the Consolidated Statements of Operations. These costs include all brand advertising, telemarketing, direct mail and other sales promotion associated with Nielsen’s exhibitions, and marketing/media research services. Advertising and marketing costs totaled $18 million, $20 million and $20 million for the years ended December 31, 2012, 2011 and 2010, respectively.

Stock-Based Compensation

Nielsen measures the cost of all stock-based payments, including stock options, at fair value on the grant date and recognizes such costs within the Consolidated Statements of Operations; however, no expense is recognized for stock-based payments that do not ultimately vest. Nielsen recognizes the expense of its options that cliff vest using the straight-line method. For those that vest over time, an accelerated graded vesting is used. The Company recorded $33 million, $26 million and $18 million of expense associated with stock-based compensation for the years ended December 31, 2012, 2011 and 2010, respectively.

Income Taxes

Nielsen provides for income taxes utilizing the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each balance sheet date, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. If it is determined that it is more likely than not that future tax benefits associated with a deferred tax asset will not be realized, a valuation allowance is provided. The effect on deferred tax assets and liabilities of a change in the tax rates is recognized in the Consolidated Statements of Operations as an adjustment to income tax expense in the period that includes the enactment date.

The Company records a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. The Company recognizes interest and penalties, if any, related to unrecognized tax benefits in income tax expense. See Note 13—“Income Taxes” for further discussion of income taxes.

Comprehensive Income/(Loss)

Comprehensive income/(loss) is reported in the accompanying consolidated statements of comprehensive income/(loss) and consists of net income or loss and other gains and losses affecting equity that are excluded from net income or loss.

2. Summary of Recent Accounting Pronouncements

Fair Value Measurement

In May 2011, the Financial Accounting Standards Board (“FASB”) issued an accounting update that amends Accounting Standards Codification (“ASC”) 820—“Fair Value Measurement” regarding fair value measurements and disclosure requirements. The amendments were effective for Nielsen as of January 1, 2012. The adoption of this update did not have a significant impact on the Company’s consolidated financial statements.

Presentation of Comprehensive Income

In June 2011, the FASB issued an accounting update that amends ASC 220—“Presentation of Comprehensive Income”, which eliminates the option to present total other comprehensive income and its components in the statement of equity. The Company has presented the items of net income and other comprehensive income in two separate, but consecutive statements and this amended guidance did not have any other impact on the Company’s consolidated financial statements.

In February 2013, the FASB issued an accounting update that amends ASC 220, which requires public companies to present the effect of significant amounts reclassified from each component of accumulated other comprehensive income and the income statement line items affected by the reclassification on the face of the financial statements or in a single footnote. This amendment is effective for Nielsen for interim and annual report periods in 2013. The adoption of this update is not expected to have a significant impact on the Company’s consolidated financial statements.

Testing Goodwill and Indefinite-Lived Intangible Assets for Impairment

In September 2011 and July 2012, the FASB issued accounting updates that amend ASC 350—“Goodwill and Other Intangible Assets”, which were intended to simplify impairment testing for goodwill and indefinite-lived intangible assets by adding a qualitative review step to assess whether the required quantitative impairment analysis is necessary. The amended guidance permits an entity to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. If it is concluded that this is the case, it is necessary to perform the prescribed two-step impairment test. Otherwise, the two-step goodwill impairment test is not required. The Company considered the updated guidance in its October 1, 2012 annual impairment test. The adoption of these updates did not have an impact on the Company’s consolidated financial statements.

3. Business Acquisitions

For the year ended December 31, 2012, Nielsen paid cash consideration of $160 million associated with both current period and previously executed acquisitions, net of cash acquired. Had the current period acquisitions occurred as of January 1, 2012, the impact on Nielsen’s consolidated results of operations would not have been material.

For the year ended December 31, 2011, Nielsen paid cash consideration of $123 million associated with both current period and previously executed acquisitions, net of cash acquired. Had the current period acquisitions occurred as of January 1, 2011, the impact on Nielsen’s consolidated results of operations would not have been material.

For the year ended December 31, 2010, Nielsen paid cash consideration of $55 million associated with both current period and previously executed acquisitions, net of cash acquired. Had such acquisitions occurred as of January 1, 2010, the impact on Nielsen’s consolidated results of operations would not have been material.

4. Business Divestitures

During the year ended December 31, 2012, Nielsen paid net cash disbursements of $4 million associated with previously executed business divestitures.

During the year ended December 31, 2011, Nielsen received net cash proceeds of $5 million associated with previously executed business divestitures.

During the year ended December 31, 2010, Nielsen received net cash proceeds of $17 million associated with business divestitures, including the sale of its box-office tracking business as well as the remaining properties within the Publications operating segment discussed within discontinued operations below.

Discontinued Operations

In December 2009, the Company substantially completed its planned exit of the Publications operating segment through the sale of its media properties, including The Hollywood Reporter and Billboard, to e5 Global Media LLC.

In October 2010, the Company reached an agreement with the plaintiff in a lawsuit associated with its former Publications operating segment for a $12 million cash settlement, which was paid in October 2010. The Company recorded a $7 million charge (net of tax of $5 million) associated with this settlement, which has been reported as a component of discontinued operations for the year ended December 31, 2010.

Summarized results of operations for discontinued operations are as follows:

	Year Ended December 31,
(IN MILLIONS)	2012	2011	2010
Revenues	$—	$—	$8
Goodwill impairment charges	—	—	—
Operating loss	—	—	(26)
Loss from operations before income taxes	—	—	(26)
Benefit for income taxes	—	—	9

Loss from operations	—	—	(17)
Gain/(Loss) on sale, net of tax(1)	—	1	(5)

Income/(Loss) from discontinued operations, net of tax	$—	$1	$(22)

(1)	The gain for the year ended December 31, 2011 primarily related to a Publications property that was previously sold. The $5 million loss (net of a tax benefit of $3 million) for the year ended December 31, 2010 includes the net loss on the sale of the remaining Publications properties.

5. Goodwill and Other Intangible Assets

Goodwill

The table below summarizes the changes in the carrying amount of goodwill by reportable segment for the years ended December 31, 2012 and 2011, respectively.

(IN MILLIONS)	Buy	Watch	Expositions	Total
Balance December 31, 2010	$2,990	$3,546	$560	$7,096
Acquisitions, divestitures and other adjustments	123	—	—	123
Effect of foreign currency translation	(58)	(6)	—	(64)

Balance December 31, 2011	$3,055	$3,540	$560	$7,155
Acquisitions, divestitures and other adjustments	14	117	5	136
Effect of foreign currency translation	57	4	—	61

Balance December 31, 2012	$3,126	$3,661	$565	$7,352

Cumulative Impairments	$—	$376	$2	$378

At December 31, 2012, $122 million of goodwill is expected to be deductible for income tax purposes.

Other Intangible Assets

(IN MILLIONS)	Gross Amounts		Accumulated Amortization
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Indefinite-lived intangibles:
Trade names and trademarks	$1,921	$1,921	$—	$—

Amortized intangibles:
Trade names and trademarks	$128	$113	$(46)	$(37)
Customer-related intangibles	2,882	2,823	(886)	(747)
Covenants-not-to-compete	36	32	(25)	(22)
Computer software	1,316	1,089	(804)	(648)
Patents and other	90	83	(57)	(46)

Total	$4,452	$4,140	$(1,818)	$(1,500)

The amortization expense for the years ended December 31, 2012, 2011 and 2010 was $320 million, $319 million and $319 million, respectively. These amounts include amortization expense associated with computer software of $156 million, $158 million and $164 million for the years ended December 31, 2012, 2011 and 2010, respectively.

Certain of the trade names associated with Nielsen are deemed indefinite-lived intangible assets, as their associated Nielsen brand awareness and recognition has existed for over 50 years and the Company intends to continue to utilize these trade names. There are also no legal, regulatory, contractual, competitive, economic or other factors that may limit their estimated useful lives. Nielsen reconsiders the remaining estimated useful life of indefinite-lived intangible assets each reporting period.

The Company’s 2012, 2011 and 2010 annual assessments did not result in an impairment for any of its underlying reporting units or indefinite-lived intangible assets.

All other intangible assets are subject to amortization. Future amortization expense is estimated to be as follows:

(IN MILLIONS)
For the year ending December 31:
2013	$330
2014	303
2015	269
2016	194
2017	165
Thereafter	1,373

Total	$2,634

6. Property, Plant and Equipment

(IN MILLIONS)	December 31, 2012	December 31, 2011
Land and buildings	$341	$359
Information and communication equipment	839	771
Furniture, equipment and other	127	160

	1,307	1,290
Less accumulated depreciation and amortization	(747)	(681)

	$560	$609

Depreciation and amortization expense from continuing operations related to property, plant and equipment was $183 million, $171 million and $168 million for the years ended December 31, 2012, 2011 and 2010, respectively.

The above amounts include amortization expense on assets under capital leases and other financing obligations of $7 million in each of the years ended December 31, 2012, 2011 and 2010, respectively. The net book value of assets under capital leases and other financing obligations was $139 million and $144 million as of December 31, 2012 and 2011, respectively. Capital leases and other financing obligations are comprised primarily of buildings.

7. Fair Value Measurements

Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining fair value, the Company considers the principal or most advantageous market in which the Company would transact, and also considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of non-performance.

There are three levels of inputs that may be used to measure fair value:

Level 1:	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2:	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3:	Pricing inputs that are generally unobservable and may not be corroborated by market data.

Financial Assets and Liabilities Measured on a Recurring Basis

The Company’s financial assets and liabilities are measured and recorded at fair value, except for equity method investments, cost method investments, and long-term debt. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurements. The Company’s assessment of the significance of a particular input to the fair value measurements requires judgment, and may affect the valuation of the assets and liabilities being measured and their placement within the fair value hierarchy. The following table summarizes the valuation of the Company’s material financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2012 and 2011:

(IN MILLIONS)	December 31, 2012	Level 1	Level 2	Level 3
Assets:
Investments in equity securities(1)	$13	$13	$—	$—
Plan assets for deferred compensation(2)	22	22	—	—
Investments in mutual funds(3)	2	2	—	—

Total	$37	$37	$—	$—

Liabilities:
Interest rate swap arrangements(4)	$22	$—	$22	$—
Deferred compensation liabilities(5)	22	22	—	—

Total	$44	$22	$22	$—

(IN MILLIONS)	December 31, 2011	Level 1	Level 2	Level 3
Assets:
Investments in equity securities(1)	$21	$21	$—	$—
Plan assets for deferred compensation(2)	20	20	—	—
Investments in mutual funds(3)	2	2	—	—

Total	$43	$43	$—	$—

Liabilities:
Interest rate swap arrangements(4)	$24	$—	$24	$—
Deferred compensation liabilities(5)	20	20	—	—

Total	$44	$20	$24	$—

(1)	Investments in equity securities are carried at fair value, which is based on the quoted market price at period end in an active market. These investments are classified as available-for-sale with any unrealized gains or losses resulting from changes in fair value recorded, net of tax, as a component of accumulated other comprehensive income/(loss) until realized. Nielsen assesses declines in the value of individual investments to determine whether such decline is other than temporary and thus the investment is impaired by considering available evidence. For the year ended December 31, 2012, the Company recorded a $6 million impairment in Other Expense, net in the consolidated statement of operations for a decline in value of an investment in an equity security that was determined to be other-than-temporary.
(2)	Plan assets are comprised of investments in mutual funds, which are intended to fund liabilities arising from deferred compensation plans. These investments are carried at fair value, which is based on quoted market prices at period end in active markets. These investments are classified as trading securities with any gains or losses resulting from changes in fair value recorded in other expense, net in the consolidated statements of operations.
(3)	Investments in mutual funds are money-market accounts held with the intention of funding certain specific retirement plans.
(4)	Derivative financial instruments include interest rate swap arrangements recorded at fair value based on externally-developed valuation models that use readily observable market parameters and the consideration of counterparty risk.
(5)	The Company offers certain employees the opportunity to participate in a deferred compensation plan. A participant’s deferrals are invested in a variety of participant directed stock and bond mutual funds and are classified as trading securities. Changes in the fair value of these securities are measured using quoted prices in active markets based on the market price per unit multiplied by the number of units held exclusive of any transaction costs. A corresponding adjustment for changes in fair value of the trading securities is also reflected in the changes in fair value of the deferred compensation obligation.

Derivative Financial Instruments

Nielsen uses interest rate swap derivative instruments principally to manage the risk that changes in interest rates will affect the cash flows of its underlying debt obligations.

To qualify for hedge accounting, the hedging relationship must meet several conditions with respect to documentation, probability of occurrence, hedge effectiveness and reliability of measurement. Nielsen documents the relationship between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking various hedge transactions as well as the hedge effectiveness assessment, both at the hedge inception and on an ongoing basis. Nielsen recognizes all derivatives at fair value either as assets or liabilities in the consolidated balance sheets and changes in the fair values of such instruments are recognized currently in earnings unless specific hedge accounting criteria are met. If specific cash flow hedge accounting criteria are met, Nielsen recognizes the changes in fair value of these instruments in accumulated other comprehensive income/(loss).

Nielsen manages exposure to possible defaults on derivative financial instruments by monitoring the concentration of risk that Nielsen has with any individual bank and through the use of minimum credit quality standards for all counterparties. Nielsen does not require collateral or other security in relation to derivative financial instruments. A derivative contract entered into between Nielsen or certain of its subsidiaries and a counterparty that was also a lender under Nielsen’s senior secured credit facilities at the time the derivative contract was entered into is guaranteed under the senior secured credit facilities by Nielsen and certain of its subsidiaries (see Note 10 “Long-term Debt and Other Financing Arrangements” for more information). Since it is Nielsen’s policy to only enter into derivative contracts with banks of internationally acknowledged standing, Nielsen considers the counterparty risk to be remote.

It is Nielsen’s policy to have an International Swaps and Derivatives Association (“ISDA”) Master Agreement established with every bank with which it has entered into any derivative contract. Under each of these ISDA Master Agreements, Nielsen agrees to settle only the net amount of the combined market values of all derivative contracts outstanding with any one counterparty should that counterparty default. Certain of the ISDA Master Agreements contain cross-default provisions where if the Company either defaults in payment obligations under its credit facility or if such obligations are accelerated by the lenders, then the Company could also be declared in default on its derivative obligations. At December 31, 2012, Nielsen had no material exposure to potential economic losses due to counterparty credit default risk or cross-default risk on its derivative financial instruments.

Interest Rate Risk

Nielsen is exposed to cash flow interest rate risk on the floating-rate U.S. Dollar and Euro Term Loans, and uses floating-to-fixed interest rate swaps to hedge this exposure. These interest rate swaps have various maturity dates through November 2016. For these derivatives, Nielsen reports the after-tax gain or loss from the effective portion of the hedge as a component of accumulated other comprehensive income/(loss) and reclassifies it into earnings in the same period or periods in which the hedged transaction affects earnings, and within the same income statement line item as the impact of the hedged transaction.

In November 2012, the Company entered into $500 million in aggregate notional amount of four-year interest rate swap agreements with starting dates in November 2012. These agreements fix the LIBOR related portion of interest rates of a corresponding amount of our variable-rate debt at a weighted average rate of 0.57%. The commencement date of these interest rate swaps coincided with the $500 million aggregate notional amount of interest rate swaps that matured in November 2012. These derivative instruments have been designated as interest rate cash flow hedges.

In November 2011, the Company entered into a $125 million notional amount and a €125 million notional amount of four-year interest rate swap agreements with starting dates in November 2011. These agreements fix the LIBOR and Euro LIBOR-related portion of interest rates of a corresponding amount of the Company’s variable-rate debt at a rate of 0.84% and 1.30%, respectively. These derivative instruments have been designated as interest rate cash flow hedges.

In August 2011, the Company entered into $250 million in aggregate notional amount of four-year forward interest swap agreements with starting dates in September 2011. These agreements fix the LIBOR-related portion of interest rates of a corresponding amount of the Company’s variable-rate debt at an average rate of 0.84%. These derivative instruments have been designated as interest rate cash flow hedges.

In October and November 2010, the Company entered into an aggregate of $1 billion notional amount of three-year forward interest rate swap agreements with starting dates in November 2010. These agreements fix the LIBOR-related portion of interest rates of a corresponding amount of the Company’s variable-rate debt at an average rate of 0.72%. The commencement date of the interest rate swaps coincided with the $1 billion notional amount of interest rate swaps that matured in November 2010. Additionally, in November 2010 the Company entered into a $250 million notional amount three-year forward interest rate swap agreement with a starting date in November 2011, which fixes the LIBOR-related portion of interest rates of a corresponding amount of the Company’s variable-rate debt at a rate of 1.26%. These derivative instruments have been designated as interest rate cash flow hedges.

In March 2010, Nielsen entered into a three-year interest swap to fix the LIBOR-related portion of interest rates for $250 million of the Company’s variable-rate debt at 1.69%. This swap replaced the $500 million notional amount interest rate swap that matured in February 2010. This derivative instrument has been designated as an interest rate cash flow hedge.

Nielsen expects to recognize approximately $14 million of net pre-tax losses from accumulated other comprehensive loss to interest expense in the next 12 months associated with its interest-related derivative financial instruments.

As of December 31, 2012 the Company had the following outstanding interest rate swaps utilized in the management of its interest rate risk:

Interest rate swaps designated as hedging instruments
US Dollar term loan floating-to-fixed rate swaps	$250,000,000	March 2013	US Dollar
US Dollar term loan floating-to-fixed rate swaps	$1,000,000,000	November 2013	US Dollar
US Dollar term loan floating-to-fixed rate swaps	$250,000,000	November 2014	US Dollar
US Dollar term loan floating-to-fixed rate swaps	$250,000,000	September 2015	US Dollar
US Dollar term loan floating-to-fixed rate swaps	$125,000,000	November 2015	US Dollar
Euro term loan floating-to-fixed rate swaps	€125,000,000	November 2015	Euro
US Dollar term loan floating-to-fixed rate swaps	$500,000,000	November 2016	US Dollar

Foreign Currency Risk

Nielsen has managed its exposure to changes in foreign currency exchange rates attributable to certain of its long-term debt through the use of foreign currency swap derivative instruments. When the derivative financial instrument is deemed to be highly effective in offsetting variability in the hedged item, changes in its fair value are recorded in accumulated other comprehensive loss and recognized contemporaneously with the earnings effects of the hedged item.

See Note 10—“Long-term Debt and Other Financing Arrangements” for more information on the long-term debt transactions referenced in this note.

Fair Values of Derivative Instruments in the Consolidated Balance Sheets

The fair values of the Company’s derivative instruments as of December 31, 2012 and December 31, 2011 were as follows:

	December 31, 2012		December 31, 2011
(IN MILLIONS)	Accounts Payable and Other Current Liabilities	Other Non- Current Liabilities	Accounts Payable and Other Current Liabilities	Other Non- Current Liabilities
Derivatives designated as hedging instruments
Interest rate swaps	$6	$16	$10	$14

Derivatives in Cash Flow Hedging Relationships

The pre-tax effect of derivative instruments in cash flow hedging relationships for the years ended December 31, 2012, 2011 and 2010 was as follows (amounts in millions):

Derivatives in Cash Flow Hedging Relationships	Amount of Loss Recognized in OCI on Derivatives (Effective Portion) December 31,			Location of (Loss)/Gain Reclassified from OCI into Income (Effective Portion)	Amount of Loss Reclassified from OCI into Income (Effective Portion) December 31,			Amount of Loss Recognized in Income on Derivatives (Ineffective Portion and Amount Excluded from Effectiveness Testing) December 31,
	2012	2011	2010		2012	2011	2010	2012	2011	2010
Interest rate swaps	$23	$38	$12	Interest expense	$25	$21	$14	$—	$19	$50

Derivatives Not Designated as Hedging Instruments

The pre-tax effect of derivative instruments not designated as hedges for the years ended December 31, 2012, 2011 and 2010 was as follows (amounts in millions):

Derivatives Not Designated as Hedging Instruments	Location of Loss Recognized in Statement of Operations on Derivatives	Amount of Loss Recognized in Statement of Operations on Derivatives For the Years Ended December 31,
		2012	2011	2010
Interest rate swaps	Loss on derivative instruments	$—	$1	$18
Foreign currency forward contracts	Loss on derivative instruments	—	—	9

Total		$—	$1	$27

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

The Company is required, on a nonrecurring basis, to adjust the carrying value or provide valuation allowances for certain assets using fair value measurements. The Company’s equity method investments, cost method investments, and non-financial assets, such as goodwill, intangible assets, and property, plant and equipment, are measured at fair value when there is an indicator of impairment and recorded at fair value only when an impairment charge is recognized.

The Company did not measure any material non-financial assets or liabilities at fair value during the years ended December 31, 2012 or 2011.

8. Restructuring Activities

A summary of the changes in the liabilities for restructuring activities is provided below:

(IN MILLIONS)	Transformation Initiative	Productivity Initiatives and Legacy Programs	Total
Balance at December 31, 2009	$46	$29	$75

Charges	(9)	70	61
Payments	(37)	(33)	(70)
Non-cash charges and other adjustments	3	(1)	2
Effect of foreign currency translation	(1)	(2)	(3)

Balance at December 31, 2010	2	63	65

Charges	—	84	84
Payments	(2)	(80)	(82)

Balance at December 31, 2011	—	67	67

Charges	—	84	84
Non-cash charges and other adjustments	—	(5)	(5)
Payments	—	(82)	(82)

Balance at December 31, 2012	$—	$64	$64

Of the $64 million in remaining liabilities for restructuring actions, $53 million is expected to be paid within one year and is classified as a current liability within the consolidated financial statements as of December 31, 2012.

Productivity Initiatives and Legacy Programs

In December 2009, Nielsen commenced certain specific restructuring actions attributable to defined cost reduction programs directed towards achieving increased productivity in future periods primarily through targeted employee terminations.

The Company recorded $84 million in restructuring charges associated with these initiatives during the year ended December 31, 2012. Of these amounts, $5 million related to property lease termination charges with the remainder relating to severance costs associated with employee terminations.

The Company recorded $84 million in restructuring charges associated with these initiatives during the year ended December 31, 2011. The charges primarily related to severance costs associated with employee terminations.

The Company recorded $70 million in restructuring charges associated with these initiatives during the year ended December 31, 2010. Of these amounts, $11 million related to property lease termination charges with the remainder relating to severance costs associated with employee terminations.

Transformation Initiative

The Transformation Initiative has been completed in all respects as of December 31, 2011.

Nielsen recorded net credits of $9 million for the year ended December 31, 2010 associated with adjustments to previously established liabilities for employee severance and other benefits.

9. Pensions and Other Post-Retirement Benefits

Nielsen sponsors both funded and unfunded defined benefit pension plans (the “Pension Plans”) for some of its employees in the Netherlands, the United States and other international locations.

A summary of the activity for the Pension Plans follows:

	Year Ended December 31, 2012
(IN MILLIONS)	The Netherlands	United States	Other	Total
Change in projected benefit obligation
Benefit obligation at beginning of period	$606	$284	$551	$1,441
Service cost	3	—	14	17
Interest cost	28	13	25	66
Plan participants’ contributions	—	—	2	2
Actuarial losses	112	8	84	204
Benefits paid	(33)	(10)	(26)	(69)
Expenses paid	(2)	—	(1)	(3)
Premiums paid	—	—	(1)	(1)
Amendments	—	—	(2)	(2)
Curtailments	—	—	(1)	(1)
Settlements	—	—	(2)	(2)
Acquisition	—	—	2	2
Effect of foreign currency translation	13	—	19	32

Benefit obligation at end of period	727	295	664	1,686

Change in plan assets
Fair value of plan assets at beginning of period	639	221	412	1,272
Actual return on plan assets	79	29	39	147
Employer contributions	7	8	49	64
Plan participants’ contributions	—	—	2	2
Benefits paid	(33)	(10)	(26)	(69)
Expenses paid	(2)	—	(1)	(3)
Premiums paid	—	—	(1)	(1)
Settlements	—	—	(2)	(2)
Insurance	4	—	—	4
Effect of foreign currency translation	13	—	14	27

Fair value of plan assets at end of period	707	248	486	1,441

Funded status	$(20)	$(47)	$(178)	$(245)

Amounts recognized in the Consolidated Balance Sheets
Pension assets included in other non-current assets	$—	$—	$9	$9
Current liabilities	—	—	(2)	(2)
Accrued benefit liability included in other non-current liabilities	(20)	(47)	(185)	(252)

Net amount recognized	$(20)	$(47)	$(178)	$(245)

Amounts recognized in Accumulated Other Comprehensive Income/(Loss), before tax
Net loss/(gain)	$65	$(3)	$75	$137
Amortization of net loss	(3)	(4)	(4)	(11)

Total recognized in other comprehensive income/(loss)	$62	$(7)	$71	$126

Amounts not yet reflected in net periodic benefit cost and included in Accumulated
Other Comprehensive Income/(Loss), before tax
Unrecognized losses	$165	$74	$150	$389

	Year Ended December 31, 2011
(IN MILLIONS)	The Netherlands	United States	Other	Total
Change in projected benefit obligation
Benefit obligation at beginning of period	$594	$267	$517	$1,378
Service cost	4	—	13	17
Interest cost	31	15	26	72
Plan participants’ contributions	1	—	2	3
Actuarial losses	29	12	27	68
Benefits paid	(35)	(10)	(23)	(68)
Expenses paid	(3)	—	(1)	(4)
Premiums paid	—	—	(1)	(1)
Curtailments	—	—	(2)	(2)
Settlements	—	—	(2)	(2)
Effect of foreign currency translation	(15)	—	(5)	(20)

Benefit obligation at end of period	606	284	551	1,441

Change in plan assets
Fair value of plan assets at beginning of period	663	204	396	1,263
Actual return on plan assets	22	8	15	45
Employer contributions	5	19	29	53
Plan participants’ contributions	1	—	2	3
Benefits paid	(35)	(10)	(23)	(68)
Expenses paid	(3)	—	(1)	(4)
Premiums paid	—	—	(1)	(1)
Settlements	—	—	(2)	(2)
Effect of foreign currency translation	(14)	—	(3)	(17)

Fair value of plan assets at end of period	639	221	412	1,272

Funded status	$33	$(63)	$(139)	$(169)

Amounts recognized in the Consolidated Balance Sheets
Pension assets included in other non-current assets	$36	$—	$8	$44
Current liabilities	—	—	(2)	(2)
Accrued benefit liability included in other non-current liabilities	(3)	(63)	(145)	(211)

Net amount recognized	$33	$(63)	$(139)	$(169)

Amounts recognized in Accumulated Other Comprehensive Income/(Loss), before tax
Net loss	$39	$22	$38	$99
Amortization and impact of curtailments/settlements	—	(3)	(1)	(4)

Total recognized in other comprehensive income/(loss)	$39	$19	$37	$95

Amounts not yet reflected in net periodic benefit cost and included in Accumulated Other Comprehensive Income/(Loss), before tax
Unrecognized losses	$103	$81	$79	$263

The total accumulated benefit obligation and minimum liability changes for the Pension Plans were as follows:

(IN MILLIONS)	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010
Accumulated benefit obligation	$1,618	$1,392	$1,318

	Pension Plans with Accumulated Benefit Obligation in Excess of Plan Assets at December 31, 2012
(IN MILLIONS)	The Netherlands	United States	Other	Total
Projected benefit obligation	$727	$295	$528	$1,550
Accumulated benefit obligation	724	295	479	1,498
Fair value of plan assets	707	248	347	1,302

	Pension Plans with Projected Benefit Obligation in Excess of Plan Assets at December 31, 2012
(IN MILLIONS)	The Netherlands	United States	Other	Total
Projected benefit obligation	$727	$295	$625	$1,647
Accumulated benefit obligation	724	295	563	1,582
Fair value of plan assets	707	248	439	1,394

	Pension Plans with Accumulated Benefit Obligation in Excess of Plan Assets at December 31, 2011
(IN MILLIONS)	The Netherlands	United States	Other	Total
Projected benefit obligation	$48	$284	$517	$849
Accumulated benefit obligation	46	284	472	802
Fair value of plan assets	45	221	369	635

	Pension Plans with Projected Benefit Obligation in Excess of Plan Assets at December 31, 2011
(IN MILLIONS)	The Netherlands	United States	Other	Total
Projected benefit obligation	$48	$284	$517	$849
Accumulated benefit obligation	46	284	472	802
Fair value of plan assets	45	221	369	635

Net periodic benefit cost for the years ended December 31, 2012, 2011 and 2010, respectively, includes the following components:

	Net Periodic Pension Cost
(IN MILLIONS)	The Netherlands	United States	Other	Total
Year ended December 31, 2012
Service cost	$3	$—	$14	$17
Interest cost	28	13	25	66
Expected return on plan assets	(34)	(18)	(29)	(81)
Amortization of net loss	3	4	4	11

Net periodic pension cost	$—	$(1)	$14	$13

Year ended December 31, 2011
Service cost	$4	$—	$13	$17
Interest cost	31	15	26	72
Expected return on plan assets	(37)	(18)	(28)	(83)
Amortization of net loss	—	2	1	3
Curtailment gain	—	—	(1)	(1)

Net periodic pension cost	$(2)	$(1)	$11	$8

Year ended December 31, 2010
Service cost	$4	$—	$10	$14
Interest cost	29	15	25	69
Expected return on plan assets	(37)	(18)	(26)	(81)
Amortization of net gain	(1)	—	—	(1)
Curtailment gain	—	—	(2)	(2)

Net periodic pension cost	$(5)	$(3)	$7	$(1)

The curtailment gains of $1 million and $2 million in 2011 and 2010, respectively, resulted from employee terminations primarily in Europe.

The deferred loss included as a component of accumulated other comprehensive income/(loss) that is expected to be recognized as a component of net periodic benefit cost during 2013 is as follows:

	The Netherlands	United States	Other	Total
Net actuarial loss	$(6)	$(5)	$(10)	$(21)

The weighted average assumptions underlying the pension computations were as follows:

	Year Ended December 31,
(IN MILLIONS)	2012	2011	2010
Pension benefit obligation:
—discount rate	3.8%	4.7%	5.2%
—rate of compensation increase	2.1%	2.0%	2.1%
Net periodic pension costs:
—discount rate	4.7%	5.2%	5.7%
—rate of compensation increase	2.0%	2.1%	2.1%
—expected long-term return on plan assets	6.2%	6.3%	6.5%

The assumptions for the expected return on plan assets for the Pension Plans were based on a review of the historical returns of the asset classes in which the assets of the Pension Plans are invested and long-term economic forecast for the type of investments held by the plans. The historical returns on these asset classes were weighted based on the expected long-term allocation of the assets of the Pension Plans.

Nielsen’s pension plans’ weighted average asset allocations by asset category are as follows:

	The Netherlands	United States	Other	Total
At December 31, 2012
Equity securities	22%	60%	47%	37%
Fixed income securities	62	40	49	54
Other	16	—	4	9

Total	100%	100%	100%	100%

At December 31, 2011
Equity securities	23%	60%	44%	36%
Fixed income securities	61	39	52	55
Other	16	1	4	9

Total	100%	100%	100%	100%

No Holdings shares are held by the pension plans.

Nielsen’s primary objective with regard to the investment of the Pension Plans assets is to ensure that in each individual plan, sufficient funds are available to satisfy future benefit obligations. For this purpose, asset and liability management studies are made periodically at each pension fund. For each of the Pension Plans, an appropriate mix is determined on the basis of the outcome of these studies, taking into account the national rules and regulations. The overall target asset allocation among all plans for 2012 was 40% equity securities and 56% long-term interest-earning investments (debt or fixed income securities), and 4% other securities.

Equity securities primarily include investments in U.S. and non U.S. companies. Fixed income securities include corporate bonds of companies from diversified industries and mortgage-backed securities. Other types of investments are primarily insurance contracts.

Assets at fair value (See Note 7—“Fair Value Measurements” for additional information on fair value measurement and the underlying fair value hierarchy) as of December 31, 2012 and 2011 are as follows:

(IN MILLIONS)	December 31, 2012				December 31, 2011
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Asset Category
Cash and equivalents	$2	$1	$—	$3	$10	$1	$—	$11
Equity securities—U.S.	31	137	—	168	27	119	—	146
Equity securities—non-U.S.	35	326	—	361	33	281	—	314
Real estate	—	—	32	32	—	—	32	32
Corporate bonds	110	433	—	543	103	393	—	496
Debt issued by national, state or local government	41	195	—	236	53	142	—	195
Other	3	18	77	98	3	15	60	78

Total Assets at Fair Value	$222	$1,110	109	$1,441	$229	$951	$92	$1,272

The following is a summary of changes in the fair value of the Pension Plans’ Level 3 assets for the years ended December 31, 2012 and 2011:

(IN MILLIONS)	Real Estate	Other	Total
Balance, end of year December 31, 2010	$32	$53	$85
Actual return on plan assets:
Unrealized gains	1	9	10
Effect of foreign currency translation	(1)	(2)	(3)

Balance, end of year December 31, 2011	$32	$60	$92

Actual return on plan assets:
Unrealized gains	—	16	16
Effect of foreign currency translation	—	1	1

Balance, end of year December 31, 2012	$32	$77	$109

Contributions to the Pension Plans in 2013 are expected to be approximately $7 million for the Dutch plans and $40 million for other plans. No contribution is expected to be made to the U.S. pension plan.

Estimated future benefit payments are as follows:

(IN MILLIONS)	The Netherlands	United States	Other	Total
For the years ending December 31,
2013	$35	$10	$21	$66
2014	36	10	22	68
2015	37	11	24	72
2016	37	11	25	73
2017	38	12	27	77
2018-2022	192	68	152	412

Defined Contribution Plans

Nielsen also offers defined contribution plans to certain participants, primarily in the United States. Nielsen’s expense related to these plans was $37 million, $37 million and $35 million for the years ended December 31, 2012, 2011 and 2010, respectively. In the United States, Nielsen contributes cash to each employee’s account in an amount up to 3% of compensation (subject to IRS limitations). No contributions are made in shares of the Holdings’s common stock. Effective October 7, 2011, participants were allowed to invest in The Nielsen Company Stock Fund, which is an investment fund that exclusively invests in the common stock of Nielsen Holdings N.V.

10. Long-term Debt and Other Financing Arrangements

Unless otherwise stated, interest rates are as of December 31, 2012.

(IN MILLIONS)	December 31, 2012			December 31, 2011
	Weighted Interest Rate	Carrying Amount	Fair Value	Weighted Interest Rate	Carrying Amount	Fair Value
$1,610 million Senior secured term loan (LIBOR based variable rate of 2.21%) due 2013		$218	$218		$1,287	$1,270
$2,386 million Senior secured term loan (LIBOR based variable rate of 3.67%) due 2016		2,315	2,324		2,338	2,290
$1,222 million Senior secured term loan (LIBOR based variable rate of 2.46%) due 2017		1,176	1,173		—	—
€227 million Senior secured term loan (Euro LIBOR based variable rate of 2.05%) due 2013		34	34		186	183
€273 million Senior secured term loan (Euro LIBOR based variable rate of 3.62%) due 2016		347	347		345	338
$500 million 8.50% senior secured term loan due 2017		—	—		500	538
$635 million senior secured revolving credit facility (Euro LIBOR or LIBOR based variable rate) due 2016		—	—		—	—

Total senior secured credit facilities (with weighted average interest rate)	3.46%	4,090	4,096	4.13%	4,656	4,619
$325 million 11.50% senior debenture loan due 2016		—	—		307	350
$215 million 11.625% senior debenture loan due 2014		209	232		204	234
$1,080 million 7.75% senior debenture loan due 2018		1,084	1,211		1,084	1,165
$800 million 4.50% senior debenture loan due 2020		800	794		—	—
€50 million private placement debenture loan (EMTN) (3-month EURIBOR based variable rate) due 2012		—	—		65	64
€30 million 6.75% private placement debenture loan (EMTN) due 2012		—	—		39	39

Total debenture loans (with weighted average interest rate)	7.60%	2,093	2,237	9.94%	1,699	1,852
Other loans		1	1		4	4
Total long-term debt	4.86%	6,184	6,334	5.68%	6,359	6,475
Capital lease and other financing obligations		107			115
Bank overdrafts		5			1
Short-term debt		7			6

Total debt and other financing arrangements		6,303			6,481

Less: Current portion of long-term debt, capital lease and other financing obligations and other short-term borrowings		362			150

Non-current portion of long-term debt and capital lease and other financing obligations		$5,941			$6,331

The fair value of the Company’s long-term debt instruments was based on the yield on public debt where available or current borrowing rates available for financings with similar terms and maturities and such fair value measurements are considered Level 1 or Level 2 in nature, respectively.

The carrying amounts of Nielsen’s long-term debt are denominated in the following currencies:

(IN MILLIONS)	December 31, 2012	December 31, 2011
U.S. Dollars	$5,803	$5,724
Euro	381	635
Japanese Yen	—	—

	$6,184	$6,359

Annual maturities of Nielsen’s long-term debt are as follows:

(IN MILLIONS)
2013	$341
2014	344
2015	150
2016	2,732
2017	733
Thereafter	1,884

$6,184

On January 31, 2011, our indirect parent company, Holdings, completed an initial public offering of 82,142,858 shares of its €0.07 par value common stock at a price of $23.00 per share, generating proceeds of approximately $1,801 million, net of $88 million of underwriter discounts.

Concurrent with its offering of common stock, Holdings issued $288 million in aggregate principal amount of 6.25% Mandatory Convertible Subordinated Bonds due February 1, 2013 (“the Bonds”), generating proceeds of approximately $277 million, net of $11 million of underwriter discounts. Interest on the Bonds is payable quarterly in arrears in February, May, August and November of each year, and commenced in May 2011. The Bonds provided for mandatory conversion into between 10,416,700 and 12,499,925 shares of Holdings’s common stock on February 1, 2013 at a conversion rate per $50.00 principal amount of the bonds of not more than 2.1739 shares and not less than 1.8116 shares depending on the market value of its common stock (the average of the volume weighted-average price of its common stock for a 20 consecutive trading day period beginning on the 25th trading day immediately preceding February 1, 2013) relative to the initial price and the threshold appreciation price per share of $23.00 and $27.60, respectively. On February 1, 2013, the Bonds were converted into 10,416,700 shares of Holdings’s common stock at per share price of $27.60.

Holdings contributed substantially all of the combined net proceeds associated with the aforementioned transactions to the Company and it utilized the contributed amount to settle the Sponsor Advisory Agreements (See Note 14—“Investments in Affiliates and Related Party Transactions” for further information) and redeem and retire certain issuances of our long-term indebtedness as follows:

•

In February 2011, the Company paid approximately $201 million to redeem $164 million of its outstanding $467 million ($500 million aggregate principal amount) 11.50% Senior Discount Notes Due 2016 with a redemption cost of the stated rate applied to the principal amount being redeemed plus a proportionate amount of accrued interest to the principal amount.

•

In February 2011, the Company paid approximately $129 million to redeem $107 million of its outstanding $307 million ($330 million aggregate principal amount) 11.625% Senior Discount Notes Due 2014 with a redemption cost of the stated rate applied to the principal amount being redeemed plus a proportionate amount of accrued interest to the principal amount.

•

In February 2011, the Company paid approximately $1,133 million to redeem all of its outstanding $999 million ($1,070 million aggregate principal amount) 12.50% Senior Subordinated Discount Notes Due 2016 at a price of 105.89% of the aggregate principal amount.

•

In February and March 2011, the Company paid approximately $495 million to redeem all of its outstanding 11.125% Senior Discount Debenture Notes due 2016 at a price of 104.87% of the aggregate principal amount.

The Company recorded a total debt extinguishment charge of approximately $231 million in other expense, net in the consolidated statement of operations for the year ended December 31, 2011 associated with these redemptions.

As of December 31, 2011, Luxco owned 270,746,445 shares (or approximately 75%) of Holdings’s common stock. On March 26, 2012, Luxco and certain Nielsen employees (the “selling shareholders”) completed a public offering of 34,500,000 shares of Holdings’s common stock at a price of $30.25 per share. As of December 31, 2012, Luxco owned 236,266,399 shares (or approximately 65%) of Holdings’s outstanding shares of common stock. In February 2013, Luxco and certain Nielsen employees completed a public offering of 40,814,883 shares of the Holdings’s common stock at a price of 32.55 per share. Subsequent to this offering, Luxco owned 195,463,201 shares (or approximately 52%) of Holdings’s common stock.

Senior Secured Credit Facilities

Term Loan Facilities

In August 2006, certain of Nielsen’s subsidiaries entered into the Senior Secured Credit Agreement that was amended and restated in June 2009. The Senior Secured Credit Agreement provides for term loan facilities as shown in the table above.

The Company is required to repay installments on the borrowings under the senior secured term loan facilities due 2016 in quarterly principal amounts of 0.25% of their original principal amount, with the remaining amount payable upon maturity.

Borrowings under the senior secured term loan facilities bear interest at a rate as determined by the type of borrowing, equal to either (a) a “base rate” determined by reference to the higher of (1) the federal funds rate plus 0.5% or (2) the prime rate or (b) a LIBOR rate for the currency of such borrowings, plus, in each case, an applicable margin. The applicable margins for the senior secured term loans that mature in 2013 vary depending on the Company’s secured leverage ratio, from 2.00% to 2.25% in the case of LIBOR loans and from 1.00% to 1.25% in the case of base rate loans. The applicable margins for two of the senior secured term loans that mature in 2016 are set at a fixed rate of 3.75% in the case of LIBOR loans and 2.75% in the case of base rate loans, and the margin for the remaining 2016 term loans vary depending upon the Company’s total leverage and credit rating, from 3.25% to 3.75% in the case of LIBOR loans and from 2.25% to 2.75% in the case of base rate loans.

In February 2012, the Senior Secured Credit Agreement was amended and restated to provide for a new five-year amortizing term loan facility in an aggregate principal amount of $1,222 million, the proceeds from which were used to repay a corresponding amount of the existing senior secured term loans due 2013. Borrowings under this new term loan facility bear interest at a rate as determined by the type of borrowing, equal to either the “base rate” or LIBOR rate, plus, in each case, an applicable margin. The applicable margin on base rate loans under this new term loan facility ranges from 0.75% to 1.50% based on a total leverage ratio. The applicable margin on LIBOR loans under this new term loan facility ranges from 1.75% to 2.50% based on the total leverage ratio. Loans under this new term loan facility mature in full in February 2017, but the maturity date shall be January 2016 if at such time there is more than $750 million in the aggregate of existing other term loans under the Senior Secured Credit Agreement with a maturity of May 2016. The loans under this new term loan facility are required to be repaid in an amount equal to 5% of the original principal amount in the first year after the closing date, 5% in the second year, 10% in the third year, 10% in the fourth year and 70% in the fifth year (with payments in each year being made in equal quarterly installments other than the fifth year, in which payments shall be equal to 3.33% of the original principal amount of loans in each of the first three quarters and the remaining principal balance due in February 2017 (unless repayment is required in January 2016 as indicated above)). Loans under this new term loan facility are secured on a pari passu basis with the Company’s existing obligations under the Senior Secured Credit Agreement and Senior Secured Loan Agreement.

The Senior Secured Credit Agreement contains a number of covenants that, among other things, restrict, subject to certain exceptions, the ability of Nielsen Holding and Finance B.V. and its restricted subsidiaries (which together constitute most of its subsidiaries) to incur additional indebtedness or guarantees, incur liens and engage in sale and leaseback transactions, make certain loans and investments, declare dividends, make payments or redeem or repurchase capital stock, engage in certain mergers, acquisitions and other business combinations, prepay, redeem or purchase certain indebtedness, amend or otherwise alter terms of certain indebtedness, sell certain assets, transact with affiliates, enter into agreements limiting subsidiary distributions and alter the business they conduct. These entities are restricted, subject to certain exceptions, in their ability to transfer their net assets to Nielsen Holdings N.V. Such restricted net assets amounted to approximately $5.2 billion at December 31, 2012. In addition, these entities are required to maintain a maximum total leverage ratio and a minimum interest coverage ratio. Neither Nielsen Holdings nor TNC B.V. is currently bound by any financial or negative covenants contained in the credit agreement. The Senior Secured Credit Agreement also contain certain customary affirmative covenants and events of default.

Obligations under the Senior Secured Credit Agreement are guaranteed by us, substantially all of the wholly owned U.S. subsidiaries and certain of the non-U.S. wholly-owned subsidiaries, and are secured by substantially all of the existing and future property and assets of our U.S. subsidiaries and by a pledge of substantially all of the capital stock of the guarantors, the capital stock of substantially all of our U.S. subsidiaries, and up to 65% of the capital stock of certain of our non-U.S. subsidiaries. Under a separate security agreement, substantially all of our assets are pledged as collateral for amounts outstanding under the senior secured credit facilities.

Subsequent Event

In February 2013, the Company received the requisite lender consents to amend its Senior Secured Credit Agreement to allow for the replacement of its existing class A, B and C term loans with a new class of term loans. The amendment is expected to close during the first quarter of 2013, subject to customary closing conditions, and will be documented in an Amended and Restated Credit Agreement.

Revolving Credit Facility

The Senior Secured Credit Agreement also contains a senior secured revolving credit facility under which Nielsen Finance LLC, TNC (US) Holdings, Inc., and Nielsen Holding and Finance B.V. can borrow revolving loans. The revolving credit facility can also be used for letters of credit, guarantees and swingline loans. In March 2011, the Company amended the Senior Secured Credit Agreement to provide for the termination of the existing revolving credit commitments totaling $688 million, which had a final maturity date of August 2012, and their replacement with new revolving credit commitments totaling $635 million with a final maturity date of April 2016.

Revolving loans made pursuant to the new revolving credit commitments may be drawn in U.S. Dollars or Euros (at the election of the borrowers) and bear a tiered floating interest rate depending on a total leverage ratio, from 2.25% to 3.50% in the case of LIBOR borrowings and from 1.25% to 2.50% in the case of base rate borrowings. A commitment fee is payable on the unused portion of the new revolving credit commitments ranging from 0.375% to 0.75% also depending on the total leverage ratio.

The senior secured revolving credit facility is provided under the Senior Secured Credit Agreement and so contains covenants and restrictions as noted above with respect to the Senior Secured Credit Agreement under the “Term loan facilities” section above. Obligations under the revolving credit facility are guaranteed by the same entities that guarantee obligations under the Senior Secured Credit Agreement and Senior Secured Loan Agreement.

As of December 31, 2012 and 2011, the Company had no borrowings outstanding, but had outstanding letters of credit of $13 million and $19 million, respectively. As of December 31, 2012, the Company had $622 million available for borrowing under the revolving credit facility.

Debenture Loans

The indentures governing the Senior Notes limit the majority of Nielsen’s subsidiaries’ ability to incur additional indebtedness, pay dividends or make other distributions or repurchase its capital stock, make certain investments, enter into certain types of transactions with affiliates, use assets as security in other transactions and sell certain assets or merge with or into other companies subject to certain exceptions. Upon a change in control, Nielsen is required to make an offer to redeem all of the Senior Notes at a redemption price equal to the 101% of the aggregate accreted principal amount plus accrued and unpaid interest. The Senior Notes are jointly and severally guaranteed by the Company, substantially all of the wholly owned U.S. subsidiaries of the Company, and certain of the non-U.S. wholly-owned subsidiaries of the Company.

In October 2012, the Company issued $800 million aggregate principal amount of 4.50% Senior Notes due 2020 which mature on October 1, 2020 at an issue price of $800, with cash proceeds of approximately $788 million, net of fees and expenses. Concurrent with this issuance, the Company redeemed and subsequently retired all of its 11.50% Senior Notes due 2016 and prepaid its 8.50% Senior Secured Term Loan due 2017. In connection with these transactions, the Company recorded a charge of $115 million in Other expense, net in the consolidated statements of operations.

In October and November 2010, the Company issued a combined $1,080 million in aggregate principal amount of 7.75% Senior Notes due 2018 at an issue price of $1,085 million with cash proceeds of approximately $1,065 million, net of fees and expenses.

In August 2006, Nielsen issued $650 million 10% and €150 million 9% senior notes due 2014. On April 16, 2008, Nielsen issued $220 million aggregate principal amount of additional 10% Senior Notes due 2014. In November and December 2010 the Company redeemed all $870 million aggregate principal amount of its 10% Senior Notes due 2014 at a price of 105% of the amount redeemed as well as all €150 million aggregate principal amount of its 9% Senior Notes due 2014 at a price of 104.5% of the amount redeemed. The redemption and subsequent retirement of these collective notes resulted in a loss of $90 million associated with the redemption option premium and recognition of previously deferred debt issuance costs recorded as a component of other expense, net in the consolidated statement of operations in the fourth quarter of 2010. These redemptions were consummated using the proceeds from the issuance of a combined $1,080 million in aggregate principal amount of 7.75% Senior Notes due 2018 discussed above.

In January 2009, Nielsen issued $330 million in aggregate principal amount of 11.625 % Senior Notes due 2014 at an issue price of $297 million with cash proceeds of approximately $290 million, net of fees and expenses. These Senior Notes were partially redeemed during 2011 as described above.

In April 2009, Nielsen issued $500 million in aggregate principal amount of 11.50% Senior Notes due 2016 at an issue price of $461 million with cash proceeds of approximately $452 million, net of fees and expenses. These Senior Notes were partially redeemed during 2011 as described above.

In August 2006, Nielsen also issued $1,070 million 12.50% senior subordinated discount notes due 2016 (“Senior Subordinated Discount Notes”). The Senior Subordinated Discount Notes were entirely redeemed during 2011 as described above.

In August 2006, Nielsen issued €343 million 11.125% senior discount notes due 2016 (“Senior Discount Notes”). The Senior Discount Notes were entirely redeemed during 2011 as described above.

Nielsen has a Euro Medium Term Note (“EMTN”) program in place under which no further debenture loans and private placements can be issued. All debenture loans and most private placements are quoted on the Luxembourg Stock Exchange.

In December 2011, Nielsen’s JPY 4,000 million 2.50% EMTN matured and was repaid and in May 2010, Nielsen’s €50 million variable rate EMTN matured and was repaid.

In February 2012, Nielsen’s €30 million 6.75% EMTN matured and was repaid and in April 2012, Nielsen’s €50 million variable note EMTN matured and was repaid.

Other Transactions

In December 2012, the Company signed a definitive agreement to acquire Arbitron Inc. (NYSE: ARB), an international media and marketing research firm, for $48 per share in cash (the “Transaction”). In addition, the Company entered into a commitment for an unsecured note or unsecured loan of up to $1,300 million (the “Commitment Letter”) to fund the closing of the Transaction. The Transaction has been approved by the board of directors of both companies and is subject to customary closing conditions, including regulatory review. As of December 31, 2012, there were no borrowings outstanding under the Commitment Letter.

Effective July 1, 2010, the Company designated its Euro denominated variable rate senior secured term loans due 2013 and 2016 as non-derivative hedges of its net investment in a European subsidiary. Beginning on July 1, 2010, gains or losses attributable to fluctuations in the Euro as compared to the U.S. Dollar associated with this debenture were recorded to the cumulative translation adjustment within stockholders’ equity, net of income tax. The Company recorded losses of $43 million (net of tax of $17 million) to the cumulative translation adjustment during the second half of 2010 associated with changes in foreign currency exchange rates attributable to these loans and therefore no gains or losses were recorded within the Company’s net income during that period. The Company’s net income reflected foreign currency exchange gains of $96 million for the year ended December 31, 2010 and losses of $21 million for the year ended December 31, 2009 associated with these loans.

Deferred Financing Costs

The costs related to the issuance of debt are capitalized and amortized to interest expense using the effective interest method over the life of the related debt. Deferred financing costs were $60 million and $68 million at December 31, 2012 and 2011, respectively.

Related Party Lenders

A portion of the borrowings under the senior secured credit facility, as well as certain of the Company’s senior debenture loans, have been purchased by certain of the Sponsors in market transactions not involving the Company. Amounts held by the Sponsors were $412 million and $600 million as of December 31, 2012 and 2011, respectively. Interest expense associated with amounts held by the Sponsors approximated $20 million, $26 million and $29 million during the years ended December 31, 2012, 2011 and 2010, respectively.

Capital Lease and Other Obligations

Nielsen finances certain computer equipment, software, buildings and automobiles under capital leases and related transactions. These arrangements do not include terms of renewal, purchase options, or escalation clauses.

Assets under capital lease are recorded within property, plant and equipment. See Note 6—“Property, Plant and Equipment.”

Future minimum capital lease payments under non-cancelable capital leases at December 31, 2012 are as follows:

(IN MILLIONS)
2013	$19
2014	15
2015	14
2016	14
2017	14
Thereafter	91

Total	167
Less: amount representing interest	60

Present value of minimum lease payments	$107

Current portion	$10
Total non-current portion	97

Present value of minimum lease payments	$107

Capital leases and other financing transactions have effective interest rates ranging from 8% to 10%. Interest expense recorded related to capital leases and other financing transactions during the years ended December 31, 2012, 2011 and 2010 was $9 million, $10 million and $11 million, respectively. Nielsen recognizes rental income from non-cancelable subleases. Rental income will commence in 2013. Nielsen had aggregate future proceeds to be received under non-cancelable subleases of $5 million at December 31, 2012.

11. Stockholders’ Equity

Outstanding common shares were 258,463,857 as of December 31, 2012 and 2011. Each share of common stock has the right to one vote and a dividend determined at the general meeting of shareholders. No dividends were declared or paid on the common stock in 2012 or 2011. During 2010, Nielsen paid cash dividends of €7 million (approximately $9 million) to Holdings in order to fund Holdings’ redemption of shares of Holdings’ common stock held by certain former employees.

On January 31, 2013, the unitary board of directors of Nielsen Holdings N.V. and The Nielsen Company B.V. adopted a cash dividend policy with the present intent to pay quarterly cash dividends on Holdings’s outstanding common stock. The board also declared the first quarterly cash dividend of $0.16 per share, to be paid on March 20, 2013 to holders of record of Holdings’s common stock on March 6, 2013. The dividend policy and the payment of future cash dividends are subject to the discretion of the Holding’s board of directors.

12. Stock-Based Compensation

In connection with the Valcon Acquisition, Nielsen implemented an equity-based, management compensation plan (“Equity Participation Plan” or “EPP”) to align compensation for certain key executives with the performance of the Company. Under this plan, certain of the Company’s executives may be granted stock options, stock appreciation rights, restricted stock and dividend equivalent rights in the shares of the Company or purchase its shares. In connection with the completion of Nielsen’s initial public offering of common stock on January 31, 2011 the Company implemented the Nielsen Holdings 2010 Stock Incentive Plan (the “Stock Incentive Plan”) and suspended further grants under the EPP. The Stock Incentive Plan is the source of new equity-based awards permitting the Company to grant to its key employees, directors and other service providers the following types of awards: incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units and other awards valued in whole or in part by reference to shares of Nielsen’s common stock and performance-based awards denominated in shares or cash. There were no awards granted under the Stock Incentive Plan during the year ended December 31, 2010.

Under the Stock Incentive Plan, Nielsen granted 4,133,381 and 4,307,002 time-based stock options to purchase shares during the years ended December 31, 2012 and 2011, respectively. Under the Equity Participation Plan, Nielsen granted 919,052 time-based and 175,301 performance-based stock options to purchase shares during the year ended December 31, 2010. As of December 31, 2012, the total number of shares authorized for award of options or other equity-based awards was 34,795,000 under the Stock Incentive Plan. The 2012 and 2011 time-based awards become exercisable over a four-year vesting period at a rate of 25% per year on the anniversary day of the award, and are tied to the executives’ continuing employment. The majority of the 2010 time-based awards become exercisable ratably on the first three anniversaries of the grant date of the award, contingent on continuing employment on each vesting date. In addition, time-based awards granted in 2010 become exercisable over a four-year vesting period tied to the executives’ continuing employment as follows: 75% vested on December 31, 2012 and 25% will vest on December 31, 2013. The 2009, 2008 and 2007 time-based awards became exercisable over a four-year, four-year and five-year vesting period, respectively, and were fully vested as of December 31, 2012. The 2010, 2009 and 2008 performance options are tied to the executives’ continued employment and become vested and exercisable based on the achievement of certain annual EBITDA targets over a four-year vesting period. The 2007 and 2006 performance options are tied to the executives’ targets over a five-year vesting period. If the annual EBITDA targets are achieved on a cumulative basis for any current year and prior years, the options become vested as to a pro-rata portion for any prior year installments which were not vested because of failure to achieve the applicable annual EBITDA target. Both option tranches expire ten years from date of grant. Upon a change in control, any then-unvested time options will fully vest and any then-unvested performance options can vest, subject to certain conditions.

For the years ended December 31, 2012, 2011 and 2010, the fair values of the time-based and performance-based awards were estimated using the Black-Scholes option pricing model. Expected volatility has been based on a combination of the estimates of implied volatility of the Company’s peer-group and the Company’s historical volatility adjusted for leverage. For grants subsequent to the Company’s initial public offering, implied volatility based on trading Nielsen call options is also considered in the calculation of expected volatility because it is considered representative of future stock price trends.

The following assumptions were used during 2012, 2011 and 2010:

	Year Ended December 31,
	2012	2011	2010
Expected life (years)	3.50-6.00	3.50-6.00	2.85-4.17
Risk-free interest rate	0.38-0.83%	1.18-2.23%	1.28-2.12%
Expected dividend yield	0%	0%	0%
Expected volatility	28.00-30.30%	31.70-42.00%	58.00-63.00%
Weighted average volatility	28.56%	33.42%	60.05%

The Company recorded stock-based compensation expense of $33 million, $26 million and $18 million for the years ended December 31, 2012, 2011 and 2010, respectively. The tax benefit related to the stock compensation expense was $13 million, $11 million and $8 million, for the respective periods.

Nielsen’s stock option plan activity is summarized below:

	Number of Options (Time Based and Performance Based)	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term in Years	Aggregate Intrinsic Value in Millions
Stock Option Plan activity
Outstanding at December 31, 2009	16,354,797	$17.52	7.40	$29

Granted	1,094,353	18.76
Forfeited	(703,387)	(20.46)
Exercised	(625,554)	(13.42)

Outstanding at December 31, 2010	16,120,209	17.63	6.51	$77

Granted	4,307,002	30.00
Forfeited	(684,306)	(20.96)
Exercised	(1,160,878)	(13.20)

Outstanding at December 31, 2011	18,582,027	$20.65	5.77	$175

Granted	4,133,381	28.00
Forfeited	(655,034)	(24.30)
Exercised	(2,372,536)	(14.64)

Outstanding at December 31, 2012	19,687,838	$22.80	5.16	$156

Exercisable at December 31, 2012	9,986,984	$19.63	4.61	$112

Time-based and performance-based options granted during 2010 have exercise prices of $18.41 per share and $36.80 per share, respectively. There were no performance-based awards granted in 2012 and 2011.

As of December 31, 2012, 2011 and 2010, the weighted-average grant date fair value of the options granted was $7.25, $9.39 and $8.05, respectively, and the aggregate fair value of options vested was $21 million, $12 million and $12 million, respectively.

At December 31, 2012, there is approximately $36 million of unearned stock-based compensation related to stock options which the Company expects to record as stock-based compensation expense over the next four years. The compensation expense related to the time-based awards is amortized over the term of the award using the graded vesting method.

The intrinsic value of the options exercised during the years ended December 31, 2012, 2011 and 2010 was $34 million, $18 million and $4 million, respectively. For the year ended December 31, 2012, cash proceeds from the exercise of options was $32 million.

As of December 31, 2012, affiliates of Centerview Partners, a stockholder of Luxco, collectively holds 312,500 performance-based options and 218,750 time-based options to purchase shares in the Company. Cumulative expense related to these outstanding options amounted to approximately $5 million through December 31, 2012.

During the years ended December 31, 2012 and 2011, 687,300 and 248,450, respectively, of restricted stock units (RSUs) ultimately payable in shares of common stock were granted under the Stock Incentive Plan. The awards vest at a rate of 25% per year over four years on the anniversary of the award. There were 80,981 RSUs that vested during the year ended December 31, 2012. In 2010, 6,250 RSUs ultimately payable in shares of common stock were granted. The 2010 awards fully vested on November 1, 2011. The estimated weighted average grant date fair value of these units in 2012, 2011 and 2010 were $27.99, $30.05 and $19.20, respectively.

As of December 31, 2012, approximately $16 million of unearned stock-based compensation related to unvested RSUs (net of estimated forfeitures) is expected to be recognized over a weighted average period of 3.4 years.

13. Income Taxes

The components of income from continuing operations before income taxes and equity in net income of affiliates, were:

	Year Ended December 31,
(IN MILLIONS)	2012	2011	2010
Dutch	$46	$35	$146
Non-Dutch	398	94	(43)

Income from continuing operations before income taxes and equity in net income of affiliates	$444	$129	$103

The above amounts for Dutch and non-Dutch activities were determined based on the location of the taxing authorities.

The provision/(benefit) for income taxes attributable to the income from continuing operations before income taxes and equity in net income of affiliates consisted of:

	Year ended December 31,
(IN MILLIONS)	2012	2011	2010
Current:
Dutch	$8	$1	$13
Non-Dutch	117	144	117

	125	145	130

Deferred:
Dutch	(1)	(13)	(3)
Non-Dutch	22	(111)	(173)

	21	(124)	(176)

Total	$146	$21	$(46)

The Company’s provision/(benefit) for income taxes for the years ended December 31, 2012, 2011 and 2010 was different from the amount computed by applying the statutory Dutch federal income tax rates to the underlying income from continuing operations before income taxes and equity in net income of affiliates as a result of the following:

	Year ended December 31,
(IN MILLIONS)	2012	2011	2010
Income from continuing operations before income taxes and equity in net income of affiliates	$444	$129	$103

Dutch statutory tax rate	25.0%	25.0%	25.5%

Provision/(benefit) for income taxes at the Dutch statutory rate	$111	$32	$26
Impairment of goodwill and intangible assets	—	—	—
Basis difference in sale of subsidiary	—	—	—
Tax impact on distributions from foreign subsidiaries	35	9	1
Effect of operations in non-Dutch jurisdictions, including foreign tax credits	15	(3)	(35)
U.S. state and local taxation	7	(4)	(24)
Withholding and other taxation	36	30	29
Effect of global financing activities	(51)	(38)	(28)
Changes in estimates for uncertain tax positions	43	12	2
Changes in valuation allowances	(16)	(25)	(25)
Effect of change in deferred tax rates	(40)	—	—
Other, net	6	8	8

Total (benefit)/provision for income taxes	$146	$21	$(46)

Effective tax rate	32.9%	16.3%	(44.7%)

The components of current and non-current deferred income tax assets/(liabilities) were:

(IN MILLIONS)	December 31, 2012	December 31, 2011
Deferred tax assets (on balance):
Net operating loss carryforwards	$348	$394
Interest expense limitation	577	557
Deferred compensation	7	6
Deferred revenues/costs	29	31
Employee benefits	59	51
Tax credit carryforwards	113	96
Share-based payments	59	46
Accrued expenses	26	35
Other assets	52	38

	1,270	1,254
Valuation allowances	(248)	(193)

Deferred tax assets, net of valuation allowances	1,022	1,061

Deferred tax liabilities (on balance):
Intangible assets	(1,661)	(1,723)
Financial instruments	(50)	(54)
Fixed asset depreciation	(21)	(4)
Computer software	(69)	(43)
	(1,801)	(1,824)

Net deferred tax liability	$(779)	$(763)

Recognized as:
Deferred income taxes, current	$58	$57
Deferred income taxes, non-current	(837)	(820)

Total	$(779)	$(763)

At December 31, 2012 and 2011 the Company had net operating loss carryforwards of approximately $1,259 million and $1,176 million, respectively, which begin to expire in 2013. In addition, the Company had tax credit carryforwards of approximately $113 million and $96 million at December 31, 2012 and 2011, respectively, which will begin to expire in 2014.

In certain jurisdictions, the Company has operating losses and other tax attributes that, due to the uncertainty of achieving sufficient profits to utilize these operating loss carryforwards and tax credit carryforwards, the Company currently believes it is more likely than not that a portion of these losses will not be realized. Therefore, the Company has a valuation allowance of approximately $205 million and $169 million at December 31, 2012 and 2011, related to these net operating loss carryforwards and tax credit carryforwards. In addition, the Company has valuation allowances of $43 million and $24 million at December 31, 2012 and 2011, respectively, on deferred tax assets related to other temporary differences, which the Company currently believes will not be realized.

As a consequence of the significant restructuring of the ownership of the Nielsen non-U.S. subsidiaries in 2007 and 2008 the Company has determined that as of December 31, 2010 no income taxes are required to be provided for on the approximately $3.3 billion, which is the excess of the book value of its investment in non-U.S. subsidiaries over the corresponding tax basis. Certain of these differences can be eliminated at a future date without tax consequences and the remaining difference which is equal to the undistributed historic earnings of such subsidiaries are indefinitely reinvested. It is not practical to estimate the additional income taxes and applicable withholding that would be payable on the remittance of such undistributed historic earnings.

At December 31, 2012 and 2011, the Company had uncertain tax positions of $94 million and $96 million, respectively. The Company has also accrued interest and penalties associated with these unrecognized tax benefits as of December 31, 2012 and 2011 of $40 million and $29 million, respectively. Estimated interest and penalties related to the underpayment of income taxes is classified as a component of benefit (provision) for income taxes in the Consolidated Statement of Operations. It is reasonably possible that a reduction in a range of $6 million to $14 million of uncertain tax positions may occur within the next twelve months as a result of projected resolutions of worldwide tax disputes.

A reconciliation of the beginning and ending amount of uncertain tax positions is as follows:

(IN MILLIONS)	December 31, 2012	December 31, 2011	December 31, 2010
Balance as of the beginning of period	$96	$114	$129
Additions for current year tax positions	1	4	3
Additions for tax positions of prior years	16	—	5
Reductions for lapses of statute of limitations	(19)	(22)	(22)
Effect of foreign currency translation	—	—	(1)

Balance as of the end of the period	$94	$96	$114

If the balance of the Company’s uncertain tax positions is sustained by the taxing authorities in the Company’s favor, the reversal of the entire balance would reduce the Company’s effective tax rate in future periods.

The Company files numerous consolidated and separate income tax returns in the U.S. Federal jurisdiction and in many state and foreign jurisdictions. With few exceptions, the Company is no longer subject to U.S. Federal income tax examinations for 2006 and prior periods. In addition, the Company has subsidiaries in various states, provinces and countries that are currently under audit for years ranging from 2001 through 2008.

14. Investments in Affiliates and Related Party Transactions

Related Party Transactions with Affiliates

As of December 31, 2012 and 2011, Nielsen had investments in affiliates of $77 million and $74 million, respectively. Nielsen only significant investment, and its percentage of ownership as of December 31, 2012, was its 51% non-controlling ownership interest in Scarborough Research (“Scarborough”). As of December 31, 2012, the carrying value of the Company’s investment in Scarborough was $53 million.

Nielsen and Scarborough enter into various related party transactions in the ordinary course of business, including Nielsen’s providing certain general and administrative services to Scarborough. Nielsen pays royalties to Scarborough for the right to include Scarborough data in Nielsen services sold directly to Nielsen customers. Additionally, Nielsen sells various Scarborough services directly to its clients, for which it receives a commission from Scarborough. As a result of these transactions, Nielsen received net payments from Scarborough of $15 million, $14 million and $7 million for the years ended December 31, 2012, 2011 and 2010. Obligations between Nielsen and its affiliates, including Scarborough, are regularly settled in cash in the ordinary course of business. Nielsen had net receivables from its affiliates of approximately $6 million and $12 million at December 31, 2012 and 2011, respectively.

Transactions with Sponsors

In connection with the Valcon Acquisition, two of Nielsen’s subsidiaries and the Sponsors entered into Advisory Agreements, which provided for an annual management fee, in connection with planning, strategy, oversight and support to management, and were payable quarterly and in advance to each Sponsor, on a pro rata basis, for the eight year duration of the agreements, as well as reimbursements for each Sponsor’s respective out-of-pocket expenses in connection with the management services provided under the agreement. For the year ended December 31, 2010, the Company recorded $12 million in selling, general and administrative expenses related to these management fees, sponsor travel and consulting.

The Advisory Agreements provided that upon the consummation of a change in control transaction or an initial public offering in excess of $200 million, each of the Sponsors would receive, in lieu of quarterly payments of the annual management fee, a fee equal to the net present value of the aggregate annual management fee that would have been payable to the Sponsors during the remainder of the term of the agreements (assuming an eight year term of the agreements), calculated using the treasury rate having a final maturity date that is closest to the eighth anniversary of the date of the agreements.

In January 2011 in conjunction with the Holdings’s initial public offering of common stock, the Advisory Agreements with the Sponsors were terminated for a settlement amount of $102 million and the Company recorded this charge as a component of selling, general and administrative expenses in the consolidated statement of operations.

Equity Healthcare LLC

Effective in January 2009, Nielsen entered into an employer health program arrangement with Equity Healthcare LLC (“Equity Healthcare”). Equity Healthcare negotiates with providers of standard administrative services for health benefit plans and other related services for cost discounts, quality of service monitoring, data services and clinical consulting and oversight by Equity Healthcare. Because of the combined purchasing power of its client participants, Equity Healthcare is able to negotiate pricing terms from providers that are believed to be more favorable than the companies could obtain for themselves on an individual basis. Equity Healthcare is an affiliate of The Blackstone Group, one of the Sponsors.

In consideration for Equity Healthcare’s provision of access to these favorable arrangements and its monitoring of the contracted third parties’ delivery of contracted services to Nielsen, the Company pays Equity Healthcare a fee of $2.50 per participating employee per month (“PEPM Fee”). As of December 31, 2012, Nielsen had approximately 7,300 employees enrolled in its self-insured health benefit plans in the United States. Equity Healthcare may also receive a fee (“Health Plan Fees”) from one or more of the health plans with whom Equity Healthcare has contractual arrangements if the total number of employees joining such health plans from participating companies exceeds specified thresholds.

Board of Directors

On July 26, 2012, Iain Leigh resigned from the Boards of Directors of Nielsen Holdings, N.V. and The Nielsen Company B.V. and Vivek Y. Ranadivé was elected as a member of the Board of Directors to serve until the next Annual Meeting of Shareholders. Mr. Ranadivé, has been the Chief Executive Officer and Chairman of the Board of Directors of TIBCO Software Inc. (“TIBCO”) since its inception in 1997. The Company has an ongoing contractual relationship with TIBCO. In connection with his appointment, the Board of Directors of the Company affirmatively determined that Mr. Ranadivé is independent for purposes of the New York Stock Exchange listing rules and the Company’s Corporate Governance Guidelines.

15. Commitments and Contingencies

Leases and Other Contractual Arrangements

In February 2013, The Company amended its Amended and Restated Master Services Agreement (the “MSA”), dated as of October 1, 2007 with Tata America International Corporation and Tata Consultancy Services Limited (jointly, “TCS”). The term of the MSA has been extended for an additional three years, so as to expire on December 31, 2020, with a one-year renewal option granted to Nielsen. In addition, the Company has increased its commitment to purchase services from TCS (the “Minimum Commitment”) from $1.0 billion to $2.5 billion over the life of the contract (from October 1, 2007), including a commitment to purchase at least $100 million in services per year (the “Annual Commitment”). TCS’ charges under the separate Global Infrastructure Services Agreement between the parties will be credited against the Minimum Commitment and the Annual Commitment. TCS will continue to globally provide the Company with professional services relating to information technology (including application development and maintenance), business process outsourcing, client service knowledge process outsourcing, management sciences, analytics, and financial planning and analytics. As Nielsen orders specific services under the Agreement, the parties will execute Statements of Work (“SOWs”) describing the specific scope of the services to be performed by TCS. The amount of the Minimum Commitment and the Annual Commitment may be reduced on the occurrence of certain events, some of which also provide the Company with the right to terminate the Agreement or SOWs, as applicable.

Nielsen has also entered into operating leases and other contractual obligations to secure real estate facilities, agreements to purchase data processing services and leases of computers and other equipment used in the ordinary course of business and various outsourcing contracts. These agreements are not unilaterally cancelable by Nielsen, are legally enforceable and specify fixed or minimum amounts or quantities of goods or services at fixed or minimum prices.

The amounts presented below represent the minimum annual payments under Nielsen’s purchase obligations that have initial or remaining non-cancelable terms in excess of one year. These purchase obligations include data processing, building maintenance, trade show venues, equipment purchasing, photocopiers, land and mobile telephone service, computer software and hardware maintenance, and outsourcing.

	For the Years Ending December 31,
(IN MILLIONS)	2013	2014	2015	2016	2017	Thereafter	Total
Operating leases	91	78	59	45	36	84	393
Other contractual obligations	150	47	26	12	2	2	239

Total	$241	$125	$85	$57	$38	$86	$632

Total expenses incurred under operating leases were $88 million, $97 million and $96 million for the years ended December 31, 2012, 2011 and 2010, respectively. Nielsen recognized rental income received under subleases of $8 million, $10 million and $13 million for the years ended December 31, 2012, 2011 and 2010, respectively. At December 31, 2012, Nielsen had aggregate future proceeds to be received under non-cancelable subleases of $40 million.

Nielsen also has minimum commitments under non-cancelable capital leases. See Note 10 “Long-term Debt and Other Financing Arrangements” for further discussion.

Guarantees and Other Contingent Commitments

At December 31, 2012, Nielsen was committed under the following significant guarantee arrangements;

Sub-lease guarantees

Nielsen provides sub-lease guarantees in accordance with certain agreements pursuant to which Nielsen guarantees all rental payments upon default of rental payment by the sub-lessee. To date, the Company has not been required to perform under such arrangements, does not anticipate making any significant payments related to such guarantees and, accordingly, no amounts have been recorded.

Letters of credit

Letters of credit issued and outstanding amount to $13 million and $19 million at December 31, 2012 and 2011, respectively.

Legal Proceedings and Contingencies

Nielsen is subject to litigation and other claims in the ordinary course of business, some of which include claims for substantial sums. Accruals have been recorded when the outcome is probable and can be reasonably estimated. While the ultimate results of claims and litigation cannot be determined, the Company does expect that the ultimate disposition of these matters will not have a material adverse effect on its operations or financial condition. However, depending on the amount and the timing, an unfavorable resolution of some or all of these matters could materially affect the Company’s future results of operations or cash flows in a particular period.

16. Segments

The Company aligns its operating segments in order to conform to management’s internal reporting structure, which is reflective of service offerings by industry. Management aggregates such operating segments into three reporting segments: what consumers buy (“Buy”), consisting principally of market research information and analytical services; what consumers watch (“Watch”), consisting principally of television, online and mobile audience and advertising measurement and corresponding analytics and Expositions, consisting principally of trade shows, events and conferences.

Corporate consists principally of unallocated items such as certain facilities and infrastructure costs as well as intersegment eliminations. Certain corporate costs, other than those described above, including those related to selling, finance, legal, human resources, and information technology systems, are considered operating costs and are allocated to the Company’s segments based on either the actual amount of costs incurred or on a basis consistent with the operations of the underlying segment. Information with respect to the operations of each of Nielsen’s business segments is set forth below based on the nature of the services offered and geographic areas of operations.

Business Segment Information

	Year Ended December 31,
(IN MILLIONS)	2012	2011	2010
Revenues
Buy	$3,420	$3,409	$3,108
Watch	1,987	1,919	1,827
Expositions	183	179	168

Total	$5,590	$5,507	$5,103

	Year Ended December 31,
(IN MILLIONS)	2012	2011	2010
Depreciation and amortization
Buy	$208	$198	$202
Watch	274	294	313
Expositions	23	25	27
Corporate and eliminations	8	7	12

Total	$513	$524	$554

	Year Ended December 31,
(IN MILLIONS)	2012	2011	2010
Restructuring charges
Buy	$60	$57	$27
Watch	18	15	15
Expositions	(1)	2	2
Corporate and eliminations	7	10	17

Total	$84	$84	$61

	Year Ended December 31,
(IN MILLIONS)	2012	2011	2010
Stock-based compensation expense
Buy	$10	$8	$7
Watch	7	5	3
Expositions	—	—	—
Corporate and eliminations	16	13	8

Total	$33	$26	$18

	Year Ended December 31,
(IN MILLIONS)	2012	2011	2010
Operating income/(loss)
Buy	$409	$432	$414
Watch	547	464	368
Expositions	72	60	49
Corporate and eliminations	(64)	(158)	(100)

Total	$964	$798	$731

(IN MILLIONS)	December 31, 2012	December 31, 2011
Total assets
Buy	$6,885	$6,782
Watch	6,706	6,560
Expositions	758	794
Corporate and eliminations(1)	234	336

Total	$14,583	$14,472

(1)	Includes deferred financing costs of $60 million and $68 million as of December 31, 2012 and 2011, respectively.

	Year ended December 31,
(IN MILLIONS)	2012	2011	2010
Capital expenditures
Buy	$171	$178	$156
Watch	179	182	164
Expositions	5	7	6
Corporate and eliminations	3	—	8

Total	$358	$367	$334

Geographic Segment Information

(IN MILLIONS)	Revenues(1)	Operating Income/ (Loss)	Long- lived Assets(2)
2012
United States	$2,820	$529	$9,540
North and South America, excluding the United States	640	170	1,313
The Netherlands	39	4	8
Other Europe, Middle East & Africa	1,353	178	1,097
Asia Pacific	738	83	509

Total	$5,590	$964	$12,467

(IN MILLIONS)	Revenues(1)	Operating Income/ (Loss)	Long- lived Assets(2)
2011
United States	$2,677	$425	$9,531
North and South America, excluding the United States	625	184	1,212
The Netherlands	43	(90)	3
Other Europe, Middle East & Africa	1,447	184	1,074
Asia Pacific	715	95	505

Total	$5,507	$798	$12,325

(IN MILLIONS)	Revenues(1)	Operating Income/ (Loss)
2010
United States	$2,557	$297
North and South America, excluding the United States	551	157
The Netherlands	41	(5)
Other Europe, Middle East & Africa	1,330	191
Asia Pacific	624	91

Total	$5,103	$731

(1)	Revenues are attributed to geographic areas based on the location of customers.
(2)	Long-lived assets include property, plant and equipment, goodwill and other intangible assets.

17. Additional Financial Information

Accounts payable and other current liabilities

(IN MILLIONS)	December 31, 2012	December 31, 2011
Trade payables	$150	$180
Personnel costs	290	336
Current portion of restructuring liabilities	53	55
Data and professional services	203	167
Interest payable	46	51
Other current liabilities(1)	229	261

Total accounts payable and other current liabilities	$971	$1,050

(1)	Other includes multiple items, none of which is individually significant.

18. Guarantor Financial Information

The following supplemental financial information sets forth for the Company, its subsidiaries that have issued certain debt securities (the “Issuers”) and its guarantor and non-guarantor subsidiaries, all as defined in the credit agreements, the consolidating balance sheet as of December 31, 2012 and 2011 and consolidating statements of operations and cash flows for the years ended December 31, 2012, 2011 and 2010. The Senior Notes are jointly and severally guaranteed on an unconditional basis by Nielsen and, each of the direct and indirect wholly-owned subsidiaries of Nielsen, including VNU Intermediate Holding B.V., Nielsen Holding and Finance B.V., VNU International B.V., Nielsen Business Media Holding Company, TNC (US) Holdings, Inc., VNU Marketing Information, Inc. and ACN Holdings, Inc., and the wholly-owned subsidiaries thereof, including the wholly owned U.S. subsidiaries of ACN Holdings, Inc. and Nielsen Business Media Holding Company, in each case to the extent that such entities provide a guarantee under the senior secured credit facilities. The Issuers are Nielsen Finance LLC and Nielsen Finance Co., both wholly-owned subsidiaries of ACN Holdings, Inc. and subsidiary guarantors of the debt issued by Nielsen.

Nielsen is a holding company and does not have any material assets or operations other than ownership of the capital stock of its direct and indirect subsidiaries. All of Nielsen’s operations are conducted through its subsidiaries, and, therefore, Nielsen is expected to continue to be dependent upon the cash flows of its subsidiaries to meet its obligations.

Consolidating Statement of Operations

For the year ended December 31, 2012

(IN MILLIONS)	Parent	Issuers	Guarantor	Non-Guarantor	Elimination	Consolidated
Revenues	$—	$—	$2,823	$2,767	$—	$5,590

Cost of revenues, exclusive of depreciation and amortization shown separately below	—	—	1,018	1,255	—	2,273
Selling, general and administrative expenses, exclusive of depreciation and amortization shown separately below	—	—	851	905	—	1,756
Depreciation and amortization	—	—	397	116	—	513
Restructuring charges	—	—	27	57	—	84

Operating income	—	—	530	434	—	964

Interest income	2	569	59	28	(654)	4
Interest expense	(1)	(367)	(615)	(61)	654	(390)
Foreign currency exchange transaction losses, net	—	—	(2)	(14)	—	(16)
Other (expense)/income, net	—	(121)	148	(145)	—	(118)

Income from continuing operations before income taxes and equity in net income of affiliates	1	81	120	242	—	444
Provision for income taxes	—	(32)	(33)	(81)	—	(146)
Equity in net income of subsidiaries	296	—	206	—	(502)	—
Equity in net income of affiliates	—	—	3	2	—	5

Income/(loss) from continuing operations	297	49	296	163	(502)	303
Income from discontinued operations, net of tax	—	—	—	(7)	—	(7)

Net income	297	49	296	156	(502)	296

Less: net loss attributable to noncontrolling interests	—	—	—	(1)	—	(1)

Net income/(loss) attributable to controlling interests	$297	$49	$296	$157	$(502)	$297

Total other comprehensive (loss)/income	(34)	(4)	(37)	34	7	(34)

Total comprehensive income/(loss) attributable to controlling interests	263	45	259	191	(495)	263
Total comprehensive income attributable to noncontrolling interests	—	—	—	2	—	2

Total comprehensive income	263	45	259	193	(495)	265

Consolidating Statement of Operations

For the year ended December 31, 2011

(IN MILLIONS)	Parent	Issuers	Guarantor	Non-Guarantor	Elimination	Consolidated
Revenues	$—	$—	$2,680	$2,827	$—	$5,507

Cost of revenues, exclusive of depreciation and amortization shown separately below	—	—	970	1,264	—	2,234
Selling, general and administrative expenses, exclusive of depreciation and amortization shown separately below	—	—	938	929	—	1,867
Depreciation and amortization	—	—	406	118	—	524
Restructuring charges	—	—	31	53	—	84

Operating income	—	—	335	463	—	798

Interest income	7	548	25	30	(604)	6
Interest expense	(13)	(426)	(593)	(28)	604	(456)
Loss on derivative instruments	—	(1)	—	—	—	(1)
Foreign currency exchange transaction losses, net	—	—	(7)	(2)	—	(9)
Other (expense)/income, net	(52)	(182)	191	(166)	—	(209)

(Loss)/income from continuing operations before income taxes and equity in net income/(loss) of affiliates	(58)	(61)	(49)	297	—	129
Benefit/(provision) for income taxes	—	21	8	(50)	—	(21)
Equity in net income of subsidiaries	167	—	207	—	(374)	—
Equity in net income of affiliates	—	—	—	3	—	3

Income/(loss) from continuing operations	109	(40)	166	250	(374)	111
Income from discontinued operations, net of tax	—	—	1	—	—	1

Net income/(loss)	109	(40)	167	250	(374)	112
Less: net income attributable to noncontrolling interests	—	—	—	3	—	3

Net income/(loss) attributable to controlling interests	$109	$(40)	$167	$247	$(374)	$109

Total other comprehensive (loss)/income	(203)	7	(182)	(216)	391	(203)

Total comprehensive (loss)/income attributable to controlling interests	(94)	(33)	(15)	31	17	(94)
Total comprehensive income attributable to noncontrolling interests	—	—	—	2	—	2

Total comprehensive (loss)/income	(94)	(33)	(15)	33	17	(92)

Consolidating Statement of Operations

For the year ended December 31, 2010

(IN MILLIONS)	Parent	Issuers	Guarantor	Non-Guarantor	Elimination	Consolidated
Revenues	$—	$—	$2,559	$2,544	$—	$5,103

Cost of revenues, exclusive of depreciation and amortization shown separately below	—	—	987	1,138	—	2,125
Selling, general and administrative expenses, exclusive of depreciation and amortization shown separately below	—	—	817	815	—	1,632
Depreciation and amortization	—	—	437	117	—	554
Restructuring charges	—	—	42	19	—	61

Operating income	—	—	276	455	—	731

Interest income	7	501	31	23	(557)	5
Interest expense	(49)	(597)	(538)	(33)	557	(660)
Loss on derivative instruments	—	(27)	—	—	—	(27)
Foreign currency exchange transaction gains/(losses), net	—	111	(26)	50	—	135
Other (expense)/income, net	—	(91)	45	(35)	—	(81)

(Loss)/income from continuing operations before income taxes and equity in net income of affiliates	(42)	(103)	(212)	460	—	103
Benefit/(provision) for income taxes	1	36	81	(72)	—	46
Equity in net income of subsidiaries	170	—	322	—	(492)	—
Equity in net income of affiliates	—	—	1	4	—	5

Income/(loss) from continuing operations	129	(67)	192	392	(492)	154
Loss from discontinued operations, net of tax	—	—	(22)	—	—	(22)

Net income/(loss)	129	(67)	170	392	(492)	132
Less: net income attributable to noncontrolling interests	—	—	—	3	—	3

Net income/(loss) attributable to controlling interests	$129	$(67)	$170	$389	$(492)	$129

Total other comprehensive (loss)/income	(44)	6	(15)	(163)	172	(44)

Total comprehensive income/(loss) attributable to controlling interests	85	(61)	155	226	(320)	85
Total comprehensive income attributable to noncontrolling interests	—	—	—	2	—	2

Total comprehensive income/(loss)	85	(61)	155	228	(320)	87

Consolidating Balance Sheet

December 31, 2012

(IN MILLIONS)	Parent	Issuers	Guarantor	Non-Guarantor	Elimination	Consolidated
Assets:
Current assets
Cash and cash equivalents	$—	$—	$24	$263	$—	$287
Trade and other receivables, net	—	—	404	706	—	1,110
Prepaid expenses and other current assets	—	14	132	132	—	278
Intercompany receivables	—	270	177	134	(581)	—

Total current assets	—	284	737	1,235	(581)	1,675
Non-current assets
Property, plant and equipment, net	—	—	303	257	—	560
Goodwill	—	—	5,046	2,306	—	7,352
Other intangible assets, net	—	—	4,088	467	—	4,555
Deferred tax assets	10	3	77	79	—	169
Other non-current assets	—	46	165	61	—	272
Equity investment in subsidiaries	5,157	—	5,663	—	(10,820)	—
Intercompany receivables	45	7,944	555	1,300	(9,844)	—

Total assets	$5,212	$8,277	$16,634	$5,705	$(21,245)	$14,583

Liabilities and equity:
Current liabilities
Accounts payable and other current liabilities	$—	$52	$347	$572	$—	$971
Deferred revenues	—	—	217	156	—	373
Income tax liabilities	—	—	12	44	—	56
Current portion of long-term debt, capital lease obligations and short-term borrowings	—	340	15	7	—	362
Intercompany payables	—	14	414	153	(581)	—

Total current liabilities	—	406	1,005	932	(581)	1,762
Non-current liabilities
Long-term debt and capital lease obligations	—	5,843	81	17	—	5,941
Deferred tax liabilities	—	71	838	97	—	1,006
Intercompany loans	—	—	9,295	549	(9,844)	—
Other non-current liabilities	2	16	258	340	—	616

Total liabilities	2	6,336	11,477	1,935	(10,425)	9,325

Total stockholders’ equity	5,210	1,941	5,157	3,722	(10,820)	5,210
Noncontrolling interests	—	—	—	48	—	48

Total equity	5,210	1,941	5,157	3,770	(10,820)	5,258

Total liabilities and equity	$5,212	$8,277	$16,634	$5,705	$(21,245)	$14,583

Consolidating Balance Sheet

December 31, 2011

(IN MILLIONS)	Parent	Issuers	Guarantor	Non-Guarantor	Elimination	Consolidated
Assets:
Current assets
Cash and cash equivalents	$—	$—	$33	$285	$—	$318
Trade and other receivables, net	—	—	369	711	—	1,080
Prepaid expenses and other current assets	—	15	134	110	—	259
Intercompany receivables	300	123	224	326	(973)	—

Total current assets	300	138	760	1,432	(973)	1,657
Non-current assets
Property, plant and equipment, net	—	—	367	242	—	609
Goodwill	—	—	4,989	2,166	—	7,155
Other intangible assets, net	—	—	4,121	440	—	4,561
Deferred tax assets	1	—	67	108	—	176
Other non-current assets	—	53	162	99	—	314
Equity investment in subsidiaries	4,574	—	4,731	—	(9,305)	—
Intercompany receivables	149	7,322	908	1,449	(9,828)	—

Total assets	$5,024	$7,513	$16,105	$5,936	$(20,106)	$14,472

Liabilities and equity:
Current liabilities
Accounts payable and other current liabilities	$31	$55	$388	$576	$—	$1,050
Deferred revenues	—	—	247	196	—	443
Income tax liabilities	—	—	7	44	—	51
Current portion of long-term debt, capital lease obligations and short-term borrowings	104	28	16	2	—	150
Intercompany payables	—	47	729	197	(973)	—

Total current liabilities	135	130	1,387	1,015	(973)	1,694
Non-current liabilities
Long-term debt and capital lease obligations	—	6,223	92	16	—	6,331
Deferred tax liabilities	—	80	883	33	—	996
Intercompany loans	—	—	8,926	902	(9,828)	—
Other non-current liabilities	2	14	243	297	—	556

Total liabilities	137	6,447	11,531	2,263	(10,801)	9,577

Total stockholders’ equity	4,887	1,066	4,574	3,665	(9,305)	4,887
Noncontrolling interests	—	—	—	8	—	8

Total equity	4,887	1,066	4,574	3,673	(9,305)	4,895

Total liabilities and equity	$5,024	$7,513	$16,105	$5,936	$(20,106)	$14,472

Consolidating Statement of Cash Flows

For the year ended December 31, 2012

(IN MILLIONS)	Parent	Issuers	Guarantor	Non-Guarantor	Consolidated
Net cash provided by/(used in) operating activities	$(1)	$127	$303	$373	$802

Investing activities:
Acquisition of subsidiaries and affiliates, net of cash acquired	—	—	(142)	(18)	(160)
Proceeds from sale of subsidiaries and affiliates, net	—	—	(4)	—	(4)
Additions to property, plant and equipment and other assets	—	—	(59)	(73)	(132)
Additions to intangible assets	—	—	(204)	(22)	(226)

Net cash used in investing activities	—	—	(409)	(113)	(522)

Financing activities:
Proceeds from issuances of debt, net of issuance costs	—	1,998	—	1	1,999
Repayments of debt	(106)	(2,120)	(4)	—	(2,230)
Increase in other short-term borrowings	—	—	—	3	3
Capital contributions from parent	15	—	—	—	15
Activity under stock plans	—	—	(3)	(2)	(5)
Settlement of derivatives, intercompany and other financing activities	92	(5)	104	(289)	(98)

Net cash provided by/(used in) financing activities	1	(127)	97	(287)	(316)

Effect of exchange-rate changes on cash and cash equivalents	—	—	—	5	5

Net (decrease) in cash and cash equivalents	—	—	(9)	(22)	(31)

Cash and cash equivalents at beginning of period	—	—	33	285	318

Cash and cash equivalents at end of period	$—	$—	$24	$263	$287

Consolidating Statement of Cash Flows

For the year ended December 31, 2011

(IN MILLIONS)	Parent	Issuers	Guarantor	Non-Guarantor	Consolidated
Net cash provided by operating activities	$1	$132	$104	$422	$659

Investing activities:
Acquisition of subsidiaries and affiliates, net of cash acquired	—	—	(112)	(20)	(132)
Proceeds from sale of subsidiaries and affiliates, net	—	—	4	1	5
Additions to property, plant and equipment and other assets	—	—	(102)	(75)	(177)
Additions to intangible assets	—	—	(172)	(18)	(190)
Other investing activities	—	—	(1)	—	(1)

Net cash used in investing activities	—	—	(383)	(112)	(495)

Financing activities:
Proceeds from issuances of debt, net of issuance costs	—	—	6	—	6
Repayments of debt	(505)	(1,603)	(2)	—	(2,110)
Decrease in other short-term borrowings	—	—	(2)	(4)	(6)
Capital contributions from parent	2,077	—	—	—	2,077
Activity under stock plans	—	—	(2)	—	(2)
Settlement of derivatives, intercompany and other financing activities	(1,578)	1,471	246	(361)	(222)

Net cash (used in)/provided by financing activities	(6)	(132)	246	(365)	(257)

Effect of exchange-rate changes on cash and cash equivalents	4	—	1	(12)	(7)

Net (decrease)/increase in cash and cash equivalents	(1)	—	(32)	(67)	(100)

Cash and cash equivalents at beginning of period	1	—	65	352	418

Cash and cash equivalents at end of period	$—	$—	$33	$285	$318

Consolidating Statement of Cash Flows

For the year ended December 31, 2010

(IN MILLIONS)	Parent	Issuers	Guarantor	Non-Guarantor	Consolidated
Net cash provided by/(used in) operating activities	$3	$(15)	$185	$371	$544

Investing activities:
Acquisition of subsidiaries and affiliates, net of cash acquired	—	—	(35)	(20)	(55)
Proceeds from sale of subsidiaries and affiliates, net	—	—	17	—	17
Additions to property, plant and equipment and other assets	—	—	(112)	(66)	(178)
Additions to intangible assets	—	—	(143)	(13)	(156)
Other investing activities	—	—	2	5	7

Net cash used in investing activities	—	—	(271)	(94)	(365)

Financing activities:
Proceeds from issuances of debt, net of issuance costs	—	1,065	—	—	1,065
Repayments of debt	(64)	(1,161)	(3)	—	(1,228)
Increase/(decrease) in other short-term borrowings	—	—	4	(10)	(6)
Cash dividends paid to parent	(9)	—	—	—	(9)
Activity under stock plans	—	—	(4)	—	(4)
Settlement of derivatives, intercompany and other financing activities	69	109	—	(260)	(82)

Net cash (used in)/provided by financing activities	(4)	13	(3)	(270)	(264)

Effect of exchange-rate changes on cash and cash equivalents	—	—	(6)	(2)	(8)

Net (decrease)/increase in cash and cash equivalents	(1)	(2)	(95)	5	(93)

Cash and cash equivalents at beginning of period	2	2	160	347	511

Cash and cash equivalents at end of period	$1	$—	$65	$352	$418

19. Subsequent Events

As disclosed in the Company’s Form 10-Q for the first quarter ended March 31, 2013 filed with the U.S. Securities and Exchange Commission on April 25, 2013 (the “First Quarter 2013 Form 10-Q”), in March 2013, Nielsen completed the exit and shut down of one of its legacy online businesses and recorded a net loss of $3 million associated with this divestiture. This divestiture was reported as a discontinued operation in the condensed consolidated statements of operations in the First Quarter 2013 Form 10-Q, which requires retrospective restatement of prior periods to classify operating results of this business as discontinued operations.

The Company updated financial information and certain related disclosures in these consolidated financial statements for the year ended December 31, 2012 to reflect the presentation of one of the Company’s legacy online business as a discontinued operation. This update is consistent with the presentation of continuing and discontinued operations included in the Company’s First Quarter 2013 Form 10-Q.

Summarized results of operations for discontinued operations, including the discontinued operations disclosed in Note 4, are as follows:

	Year Ended December 31,
(IN MILLIONS)	2012	2011	2010
Revenues	$22	$25	$31
Operating loss	(10)	(2)	(27)
Loss from operations before income taxes	(10)	(2)	(27)
Benefit for income taxes	4	1	9

Loss from operations	(6)	(1)	(18)
Net (loss)/income attributable to noncontrolling interests	(1)	1	1
Gain/(Loss) on sale, net of tax(1)	—	1	(5)

(Loss)/Income from discontinued operations, net of tax	$(7)	$1	$(22)

On May 4, 2013, we signed a definitive agreement to sell Nielsen Business Media Holding Company, our indirect subsidiary, to Expo Event Transco Inc., an affiliate of Onex Corporation, for cash consideration. The transaction closed on June 17, 2013, for a purchase price of $950 million.

The Nielsen Company B.V.

Schedule II—Valuation and Qualifying Accounts

For the Years ended December 31, 2012, 2011 and 2010

(IN MILLIONS)	Balance Beginning of Period	Charges to Expense	Acquisitions and Divestitures	Deductions	Effect of Foreign Currency Translation	Balance at End of Period
Allowance for accounts receivable and sales returns
For the year ended December 31, 2010	$31	$4	$—	$(4)	$—	$31
For the year ended December 31, 2011	$31	$2	$1	$(10)	$—	$24
For the year ended December 31, 2012	$24	$10	$4	$—	$—	$38

(IN MILLIONS)	Balance Beginning of Period	Charges/ (Credits) to Expense	Charged to Other Accounts	Effect of Foreign Currency Translation	Balance at End of Period
Valuation allowance for deferred taxes
For the year ended December 31, 2010	$233	$(25)	$14	$(7)	$215
For the year ended December 31, 2011	$215	$(25)	$9	$(6)	$193
For the year ended December 31, 2012	$193	$(15)	$62	$8	$248